As filed with the Securities and Exchange Commission on September 4, 2019

Registration No. 333-233306

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Consumers Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	34-1771400 (I.R.S. Employer Identification Number)

614 East Lincoln Way P.O. Box 256 Minerva, Ohio 44657 (330) 868-7701	Ralph J. Lober, II, President and Chief Executive Officer 614 East Lincoln Way P.O. Box 256 Minerva, Ohio 44657 (330) 868-7701
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Glenn E. Morrical, Esq. Tucker Ellis LLP 950 Main Avenue, Suite 1100 Cleveland, Ohio 44113 (216) 592-5000	Christian Gonzalez, Esq. Dinsmore & Shohl LLP 191 W. Nationwide Blvd, Suite 300 Columbus, Ohio 43215 (614) 628-6921

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. Consumers Bancorp, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and Consumers Bancorp, Inc. is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2019

PROSPECTUS OF CONSUMERS BANCORP, INC.

FOR UP TO 269,946 COMMON SHARES

AND PROXY STATEMENT OF PEOPLES BANCORP OF MT. PLEASANT, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp of Mt. Pleasant, Inc. (“Peoples”) proposes to merge with and into Consumers Bancorp, Inc. (“Consumers”) (the “Merger”). At the effective time of the proposed Merger, each outstanding common share of Peoples would be converted into the right to receive:

(1)     for each Peoples common share with respect to which an election to receive cash has been made, $1,200 in cash; or

(2)     for each Peoples common share with respect to which an election to receive Consumers common shares has been made, 63.16 common shares of Consumers.

Peoples shareholders may elect to exchange their Peoples common shares for cash, Consumers common shares, or a combination of cash and Consumers common shares; provided, however, that the Merger is subject to 50% of Peoples common shares outstanding at the effective time of the Merger receiving Consumers common shares and 50% of Peoples common shares receiving cash consideration. The Peoples shareholder elections of Consumers common shares and cash will be adjusted accordingly to meet this requirement. Consumers will not issue any fractional shares in connection with the Merger. Instead, each Peoples shareholder who would otherwise be entitled to receive a fraction of a Consumers common share (after taking into account all Peoples common shares owned by such shareholder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Consumers fractional common share to which such shareholder would otherwise be entitled, multiplied by $19.00. See “THE MERGER AGREEMENT— Merger Consideration” on page 96.

Because the exchange ratio is fixed, if you receive Consumers common shares as consideration for all or a portion of your Peoples common shares, the implied value of the common share consideration that you will receive will depend on the market price of Consumers common shares when you receive your Consumers common shares. The value of the common share consideration per Peoples common share, based upon the closing price for a Consumers common share on September 3, 2019, the most recent practicable trading day before this proxy statement/prospectus was finalized, was $17.95 per share. You should obtain current market prices for Consumers common shares, which are quoted on OTCQX® Best Market under the symbol “CBKM”.

Peoples will hold a special meeting of its shareholders to vote on a proposal to adopt and approve the Merger Agreement (defined below) at 1:00 p.m., local time, on October 15, 2019, at the First Presbyterian Church, 123 Union Street, Mount Pleasant, Ohio 43939. Your vote is important, because your failure to vote will have the same effect as your voting against the Merger Agreement proposal. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

Peoples’ board of directors unanimously recommends that you vote “FOR” the Merger Agreement proposal and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

This proxy statement/prospectus describes the special meeting, the Merger Agreement proposal (and a special meeting adjournment proposal related thereto), the Consumers common shares to be issued in the Merger, the Merger consideration to be received by Peoples shareholders in the Merger, and other related matters. Please carefully read this entire document, including all of the Annexes and the section titled “Risk Factors” beginning on page 16, for a discussion of the risks relating to the Merger Agreement proposal and the Consumers common shares. Information about Consumers is included in this document and in documents that Consumers has filed with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The common shares of Consumers are quoted on the OTCQX® Best Market under the symbol “CBKM.”

All information in this proxy statement/prospectus concerning Consumers and its subsidiaries has been provided by Consumers, and all information in this proxy statement/prospectus concerning Peoples and its subsidiary has been provided by Peoples.

You should rely only on the information contained in this proxy statement/prospectus and in documents referred to under “WHERE YOU CAN FIND MORE INFORMATION” to vote on the proposals to Peoples shareholders being made in connection with the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus and in documents referred to under “WHERE YOU CAN FIND MORE INFORMATION”. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Consumers common shares as contemplated by the Merger Agreement shall create any implication to the contrary.

This proxy statement/prospectus is dated September 10, 2019, and it is first being mailed to Peoples shareholders on or about September 10, 2019.

Notice of Special Meeting of Shareholders

to be held at 1:00 p.m., local time, on October 15, 2019, at the First Presbyterian Church, 123 Union Street, Mount Pleasant, Ohio, 43939

To the Shareholders of Peoples Bancorp of Mt. Pleasant, Inc.:

Notice is hereby given that a special meeting of the shareholders of Peoples Bancorp of Mt. Pleasant, Inc. (“Peoples”) will be held at 1:00 p.m., local time, on October 15, 2019, at the First Presbyterian Church, 123 Union Street, Mount Pleasant, Ohio 43939 for the purpose of considering and voting on the following matters:

1.

a proposal to adopt and approve the Agreement and Plan of Merger, dated June 14, 2019, by and between Peoples, Consumers Bancorp, Inc. (“Consumers”), Consumers National Bank, a wholly-owned subsidiary of Consumers (“Consumers National”), and The Peoples National Bank of Mount Pleasant, a wholly-owned subsidiary of Peoples (“Peoples National”) (the “Merger Agreement”);

2.

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

3.	the transaction of such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Holders of record of one or more shares of Peoples common stock (“Peoples common shares”) at the close of business on August 19, 2019, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative votes of the holders of at least a majority of Peoples common shares is required to adopt and approve the Merger Agreement. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Peoples common shares represented at the special meeting, in person or by proxy. A proxy statement/prospectus and a proxy card for the special meeting are enclosed. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of Peoples shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your Peoples shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card.

The Peoples board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Robert Hargrave

Chief Executive Officer
September 10, 2019	Peoples Bancorp of Mt. Pleasant, Inc.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1
ABOUT THIS PROXY STATEMENT/PROSPECTUS	2
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	3
SUMMARY	9
RISK FACTORS	16
Risks Related to the Merger	16
Risks Related to Consumers’ Business	19
Risks Related to Owning Consumers Shares	24
FORWARD-LOOKING STATEMENTS	25
THE SPECIAL MEETING OF SHAREHOLDERS OF PEOPLES	26
RIGHTS OF DISSENTING PEOPLES SHAREHOLDERS	29
INTERESTS OF PEOPLES’ EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER	30
INFORMATION ABOUT CONSUMERS	31
Supervision and Regulation	31
Regulation of Consumers	31
Regulation of Consumers National	32
Employees	34
Properties	34
Legal Proceedings	35
Board of Directors	35
Management	40
Consumers Executive Compensation	41
Consumers Security Ownership of Certain Beneficial Owners and Management	46
Consumers’ Certain Transactions and Relationships	47
Consumers’ Equity Compensation Plan Information	48
CONSUMERS’ MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – FULL YEAR ENDED JUNE 30, 2018	49
CONSUMERS’ MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS –MARCH 31, 2019	61
DESCRIPTION OF CONSUMERS COMMON SHARES	69
INFORMATION ABOUT PEOPLES	73
Business	73
Security Ownership of Certain Beneficial Holders of Peoples	73
MARKET PRICE INFORMATION	75
DIVIDENDS	75
THE MERGER	76
The Proposed Merger	76
Background of the Merger	76
Peoples’ Reasons for the Merger and Recommendation of the Peoples Board of Directors	79
Opinion of Peoples’ Financial Advisor in Connection with the Merger	80
Certain Unaudited Prospective Financial Information	86
Consumers’ Board of Directors Approval and Reasons for the Merger	88
Regulatory Approvals Required	89
Material U.S. Federal Income Tax Consequences	90
Accounting Treatment	93
Resale of Consumers Common Shares	93
ADJOURNMENT OF THE PEOPLES SPECIAL MEETING	94
THE MERGER AGREEMENT	95
Explanatory Note Regarding the Merger Agreement	95
Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation	95
Merger Consideration	96
Procedures for Elections as to Form of Consideration	97
Exchange and Payment Procedures	98
Representations and Warranties	99

Conduct of Businesses of Peoples and Consumers Prior to Completion of the Merger	101
Regulatory Matters	104
Peoples Shareholder Meeting; Change in Recommendation; Restructuring	105
Acquisition Proposals	105
Expenses	106
Interests of Certain Peoples’ Directors and Officers in the Merger	106
Board Arrangements	106
Indemnification and Insurance	106
Post-Closing Employment	106
Certain Additional Covenants	107
Conditions to Completion of the Merger	107
Termination of the Merger Agreement	108
Effect of Termination	108
Termination Fee	109
Amendment and Waiver	109
Governing Law; Jurisdiction	109
Specific Performance	110
COMPARISON OF SHAREHOLDERS’ RIGHTS	111
EXPERTS	117
LEGAL OPINIONS	117
INDEX TO FINANCIAL STATEMENTS	117

Annex A	A-l
Annex B	B-1
Annex C	C-1

WHERE YOU CAN FIND MORE INFORMATION

Consumers files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC filings of Consumers are available to the public at the SEC’s website at www.sec.gov. In addition, you may obtain free copies of the documents Consumers files, including the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part), with the SEC by going to Consumers’ website at https://www.consumersbank.com or by contacting:

Theresa Linder, Corporate Secretary Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657 (330) 868-9015 tlinder@consumersbank.com

Requests for documents made by contacting Theresa Linder, Corporate Secretary of Consumers, must be received no later than October 7, 2019, which is five business days prior to the date of the Peoples special meeting.

The Internet website address of Consumers is provided as an inactive textual reference only. The information provided on the Internet website of Consumers, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Consumers filed with the SEC a registration statement on Form S-4 to register the offer and sale of Consumers common shares to Peoples shareholders in the Merger. This proxy statement/prospectus is part of that Form S-4 registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules, and exhibits, at the address given in the immediately prior paragraph. Statements contained in this document regarding the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. In each case you should refer to the contract or other document filed as an exhibit.

Peoples does not file reports with the SEC.

Neither Consumers nor Peoples has authorized anyone to provide you with information other than the information included in this document and referred to above. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this document and referred to above are accurate only as of their respective dates.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus serves two purposes—it is a proxy statement being used by the Peoples board of directors to solicit proxies for use at the Peoples special meeting, and it is also the prospectus of Consumers regarding the offer and sale of Consumers common shares to Peoples shareholders if the Merger is completed. This proxy statement/prospectus provides you with detailed information about the proposed Merger of Peoples with and into Consumers. We encourage you to read this entire proxy statement/prospectus, including the Annexes, carefully. Consumers has filed a registration statement on Form S-4 with the SEC, and this proxy statement/prospectus is the prospectus filed as part of that registration statement. This proxy statement/prospectus does not contain all of the information in the registration statement, nor does it include the exhibits to the registration statement. Please see “Where You Can Find More Information” on page 1.

You should rely only on the information contained in this proxy statement/prospectus and referred to under “WHERE YOU CAN FIND MORE INFORMATION” on page 1. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 10, 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document referred to in “WHERE YOU CAN FIND MORE INFORMATION” on page 1 is accurate as of any date other than the date of that document. Any statement contained in a document will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be referred to under “WHERE YOU CAN FIND MORE INFORMATION” on page 1. Neither the mailing of this proxy statement/prospectus to the Peoples shareholders nor the taking of any actions contemplated hereby by Consumers or Peoples at any time will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the proposed Merger and the special meeting of Peoples shareholders. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the Annexes to this document.

Q.:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because you are a shareholder of Peoples and you are being asked to vote on a proposal to adopt and approve an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 14, 2019, entered into by Consumers, Consumers National Bank (“Consumers National”), Peoples, and The Peoples National Bank of Mount Pleasant (“Peoples National”), a copy of which is included in this proxy statement/prospectus as Annex A. Pursuant to the Merger Agreement, Peoples will be merged with and into Consumers, with Consumers being the surviving entity (the “Merger”). Thereafter, at the time specified by Consumers National in a notice filed with the Office of the Comptroller of the Currency (“OCC”), Peoples National will merge with and into Consumers National, with Consumers National being the surviving entity. The merger of Consumers National and Peoples National is referred to as the “Bank Merger.” The Merger Agreement must be adopted and approved by the holders of at least a majority of the Peoples common shares entitled to be voted at the special meeting. The Peoples common shares are sometimes referred to in this proxy statement/prospectus as “Peoples shares.”

This proxy statement/prospectus contains important information about the Merger, the Merger Agreement and the special meeting of the shareholders of Peoples, and you should read it carefully. The enclosed proxy card allows you to vote your Peoples shares without attending the special meeting.

Q:	Why are Consumers and Peoples proposing to merge?

A:

Peoples believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the Merger consideration will provide enhanced value and increased liquidity to Peoples shareholders. Furthermore, as a result of the Merger, Peoples will become part of a larger banking organization, improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share. To review Peoples’ reasons for the Merger in more detail, see “THE MERGER—Peoples’ Reasons for the Merger and Recommendation of Peoples Board of Directors” on page 79 of this proxy statement/prospectus.

Consumers believes that the Merger is in the best interests of its shareholders and will benefit Consumers and its shareholders by enabling Consumers to further expand into the markets currently served by Peoples and strengthening the competitive position of the combined organization. Furthermore, Consumers believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review Consumers’ reasons for the Merger in more detail, see “THE MERGER—Consumers’ Board of Directors Approval and Reasons for the Merger” on page 88 of this proxy statement/prospectus.

Q:	What will Peoples shareholders receive in the Merger?

A:

Under the terms of the Merger Agreement, shareholders of Peoples will be entitled to receive from Consumers, after the Merger is completed, Merger consideration payable in the form of cash, Consumers common shares or a combination of cash and Consumers common shares, to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Peoples common share will be converted into the right to receive (1) 63.16 Consumers common shares, or (2) $1,200 in cash. However, because the Merger is subject to 50% of Peoples common shares outstanding at the effective time of the Merger receiving Consumers common shares, and 50% of Peoples common shares receiving cash consideration, the Peoples shareholder elections of Consumers common shares and cash will be adjusted accordingly, and some shareholders may not receive all of their portion of the Merger consideration in the form of consideration that they elected.

Consumers will not issue any fractional shares in connection with the Merger. Instead, each holder of Peoples shares who would otherwise be entitled to receive a fraction of a Consumers common share (after taking into account all Peoples common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to Consumers fractional common share to which such holder would otherwise be entitled, multiplied by $19.00.

It is expected that immediately after the Merger is completed, Peoples shareholders will own an aggregate of approximately 269,946 Consumers common shares, or approximately 9.0% of the then outstanding Consumers common shares. As of September 10, 2019, the most recent quarterly dividend paid by Consumers on its common shares was $0.13 per share.

Q:	Can I make an election to select the form of Merger consideration I desire to receive?

A:

Yes, subject to allocation procedures and limitations. Each holder of Peoples common shares will have the right to submit an election in accordance with the terms of the Merger Agreement indicating the number of Peoples common shares with respect to which the holder desires to receive Consumers common shares and the number with respect to which the holder desires to receive cash. If you are a shareholder of record of Peoples common shares, Consumers will mail to you an election form at least 30 business days before the anticipated election deadline, which will be as near as practicable to two days before the closing date of the Merger. If you own your Peoples common shares in “street name” through a bank, broker or other nominee, you should seek instructions from your bank, broker or other nominee on how to submit an election for your shares. Elections will be subject to an allocation procedure designed to ensure that half of the aggregate number of outstanding Peoples common shares will be exchanged for Consumers common shares and that half will be exchanged for cash. If you do not make a valid and timely election with respect to the form of merger consideration you would like to receive in exchange for your Peoples common shares, your shares will be considered “non-election shares,” and you may receive only cash, only Consumers common shares, or a mix of cash and Consumers common shares depending on, and after giving effect to, the elections that have been made by other Peoples shareholders and the allocation procedure described above.

Q:	Can I change my election?

A:

You may change or revoke your election at any time prior to the election deadline by submitting to the exchange agent identified in the election form (the “Exchange Agent”) written notice accompanied by a properly completed and signed, revised election form. Peoples shareholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other nominee to submit an election for your shares, you must follow their directions for changing those instructions.

Q:	Will the value of the Merger consideration change between the date of this proxy statement/prospectus and the effective date of the Merger?

A:

Yes. In all likelihood, the value of the Merger consideration received by Peoples shareholders receiving Consumers common shares or a combination of Consumers common shares and cash will fluctuate between the date of this proxy statement/prospectus and the completion date of the Merger based upon the market value of Consumers common shares. Under the terms of the Merger Agreement, 50% of Peoples shares will be exchanged for Consumers common shares. Any fluctuation in the market price of Consumers common shares after the date of this proxy statement/prospectus will change the value of the Consumers common shares that Peoples shareholders who elect to receive shares (or who receive shares pursuant to a reallocation) will receive and the total value of the consideration received in the Merger. On June 14, 2019, which was the last business day on which Consumers common shares traded preceding the public announcement of the proposed Merger, the closing price of Consumers common shares was $19.07, which, after giving effect to the 63.16 exchange ratio, has an implied value of $1,204.46 per Peoples share.  As of  September 3, 2019, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of Consumers common shares was $17.95, which, after giving effect to the 63.16 exchange ratio, has an implied value of $1,133.72 per Peoples share. The market price of Consumers common shares will likely fluctuate before the Merger is completed.

Q:	Does Peoples anticipate paying any dividends before the effective date of the Merger?

A:

Under the terms of the Merger Agreement, Peoples is permitted to continue to pay its regular quarterly dividend on its common shares in an amount not to exceed $2.50 per share before the effective date of the Merger, provided, however, that Peoples and Consumers will coordinate Peoples’ dividend schedule for the quarter in which the closing occurs so that any holder of Peoples common shares does not receive dividends on both Consumers and Peoples common shares attributable to the same calendar quarter.

Q:	When and where will the Peoples special meeting of shareholders take place?

A:	The special meeting of shareholders of Peoples will be held at 1:00 p.m., local time, on October 15, 2019, at the First Presbyterian Church, 123 Union Street, Mount Pleasant, Ohio 43939.

Q:	What matters will be considered at the Peoples special meeting?

A:

The shareholders of Peoples will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (3) transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:

The adoption and approval of the Merger Agreement requires the affirmative votes of record date holders of at least a majority of the outstanding Peoples common shares. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Peoples shares represented, in person or proxy, at the special meeting is required to adjourn such special meeting.

As of June 14, 2019, pursuant to voting agreements entered into in connection with the Merger Agreement, all of the directors of Peoples have agreed to vote all of their Peoples shares in favor of the Merger (such shares representing approximately 20.0% of the total Peoples shares outstanding).

Q:	How do I vote?

A:

If you were the record holder of Peoples common shares as of August 19, 2019, you may vote in person by attending the special meeting or, to ensure that your shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided by Peoples.

If your shares are held in “street name” through a broker, bank or other nominee, that institution should send you separate instructions describing how you can vote your shares. “Street name” shareholders who wish to vote at the special meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	Who may attend the special meeting?

A:

All Peoples shareholders of record at the close of business on August 19, 2019, which is the record date for the special meeting, or their duly appointed proxies, and guests invited by Peoples, may attend the special meeting.

Q:	What will happen if I fail to vote or abstain from voting?

A:

If you fail to return your proxy card or vote in person at the special meeting, or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card or ballot with respect to the proposal to approve adjournment of the special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:

If you sign, date and return your proxy card and do not indicate how you want your shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have submitted my proxy?

A:	If you are a record holder, you may revoke a proxy at any time before a vote is taken at the special meeting by:

(i) filing a written notice of revocation with Peoples at Peoples Bancorp of Mt. Pleasant, Inc., Attn: Gail E. Fisher, President, 298 Union Street, Mount Pleasant, Ohio 43939; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation before a vote is taken. If you hold your Peoples shares in street name and have instructed a bank, broker or other nominee to vote your shares, you will need to follow directions received from your broker or other nominee in order to change those instructions.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Q:	If I plan to attend the special meeting, should I return my proxy card(s)?

A:

Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy prior to voting at the special meeting as discussed above.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:

If you are a Peoples shareholder as of August 19, 2019, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio Revised Code to demand the fair cash value for your Peoples shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Peoples a written demand for payment of the fair cash value of your shares before the vote on the Merger Agreement is taken at the special shareholders’ meeting. The address to which you must send such a demand is Peoples Bancorp of Mt. Pleasant, Inc., Attn: Gail E. Fisher, President, 298 Union Street, Mount Pleasant, Ohio 43939. The demand for payment must include your address, the number and class of Peoples shares owned by you, and the amount you claim to be the fair cash value of your Peoples shares. For additional information regarding dissenters’ rights, see “RIGHTS OF DissentING PEOPLES SHAREHOLDERS” on page 29 of this proxy statement/prospectus and the complete text of the applicable sections of the Ohio General Corporation Law included in this proxy statement/prospectus as Annex B.

Q:	When is the Merger expected to be completed?

A:

Peoples and Consumers are working to complete the Merger expeditiously. We expect to complete the Merger by December 2019, assuming shareholder approval and all applicable governmental approvals are in effect at that time and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Peoples shareholders send in their stock certificates now?

A.

No. Do not send in your stock certificates with your proxy form. If you do not deliver your stock certificate with your election form (which is a separate document that will be delivered after the special meeting, assuming the proposal to adopt and approve the Merger Agreement is passed), then shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use either the (i) election form or (ii) the letter of transmittal to exchange your Peoples stock certificates for the Merger consideration.

Q:	What do I need to do now?

A:

After carefully reviewing this proxy statement/prospectus, including its Annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your Peoples shares at the special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your completed and signed proxy to ensure that your Peoples common shares will be voted at the special meeting.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, separate proxy cards for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Peoples at the following address:

Peoples Bancorp of Mt. Pleasant, Inc.

Attn: Gail E. Fisher, President

298 Union Street

Mount Pleasant, Ohio 43939

(740) 769-2377

Q:	What are the material U.S. federal income tax consequences of the Merger to Peoples shareholders?

A:

Dinsmore & Shohl LLP (“Dinsmore”) is acting as legal counsel to Peoples in connection with the Merger. Dinsmore has delivered its legal opinion, dated August 15, 2019, to the effect that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). In addition, the completion of the Merger is conditioned on receipt of a tax opinion from Dinsmore, dated as of the closing date, to the same effect. However, neither Peoples nor Consumers has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. The U.S. federal income tax consequences of the Merger to a U.S. resident Peoples shareholder will depend on the relative mix of cash and Consumers common shares received by that Peoples shareholder. U.S. resident Peoples shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Peoples shares solely for Consumers common shares in the Merger, except with respect to cash received in lieu of fractional Consumers common shares. U.S. resident Peoples shareholders will recognize gain or loss if they exchange their Peoples shares solely for cash in the Merger. U.S. resident Peoples shareholders will recognize gain, but not loss, if they exchange their Peoples shares for a combination of Consumers common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. Any gain recognized on the Merger consideration could be subject to an additional tax on “net investment income,” depending on the shareholder’s adjusted gross income, as described below under “Medicare Tax on Net Investment Income.” You should consult with your tax advisor for the specific tax consequences of the Merger to you. See “The MERGER—Material U.S. Federal Income Tax Consequences” on page 90 of this proxy statement/prospectus.

The consequences of the Merger to each Peoples shareholder depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger and the terms of the Merger Agreement more fully, you should read this entire document carefully, including the documents included as Annexes to this proxy statement/prospectus.

The Merger (page 76)

Consumers, Consumers National, Peoples, and Peoples National have entered into the Merger Agreement, a copy of which is included as Annex A to this proxy statement/prospectus. Pursuant to the Merger Agreement, Peoples will be merged with and into Consumers, with Consumers being the surviving entity. Thereafter, Peoples National will merge with and into Consumers National, with Consumers National being the surviving entity.

The Companies

About Consumers

Consumers Bancorp, Inc.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

(330) 868-9015

Consumers, an Ohio corporation, is the parent company of Consumers National Bank, an independent, nationally chartered, FDIC insured community bank headquartered in Minerva, Ohio. Consumers operates 15 full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. At June 30, 2019, Consumers had total assets of $553.9 million, total deposits of $472.2 million and total shareholders’ equity of $51.2 million. Consumers is focused on growing consumer and business relationships and building core deposits, profitable loans and non-interest income. Consumers believes that it has built a solid franchise that meets the financial needs of its customers and communities by providing an array of personalized products and services delivered by seasoned banking professionals with decisions made at the local level. Consumers strives to be the leading community bank in each of its markets.

Consumers common shares are quoted on the OTCQX® Best Market under the symbol “CBKM.”

About Peoples

Peoples Bancorp of Mt. Pleasant, Inc.

298 Union Street

Mount Pleasant, Ohio 43939

(740) 769-2377

Peoples, an Ohio corporation, is a bank holding company that conducts business through its wholly owned subsidiary, The Peoples National Bank of Mount Pleasant. Peoples National is a national bank headquartered in Mount Pleasant, Ohio, with branches in Mount Pleasant, Adena, and Dillonvale, Ohio. Peoples National provides customary retail and commercial banking services to its customers, including acceptance of deposits for checking, savings and time accounts, money market accounts, and individual retirement accounts, and servicing of such accounts; commercial, consumer and real estate lending, including construction loans, automobile loans, and installment loans; and safe deposit facilities. Peoples National offers loans and other financial services to customers located primarily in Jefferson County, Harrison County, and Belmont County, Ohio and the surrounding area.

Special Meeting of Peoples Shareholders; Votes Required (page 26)

Peoples will hold a special meeting of shareholders to vote on the Merger Agreement proposal at 1:00 p.m., local time, on October 15, 2019, at the First Presbyterian Church, 123 Union Street, Mount Pleasant, Ohio, 43939. Holders of record of Peoples common shares at the close of business on August 19, 2019, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative votes of the holders of at least a majority of Peoples common shares is required to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Peoples shares represented, in person or proxy, at the special meeting is required to adjourn such special meeting, if necessary, to solicit additional proxies. As of the record date, Peoples’ executive officers and directors held 20.0% of Peoples outstanding common shares.

What Peoples Shareholders Will Receive in the Merger (page 96)

Subject to a possible adjustment as described on page 97, holders of Peoples common shares will be entitled to receive from Consumers, Merger consideration payable in the form of cash, Consumers common shares, or a combination thereof. Each Peoples common share will be converted into the right to receive either (1) 63.16 Consumers common shares, or (2) $1,200.00 in cash. Consumers will not issue any fractional shares in connection with the Merger. Instead, each holder of Peoples shares who would otherwise be entitled to receive a fraction of a Consumers common share will receive cash, without interest, in an amount equal to the Consumers fractional common share to which such holder would otherwise be entitled, multiplied by $19.00.

Recommendation of Peoples Board of Directors (page 79)

The Peoples board of directors has unanimously approved the Merger Agreement and believes that the Merger is fair to, and in the best interests of, Peoples and its shareholders, and therefore unanimously recommends that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement. In reaching this decision, Peoples’ board of directors considered many factors, including those which are described in the sections captioned “THE MERGER—Peoples’ Background of the Merger; Recommendation of the Peoples Board; and Peoples’ Reasons for the Merger.” The Peoples board of directors also unanimously recommends that Peoples shareholders vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of Peoples’ Financial Advisor (page 80)

In deciding to adopt and approve the Merger Agreement, the Peoples board of directors considered the opinion of its financial advisor, Boenning & Scattergood, Inc. (“Boenning & Scattergood”), dated June 14, 2019, that as of that date, the merger consideration to be received by the holders of Peoples common shares was fair, from a financial point of view, to such holders. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning & Scattergood in preparing the opinion, is attached as Annex C to this document. Shareholders are encouraged to read the opinion carefully and in its entirety. The opinion was created for the information of, and was directed to, the Peoples board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Peoples to engage in the Merger or enter into the Merger Agreement, does not constitute a recommendation to the Peoples board in connection with the Merger, and does not constitute a recommendation to any holder of Peoples common shares as to how to vote in connection with the Merger or any other matter, including what election a shareholder should make with respect to receiving cash consideration, stock consideration, or any combination thereof. Also see “THE MERGER-Opinion of Peoples’ Financial Advisor in Connection with the Merger.”

Interests of Directors and Executive Officers of Peoples (page 30)

In considering the information contained in this document, you should be aware that Peoples’ directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Peoples shareholders generally. These include:

●	the appointment of a current director of Peoples to Consumers’ and Consumers National’s boards of directors immediately following the Merger; and

●	the rights of Peoples officers and directors under the Merger Agreement to continued indemnification protection and continued coverage under directors’ and officers’ liability insurance policies.

The Peoples board of directors was aware of these interests and took them into consideration when deciding whether to approve the Merger. See “INTEREST OF PEOPLES’ EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER.”

Regulatory Approvals (page 89)

The Merger cannot be completed unless Peoples and Consumers obtain all required regulatory approvals. The Merger consists of the merger of Peoples, a bank holding company, with and into Consumers, also a bank holding company. The Merger is subject to approval by the Board of Governors of the Federal Reserve System, acting through the Federal Reserve Bank of Cleveland (the "Federal Reserve"), but Consumers believes that the Merger qualifies under Federal Reserve Board Rule 225.12(d) for waiver of the requirement of approval by the Federal Reserve. Consumers applied to the Federal Reserve Board for confirmation of such waiver, and the Federal Reserve Board has indicated that it does not object to the waiver. The Bank Merger, which consists of the merger of Peoples National, a national banking association, with and into Consumers National, also a national banking association, cannot be completed unless approved by the OCC as required by 12 U.S.C. 1828(c) (the "Bank Merger Act"). Consumers submitted an application to the OCC, and the OCC has approved the application. Receipt of regulatory approvals by the OCC and approval of the waiver requested from the Federal Reserve, or other approval by the Federal Reserve, are closing conditions to the Merger. Approval of a regulatory application or waiver of an application requirement merely implies satisfaction of the applicable regulatory criteria for such approval or waiver, and does not include review of the adequacy or fairness of the Merger consideration to Peoples shareholders or the satisfaction of the other conditions to closing the Merger. Regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Conditions to the Merger (page 107)

The completion of the Merger is subject to the fulfillment or waiver of a number of conditions, including:

●	adoption and approval of the Merger Agreement at the special meeting by the requisite vote of Peoples shareholders;
●	the Consumers common shares that will be issuable pursuant to the Merger Agreement being eligible for quotation on the OTCQX® Best Market;
●	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC;
●

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger being in effect;

●	the accuracy of representations and warranties of Peoples and Consumers in the Merger Agreement;
●	performance in all material respects by Peoples and Consumers of all of their respective obligations required to be performed under the Merger Agreement at or prior to the closing date;
●	receipt of an opinion of Dinsmore, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
●	the number of dissenting shares in the Merger being not more than 10% of outstanding Peoples common shares; and
●	approval of the Merger by the appropriate regulatory authorities or waiver of any otherwise applicable regulatory requirement.

Termination of the Merger Agreement (page 108)

The Merger Agreement can be terminated at any time prior to completion of the Merger in the following circumstances: (i) mutual written consent of Consumers and Peoples; (ii) by either Consumers or Peoples, if any required regulatory approval has been denied; (iii) by either Consumers or Peoples, if the Merger has not been completed on or before April 30, 2020 (unless not completed by then due to the party seeking termination’s failure to perform); (iv) by either Consumers or Peoples, if the other party breaches any of its covenants or agreements or any of its representations or warranties set forth in the Merger Agreement; (v) by Consumers, if, prior to the approval of the Merger Agreement by Peoples shareholders, Peoples (a) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, (b) accepts a superior acquisition proposal, or (c) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals; (vi) by Consumers, if a tender offer or exchange offer for 20% or more of the outstanding Peoples common shares is commenced, and the Peoples board of directors recommends that Peoples shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within 10 business days; or (vii) by Peoples, immediately before Peoples enters into an agreement relating to a superior acquisition proposal.

Peoples will be required to pay Consumers a termination fee of $410,240 if the Merger Agreement is terminated in any of the following circumstances:

●

in the event that after the date of the Merger Agreement a bona fide acquisition proposal has been made and thereafter the Merger Agreement is terminated (a)(1) by either Consumers or Peoples because the Merger has not been completed prior to April 30, 2020, and Peoples has failed to obtain the required vote of its shareholders, or (2) by Consumers based on a breach of the Merger Agreement by Peoples, and (b) within six months after the date of such termination, Peoples enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal;

●

in the event that the Merger Agreement is terminated by Consumers if, (x) prior to the approval of the Merger Agreement by Peoples shareholders, Peoples (i) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, (ii) accepts a superior acquisition proposal, or (iii) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals; or (y) a tender or exchange offer for 20% or more of the outstanding Peoples common shares is commenced and the Peoples board of directors recommends that Peoples shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within 10 business days; or

●	in the event the Merger Agreement is terminated by Peoples, immediately before Peoples enters into an agreement relating to a superior acquisition proposal.

Dissenters’ Rights of Peoples Shareholders (page 29)

Record date shareholders of Peoples are entitled to dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio Revised Code. Subject to strict compliance with the procedures of Section 1701.85, a shareholder may be entitled to be paid the “fair cash value” of such Peoples shares after the effective time of the Merger. See “RIGHTS OF DISSENTING PEOPLES SHAREHOLDERS” on page 29 of this proxy statement/prospectus and the complete text of the applicable sections of the Ohio General Corporation Law included in this proxy statement/prospectus as Annex B.

Certain Differences in Common Shareholder Rights (page 111)

Both Peoples and Consumers are Ohio corporations, so the rights of Peoples shareholders under Ohio law will not change. However, Peoples shareholders who receive Consumers common shares in the Merger will be Consumers shareholders when the Merger is completed. Thus, their rights will then be governed by Consumers’ Articles of Incorporation and 2nd Amended and Restated Regulations, which are different than Peoples’ Articles of Incorporation and Code of Regulations. For a summary of significant differences between the rights of Peoples shareholders and the rights of Consumers shareholders, see “COMPARISON OF SHAREHOLDERS’ RIGHTS.”

Tax Consequences of the Merger (page 90)

Both Consumers and Peoples intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The U.S. federal income tax consequences of the Merger to a U.S. resident Peoples shareholder will depend on the relative mix of cash and Consumers common shares received by that Peoples shareholder. U.S. resident Peoples shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Peoples shares solely for Consumers common shares in the Merger, except with respect to cash received in lieu of fractional Consumers common shares. U.S. resident Peoples shareholders will recognize gain or loss if they exchange their Peoples shares solely for cash in the Merger. U.S. resident Peoples shareholders will recognize gain, but not loss, if they exchange their Peoples shares for a combination of Consumers common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. The obligation of Consumers and Peoples to complete the Merger is conditioned upon Consumers and Peoples receiving an opinion of Peoples’ counsel, Dinsmore, dated as of the effective date of the Merger to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. U.S. resident Peoples shareholders who exercise dissenters’ rights and receive cash for their Peoples shares generally will recognize gain or loss for federal income tax purposes. This tax treatment may not apply to all Peoples shareholders. Determining the actual tax consequences of the Merger to Peoples shareholders can be complicated. Each Peoples shareholder should consult his, her or its own tax advisor to determine the Merger’s tax consequences that are particular to the shareholder. See “THE MERGER—Material U.S. Federal Income Tax Consequences.”

Comparative Historical and Unaudited Pro Forma Per Share Data

Presented below are Consumers’ and Peoples’ historical per share data and pro forma combined per share data for the periods indicated. The information provided in the table below is unaudited. The pro forma data and equivalent per share information gives effect to the Merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective at the beginning of the periods indicated. The pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	Consumers Historical	Peoples Historical (3)	Pro Forma Combined	Per Equivalent Peoples Share (1)
For the year ended June 30, 2018:
Basic earnings per share	$1.31	$49.65	$1.34	$84.37
Diluted earnings per share	$1.31	$49.65	$1.34	$84.37
Cash dividends declared (2)	$0.495	$10.00	$0.495	$31.29
Book value per common share as of June 30, 2018	$16.03	$919.10	$16.31	$1,029.84

	Consumers Historical (3)	Peoples Historical	Pro Forma Combined	Per Equivalent Peoples Share (1)
For the year ended December 31, 2018:
Basic earnings per share	$2.02	$56.34	$2.00	$126.32
Diluted earnings per share	$2.02	$56.34	$2.00	$126.32
Cash dividends declared (2)	$0.51	$10.00	$0.51	$32.24
Book value per common share as of December 31, 2018	$17.15	$936.78	$17.33	$1,094.31

	Consumers Historical	Peoples Historical	Pro Forma Combined	Per Equivalent Peoples Share (1)
For the three months ended March 31, 2019:
Basic earnings per share	$0.38	$17.98	$0.40	$24.99
Diluted earnings per share	$0.38	$17.98	$0.40	$24.99
Cash dividends declared (2)	$0.13	$2.50	$0.13	$8.20
Book value per common share as of March 31, 2019	$17.96	$952.26	$18.06	$1,140.88

(1)	Pro forma per equivalent Peoples share information is calculated based on pro forma combined information multiplied by the exchange ratio of 63.16.
(2)	Pro forma dividends per share represent Consumers historical dividends per share.
(3)	Peoples uses a calendar year fiscal year. Consumers uses a July 1 to June 30 fiscal year.

Market for Consumers’ Common Equity, Related Shareholder Matters and Consumers’ Repurchase of Equity Securities

On June 30, 2019, Consumers had 2,733,845 common shares outstanding with approximately 713 shareholders of record. The common shares of Consumers are quoted on the OTCQX® Best Market. The following quoted market prices reflect inter-dealer prices, without adjustments for retail markups, markdowns, or commissions and may not represent actual transactions. The market prices represent highs and lows reported during the applicable quarterly period.

Quarter Ended	Sept. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	June 30, 2019
High	$24.00	$24.14	$19.50	$19.25
Low	23.20	16.85	16.85	18.40
Cash dividends paid per share	0.13	0.13	0.13	0.13

Quarter Ended	Sept. 30, 2017	Dec. 31, 2017	Mar. 31, 2018	June 30, 2018
High	$21.00	$21.85	$21.85	$25.00
Low	18.51	20.26	20.00	20.25
Cash dividends paid per share	0.12	0.125	0.125	0.125

Consumers’ management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of a highly active market for Consumers’ common shares, these prices may not reflect the prices at which the common shares would trade in a highly active market.

Consumers is currently committed to continuing to pay regular cash dividends; however, there can be no assurance as to future dividends because they are dependent on Consumers future earnings, capital requirements and financial condition. Consumers’ principal source of funds for dividend payment is dividends received from Consumers National. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements referred to above.

There were no repurchases of Consumers’ securities during the 2018 and 2019 fiscal years.

Share Market Price

The following table shows the closing sale prices of Consumers common shares on OTCQX® Best Market on June 14, 2019, the last full trading day before the public announcement of the Merger Agreement, and on September 3, 2019, the last practicable trading day before the date of this proxy statement/prospectus. The table also shows the implied value of the Merger consideration payable in Consumers common shares for each Peoples common share, which was calculated by multiplying the closing price of a Consumers common share on those dates by the exchange ratio of 63.16 Consumers common shares per one Peoples common share. The cash consideration, if elected (or paid pursuant to reallocation), is $1,200.00 per Peoples common share. Peoples common shares are not listed on any stock exchange, quoted on any interdealer quotation systems or traded on the over-the-counter market.

	Consumers Common Share	Implied Value of One Peoples Common Share
June 14, 2019	$19.07	$1,204.46
September 3, 2019	$17.95	$1,133.72

Consumers does not have perfect knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of a highly active market for Consumers common shares, these prices may not reflect the prices at which the common shares would trade in a highly active market.

Peoples common shareholders are advised to obtain current market quotations for Consumers common shares. Please note that the market prices of Consumers common shares will fluctuate between the date of this proxy statement/prospectus and the date of completion of the Merger. No assurance can be given concerning the market price of Consumers common shares before the effective time of the Merger. Changes in the market price of Consumers common shares prior to the completion of the Merger will affect the market value of the Merger consideration that is in the form of Consumers common shares that Peoples shareholders will receive upon completion of the Merger.

RISK FACTORS

In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other information that Consumers files with the SEC. Please see “WHERE YOU CAN FIND MORE INFORMATION” on page 1. This “RISK FACTORS” section identifies the most significant factors that make investment in Consumers common shares speculative or risky, but it does not purport to present an exhaustive description of all risks. You should carefully consider the following risk factors before you decide how to vote concerning the proposals presented in this proxy statement/prospectus.

Risks Related to the Merger

You may receive a form of consideration different from the form of consideration you elect.

Under the terms of the Merger Agreement, Peoples shareholders will be entitled to receive, for each Peoples common share: (i) $1,200.00 in cash or (ii) 63.16 Consumers common shares. Each holder of Peoples common shares will be able to elect whether to receive all cash, all Consumers common shares, or a combination of both. The form of consideration to be received by each Peoples shareholder is subject to reallocation in order to ensure that approximately 50% of the Peoples common shares exchanged will be exchanged for Consumers common shares and 50% of the Peoples common shares exchanged will be exchanged for cash. The Merger Agreement contains proration and allocation methods designed to achieve this result. If you elect to receive all cash consideration and the available cash is oversubscribed, then you may receive a portion of the Merger consideration in the form of Consumers common shares. If you elect to receive all Consumers common shares consideration and the available common shares are oversubscribed, then you may receive a portion of the Merger consideration in cash. If you elect a combination of cash consideration and Consumers common shares consideration, you may not receive the specific combination you request.

Because the market value of Consumers common shares fluctuates, Peoples shareholders cannot be sure of the value of the common share portion of the Merger consideration they may receive.

Fifty percent (50%) of the Peoples common shares exchanged in the Merger will be exchanged for Consumers common shares, and the remaining Peoples common shares exchanged in the Merger will be exchanged for cash. The cash portion of the Merger consideration is fixed at $1,200.00 per share, and the common share portion is fixed at 63.16 Consumers common shares for each Peoples common share exchanged. Changes in the price of Consumers common shares before the Merger is completed will affect the value of the common share portion of the Merger consideration. Changes may result from many factors, including but not limited to general market and economic conditions and changes in the business, operations, and prospects of Consumers, including the prospects of the business operations currently conducted by Peoples. Therefore, when Peoples shareholders vote on the Merger they will not know the final aggregate value of the Merger consideration to be received. Shareholders of Peoples should obtain current sale prices for Consumers common shares before voting at the Peoples special meeting.

The market price of Consumers common shares after the Merger may be affected by factors different from those affecting the shares of Peoples or Consumers currently, resulting in a potential reduction in the market price of Consumers common shares after the Merger.

Upon completion of the Merger, some of the Peoples shareholders will become Consumers shareholders. The business of Consumers differs in some respects from that of Peoples and, accordingly, the price of Consumers common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Consumers and Peoples. Because Consumers is a larger operation than Peoples, the results of operations of the surviving corporation likely will be affected by business and other developments in the pre-merger market areas of Consumers to a larger extent than by those in the pre-merger market areas of Peoples. For a discussion of the business of Consumers and of some important factors to consider in connection with its business, please see “RISKS RELATED TO CONSUMERS’ BUSINESS.”

Consumers could experience difficulties managing its growth and effectively integrating the operations of Peoples, which may negatively affect the market price of Consumers common shares and the effect of the Merger on the employees, customers and communities of Peoples.

The earnings, financial condition, and prospects of Consumers after the Merger will depend in part on Consumers’ ability to integrate successfully the operations of Peoples and continue to implement Consumers’ business plan. Consumers may not be able to fully achieve its strategic objectives and projected operating efficiencies. The costs and/or challenges involved in integrating Peoples with Consumers’ organization may be greater than expected, the cost savings from anticipated economies of scale of the combined organization may be lower or take longer to realize than expected, or the impacts of the fair value assumptions may be less or greater than assumed. Inherent uncertainties exist in integrating the operations of an acquired entity. The success of the Merger will depend on a number of factors, including, without limitation, Consumers’ ability to:

•	Integrate the business acquired from Peoples in the Merger into Consumers’ current operations;

•	Limit the outflow of deposits held by new customers of Consumers and to successfully retain and manage any interest-earning assets and relationships (i.e., loans) acquired in the Merger;

•	Control the incremental non-interest expense from the acquired business in a manner that enables it to maintain a favorable overall efficiency ratio;

•	Retain and attract key employees and other appropriate personnel; and

•	Earn acceptable levels of interest and non-interest income, including fee income, from the business acquired from Peoples.

Consumers may encounter difficulties, including but not limited to loss of key employees and customers, disruption of its ongoing business, or possible inconsistencies in standards, controls, procedures, and policies. These factors could contribute to Consumers not fully achieving the anticipated benefits of the Merger.

The Merger Agreement limits Peoples’ ability to pursue alternatives to the Merger that might be superior to the Merger.

With limited exceptions, the Merger Agreement prohibits Peoples from soliciting, negotiating, or providing confidential information to any third party relating to competing proposals for an acquisition of Peoples. In addition, Peoples must pay $410,240 to Consumers upon a termination of the Merger Agreement if (a) Consumers terminates the Merger Agreement because Peoples accepts another acquisition proposal, or withdraws its recommendation or fails to recommend to Peoples shareholders the adoption of the Merger Agreement, or breaches the prohibition against soliciting other acquisition proposals, or (b) Peoples terminates the Merger Agreement and enters into a superior acquisition proposal. Peoples’ obligation to make the termination payment could discourage another company from making a competing acquisition proposal.

Failure to complete the Merger could adversely affect the value of Peoples common shares and the future business and financial results of Peoples.

If the Merger is not completed, the ongoing business of Peoples could be adversely affected due to the following factors, among others:

•	Peoples will have expenses even if the Merger is not completed, such as legal, accounting, financial advisor, and printing fees;

•

Under the Merger Agreement, Peoples is subject to restrictions regarding the conduct of its business before completing the Merger, which could adversely affect Peoples’ ability to execute its business strategies; and

•

The Merger requires substantial commitments of time and resources by Peoples management, which could instead be devoted to other opportunities that could be beneficial to Peoples as an independent company.

In addition, if the Merger is not completed, Peoples may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger or failure to complete the Merger. Peoples also could be subject to litigation related to failure to complete the Merger.

Peoples will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Peoples and consequently on Consumers. These uncertainties may impair Peoples’ ability to attract, retain, and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with Peoples to seek to change existing business relationships with Peoples. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles with Consumers. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Consumers, Consumers’ business following the Merger could be harmed. In addition, the Merger Agreement restricts Peoples from making certain acquisitions and taking other specified actions until the Merger occurs without the consent of Consumers. These restrictions may prevent Peoples from pursuing attractive business opportunities that may arise prior to the completion of the Merger. Please see “THE MERGER AGREEMENT—Conduct of Business of Peoples and Consumers Prior to Completion of the Merger” of this proxy statement/prospectus for a description of the restrictive covenants to which Peoples is subject under the Merger Agreement.

The Merger is subject to the receipt of consents, approvals or waivers from government entities that may impose conditions that could delay the completion of the Merger or have an adverse effect on the combined company following the Merger.

Before the Merger may be completed, various approvals or consents must be obtained from the OCC and the Federal Reserve.  As of the date of this proxy statement/prospectus, the OCC has approved the Bank Merger and the Federal Reserve has waived the requirement for approval of the Merger. It is possible, however, that, because of a change in circumstances affecting Consumers, Consumers National, Peoples, or Peoples National, or for other reasons, either the OCC approval or the Federal Reserve waiver could be withdrawn or made subject to the satisfaction of certain conditions.  Although the occurrence of such an event is unlikely, if one were to occur, it could have the effect of delaying completion of the Merger or imposing additional costs on, or limiting the revenues of, the combined company following the Merger, any of which might have an adverse effect on the combined company following the Merger.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The obligation of Consumers and Peoples to complete the Merger is subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the Peoples shareholders, receipt of regulatory approvals and waivers, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, continued accuracy of the representations and warranties of the parties, and performance by the parties of covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Completion of the Merger” of this proxy statement/prospectus. These conditions to the consummation of the Merger might not be fulfilled, and the Merger therefore might not be completed. If the Merger is not completed by April 30, 2020 (or a later date the parties may agree to), either Consumers or Peoples could choose not to proceed with the Merger. The parties also could mutually decide to terminate the Merger Agreement at any time, before or after approval by the Peoples shareholders. In addition, Consumers or Peoples could elect to terminate the Merger Agreement in other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” of this proxy statement/prospectus for details or refer to Article VIII of the Merger Agreement included as Annex A.

If you are a Peoples shareholder and you tender your Peoples common shares in connection with making an election for the type of consideration you would like to receive, you will not be able to subsequently sell those shares, unless you revoke your election prior to the election deadline.

If you are a registered Peoples shareholder and want to make a valid election regarding whether to receive cash or stock as your Merger consideration, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the Exchange Agent prior to the election deadline, which will be before the closing of the Merger. You will not be able to sell any Peoples common shares that you have delivered as part of your election from the time of delivery until the completion of the Merger, unless you revoke your election before the election deadline by providing written notice to the Exchange Agent.

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then the Peoples shareholders may be required to pay substantial U.S. federal income taxes.

Consumers’ and Peoples’ obligations to complete the Merger are conditioned upon the receipt of a legal opinion from Dinsmore to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue the Code (the “Merger Tax Opinion”). The Merger Tax Opinion will be based on, among other things, certain representations and assumptions as to factual matters made by Consumers and Peoples. The failure of any factual representation or assumption to be true, correct and complete in all material respects could affect the validity of the Merger Tax Opinion.  An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Merger Tax Opinion.  In addition, the Merger Tax Opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect.  If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then the stock consideration received in the Merger would be taxable to the U.S. resident shareholders of Peoples and such shareholders would be treated as selling their Peoples common shares in a taxable transaction in exchange for Consumers common shares and cash (if any) received in the Merger, which could as a result cause such shareholders to recognize taxable income in the Merger with respect to the stock consideration as well as the cash consideration received in the Merger.  See “THE MERGER—Material U.S. Federal Income Tax Consequences.”

Risks Related to Consumers’ Business

Changes in interest rates may negatively affect Consumers’ earnings, income and financial condition as well as the value of Consumers’ assets.

Consumers’ earnings and cash flows depend substantially upon Consumers’ net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are sensitive to many factors that are beyond Consumers’ control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, not only could influence the interest Consumers receives on loans and investment securities and the amount of interest Consumers pays on deposits and borrowings, but also could affect: (1) Consumers’ ability to originate loans and obtain deposits; (2) the fair value of Consumers’ financial assets and liabilities, including Consumers’ securities portfolio; (3) the average duration of Consumers’ interest-earning assets, and (4) the average duration of Consumers’ interest-bearing liabilities. There is also a risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rates indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment. Any substantial, unexpected, or prolonged change in market interest rates could have a material adverse effect on Consumers’ financial condition and results of operations.

Consumers’ business strategy anticipates continued growth in Consumers’ markets. Consumers’ financial condition and results of operations could be negatively affected by a downturn in oil and gas activity in Consumers’ markets.

Consumers intends to continue pursuing a profitable growth strategy within Consumers’ existing markets of Carroll, Columbiana, Jefferson, Stark, Summit and Wayne Counties, Ohio, the Peoples markets of Harrison and Belmont Counties, Ohio, and, possibly, other new markets as well. The economies in some of Consumers’ local markets were positively impacted by the oil and gas activity in the Utica shale region but those activities have slowed, and it is not possible to predict what the ongoing effects may be.

Changes in economic and political conditions could adversely affect Consumers’ earnings.

Consumers’ success depends, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond Consumers’ control may adversely affect Consumers’ asset quality, deposit levels and loan demand and, therefore, Consumers’ earnings. Because Consumers has a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral and Consumers’ ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of Consumers’ borrowers to make timely repayments of their loans, which would have an adverse impact on Consumers’ earnings. If during a period of reduced real estate values, Consumers is required to liquidate the collateral securing a loan to satisfy the debt or to increase Consumers’ allowance for loan losses, it could materially reduce Consumers’ profitability and adversely affect Consumers’ financial condition. The substantial majority of Consumers’ loans are to individuals and businesses in Ohio. Consequently, significant declines in the economy in Ohio could have a materially adverse effect on Consumers’ financial condition and results of operations.

Consumers faces significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

Consumers relies on the ability of its employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding its customers, employees and others and concerning its own business, operations, plans and strategies. Operational risk is the risk of loss resulting from Consumers’ operations, including but not limited to, the risk of fraud by employees or persons outside the company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of internal control systems and compliance requirements, and business continuation and disaster recovery.

Consumers may be subject to disruptions of its operating systems arising from events that are wholly or partially beyond Consumers’ control, which may include, for example, computer viruses, cyber-attacks, spikes in transaction volume and/or customer activity, electrical or telecommunications outages, or natural disasters. In addition, Consumers outsources some of its data processing to certain third-party providers. If these third-party providers encounter difficulties or if Consumers has difficulty communicating with them, Consumers’ ability to adequately process and account for transactions could be affected, and its business operations could be adversely affected. Although Consumers and its vendors have programs in place related to business continuity, disaster recovery, and information security to maintain the confidentiality, integrity, and availability of Consumers’ systems, business applications, and customer information, such disruptions may give rise to interruptions in service to customers, loss of data privacy, and loss or liability to Consumers.

Any failure or interruption in Consumers’ operations or information systems, or any security or data breach, could cause reputational damage, jeopardize the confidentiality of customer information, result in a loss of customer business, subject Consumers to regulatory intervention, or expose Consumers to civil litigation and financial loss or liability, any of which could have a material adverse effect on Consumers. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

Strong competition within Consumers’ market area may limit its growth and profitability.

Competition in the banking and financial services industry is intense. In Consumers’ market area, Consumers competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, and other financial intermediaries operating locally and elsewhere. Some of Consumers’ competitors have greater name recognition and market presence that benefits them in attracting business and offer certain services that Consumers does not provide. In addition, larger competitors may be able to price loans and deposits more aggressively than Consumers does, which could affect Consumers’ ability to grow and remain profitable on a long- term basis. Many of Consumers’ non-bank competitors have fewer regulatory constraints and expenses associated with regulatory compliance and may have lower cost structures, such as credit unions that are not subject to federal income tax. The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and the continued consolidation within the banking industry. Consumers’ profitability depends upon its continued ability to successfully compete in its market area.

Consumers has significant exposure to risks associated with commercial and residential real estate.

A substantial portion of Consumers’ loan portfolio consists of commercial and residential real estate-related loans, including construction and residential and commercial mortgage loans. As of June 30, 2019, Consumers had approximately $211.4 million of commercial real estate loans outstanding, which represented approximately 57.2% of Consumers’ loan portfolio. As of that same date, Consumers had approximately $72.4 million in residential real estate loans outstanding, or approximately 19.6% of Consumers’ loan portfolio. Consequently, real estate-related credit risks are a significant concern for Consumers. The adverse consequences from real estate-related credit risks tend to be cyclical and are often driven by national economic developments that are not controllable or entirely foreseeable by Consumers or Consumers’ borrowers.

Commercial real estate and commercial and industrial loans may expose Consumers to greater financial and credit risk than other loans.

Commercial real estate and commercial and industrial lending generally is considered to involve a higher degree of risk than other types of lending due to a variety of factors, including generally larger loan balances, the dependency on successful operation of the business for repayment, the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Any significant failure to pay on time by Consumers’ customers would hurt Consumers’ earnings. In addition, when underwriting a commercial or industrial loan, Consumers may take a security interest in commercial real estate, and, in some instances upon a default by the borrower, Consumers may foreclose on and take title to the property, which may lead to potential financial risks for Consumers under applicable environmental laws. If hazardous substances were discovered on any of these properties, Consumers may be liable to governmental agencies or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether Consumers knew of, or was responsible for, the contamination.

Consumers’ allowance for loan losses may not be adequate to cover actual future losses.

Consumers maintains an allowance for loan losses to cover probable and incurred loan losses. Every loan Consumers makes carries a certain risk of non-repayment, and Consumers makes various assumptions and judgments about the collectability of Consumers’ loan portfolio, including the creditworthiness of Consumers’ borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with Consumers. The amount of future losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, which may be beyond Consumers’ control, and these losses may exceed current estimates. Consumers cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. If Consumers’ assumptions prove to be incorrect, Consumers’ allowance for loan losses may not be sufficient to cover losses inherent in Consumers’ loan portfolio, resulting in additions to the allowance. Excessive loan losses could have a material adverse impact on Consumers’ financial condition and results of operations.

Consumers may be required to increase its provisions for loan losses and to charge off loans in the future, which could materially and adversely affect Consumers.

There is no precise method of predicting loan losses. Consumers can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Consumers maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable losses that will be incurred within the existing portfolio of loans. The level of the allowance reflects management’s evaluation of, among other factors, the status of specific impaired loans, trends in historical loss experience, delinquency trends, credit concentrations, and economic conditions within Consumers’ market area. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires Consumers to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of Consumers’ control, may require Consumers to increase its allowance for loan losses. Increases in nonperforming loans have a significant impact on Consumers’ allowance for loan losses.

In addition, bank regulatory agencies periodically review Consumers’ allowance for loan losses and may require Consumers to increase the provision for loan losses or to recognize further loan charge-offs, based on judgments that differ from those of management. If loan charge-offs in future periods exceed Consumers’ allowance for loan losses, Consumers will need to record additional provisions to increase Consumers’ allowance for loan losses. Furthermore, growth in Consumers’ loan portfolio would generally lead to an increase in the provision for loan losses. Generally, increases in Consumers’ allowance for loan losses will result in a decrease in net income and shareholders’ equity, and may have a material adverse effect on Consumers’ financial condition, results of operations and cash flows. Material additions to Consumers’ allowance could also materially decrease Consumers’ net income.

The implementation of Current Expected Credit Loss (“CECL”) might affect Consumers’ allowance for loan losses.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard for recognizing current expected credit losses, commonly referred to as CECL. CECL will result in earlier recognition of credit losses and requires consideration of not only past and current events but also reasonable and supportable forecasts that affect collectability. If the implementation schedule most recently adopted by FASB remains in effect, Consumers will be required to comply with the new standard in the first quarter of the fiscal year ending June 30, 2021. In July 2019, however, FASB proposed delays to the implementation schedule. If, after a 30-day period for public comment, FASB adopts the new implementation schedule, and if Consumers remains a smaller reporting company as defined by the SEC, Consumers will be required to comply with CECL beginning in the first quarter of the fiscal year ending June 30, 2024. Upon adoption of CECL, credit loss allowances may increase, which would decrease retained earnings and regulatory capital. The federal banking regulators have adopted a regulation that will allow banks to phase in the day-one impact of CECL on regulatory capital over three years. CECL implementation poses operational risk, including the failure to properly transition internal processes or systems, which could lead to call report errors, financial misstatements, or operational losses.

Additional required capital may not be available.

Consumers National is required by federal regulatory authorities to maintain adequate levels of capital to support Consumers National’s operations. In addition, Consumers may elect to raise additional capital to support its business or to finance acquisitions, if any, or Consumers may otherwise elect or be required to raise additional capital. Consumers’ ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside of Consumers’ control, and on Consumers’ financial performance. Accordingly, there can be no assurance that Consumers can raise additional capital if needed or on terms acceptable to Consumers. If Consumers cannot raise additional capital when needed, it may have a material adverse effect on Consumers’ financial condition, results of operations and prospects.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact Consumers or the businesses in which Consumers is engaged.

The financial services industry is extensively regulated and the level of regulation (and associated cost) has increased over the past several years. Consumers is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of Consumers’ operations. Laws and regulations may change from time to time and are primarily intended for the protection of customers, depositors and the deposit insurance funds, and not to benefit Consumers’ shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact Consumers or Consumers’ ability to increase the value of its business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against Consumers could require Consumers to devote significant time and resources to defending Consumers’ business and may lead to penalties that materially affect Consumers and Consumers’ shareholders.

Consumers extends credit to a variety of customers based on internally established standards and judgment. Consumers manages credit risk through a program of underwriting standards, the review of certain credit decisions, and an on-going process of assessment of the quality of the credit already extended. Consumers’ credit standards and on-going process of credit assessment might not protect Consumers from significant credit losses.

Consumers takes credit risk by virtue of making loans, extending loan commitments and letters of credit and, to a lesser degree, purchasing non-governmental securities. Consumers’ exposure to credit risk is managed through the use of consistent underwriting standards and its policies to avoid highly leveraged transactions as well as excessive industry and other concentrations. Consumers’ credit administration function employs risk management techniques to ensure that loans adhere to corporate policy and problem loans are promptly identified. While these procedures are designed to provide Consumers with the information needed to implement policy adjustments where necessary, and to take proactive corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

Consumers business and financial results are subject to risks associated with the creditworthiness of Consumers’ customers and counterparties.

Credit risk is inherent in the financial services business and results from, among other things, extending credit to customers, purchasing securities, and entering into financial derivative transactions and certain guarantee contracts. Credit risk is one of Consumers’ most significant risks, particularly given the high percentage of Consumers’ assets represented directly or indirectly by loans, and the importance of lending to Consumers’ overall business. Consumers manages credit risk by assessing and monitoring the creditworthiness of its customers and counterparties and by diversifying its loan portfolio. Many factors impact credit risk.

A borrower’s ability to repay a loan can be adversely affected by individual factors, such as business performance, job losses, or health issues. A weak or deteriorating economy and changes in the United States or global markets also could adversely impact the ability of borrowers to repay outstanding loans. Any decrease in Consumers’ borrowers’ ability to repay loans would result in higher levels of nonperforming loans, net charge-offs, and provision for loan losses.

Despite maintaining a diversified loan portfolio, in the ordinary course of business, Consumers may have concentrated credit exposure to a particular person or entity, industry, region, or counterparty. Events adversely affecting specific customers, industries, regions, or markets, a decrease in the credit quality of a customer base or an adverse change in the risk profile of a market, industry, or group of customers could adversely affect Consumers.

Consumers’ credit risk may be exacerbated when collateral held by Consumers to secure obligations to it cannot be realized upon or is liquidated at prices that are not sufficient to recover the full amount of the loan exposure to Consumers. Further, if Consumers experiences higher levels of provision for loan losses in the future, Consumers’ net income could be negatively affected.

Changes in tax laws could affect Consumers’ financial performance.

Consumers is subject to extensive federal, state and local taxes, including income, excise, sales/use, payroll, franchise, withholding and ad valorem taxes. Changes to Consumers’ taxes could have a material adverse effect on Consumers’ results of operations. In addition, Consumers’ customers are subject to a wide variety of federal, state and local taxes. Changes in taxes paid by Consumers’ customers may adversely affect their ability to purchase homes or consumer products, which could adversely affect their demand for Consumers’ loans and deposit products. In addition, such negative effects on Consumers’ customers could result in defaults on the loans Consumers has made and decrease the value of mortgage-backed securities in which Consumers has invested.

Accounting changes could impact Consumers’ reported financial condition or results of operations.

The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of Consumers’ consolidated financial statements. The pace of change continues to accelerate and changes in accounting standards can be hard to predict and could materially impact how Consumers records and reports its financial condition and results of operations. See “The implementation of Current Expected Credit Loss (CECL) might affect Consumers’ allowance for loan losses.” In some cases, Consumers could be required to apply new or revised guidance retroactively, resulting in the restatement of prior period financial statements.

Consumers depends on its subsidiary for dividends, distributions, and other payments.

As a bank holding company, Consumers is a legal entity separate and distinct from its bank subsidiary, Consumers National. Consumers’ principal source of funds to pay dividends on Consumers common shares is dividends from Consumers National. In the event Consumers National becomes unable to pay dividends to Consumers, Consumers may not be able to pay dividends to its shareholders. Accordingly, Consumers’ inability to receive dividends from its bank subsidiary could have a material adverse effect on Consumers’ business, financial condition, results of operations and stock price.

Risks Related to Owning Consumers Shares

The price of Consumers common shares may fluctuate significantly, which may make it difficult for investors to sell Consumers common shares at a time or price they find attractive.

Consumers’ stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond Consumers’ control. These factors include, but are not limited to:

●	actual or anticipated quarterly fluctuations in Consumers’ operating results and financial condition;
●	speculation in the press or investment community generally or relating to Consumers’ reputation or the financial services industry;
●	the sale of a large number of shares at one time, which could temporarily depress the market price of Consumers common shares;
●	proposed or adopted regulatory changes or developments;
●	anticipated or pending investigations, proceedings, or litigation that involve or affect Consumers;
●	domestic and international economic factors unrelated to Consumers’ performance; and
●	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect Consumers’ stock price, notwithstanding its operating results. Consumers expects that the market price of its common shares will continue to fluctuate and there can be no assurances about the levels of the market prices for Consumers common shares in the future.

Although publicly traded, Consumers common shares have substantially less liquidity than stocks listed on the New York Stock Exchange or NASDAQ.

Although Consumers common shares are quoted on the OTCQX® Best Market, Consumers common shares have substantially less liquidity than companies listed on the New York Stock Exchange or NASDAQ. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of willing buyers and sellers of Consumers common shares at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which Consumers has no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of Consumers common shares.

An investment in Consumers common shares is not an insured deposit.

Consumers common shares are not a bank deposit and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund, or by any other public or private entity. Investment in Consumers common shares is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this proxy statement/prospectus and is subject to the same market forces that affect the price of common shares in any company. As a result, Consumers’ shareholders may lose some or all of their investment in Consumers common shares.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this proxy statement/prospectus may contain forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals or waivers; statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans; statements about the benefits of the proposed Merger between Consumers and Peoples; statements of expectation or belief; projections related to certain financial metrics; and statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “could,” “may,” “will,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond the control of either Consumers or Peoples. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements in this proxy statement/prospectus and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under “RISK FACTORS” in this proxy statement/prospectus and those disclosed in Consumers’ reports filed with the Securities and Exchange Commission, as well as the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, Consumers’ and Peoples’ respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the transaction; and diversion of management time on merger-related matters. For any forward-looking statements made herein or in any documents, annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. All forward-looking statements included herein are based on information available at the time. Forward-looking statements speak only as of the date they are made. Neither Consumers nor Peoples assumes any duty or undertake to update forward-looking statements.

THE SPECIAL MEETING OF SHAREHOLDERS OF PEOPLES

This section contains information about the Peoples special shareholder meeting at which Peoples shareholders will have the opportunity to vote on the adoption and approval of the Merger Agreement. The Peoples board of directors is mailing this proxy statement/prospectus to you, as a Peoples shareholder, on or about , 2019. Together with this proxy statement/prospectus, the Peoples board of directors is also sending to you a notice of the Peoples special shareholder meeting and a form of proxy that the board of directors is soliciting for use at the special meeting and any adjournments or postponements of the special meeting. This section provides information about the Peoples special meeting of shareholders.

Time, Date and Place of Meeting

The special meeting of Peoples shareholders is scheduled to be held at 1:00 p.m. on October 15, 2019, at the First Presbyterian Church, 123 Union Street, Mount Pleasant, Ohio, 43939.

Matters to be Considered

At the special meeting, Peoples shareholders will be asked to consider and vote on the following proposals:

●	a proposal to adopt and approve the Merger Agreement;

●

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

●	any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Peoples board of directors is not aware, at this time, of any additional matters that may be presented for action at the special meeting of shareholders, other than the proposals set forth above. If any other matters are properly brought for consideration at the special meeting, Peoples common shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card, in accordance with their best judgment.

Recommendation of the Peoples Board of Directors

The board of directors of Peoples believes that the Merger with Consumers is in the best interests of Peoples shareholders and recommends that you vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting of Peoples shareholders, if necessary, to solicit additional proxies.

Shares Outstanding and Entitled to Vote; Record Date

Only shareholders of record of Peoples at the close of business on August 19, 2019 (the “record date”) will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 8,547 Peoples common shares issued and outstanding and entitled to vote at the special meeting. The Peoples common shares were held of record by approximately 90 shareholders. Each Peoples common share entitles the holder thereof to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

A quorum, consisting of the holders of a majority of the outstanding Peoples common shares, must be present in person or by proxy at the special meeting before any action or vote can take place other than adjournment of the special meeting. At any adjournment or postponement of the special meeting at which a quorum is present, any business may be transacted that may have been transacted at the meeting as originally called.

Approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding Peoples common shares. Failure to submit a valid proxy or vote in person at the special meeting will have the same effect as a vote against the Merger Agreement and the consummation of the Merger. Broker non-votes (as described in greater detail below) and abstentions from voting will have the same effect as a vote against the Merger Agreement and the consummation of the Merger.

Approval of an adjournment of the special meeting requires the affirmative vote of a majority of the Peoples common shares represented in person or by proxy at the meeting, whether or not a quorum is present. Alternatively, the president of Peoples or another officer of Peoples acting as the chairman of the meeting may authorize the adjournment of the meeting.

Effect of Abstentions and Broker Non-Votes

If your shares are held in “street name” (held in the name of your broker, bank, or other nominee), you must provide your voting instructions to such broker, bank or other nominee to ensure that your shares are voted as you desire. “Broker non-votes” are shares held by brokers, banks, or other nominees as to which voting instructions have not been received from the beneficial owner or the person entitled to vote those shares. Any broker non-votes submitted by brokers, banks, or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for purposes of quorum.

Because the proposal to approve the Merger Agreement is required to be approved by the affirmative vote of a majority of the outstanding Peoples common shares, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement proposal. For the same reason, the failure of a Peoples shareholder to vote in person or by proxy at the special meeting will have the effect of a vote against approval of the Merger Agreement.

With respect to the proposal to adjourn the special meeting, if necessary, to solicit additional votes, failure to vote by proxy or in person at the special meeting, abstentions, and broker non-votes will not be counted in the voting results and will have no effect on the outcome of that proposal.

How to Vote Your Shares

A proxy card for use at the special meeting accompanies each copy of this proxy statement/prospectus mailed to Peoples shareholders. This proxy is solicited by the board of directors of Peoples. Whether or not you plan to attend the special meeting, the Peoples board of directors urges you to return the enclosed proxy card as soon as possible, following the specific delivery instructions on the proxy card. If your proxy card has been lost or damaged please request a replacement proxy card by contacting: Peoples Bancorp of Mt. Pleasant, Inc., Attn: Gail E. Fisher, President, 298 Union Street, Mount Pleasant, Ohio 43939.

Peoples shareholders whose shares are held in street name (held in the name of your broker, bank, or other nominee) must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker, bank, or other nominee may allow you to deliver your voting instructions via telephone or the internet. Please contact your broker, bank, or other nominee if you do not receive instructions from them on how to vote your shares.

You may also vote in person at the special meeting. However, to ensure that your shares are represented at the special meeting, Peoples recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting (see “Revocation of Proxies” below) if you so desire. If your shares are held in street name and you wish to vote in person at the Peoples special meeting, you will have to obtain a legal written proxy in your name from your broker, bank, or other nominee entitling you to vote at the special meeting. Please contact your broker, bank, or other nominee if your shares are held in street name and you wish to vote in person at the special meeting.

If you are a holder of record of Peoples common shares on the record date, voting instructions to vote your shares are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each proposal. If you are the holder of record of your shares and you submit your proxy without specifying a voting instruction, your Peoples common shares will be voted “FOR” the proposal to adopt and approve the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your Peoples shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, separate proxy cards for those shares because they are held in a different form of record ownership. To ensure that all of your shares are voted, please sign and return each proxy card you receive.

Revocation of Proxies

If you have executed and delivered a proxy to Peoples, you may revoke it at any time before a vote is taken at the special meeting by:

●	submitting a written notice of revocation to Peoples at the following address:

Peoples Bancorp of Mt. Pleasant, Inc.

Attn: Gail E. Fisher, President

298 Union Street

Mount Pleasant, Ohio 43939

●	executing and delivering a later-dated proxy to Peoples before a vote is taken at the special meeting; or

●	attending the special meeting and giving notice of revocation in person before a vote is taken.

Your attendance at the special meeting will not, by itself, revoke your proxy. If you want to revoke your proxy at the special meeting, you will need to communicate that intention in person to Gail E. Fisher, President of Peoples, before a vote is taken. If your shares are held in street name, you will need to contact your broker, bank, or other nominee to change your vote.

Solicitation of Proxies

The enclosed proxy is solicited by the board of directors of Peoples. Peoples and Consumers will equally share all of the expenses incurred in connection with printing and mailing this proxy statement/prospectus and the accompanying proxy and any other related materials, and Peoples will pay all other costs incurred in connection with the solicitation of proxies on behalf of the Peoples board of directors. Proxies will be solicited by mail and may also be solicited by officers, directors or employees of Peoples for no additional compensation to such officers, directors and employees. Peoples will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees and fiduciaries, who are record holders of Peoples common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Peoples common shares entitled to vote at the special meeting.

Shares Held by Directors and Executive Officers

As of September 10, 2019, the directors and executive officers of Peoples had sole or shared voting power with respect to 1,713 shares, which is approximately 20% of the 8,547 total shares outstanding. All of the directors of Peoples have agreed to vote their Peoples common shares in favor of approval of the Merger Agreement.

RIGHTS OF DISSENTING PEOPLES SHAREHOLDERS

Shareholders of Peoples are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that shareholders of Peoples will not be entitled to dissenters’ rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Peoples shareholder who is a record holder of Peoples shares on August 19, 2019, the record date for the special meeting, and whose shares are not voted in favor of the adoption and approval of the Merger Agreement, may be entitled to be paid the “fair cash value” of such Peoples shares after the effective time of the Merger. To be entitled to such payment, (a) a shareholder must deliver to Peoples a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the Merger Agreement proposal is taken, (b) the shareholder must not vote in favor of approval and adoption of the Merger Agreement, and (c) the shareholder must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by the shareholder on the record date, and the amount claimed as the “fair cash value” of such Peoples shares. See the full text of Section 1701.85 of the Ohio Revised Code included as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Peoples so requests, a dissenting shareholder must submit the shareholder’s share certificates to Peoples within 15 days of the date of the request, for endorsement on such certificate by Peoples that a demand for appraisal has been made. Failure to comply with such a request will terminate the dissenting shareholder’s rights. Such certificates will be promptly returned to the dissenting shareholder by Peoples. If Peoples and any dissenting shareholder cannot agree upon the “fair cash value” of Peoples shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Jefferson County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Peoples shares. The fair cash value of a Peoples share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Peoples shareholders. Investment banker opinions delivered to the board of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a Peoples shareholder exercises dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Peoples shares will be suspended until Peoples purchases the shares or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio Revised Code is not complete and is qualified in its entirety by reference to the full text of Section 1701.85 included as Annex B to this proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated, and the procedural rules are specific and must be followed precisely. A shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

INTERESTS OF PEOPLES’ EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

As described below, some of Peoples’ directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Peoples’ shareholders generally. Peoples’ board of directors was aware of these interests and considered them in approving the Merger Agreement.

Board Arrangements

Pursuant to the Merger Agreement, as soon as practicable after the closing of the Merger, Consumers will select a member of Peoples’ board of directors (to be identified by the Corporate Governance/Nominating Committee of Consumers’ board of directors) to become a member of Consumers’ board of directors and Consumers National’s board of directors.

Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the effective time of the Merger, Consumers will indemnify each person who served as a director of Peoples, to the fullest extent permitted by law, from and against costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities in connection with any threatened or actual action, claim, suit, proceeding or investigation arising from or pertaining to the fact that such person was a director of Peoples or one of its subsidiaries. In addition, Consumers has agreed to maintain, for a period of six years following the closing of the Merger, directors’ and officers’ liability insurance for claims against present and former directors and officers of Peoples and Peoples National.

Post-Closing Employment

No Peoples executive officer nor any other employee of Peoples or Peoples National is covered by a change of control plan or agreement or guaranteed employment with Consumers or Consumers National after the effective time of the Merger. However, pursuant to the Merger Agreement, Consumers and Consumers National have agreed to pay severance to any person who is an employee of Peoples or Peoples National at the effective time of the Merger whose employment does not continue with Consumers or Consumers National after the closing of the Merger or whose employment is terminated within one year after the Merger, except for employees terminated for cause and any employee who declined an offer, subject to certain exceptions, for employment with Consumers or Consumers National. As a condition to entitlement to severance pay, former Peoples and Peoples National employees must execute release of claims and confidentiality documents. The severance payable will be one week of base pay for each full year of service, with a minimum of twelve weeks and a maximum of twenty-six weeks of base pay.

INFORMATION ABOUT CONSUMERS

Consumers Bancorp, Inc. (“Consumers”) is a bank holding company as defined under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and is a registered bank holding company under that act, and was incorporated under the laws of the State of Ohio in 1994. In February 1995, Consumers acquired all the issued and outstanding capital stock of Consumers National Bank (“Consumers National”), a bank chartered under the laws of the United States of America. Consumers’ activities have been limited primarily to holding the common stock of Consumers National.

Consumers National is a community-oriented financial institution that offers a wide range of commercial and consumer loan and deposit products, as well as mortgage, financial planning and investment services to individuals, farmers and small and medium sized businesses in our markets. Since 1965, Consumers National’s main office has been serving Minerva, Ohio, and surrounding areas from its location at 614 East Lincoln Way, Minerva, Ohio. Consumers National seeks to be the provider of choice for financial solutions to customers who value exceptional personalized service, local decision making, and modern banking technology. Consumers National’s business involves attracting deposits from businesses and individual customers and using such deposits to originate commercial, mortgage and consumer loans in its market area, consisting primarily of Carroll, Columbiana, Jefferson, Stark, Summit, Wayne and contiguous counties in Ohio. Consumers National currently has 15 full-service locations and one loan production office. Consumers National also invests in securities consisting primarily of obligations of U.S. government-sponsored entities, municipal obligations and mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae.

As of June 30, 2019, Consumers and Consumers National on a consolidated basis had total assets of $553.9 million, total gross loans of $369.2 million, total deposits of $472.2 million and total shareholders’ equity of $51.2 million. At June 30, 2019, Consumers National’s Tier 1 leverage capital ratio was 8.88%, common equity Tier 1 capital ratio and Tier 1 risk-based capital ratio was 11.68% and total risk-based capital ratio was 12.60%. For the twelve months ended June 30, 2019, Consumers’ return on average assets was 1.07% and the return on average equity was 11.96%.

Supervision and Regulation

 Consumers and Consumers National are subject to regulation by the United States Securities and Exchange Commission (“SEC”), the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the OCC and other federal and state regulators.  The regulatory framework is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of shareholders and creditors. Earnings and dividends of Consumers are affected by state and federal laws and regulations and by policies of various regulatory authorities. Changes in applicable law or in the policies of various regulatory authorities could affect materially the business and prospects of Consumers and Consumers National. The following describes selected federal and state statutory and regulatory provisions that have, or could have, a material impact on Consumers. The following discussion of supervision and regulation is qualified in its entirety by reference to the statutory and regulatory provisions discussed.

Regulation of Consumers

 The Bank Holding Company Act: As a bank holding company, Consumers is subject to regulation under the BHCA and the examination and reporting requirements of the Federal Reserve Board. Under the BHCA, Consumers is subject to periodic examination by the Federal Reserve Board and is required to file periodic reports regarding its operations and any additional information that the Federal Reserve Board may require.

The BHCA generally limits the activities of a bank holding company to managing or controlling banks, furnishing services to or performing services for its subsidiaries and engaging in any other activities that the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident to those activities. In addition, subject to certain exceptions, the BHCA requires every bank holding company to obtain the approval of the Federal Reserve Board prior to acquiring substantially all the assets of any bank, acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or merging or consolidating with another bank holding company. As discussed elsewhere in this proxy statement/prospectus, Consumers believes that it is eligible for a waiver of the requirement that the Federal Reserve Board approve the Merger.

Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support those subsidiary banks. Under this policy, the Federal Reserve Board may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank and may disapprove of the payment of dividends to shareholders if the Federal Reserve Board believes the payment of such dividends would be an unsafe or unsound practice. The Federal Reserve Board has extensive enforcement authority over bank holding companies for violations of laws and regulations and unsafe or unsound practices.

Privacy Provisions of Gramm-Leach-Bliley Act: The Gramm-Leach-Bliley Act of 1999 contains extensive provisions on a customer’s right to privacy of non-public personal information. Under these provisions, a financial institution must provide to its customers the institution’s policies and procedures regarding the handling of customers’ non-public personal information. Except in certain cases, an institution may not provide personal information to unaffiliated third parties unless the institution discloses that such information may be disclosed and the customer is given the opportunity to opt out of such disclosure. Consumers and Consumers National are also subject to certain state laws that deal with the use and distribution of non-public personal information.

Sarbanes-Oxley Act: The Sarbanes-Oxley Act of 2002 contains important requirements for public companies in the areas of financial disclosure and corporate governance. In accordance with section 302(a) of the Sarbanes-Oxley Act, written certifications by Consumers’ Chief Executive Officer and Chief Financial Officer are required. These certifications attest that Consumers’ quarterly and annual reports filed with the SEC do not contain any untrue statement of a material fact or omit to state a material fact.

Regulation of Consumers National

As a national bank, Consumers National is subject to regulation, supervision and examination by the OCC and by the Federal Deposit Insurance Corporation (“FDIC”). These examinations are designed primarily for the protection of the depositors of the bank.

Dividend Restrictions: Dividends from Consumers National are the primary source of funds for payment of dividends to Consumers’ shareholders. There are statutory limits, however, on the amount of dividends Consumers National can pay without regulatory approval. Under regulations promulgated by the OCC, Consumers National may not declare a dividend in excess of its undivided profits. Additionally, Consumers National may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by Consumers National in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the OCC. Consumers National may not declare or pay any dividend if, after making the dividend, Consumers National would be “undercapitalized,” as defined in the federal regulations. Consumers expects to receive a dividend from Consumers National as one source of cash to be used as Merger consideration. Under the standards described in this proxy statement/prospectus, OCC approval is not required for that dividend.

FDIC: The FDIC is an independent federal agency, which insures the deposits of federally insured banks and savings associations up to certain prescribed limits and safeguards the safety and soundness of financial institutions. The deposits of Consumers National are subject to the deposit insurance assessments of the Deposit Insurance Fund of the FDIC. Under the FDIC’s deposit insurance assessment system, the assessment rate for any insured institution varies according to regulatory capital levels of the institution and other factors such as supervisory evaluations.

The FDIC is authorized to prohibit any insured institution from engaging in any activity that poses a serious threat to the insurance fund and may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may also terminate the deposit insurance of any institution that has engaged in or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, order or condition imposed by the FDIC.

Risk-Based Capital Requirements: The Federal Reserve Board and the OCC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and national banks, respectively. Consumers meets the definition of a Small Bank Holding Company and, therefore, is exempt from consolidated risk-based and leverage capital adequacy guidelines for bank holding companies. The guidelines involve a process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the capital base.  If capital falls below the minimum levels established by the guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. In addition, failure to satisfy capital guidelines could subject a banking institution to a variety of enforcement actions by federal bank regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of “brokered deposits.”

The Basel III capital requirements for U.S. banking organizations became effective on January 1, 2015 and were fully phased in on January 1, 2019. Under Basel III, Consumers National is required to maintain a minimum common equity Tier 1 capital ratio of 4.5%, a Tier 1 capital ratio of 6%, a total capital ratio of 8%, and a Tier 1 leverage ratio of 4%. Basel III also established a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which effectively resulted in a minimum common equity Tier 1 capital ratio of 7%, a Tier 1 capital ratio of 8.5%, a total capital ratio of 10.5%, and a Tier 1 leverage ratio of 4%. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a common equity Tier 1 ratio to risk-weighted assets above the minimum but below the conservation buffer face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

The OCC and the FDIC may take various corrective actions against any undercapitalized bank and any bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC or the FDIC.  These powers include, but are not limited to, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company that controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers. The OCC’s final supervisory judgment concerning an institution’s capital adequacy could differ significantly from the conclusions that might be derived from the absolute level of an institution’s risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios. At June 30, 2019, Consumers National exceeded minimum regulatory capital requirements to be considered well-capitalized.

Dodd-Frank Wall Street Reform and Consumer Protection Act:  The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) created many new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau (“CFPB”), and giving it responsibility for implementing, examining and enforcing compliance with federal consumer protection laws. The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets, as well as their affiliates. Although the CFPB does not have direct supervisory authority over banks with less than $10 billion in assets, the CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests.  Consumers is closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with these regulatory requirements and assess their potential impact on its business.

Interstate Banking and Branching: The Interstate Banking and Branch Efficiency Act of 1995 has eased restrictions on interstate expansion and consolidation of banking operations by, among other things: (i) permitting interstate bank acquisitions regardless of host state laws, (ii) permitting interstate merger of banks unless specific states have opted out of this provision, and (iii) permitting banks to establish new branches outside the state provided the law of the host state specifically allows interstate bank branching.

Community Reinvestment Act: The Community Reinvestment Act requires depository institutions to assist in meeting the credit needs of their market areas, including low- and moderate-income areas, consistent with safe and sound banking practices. Under this act, each institution is required to adopt a statement for each of its market areas describing the depository institution’s efforts to assist in its community’s credit needs. Depository institutions are periodically examined for compliance and assigned ratings. Banking regulators consider these ratings when considering approval of a proposed transaction by an institution. Both Consumers National and Peoples National currently have rating of “satisfactory” under this act.

USA PATRIOT Act: In 2001, Congress enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). The Patriot Act is designed to deny terrorists and criminals the ability to obtain access to the United States’ financial system and has significant implications for depository institutions, brokers, dealers, and other businesses involved in the transfer of money. The Patriot Act mandates that financial services companies implement additional policies and procedures with respect to additional measures designed to address any or all of the following matters: money laundering, terrorist financing, identifying and reporting suspicious activities and currency transactions, and currency crimes.

Cybersecurity: In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyberattack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyberattack.

In the ordinary course of business, electronic communications and information systems are relied upon to conduct operations, to deliver services to customers and to store sensitive data. Consumers employs a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, increasing volume of attacks, as well as due to the expanding use of internet banking, mobile banking and other technology-based products and services by Consumers and its customers.

Employees

As of June 30, 2019, Consumers National employed 124 full-time and 20 part-time employees. None of the employees are represented by a collective bargaining group. Management considers its relations with employees to be good.

Properties

Consumers National operates 15 full service banking facilities and one loan production office (“LPO”) as noted below.

Location	Address	Owned	Leased
Minerva	614 E. Lincoln Way, P.O. Box 256, Minerva, Ohio, 44657	X
Salem	141 S. Ellsworth Avenue, P.O. Box 798, Salem, Ohio, 44460	X
Waynesburg	8607 Waynesburg Drive SE, P.O. Box 746, Waynesburg, Ohio, 44688	X
Hanoverton	30034 Canal Street, P.O. Box 178, Hanoverton, Ohio, 44423	X
Carrollton	1017 Canton Road NW, Carrollton, Ohio, 44615		X
Alliance	610 West State Street, Alliance, Ohio, 44601		X
Lisbon	7985 Dickey Drive, Lisbon, Ohio 44432	X
Louisville	1111 N. Chapel Street, Louisville, Ohio 44641	X
East Canton	440 W. Noble, East Canton, Ohio, 44730	X
Malvern	4070 Alliance Road, Malvern, Ohio 44644		X
Hartville	1215 W. Maple Street, Hartville, Ohio 44632	X
Jackson-Belden	4026 Dressler Road NW, Canton, Ohio 44718	X
Bergholz	256 2nd Street, Bergholz, Ohio 43908		X
Fairlawn	3680 Embassy Parkway Suite B, Fairlawn, Ohio 44333		X
Brewster	210 South Wabash Avenue Brewster, Ohio 44613	X
Wooster LPO	146 East Liberty Street, Wooster, Ohio 44691		X

Consumers considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used. In Consumers’ opinion, all properties owned and operated by Consumers National are adequately insured.

Legal Proceedings

Consumers is not a party to any pending material legal or administrative proceedings, other than ordinary routine litigation incidental to the business of Consumers. Further, there are no material legal proceedings in which any director, executive officer, principal shareholder or affiliate of Consumers is a party or has a material interest therein that is adverse to Consumers. No routine litigation in which Consumers is involved is expected to have a material adverse impact on the financial position or results of operations of Consumers.

Board of Directors

Class I Directors – Term ending in 2019

Phillip R. Mueller (age 71) has served as a Director of Consumers and Consumers National since November 2016. Mr. Mueller is a member of the Audit/Risk Committee, and Asset/Liability Committee. Mr. Mueller took over the operation of the Minerva Dairy, America’s oldest family owned cheese and butter dairy, in 1976 and currently serves as its Chief Executive Officer. He brings to the bank over 52 years of experience in wholesale and retail sales of dairy products, which includes expertise in dairy technology, agriculture, manufacturing, research and development, production, quality control, finance and human resources. Mr. Mueller received the Young Professional Achievement Award from Ohio State University in 1981. He is involved in professional and community organizations serving in various leadership roles, including past President of the Mid-West Dairy Association, past President of the Rotary Club of Minerva, Rotarian Paul Harris Fellow and the current Chairman of the Rotary Youth Exchange.

Frank L. Paden (age 68) has served as a Director of Consumers and Consumers National since July of 2013. He is an independent member of the Executive Committee, Loan Committee and Chairman of the Audit/Risk and Compensation Committees. Mr. Paden formerly served in several executive positions at Farmers National Bank of Canfield for 37 years and brings extensive financial expertise. Mr. Paden served as President and Chief Executive Officer at Farmers National Bank of Canfield from 1996 until he was appointed Executive Chairman of the Board in 2010. Mr. Paden served as Executive Chairman until September 2011, at which time he retired. Mr. Paden is currently a trustee with Hiram College, serving on the Finance Committee, Student/Athlete Board Committee, and as Chairman of the Audit/Risk Committee. He is also Treasurer for the Board of the Mahoning County Agriculture Society’s Canfield Fair, serves as a Trustee with the Circle of Friends Foundation and as Vice President of the Children’s Circle of Friends.

As discussed in “INTERESTS OF PEOPLES’ EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER” on page 30, as soon as practicable after the closing of the Merger, Consumers will select a member of Peoples’ board of directors to become a member of Consumers’ board of directors. Consumers expects the person selected to become a Class I director.

Class II Directors – Term ending in 2020

Bradley Goris (age 65) has served as a Director of Consumers and Consumers National since January of 2011. Mr. Goris is an independent member of the Compensation Committee, Corporate Governance/Nominating Committee, Asset/Liability Committee and the Audit/Risk Committee. He is a retired agent of the Goris-Meadows Insurance Agency in Alliance and past Vice-President of the A.A. Hammersmith Insurance Agency in Massillon. He is currently the managing member of Goris Properties, LLC, a family real estate development and management firm in Alliance. Mr. Goris’ experience and commitment to local service and nonprofit organizations supports Consumers National’s community bank philosophy.

David W. Johnson (age 59) has served as a Director of Consumers and Consumers National since July of 1997. He is an independent member of the Asset/Liability Committee, the Compensation Committee and the Chairman of the Corporate Governance/Nominating Committee. Mr. Johnson has been in the tile manufacturing business since 1982. He is currently the Chief Executive Officer of Summitville Tiles, Inc., located in Summitville, Ohio, and previously served as President and Vice President of Administration. He is currently President of Spread Eagle Tavern & Inn, serving in that capacity since 1990, a fine dining restaurant and restored inn in Hanoverton, Ohio. Mr. Johnson is a Partner in PCJ Ltd. and Johnson Joint Venture, both family holding companies. Mr. Johnson has extensive management knowledge, business experience and is dedicated to community and civic affairs, serving on various educational, political and business boards and in June 2011, he was appointed by Governor Kasich to serve on the Board of the Ohio Bureau of Workers Compensation. In May 2018, he was elected Treasurer of the Ohio Republican Party. As a leader in manufacturing, Mr. Johnson has represented the industry at both the State and Federal levels. Having served as Chairman of the Corporate Governance/Nominating Committee and as member of the Asset/Liability Committee since joining the Board, Mr. Johnson has a strong history in bank governance.

Laurie L. McClellan (age 66) has served as a Director of Consumers and Consumers National since October of 1987 and as Chairman of the Boards since March of 1998. Ms. McClellan is a member of the Executive Committee and the Loan Committee. Prior to retirement effective October 1, 2018, Ms. McClellan performed internal corporate duties with an emphasis on investor and community relations and was named Director of Shareholder Relations for Consumers in 2011. Prior to becoming Chairman, she served as Corporate Secretary and Vice Chairman of the Boards. Ms. McClellan was the Manager of the Romain Fry Investment Company, LLC and serves on various community and nonprofit advisory boards. She has 32 years of experience in community banking with an extensive knowledge of Consumers’ history and operations and has a strong understanding of banking regulation and compliance.

Harry W. Schmuck, Jr. (age 70) has served as a Director of Consumers and Consumers National Bank since November of 2005. Mr. Schmuck is an independent member of the Audit/Risk Committee, the Corporate Governance/Nominating Committee and Chairman of the Loan Committee. He is the Operations Manager of Schmuck Partnership, an Agricultural Business, working in the business since 1970, and a Farm Sales Associate of Russ Kiko & Associates, Inc. Mr. Schmuck brings experience in agricultural products and livestock sales and valuation. He is responsible for guiding the Schmuck Partnership in investment decisions and has a firm understanding of management, operations and marketing. He has served on various community agencies and boards. His knowledge in agriculture has benefited the Loan Committee in analyzing farm credits since joining the Board in 2005.

Class III Directors – Term ending in 2021

John P. Furey (age 67) has served as a Director of Consumers and Consumers National since August of 1995 and was appointed Vice Chairman of the Board in June 2015. Mr. Furey is an independent member of the Audit/Risk Committee, Loan Committee and serves as the Chairman of the Executive Committee. In June 2018, Mr. Furey retired as the Corporate President of Furey’s Wheel World, Inc., located in Malvern, Ohio, an automotive retail sales business. He is a Licensed Pilot, Certified Flight Instructor and Aircraft Builder. During his career in the automotive industry he served on several automotive and finance advisory boards and has a strong management background with extensive knowledge in automotive sales, marketing, financing and customer service. Over his 24-year history as a director of Consumers, Mr. Furey has served on various standing and ad hoc committees and has developed a valuable background in community banking.

Richard T. Kiko, Jr. (age 53) has served as a Director of Consumers and Consumers National since January of 2015. Mr. Kiko is an independent member of the Asset/Liability Committee, the Corporate Governance/Nominating Committee and the Audit/Risk Committee. He is currently President and a director on the Board of Coletta Holdings Inc., which includes the following holdings: Russ Kiko Associates Inc., Richard T. Kiko Agency, Inc. and Kiko Auctioneers & Realtors, Canton Ohio. Mr. Kiko is also the President of Futuregen LLC, a private finance company. Prior to joining the family business, Mr. Kiko was a Director and Vice President of Foodservice & Industrial Business for Eagle Family Foods, Inc. He brings a broad range of experience in sales, marketing, logistics, manufacturing, finance and general management. As a third-generation auctioneer and realtor, Mr. Kiko specializes in working with large clients, land, commercial real estate and mineral rights, which has benefited Consumers National and broadened the expertise of the Board.

Thomas M. Kishman (age 70) has served as a Director of Consumers and Consumers National since March of 1995. Mr. Kishman is an independent member of the Compensation Committee, Loan Committee and the Executive Committee. He is currently the co-owner of Kishman’s IGA and Gulf GasNGo located in Minerva, Ohio, a retail grocery and fuel center. Mr. Kishman has spent his entire career in retail sales, working in the family’s grocery business since 1964. He has a strong management background and is a dedicated member and supporter of the local community. Serving as past Chairman of the Audit Committee and as a member of the Corporate Governance/Nominating Committee for 15 years, Mr. Kishman has a good understanding of banking risks and controls.

Ralph J. Lober, II (age 52) has served as a Director of Consumers and Consumers National since 2008. Mr. Lober is currently the President and Chief Executive Officer of Consumers, first joining the company in 2007 as Executive Vice President and Chief Operating Officer. Mr. Lober was promoted to President and was appointed to Consumers National’s Board of Directors in January 2008. Mr. Lober currently is a member of the Asset/Liability Committee (Chairman) and Loan Committee. Having served as Executive Vice President and Chief Financial Officer at Morgan Bank National Association from 1999 until May of 2007, Mr. Lober has a strong background in finance, funds management and operations. Mr. Lober is a certified public accountant licensed in Ohio and Pennsylvania and a graduate of the Graduate School of Banking in Madison, Wisconsin. He is active in the community serving on the boards and executive committees of several industry and community organizations.

Board of Directors Matters; Board Committees

The Board of Directors conducts its business through meetings of the Board and its committees. Currently, each member of the Board of Directors of Consumers also serves as a member of the Board of Directors of Consumers National. Consumers held 15 Board meetings and Consumers National held 14 Board meetings during the 2019 fiscal year. All directors attended at least 75% of the total number of meetings of the Board of Directors and meetings held by all committees of the Board on which they served during the 2019 fiscal year. Consumers has determined that all directors, except Ms. McClellan and Mr. Lober, are “independent” directors under the listing standards of the NASDAQ Stock Market Marketplace Rules, qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and meet the additional independence requirement of Consumers by beneficially owning less than 5% of Consumers common shares. In addition, former director James V. Hanna did not meet these independence standards at the time of his service during the 2019 fiscal year.

Although Consumers does not have a formal policy with respect to Board member attendance at the annual meeting of shareholders, each member is encouraged to attend. All Board members attended the 2018 Annual Meeting of Shareholders.

Consumers has an Asset/Liability Committee, Audit/Risk Committee, Compensation Committee, Corporate Governance/Nominating Committee, Executive Committee, and Loan Committee, each of which serves in dual capacity as a committee of Consumers and Consumers National.

The Asset/Liability Committee consists of Mr. Goris, Mr. Johnson, Mr. Kiko, Mr. Mueller and Mr. Lober, who serves as chairman. The Asset/Liability Committee is primarily responsible for oversight of Consumers and Consumers National maintaining adequate investment and funds management policies. The committee makes recommendations relative to the strategic direction of Consumers and establishes key benchmarks relative to performance. The Asset/Liability Committee is also responsible for establishing procedures for monitoring the management of the investment portfolio and Consumers National’s liquidity, capital and interest rate risk position. During the 2019 fiscal year, the Asset/Liability Committee met four times.

The Audit/Risk Committee consists of Mr. Furey, Mr. Goris, Mr. Kiko, Mr. Mueller, Mr. Schmuck and Mr. Paden, who serves as chairman. The primary function of the Audit/Risk Committee includes the review and oversight of the financial reporting process, internal control environment and the risk management process, including enterprise risk management. Also, the Audit/Risk Committee provides oversight of all internal and external audit functions and the approval and engagement of Consumers’ independent auditors and loan review consultants. The Audit/Risk Committee Charter is available on the company’s website at www.consumersbank.com on the Investors Relations page under “Corporate Overview” then “Corporate Governance”. The Board of Directors of Consumers has determined that each member of the Audit/Risk Committee meets the independence standards of the NASDAQ Stock Market Marketplace Rules and qualifies as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. In addition, the Board has determined that Mr. Paden satisfies the requirements of an “audit committee financial expert” as defined by the applicable SEC rules and regulations. During the 2019 fiscal year, the Audit/Risk Committee met five times.

The Compensation Committee reviews overall bank compensation policies and executive management compensation. This committee consists of Mr. Goris, Mr. Johnson, Mr. Kishman and Mr. Paden, who serves as chairman. The Board of Directors of Consumers has determined that each member of the Compensation Committee meets the independence standards of the NASDAQ Stock Market Marketplace Rules and qualifies as a “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. During the 2019 fiscal year, the Compensation Committee met four times. The Compensation Committee Charter is available on Consumers’ website at www.consumersbank.com on the Investors Relations page under “Corporate Overview” then “Corporate Governance”.

The Loan Committee consists of Mr. Furey, Mr. Kishman, Mr. Lober, Ms. McClellan, Mr. Paden and Mr. Schmuck, who serves as chairman. The Loan Committee reviews the lending policies and monitors the bank’s loan administration department’s compliance with such policies, ensures that management’s handling of credit risk complies with Board decisions about acceptable levels of risk, ensures management follows appropriate procedures to recognize adverse trends, takes any needed corrective actions and maintains an adequate allowance for loan and lease losses. The Loan Committee is also responsible for approving loans that exceed the Internal Loan Committee’s lending authority. During the 2019 fiscal year, the Loan Committee met 18 times.

The Executive Committee reviews and approves new products, services and key vendor relationships. All major functions are subject to the review and approval of the Executive Committee, including, but not limited to, new initiatives, business resumption planning and ongoing processes for information technology, information security, deposit operations and facilities. The committee also reviews various executive and interim Board matters as outlined by its charter. This committee consists of Mr. Kishman, Ms. McClellan, Mr. Paden and Mr. Furey, who serves as the chairman. During the 2019 fiscal year, the Executive Committee met five times.

The Corporate Governance/Nominating Committee is responsible for the selection of individuals for nomination for election to the Board of Directors, making independent recommendations to the Board of Directors as to best practices for Board governance and conducting an evaluation of Board performance. The Corporate Governance/Nominating Committee consists of Mr. Goris, Mr. Kiko, Mr. Schmuck and Mr. Johnson, who serves as chairman. The Board of Directors of Consumers has determined that each member of the Corporate Governance/Nominating Committee meets the independence standards of the NASDAQ Stock Market Marketplace Rules. During the 2019 fiscal year, the Corporate Governance/Nominating Committee met three times.

Under the terms of the Corporate Governance/Nominating Committee Charter, the committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination for re-election. The Corporate Governance/Nominating Committee will consider candidates for director who are recommended by shareholders in accordance with Consumers’ 2nd Amended and Restated Regulations (the “Consumers’ Regulations”) and the Board Addition/Replacement Procedures found in the Board and Management Succession Policy. As part of its considerations, the Corporate Governance/Nominating Committee places value on having directors with experiences and expertise that are diverse from other Board members. Candidates must be individuals with a good reputation who demonstrate civic character, business success and community involvement. They must be willing to commit their time to Board and committee meetings, keep apprised of banking issues and complete continuing education courses. The Corporate Governance/Nominating committee is responsible for the selection of the final slate of nominees for election to the Board of Directors. Those nominees recommended by the Committee are then submitted to the Board of Directors for approval. The Corporate Governance/Nominating Committee Charter is available on Consumers’ website at www.consumersbank.com on the Investors Relations page under “Corporate Overview” then “Corporate Governance”.

Board Leadership Structure; Role in Risk Oversight

In accordance with Consumers’ Regulations, the Board elects Consumers’ Chairman and Chief Executive Officer, or CEO, and both of these positions may be held by the same person or may be held by different people. Currently the offices of Chairman and CEO are separated. The Board believes that the separation of offices of the Chairman and CEO is appropriate at this time as it allows our CEO to focus primarily on management and operating responsibilities.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Consumers faces a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the broad oversight of risk and the establishment of risk tolerances. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Director Compensation

The Compensation Committee annually reviews and recommends to the Board of Directors the proposed director fees after consideration of information from peer surveys, past compensation practices and Consumers’ performance. The Board is responsible for approving the fees for attending Board meetings and committee meetings. The Board believes the fees are competitive with the fees paid by other peer banks of a comparable size and will ensure Consumers attracts and retains qualified Board members.

Fees Paid in Cash

Non-employee directors receive an annual retainer and are compensated for each Consumers National Board of Directors meeting and each committee meeting they attend. For the 2019 fiscal year, the annual retainer was $7,000 per year, and the compensation for attendance at a Board of Directors meeting was $1,000 per meeting. The Chairman of the Board received an additional $10,000 and the Vice Chairman received an additional $2,000 per year for serving in those capacities. The following table details the fees paid to each non-employee director for attendance at committee meetings:

	Asset/ Liability		Audit/ Risk	Compensation	Corporate Governance/ Nominating	Executive	Loan
Committee Chair	$	*	$300	$200	$200	$300	$200
Committee Member		$100	$200	$100	$100	$200	$100

* Denotes committee chaired by an employee of Consumers

Equity Compensation

Under Consumers’ 2010 Omnibus Incentive Plan, stock awards may be granted to all directors if certain specified performance targets established by the Compensation Committee are achieved. For the 2019 fiscal year, the Compensation Committee selected net income as Consumers’ performance target and stock award grants associated with meeting the performance target will be awarded on or about September 12, 2019 with the issuance of Consumers’ financial statements. The total value of stock granted to all non-employee directors for fiscal year 2019, as determined by the Compensation Committee, is equal to 15% of the total cash fees earned by the directors during fiscal year 2019.

For the 2019 fiscal year, Mr. Lober was an employee of Consumers National and received no additional compensation for his service as a director.

The following table summarizes the compensation earned by or expected to be awarded to each non-employee director who served on the Board during the 2019 fiscal year. The compensation received by Mr. Lober is shown in the “Summary Compensation Table” which is included under the “Executive Officers” section in the following pages.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Total ($)
John P. Furey	$24,800	$981	$25,781
Bradley Goris	19,500	981	20,481
James V. Hanna (2)	6,133	981	7,114
David W. Johnson	17,600	981	18,581
Richard T. Kiko, Jr.	19,200	981	20,181
Thomas M. Kishman	19,200	981	20,181
Laurie L. McClellan	24,050	981	25,031
Phillip R. Mueller	19,000	981	19,981
Frank L. Paden	23,100	981	24,081
Harry W. Schmuck, Jr.	23,500	981	24,481
(1)	The amounts reported in this column represent the grant date value of the stock awards granted during the 2019 fiscal year. Each Director received a stock award of 42 shares on September 12, 2018.
(2)	Mr. Hanna retired from the Board of Directors during the 2019 fiscal year at the 2018 Annual Meeting.

Management

Consumers’ executive senior management team consists of five seasoned banking professionals with an average of 30 years of experience each in the financial services industry. Each of the members of Consumers’ executive management team have worked in northeast Ohio for the majority of his or her respective careers. Consumers’ executive officers’ experience and local market knowledge have been instrumental in managing through challenging economic times and in positioning Consumers to take advantage of future opportunities.

The following information is provided with respect to each person who currently serves as an executive officer of Consumers:

Ralph J. Lober, II (age 52) has served as a Director of Consumers and Consumers National since 2008. Mr. Lober is currently the President and Chief Executive Officer, first joining Consumers in 2007 as Executive Vice President and Chief Operating Officer. Mr. Lober was promoted to President and was appointed to Consumers National’s Board of Directors in January 2008. Mr. Lober currently is a member of the Asset/Liability Committee (Chairman) and Loan Committee. Having served as Executive Vice President and Chief Financial Officer at Morgan Bank National Association from 1999 until May of 2007, Mr. Lober has a strong background in finance, funds management and operations. Mr. Lober is a certified public accountant licensed in Ohio and Pennsylvania and is a graduate of the Graduate School of Banking in Madison, Wisconsin. He is active in the community serving on the boards and executive committees of several industry and community organizations.

Scott E. Dodds (age 57) serves as Executive Vice President and Senior Loan Officer. Mr. Dodds joined Consumers in November 2013 as Senior Vice President and Senior Lender. Prior to joining Consumers, Mr. Dodds served as Senior Vice President, Business Banking at FirstMerit Bank. He has served in various financial and banking positions, including: President for Weather Vane Capital, LLC; Senior Vice President, Chief Banking Officer for Ohio Legacy Bank; and Executive Vice President and Retail Banking for Unizan Bank, National Association. Mr. Dodds brings over 25 years of experience in the operations, sales and business development areas of banking. Mr. Dodds is a graduate of the Stonier Graduate School of Banking and BAI Graduate school of Executive Bank Management.

Suzanne Mikes (age 40) serves as Senior Vice President, Chief Credit Officer. Ms. Mikes joined Consumers in June 2017 as Vice President, Chief Credit Officer. Prior to joining Consumers, Ms. Mikes served as a Senior Credit Analyst, AVP for CFBank, National Association from 2011 to 2017 and has over 16 years of credit experience. She completed her undergraduate degree at Mount Union College in 2001 and her MBA at Kent State University in 2007. Ms. Mikes is actively involved in her community and currently volunteers as a Girl Scout Troop Leader and is a member of University of Mount Union’s Business Advisory Council.

Derek G. Williams (age 60) serves as Senior Vice President, Retail Operations and Sales, having been appointed to this position in March 2013. Mr. Williams previously served as Senior Vice President, Training and Sales Development Officer from July 2011 to March 2013. Prior to joining Consumers, Mr. Williams served as Vice President, Business Banker Senior for Huntington Bank and as Senior Vice President, Chief Deposit Officer at Ohio Legacy Bank. Mr. Williams is a graduate of the Bank Administration Institute (BAI) School, Retail Banking Management and has obtained a broad range of retail and commercial experience in his banking career that extends over 41 years.

Renee K. Wood (age 48) serves as Executive Vice President, Chief Financial Officer and Treasurer. Ms. Wood joined Consumers in January 2005 and was appointed the Chief Financial Officer and Treasurer in July 2005. Prior to joining Consumers, Ms. Wood served as Vice President, Controller of the Finance Department for Unizan Bank, National Association from 2002 to 2005. Her 25 years of experience has been in senior or management level positions, primarily in the accounting or finance areas of banking. Ms. Wood is a graduate of the Graduate School of Banking in Madison, Wisconsin.

Consumers Executive Compensation

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis provides information regarding the compensation awarded to, earned by, or paid to the named executive officers serving as of June 30, 2019 whose compensation is detailed in this proxy statement/prospectus. These named executive officers are the President and Chief Executive Officer, Chief Financial Officer and Senior Loan Officer. The Board of Directors has delegated to the Compensation Committee responsibility for the oversight and administration of the employee compensation programs. The committee reviews and recommends company benefit and incentive plans and reviews the individual performance of the Chief Executive Officer and other executive management members.

Compensation Philosophy and Objectives

The objective of Consumers’ compensation program is to fairly compensate the executive officers considering their individual performances and their contributions to the performance of Consumers, thereby aligning executives’ incentives with shareholder value creation. The compensation philosophy is designed to reward effort and achievement by the officers and provide them with compensation targeted at market competitive levels. Consumers’ compensation program includes the following core components: base salary, cash incentive compensation, equity-based awards, and long-term compensation. The Compensation Committee manages all components on an integrated basis with a goal of achieving the following objectives: to attract and retain highly qualified management, to provide shorter-term incentive compensation that varies directly with Consumers’ financial performance and to focus management on both annual and long-term goals. Consumers believes that, by setting and adjusting these elements, it has the flexibility to offer appropriate incentives to its executive officers.

From time to time, the Compensation Committee utilizes outside consultants to provide analyses regarding our executive compensation program. Typically this is done once every three years. During the 2019 fiscal year, the Compensation Committee engaged Blanchard Consulting Group to review executive officers’ compensation and to make recommendations regarding the structure of their future compensation packages. Per the Compensation Committee’s instructions, Blanchard performed a market assessment and made recommendations on base salary, incentive pay and benefits for each named executive officer as compared to similar peer banks. Blanchard Consulting Group was last engaged by the Compensation Committee to analyze Consumers’ executive compensation programs during the 2017 fiscal year.

Although the Compensation Committee makes independent determinations on all matters related to compensation of executive officers, certain members of management are requested to attend committee meetings and provide input to the committee. Input may be sought from the Chief Executive Officer, human resources, finance and others as needed to ensure the Compensation Committee has the information and perspective it needs to carry out its duties. The Compensation Committee will seek input from the Chief Executive Officer on matters relating to strategic objectives, company performance goals and input on his assessment of the other executive officers. The Compensation Committee delegates some responsibilities to management to assist in the development and design of the annual incentive compensation program for the Compensation Committee’s consideration. The Compensation Committee does not delegate the determination of compensation of the named executive officers to management.

Components of Compensation

Base Salary

Base salary is a major factor in attracting and retaining key personnel and therefore is the primary component of our executive officers’ compensation. In setting an executive officer’s base salary, Consumers considers parameters set by its size and complexity and the salaries offered by peers. The Compensation Committee has adopted the philosophy to target executive compensation to the midpoint of its peer group that was developed for the compensation analysis. Consumers’ performance, as measured by its results compared to previous years, is also considered in determining the overall adjustments to executive officers’ salaries. Specific salaries are adjusted to reflect the contributions of the executive officer to Consumers’ operations and the accomplishment of its long-term goals.

Based on a review of Consumers’ strategic direction, individual career path objectives and succession planning in conjunction with the broad databases and other publicly available information, Consumers believes that its executive compensation practices are in line with its compensation philosophy and objectives described above.

Incentive Compensation

The purpose of the incentive compensation program is to focus executives on achieving and possibly exceeding Consumers’ annual performance objectives consistent with safe and sound operations. Incentive compensation is provided to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative objectives established by the Compensation Committee. In establishing the incentive compensation’s metrics and targets for the 2019 fiscal year, the Compensation Committee utilized Consumers’ budget to set the performance at levels that were determined to be reasonable and achievable. In setting the named executive officers’ awards, the Compensation Committee considered the following three core corporate financial measures: return on average assets (ROA), return on average equity (ROE), and the efficiency ratio. In addition, each named executive officer was assigned additional metrics based on their specific areas of responsibility and oversight.

The following table sets forth the core corporate financial metrics, targets and actual results for the named executive officers:

	Target Range
Metrics	Threshold	Maximum	2019 Actual
ROA	0.82%	0.96%	1.07%
ROE	9.48%	11.21%	11.96%
Efficiency Ratio	71.83%	67.65%	71.36%

For the Chief Executive Officer, a range of 8.25% to 22.0% of the award is tied to these core corporate financial measures. For the Chief Financial Officer and Senior Loan Officer, a range of 5.5% to 16.5% of the award is tied to these core corporate financial measures. Performance was assessed after the end of the performance period and cash incentive payments based on Consumers’ performance were made only if one or more financial metrics met or exceeded the targets established by the Compensation Committee.

In addition to the corporate components outlined above, the Chief Executive Officer is eligible for a range of 6.75% to 18.0% and the Chief Financial Officer and Senior Loan Officer are eligible for a range of 4.5% to 13.5% of the award in the form of a discretionary bonus based on the Compensation Committee’s evaluation of each named executive officer’s individual performance goals. During the 2019 fiscal year, the Compensation Committee established the target bonus opportunities under the incentive compensation program for each named executive officer expressed as a percentage of base salary. The following table sets forth such target bonus opportunities for each named executive officer:

	Target Incentive Compensation Opportunity (% of base salary)
Named Executive Officer	Threshold	Maximum
Ralph Lober	15%	40%
Renee Wood	10%	30%
Scott Dodds	10%	30%

Based on both the above performance measures and the Compensation Committee’s assessment of individual performance, the 2019 cash incentive payments were awarded as follows relative to the 2019 target value:

Named Executive Officer	2019 Maximum Target Value ($)	2019 Cash Incentive Payment ($) (1)
Ralph Lober	$102,174	$81,101
Renee Wood	$54,129	$37,890
Scott Dodds	$52,950	$39,722

(1)	The amounts included in this column are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-term Compensation

Long-term compensation includes a qualified retirement plan in the form of a 401(k) Plan, a non-qualified Salary Continuation Program and the 2010 Omnibus Incentive Plan. Consumers provides safe harbor contributions under the 401(k) Plan, matching up to 100% of the first 4% of salary contributed by the employee. The amount contributed on behalf of the executive officers is determined in accordance with the provisions of the 401(k) Plan applicable to all employees. The Salary Continuation Plan is designed to retain executive and senior management personnel. Participation in the Salary Continuation Plan is limited and is subject to meeting performance criteria established by the Compensation Committee and approved by the Board of Directors. Under the 2010 Omnibus Incentive Plan, from time to time stock awards have been made to all directors, executive officers and vice presidents. Stock awards will be made in the 2020 fiscal year since the specified net income performance target as established by the Compensation Committee was achieved for the 2019 fiscal year. The value of the stock award that will be granted to the Chief Executive Officer will be 25% of base salary. The value of the stock award that will be granted to the Chief Financial Officer and Senior Loan Officer will be 17.5% of each officer’s base salary. Twenty-five percent of the stock awarded will vest on the grant date, which is the end of the performance period, with the remaining vesting 25% per year over a three-year period. These long-term incentive compensation plans are designed to promote a vested interest in the long-term strategic performance goals of Consumers and discourage turnover among its executive officers and other employees.

The following table sets forth the cash compensation and certain other compensation paid or earned by Consumers’ principal executive officer, principal financial officer, and one other of the most highly compensated executive officers serving at the end of the 2019 fiscal year. The individuals listed in this table are sometimes referred to in this proxy statement/prospectus as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (4)	Total ($)
Ralph J. Lober, II	2019	$253,560	$250	$22,314	$—	$81,101	$93,327	$9,788	$460,340
President and Chief Executive Officer	2018	243,607	250	20,756	—	37,190	73,893	10,241	385,937

Renee K. Wood	2019	$179,180	$250	$15,789	$—	$37,890	$51,953	$7,491	$292,553
Executive Vice President, Chief Financial Officer/Treasurer	2018	170,054	250	13,853	—	19,736	49,754	7,126	260,773

Scott E. Dodds	2019	$175,249	$250	$15,435	$—	$39,722	$46,424	$15,083	$292,163
Executive Vice President and Senior Loan Officer	2018	170,250	250	14,985	—	19,294	44,427	7,739	256,945

(1)	The amounts in this column represent a $250 Christmas bonus that was paid to each of the named executive officers.

(2)	The amounts in this column are the grant date fair values of awards of restricted stock.

(3)	The amounts in this column reflect cash incentive awards. See the discussion under Compensation Discussion and Analysis – Incentive Compensation.

(4)

All other compensation as reported in this column includes contributions by Consumers for each of the named executive officers to the Consumers National Bank 401(k) Savings and Retirement Plan & Trust, premiums for group term life insurance and perquisites. These amounts for fiscal year 2019 are detailed below:

Name	Amounts Contributed to 401(k) Plan	Group Term Life Insurance	Perquisites	Total All Other Compensation
Ralph J. Lober, II	$9,291	$497	$—	$9,788
Renee K. Wood	7,167	324	—	7,491
Scott E. Dodds	7,010	929	7,144	15,083

The following table sets forth details about the unvested restricted stock awards held by the named executive officers as of June 30, 2019.

Outstanding Equity Awards at Fiscal Year-End 2019

Stock Awards

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Ralph J. Lober, II	9/12/2018	—	—	716	13,246
Ralph J. Lober, II	9/21/2017	—	—	494	9,139
Renee K. Wood	9/12/2018	—	—	507	9,380
Renee K. Wood	9/21/2017	—	—	330	6,105
Scott E. Dodds	9/12/2018	—	—	495	9,158
Scott E. Dodds	9/21/2017	—	—	358	6,623

(1)	Restricted stock awards vest on the anniversary date of the grant based on a three-year vesting schedule.
(2)

The market value of the awards of restricted stock that have not yet vested was determined by multiplying the closing price of a Consumers common share on June 30, 2019 ($18.50) by the number of shares.

Defined Contribution Plan

Under the Consumers National Bank 401(k) Savings and Retirement Plan & Trust (“401(k) Plan”) as in effect during the fiscal year ended June 30, 2019, Consumers National Board of Directors has the discretion and authority to determine the amount to be contributed to the 401(k) Plan. The 401(k) Plan is administered by Consumers National. Each participant in the 401(k) Plan has credited to their account a maximum of 4.0% of their annual salary, provided they have voluntarily contributed the same amount. The 401(k) Plan states that each participant shall be fully vested in the 401(k) Plan immediately upon contribution. Benefits under the 401(k) Plan cannot be estimated for the participants because the benefits are based upon future earnings of Consumers National and future compensation and contributions of the participants. An eligible participant is one who has completed six months of service and has attained the age of 21. At the time of retirement, attainment of age 59 ½, death, disability or other termination of employment, a participant is eligible to receive a distribution of all vested amounts credited to their account in either a single lump sum payment or a series of substantially equal installment payments over a period not longer than the joint life expectancy of the participant and beneficiary. The trustees of the 401(k) Plan are Ralph J. Lober, Renee Wood, and Hillary Johnson.

Salary Continuation Program

In September 1995, the Board of Directors of Consumers National adopted a non-qualified salary continuation plan (“SCP”) to encourage the long-term retention of executives and avoid the cost of turnover. The SCP is considered an unfunded plan for tax and Employee Retirement Income Security Act (“ERISA”) purposes and all obligations arising under the SCP are payable from the general assets of Consumers. Pursuant to the SCP, agreements have been entered into between Consumers National and certain executives and the agreements incorporate covenants against competition, solicitation and disclosure of confidential information. The participants in the SCP are determined by the Board of Directors. SCP agreements have been entered into with Mr. Lober, Ms. Wood and Mr. Dodds and are collectively referred to as the “SCP Agreements.”

The SCP Agreements provide such executives (and, in the event of the executive’s death, surviving beneficiary) with 180 months of salary continuation payments equal to a certain percentage of an executive’s average compensation, as defined within each agreement, using three full calendar years prior to Normal Retirement Age. For purposes of the SCP Agreements, “Normal Retirement Age” means the executive’s 65th birthday. Vesting under the SCP Agreements commences at various ages and is prorated until age 65. If any of the executives die during active service, the executive’s beneficiary is entitled to the normal retirement benefit under the applicable SCP Agreement. The executive can become fully vested in the Accrual Balance (as defined below) under his or her SCP Agreement upon termination of employment following a disability. Following a change in control of Consumers National, Mr. Lober can become fully vested and eligible to receive a payment equal to the greater of (1) two times his base salary in effect immediately preceding termination of his employment or (2) the amount accrued by Consumers as of the month preceding termination of his employment. Following a change in control of Consumers National, Ms. Wood and Mr. Dodds can become fully vested and eligible to receive a payment equal to the greater of (1) one times their base salary in effect immediately preceding termination of their employment or (2) the amount accrued by Consumers as of the month preceding termination of their employment. All the remaining executives participating in the SCP can become fully vested in the Accrual Balance upon termination of their employment following a change in control of Consumers National. For purposes of these SCP Agreements, “Accrual Balance” means the liability that should be accrued by Consumers for its obligation to the executive under the SCP Agreements. For purposes of calculating the Accrual Balance, the discount rate in effect at June 30, 2019 was 4.5%.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ralph J. Lober	Salary Continuation Program	$676,803	$—
Renee K. Wood	Salary Continuation Program	$241,059	$—
Scott E. Dodds	Salary Continuation Program	$119,100	$—

Potential Payments Upon Termination or Change in Control

Consumers is not party to any change in control agreements with its current named executive officers. Under the Salary Continuation Program, Mr. Lober would have received a payment of $676,803, Ms. Wood would have received $241,059 and Mr. Dodds would have received $176,499 as of June 30, 2019 if a change of control and a termination of their employment had occurred. No participant will receive a benefit payment under the Salary Continuation Program if they are terminated for cause.

Consumers Security Ownership of Certain Beneficial Owners and Management

Beneficial Owners

Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of securities, such as common shares, if such person has or shares voting power or investment power in respect of such securities. In addition, a person is deemed to be the beneficial owner of a security if he, she or it has the right to acquire such voting or investment power over the security within sixty days, for example, through the exercise of a stock option. Information is provided below about each person known to Consumers to be the beneficial owner of 5% or more of Consumers’ outstanding common shares as of June 30, 2019 and pro forma assuming completion of the Merger.

	June 30, 2019		Pro Forma Assuming Closing of the Merger
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Shares	Amount and Nature of Beneficial Ownership	Percent of Common Shares
James V. Hanna 14269 Lincoln S.E. Minerva, OH 44657	197,779 (1)	7.2%	197,779	6.6%

MacNealy Hoover Investment Management Inc 200 Market Ave #200 Canton, OH 44702	177,538 (2)	6.5%	117,538	5.9%

Laurie L. McClellan 28 Tepee Drive Minerva, Ohio 44657	140,598 (3)	5.1%	140,496	4.7%

(1)	Includes 193,199 shares owned by or jointly with family members and trusts.

(2)

Based on a Schedule 13G filing by MacNealy Hoover Investment Management Inc on April 29, 2019. MacNealy, in its capacity as an investment adviser, reported that it may be deemed to beneficially own 177,538 shares held by its clients.

(3)	Includes 133,414 shares owned by or jointly with family members and trusts.

Management

The following table shows the beneficial ownership of Consumers common shares as of June 30, 2019 and pro forma assuming completion of the Merger for each director and named executive officer of the company and for all current directors and executive officers as a group.

	June 30, 2019			Pro Forma Assuming Closing of the Merger
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Shares	Amount and Nature of Beneficial Ownership		Percent of Common Shares
John P. Furey	44,209	(1)	1.62%	44,209	(1)	1.47%
Bradley Goris	8,168	(2)	*	8,168	(2)	*
David W. Johnson	17,504		*	17,504		*
Richard T. Kiko, Jr.	2,334	(3)	*	2,334	(3)	*
Thomas M. Kishman	19,603	(4)	*	19,603	(4)	*
Ralph J. Lober, II	22,988	(5)	*	22,988	(5)	*
Laurie L. McClellan	140,598	(6)	5.14%	140,598	(6)	4.68%
Phillip R. Mueller	2,072	(7)	*	2,072	(7)	*
Frank L. Paden	4,178		*	4,178		*
Harry W. Schmuck, Jr.	17,015	(8)	*	17,015	(8)	*
Scott E. Dodds	3,663		*	3,663		*
Renee K. Wood	8,091	(9)	*	8,091	(9)	*
All directors and executive officers as a group (14 persons)	294,133		10.76%	294,133		9.97%

*	Denotes less than one percent of outstanding shares.
(1)	Includes 31,285 shares owned by or jointly with family members or trusts.
(2)	Includes 8,060 shares owned jointly with family members.
(3)	Includes 1,260 shares owned in trust.
(4)	Includes 8,614 shares owned by or jointly with family members.
(5)	Includes 13,110 shares owned jointly with family members.
(6)	Includes 133,414 shares owned by or jointly with family members and trusts.
(7)	Includes 300 shares owned jointly with family members.
(8)	Includes 115 shares owned by family by family members.
(9)	Includes 6,434 shares owned jointly with family members.

Consumers’ Certain Transactions and Relationships

Directors and executive officers of Consumers and Consumers National and their associates were customers of, or had transactions with, Consumers or Consumers National in the ordinary course of business during the fiscal year ended June 30, 2019. Transactions with these persons are expected to continue to take place in the future. In the ordinary course of business, loans are made to officers and directors on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated third parties. Such loans do not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

Consumers National is party to an operating lease agreement for the Malvern branch location with Furey Holdings, LLC. Mr. Furey, a director, is the managing member of Furey Holdings, LLC. The lease commenced on December 23, 2005, with an original term of ten years. The initial term of the lease has ended and the current renewal term expires on December 23, 2023. Lease payments for the fiscal years ended June 30, 2018 and June 30, 2019 totaled $36,007 in each respective fiscal year and the aggregate amount of lease payments until the end of the renewal term of the lease are estimated to be $126,025. This leasing arrangement and the terms of the lease were unanimously approved by directors without an interest in the transaction.

Mr. Kiko, a director, is associated with Kiko Auctioneers and Kiko Realty. In the ordinary course of business, Consumers has retained the services of Kiko Auctioneers and Kiko Realty to liquidate property and may continue to retain their services in the future. Also, Mr. Kishman, a director, is the co-owner of Kishman’s IGA and Gulf GasNGo, from which Consumers purchases goods and services in the ordinary course of business. The value of the services received from each of Kiko Auctioneers, Kiko Realty and Kishman’s IGA and Gulf GasNGo was less than $120,000, respectively, in each of the 2018 and 2019 fiscal years.

There are no family relationships among directors and executive officers that require disclosure.

Each officer and director is expected to bring any relationship or transaction with Consumers in which he or she has a direct or indirect interest to the attention of the Board of Directors. The non-interested directors review the transaction and consider, among other things, whether the transaction impacts the independence of any independent Board member, whether the related party’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

Consumers’ Equity Compensation Plan Information

The following table sets forth information about Consumers common shares authorized for issuance, segregated between stock-based compensation plans approved by shareholders and stock-based compensation plans not approved by shareholders, as of June 30, 2019. Additional information regarding stock-based compensation plans is presented in Note 8—Employee Benefit Plans to the Consolidated Financial Statements on page F-26.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities issuable under outstanding options, warrants and rights)
Plans approved by shareholders	-	-	88,787
Plans not approved by shareholders	-	-	-
Total	-	-	88,787

CONSUMERS’ MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS – FULL YEAR ENDED JUNE 30, 2018

(Dollars in thousands, except per share data)

General

The following is Consumers’ management’s analysis of Consumers’ financial condition and results of operations as of and for the years ended June 30, 2018 (“fiscal year 2018”) and 2017 (“fiscal year 2017”). This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes elsewhere in this proxy statement/prospectus.

Comparison of Results of Operations for the Years Ended June 30, 2018 and June 30, 2017

Net Income. Net income was $3,581 for fiscal year 2018 compared with $2,994 for fiscal year 2017. The following key factors summarize Consumers’ results of operations for the year ended June 30, 2018 compared with the same prior year period:

●	net interest income increased by $1,427, or 9.9%, in fiscal year 2018, primarily as a result of an increase in average loans receivable;
●	loan loss provision expense in fiscal year 2018 declined by $286 and totaled $310 in 2018 compared with $596 in 2017;
●	total other income increased by $141, or 4.3% in fiscal year 2018;
●	total other expenses increased by $759, or 5.6% in fiscal year 2018; and
●	the enactment of the Tax Cuts and Jobs Act (Tax Act) resulted in a charge to income tax expense of $348 in conjunction with writing down Consumers’ net deferred tax assets in fiscal year 2018.

Return on average equity and return on average assets were 8.15% and 0.75%, respectively, for fiscal year 2018 compared with 6.89% and 0.67%, respectively, for fiscal year 2017.

Net Interest Income. Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the largest component of Consumers’ earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities. Net interest margin is calculated by dividing net interest income on a fully tax equivalent basis (FTE) by total interest-earning assets. FTE income includes tax-exempt income, restated to a pre-tax equivalent, based on the statutory federal income tax rate. The federal income tax rate in effect for the 2018 fiscal year was 27.55% and for the 2017 fiscal year was 34.0%. With the enactment of the Tax Act, the statutory tax rate was changed in the second quarter of fiscal year 2018 to 27.55% by using a blended rate of the new 21.0% federal rate that went into effect on January 1, 2018 and the previous federal rate of 34.0%. All average balances are daily average balances. Non-accruing loans are included in average loan balances.

Net Interest Income Year ended June 30,	2018	2017
Net interest income	$15,886	$14,459
Taxable equivalent adjustments to net interest	543	769
Net interest income, fully taxable equivalent	$16,429	$15,228
Net interest margin	3.55%	3.51%
Taxable equivalent adjustment	0.12	0.18
Net interest margin, fully taxable equivalent	3.67%	3.69%

FTE net interest income for the 2018 fiscal year was $16,429, an increase of $1,201 or 7.9%, from $15,228 in the 2017 fiscal year. Consumers’ tax equivalent net interest margin for the year ended June 30, 2018 was 3.67% and for the year ended 2017 was 3.69%. FTE interest income for the 2018 fiscal year was $18,100, an increase of $1,764, or 10.8%, from $16,336 in the 2017 fiscal year. Growth of $27,647, or 10.3%, in average loans receivable positively impacted interest income as well as an increase in the yield on average interest-earning assets. Interest expense for the 2018 fiscal year was $1,671, an increase of $563, or 50.8%, from $1,108 in the 2017 fiscal year. This was mainly the result of an increase in short-term rates impacting the rates paid on savings, short-term borrowings and time deposits as well as a $27,961, or 9.5%, growth in total interest-bearing liabilities.

Average Balance Sheet and Net Interest Margin

	2018			2017
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest earning assets:
Taxable securities	$83,915	$1,997	2.36%	$77,291	$1,678	2.19%
Nontaxable securities (1)	60,072	1,996	3.34	60,036	2,176	3.68
Loans receivable (1)	295,095	13,956	4.73	267,448	12,360	4.62
Interest bearing deposits and federal funds sold	8,546	151	1.77	9,213	122	1.32
Total interest earning assets	447,628	18,100	4.04%	413,988	16,336	3.96%
Noninterest earning assets	31,449			29,602
Total assets	$479,077			$443,590
Interest bearing liabilities:
Interest bearing demand	$57,272	$115	0.20%	$49,832	$75	0.15%
Savings	155,000	355	0.23	141,279	187	0.13
Time deposits	71,404	740	1.04	66,761	530	0.79
Short-term borrowings	24,422	240	0.98	21,053	90	0.43
FHLB advances	13,428	221	1.65	14,640	226	1.54
Total interest-bearing liabilities	321,526	1,671	0.52%	293,565	1,108	0.38%
Noninterest-bearing liabilities	113,595			106,578
Total liabilities	435,121			400,143
Shareholders’ equity	43,956			43,447
Total liabilities and shareholders’ equity	$479,077			$443,590
Net interest income, interest rate spread (1)		$16,429	3.52%		$15,228	3.58%
Net interest margin (net interest as a percent of average interest earning assets) (1)			3.67%			3.69%
Federal tax exemption on non-taxable securities and loans included in interest income		$543			$769
Average interest earning assets to interest bearing liabilities			139.22%			141.02%

____________

(1)	Calculated on a fully taxable equivalent basis utilizing a statutory federal income tax rate of 27.55% in the 2018 fiscal year and 34.0% in the 2017 fiscal year.

The following table presents the changes in Consumers’ interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume that cannot be segregated have been allocated in proportion to the changes due to rate and volume.

Interest Rates and Interest Differential

	2018 Compared to 2017 Increase / (Decrease)			2017 Compared to 2016 Increase / (Decrease)
	Total Change	Change due to Volume	Change due to Rate	Total Change	Change due to Volume	Change due to Rate
	(In thousands)
Interest earning assets:
Taxable securities	$319	$183	$136	$(202)	$(168)	$(34)
Nontaxable securities (1)	(180)	22	(202)	70	174	(104)
Loans receivable (2)	1,596	1,302	294	1,118	1,241	(123)
Federal funds sold	29	(9)	38	5	(26)	31
Total interest income	1,764	1,498	266	991	1,221	(230)
Interest bearing liabilities:
Interest bearing demand	40	12	28	6	3	3
Savings deposits	168	20	148	65	4	61
Time deposits	210	39	171	42	12	30
Short-term borrowings	150	16	134	51	—	51
FHLB advances	(5)	(19)	14	42	121	(79)
Total interest expense	563	68	495	206	140	66
Net interest income	$1,201	$1,430	$(229)	$785	$1,081	$(296)

____________

(1)	Nontaxable income is adjusted to a fully tax equivalent basis utilizing a statutory federal income tax rate of 27.55% in the 2018 fiscal year and 34.0% in the 2017 fiscal year.
(2)	Non-accrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.

Provision for Loan Losses. The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the estimated probable credit losses in Consumers’ loan portfolio that have been incurred at each balance sheet date. The provision for loan losses was $310 in fiscal year 2018 compared to $596 in fiscal year 2017.

For the 2018 fiscal year, net recoveries of $26 were recorded compared with net charge-offs of $1,076 for the same period last year. Net charge-offs for the 2017 fiscal year were primarily within the commercial real estate portfolio and included a partial charge-off of $700 for one credit for which a specific valuation allowance was reserved for in the 2016 fiscal year. Consumers National is currently pursuing all legal avenues against the borrowers in an effort to recover a portion of the loss in future periods. The allowance for loan losses as a percentage of loans was 1.07% at June 30, 2018 and 1.13% at June 30, 2017.

Non-performing loans were $1,090 as of June 30, 2018 and represented 0.34% of total loans, compared with $1,187, or 0.44% of total loans at June 30, 2017. Non-performing loans have been considered in management’s analysis of the appropriateness of the allowance for loan losses. Management and the Board of Directors closely monitor these loans and believe the prospects for recovery of principal, less identified specific reserves, are favorable.

Other Income. Total other income increased by $141, or 4.3%, to $3,391 for the 2018 fiscal year.

Debit card interchange income increased by $172, or 14.8% in 2018 to $1,333; however, debit card processing expenses increased by $118 over the same period.

Gain on sale of mortgage loans increased by $109, or 42.2%, from the same period last year primarily as a result of an increase in volume.

These increases were partially offset by a $176 decline in gains from the sale of securities.

Other Expenses. Total other expenses were $14,237 for the year ended June 30, 2018, an increase of $759, or 5.6%, from $13,478 for the year ended June 30, 2017.

Salaries and employee benefit expenses increased by $556, or 7.8%, during the fiscal year ended June 30, 2018 mainly due to an increase in salary and incentive expenses.

Professional and director fees decreased by $85, or 14.0%, during the 2018 fiscal year from the same period last year primarily as a result of a decrease in legal and consulting fees.

Loan and collection expenses decreased by $38, or 24.5%, during the 2018 fiscal year from the same period last year primarily as a result of a reduction in collection expenses.

Marketing and advertising expenses increased by $41, or 15.4%, during the 2018 fiscal year from the same period last year primarily due to an increase in advertising and promotional campaigns initiated to attract core deposit customers.

Income Tax Expense. Income tax expense totaled $1,149 and $641 and the effective tax rates were 24.3% and 17.6% for the years ended June 30, 2018 and 2017, respectively. Income tax expense and the effective tax rate was higher in the 2018 fiscal year period compared to the same prior year period primarily due to the enactment of the Tax Act and increased income before income taxes. The enactment of the Tax Act required Consumers to revalue its deferred tax assets and liabilities based upon the lower enacted federal corporate income tax rate at which Consumers expects to recognize the benefit. During the three months ended December 31, 2017 a one-time income tax expense of $348 was recorded in conjunction with writing down its net deferred tax assets. The Tax Act lowered the federal corporate tax rate beginning on January 1, 2018. As a result, Consumers utilized a blended tax rate for its fiscal year ending June 30, 2018. In addition, the effective tax rate differs from the federal statutory rate as a result of tax-exempt income from obligations of states and political subdivisions, loans and earnings on bank owned life insurance.

Financial Condition

Total assets at June 30, 2018 were $502,619 compared to $457,883 at June 30, 2017, an increase of $44,736, or 9.8%. The growth in total assets was mainly attributed to an increase of $45,642, or 16.7%, in total loans. This growth was primarily funded by an increase in total deposits.

Securities. Total securities increased by $1,707 to $148,052 at June 30, 2018, of which $144,028 were classified as available-for-sale and $4,024 were classified as held-to-maturity. The securities portfolio is mainly composed of residential mortgage-backed securities and collateralized mortgage obligations issued by Fannie Mae, Freddie Mac and Ginnie Mae, state and political subdivisions and obligations of government-sponsored enterprises.

The following tables summarize the amortized cost and fair value of available-for-sale securities at June 30, 2018 and 2017 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income or loss:

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2018
Obligations of U.S. government-sponsored entities and agencies	$16,488	$6	$(372)	$16,122
Obligations of state and political subdivisions	56,964	339	(713)	56,590
Mortgage-backed securities - residential	65,062	6	(1,660)	63,408
Mortgage-backed securities - commercial	1,432	—	(17)	1,415
Collateralized mortgage obligations	5,973	9	(216)	5,766
Pooled trust preferred security	178	549	—	727
Total available-for-sale securities	$146,097	$909	$(2,978)	$144,028

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2017
Obligations of U.S. government-sponsored entities and agencies	$12,571	$90	$(74)	$12,587
Obligations of state and political subdivisions	56,824	890	(254)	57,460
Mortgage-backed securities - residential	64,092	184	(438)	63,838
Mortgage-backed securities - commercial	1,459	—	(1)	1,458
Collateralized mortgage obligations	6,310	1	(100)	6,211
Pooled trust preferred security	155	377	—	532
Total available-for-sale securities	$141,411	$1,542	$(867)	$142,086

 The following tables summarize the amortized cost and fair value of held-to-maturity securities at June 30, 2018 and 2017 and the corresponding gross unrecognized gains and losses:

Held-to-maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
June 30, 2018
Obligations of state and political subdivisions	$4,024	$24	$—	$4,048
Total held-to-maturity securities	$4,024	$24	$—	$4,048

Held-to-maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
June 30, 2017
Obligations of state and political subdivisions	$4,259	$73	$(3)	$4,329
Total held-to-maturity securities	$4,259	$73	$(3)	$4,329

The following tables summarize the amounts and distribution of Consumers’ securities held and the weighted average yields as of June 30, 2018:

	Amortized Cost	Fair Value	Average Yield / Cost
Available-for-sale
Obligations of government-sponsored entities:
Over 1 year through 5 years	$9,375	$9,205	2.25%
Over 5 years through 10 years	7,113	6,917	2.68
Total obligations of government-sponsored entities	16,488	16,122	2.44
Obligations of state and political subdivisions:
3 Months or less	1,346	1,348	3.83
Over 3 months through 1 year	1,742	1,749	3.40
Over 1 year through 5 years	11,412	11,440	2.90
Over 5 years through 10 years	20,349	20,318	3.27
Over 10 years	22,115	21,735	3.26
Total obligations of state and political subdivisions	56,964	56,590	3.21
Mortgage-backed securities - residential:
Over 3 months through 1 year
Over 1 year through 5 years	42,140	40,940	2.18
Over 5 years through 10 years	22,922	22,468	2.86
Total mortgage-backed securities - residential	65,062	63,408	2.42
Mortgage-backed securities - commercial:
Over 1 year through 5 years	1,432	1,415	1.97
Total mortgage-backed securities - commercial	1,432	1,415	1.97
Collateralized mortgage obligations:
Over 3 months through 1 year
Over 1 year through 5 years	4,068	3,908	1.86
Over 5 years through 10 years	1,905	1,858	2.89
Total collateralized mortgage obligations	5,973	5,766	2.19
Pooled trust preferred security	178	727	32.10
Total available-for-sale securities	$146,097	$144,028	2.75%

	Amortized Cost	Fair Value	Average Yield / Cost
Held-to-maturity
Obligations of state and political subdivisions:
Over 5 years through 10 years	$527	$527	2.91%
Over 10 years	3,497	3,521	2.38
Total held-to-maturity securities	$4,024	$4,048	2.45%

The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective yields considering amortization or accretion if the securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has been calculated on a tax equivalent basis. Average yields are based on amortized cost balances. The effective yield on the pooled trust preferred security was 32.10% due to the other-than-temporary impairment charges taken in prior years which reduced the amortized cost along with principal and interest payments being received during the 2018 fiscal year.

At June 30, 2018, there were no holdings of securities of any one issuer, other than the U.S. government-sponsored entities and agencies, with an aggregate book value which exceeds 10% of shareholders’ equity.

Loans. Loan receivables increased by $45,642 to $318,509 at June 30, 2018 compared to $272,867 at June 30, 2017. Loan demand increased, particularly in the commercial and commercial real estate segments, principally as a result of increased calling efforts within and around the surrounding markets of Consumers National’s branch locations and the loan production office.

Major classifications of loans, net of deferred loan fees and costs, were as follows as of June 30:

	2018	2017
Commercial	$60,953	$46,336
Commercial real estate:
Construction	5,375	5,588
Other	182,966	157,861
1-4 Family residential real estate:
Owner occupied	47,683	41,581
Non-owner occupied	15,480	14,377
Construction	1,187	1,993
Consumer loans	4,865	5,131
Total loans	$318,509	$272,867

The following is a schedule of contractual maturities and repayments of 1-4 family residential real estate construction, commercial and commercial real estate loans, as of June 30, 2018:

Due in one year or less	$20,860
Due after one year but within five years	31,575
Due after five years	198,046
Total	$250,481

The following is a schedule of fixed and variable rate 1-4 family residential real estate construction, commercial and commercial real estate loans due after one year (variable rate loans are those loans with floating or adjustable interest rates) as of June 30, 2018:

	Fixed Interest Rates	Variable Interest Rates
Total 1-4 family residential real estate construction, commercial and commercial real estate loans due after one year	$96,164	$133,457

Foreign Outstandings. There were no foreign outstandings during the periods presented. There are no concentrations of loans greater than 10% of total loans, which are not otherwise disclosed as a category of loans.

Allowance for Loan Losses. The allowance for loan losses balance and the provision charged to expense are judgmentally determined by management based upon a periodic review of the loan portfolio, an analysis of impaired loans, past loan loss experience, current economic conditions, collateral value assumptions for collateral-dependent loans and various other circumstances which are subject to change over time. Probable incurred losses are estimated by stratifying the total loan portfolio into pools of homogenous loans by occupancy, collateral type and loan purpose and applying Consumers National’s historical loss ratio, adjusted for more recent trends in loss experience, to each loan pool. Also, local unemployment rates are monitored and additional reserves are applied to all loans that are not assigned a specific reserve if there is an increase in the local unemployment rate. Specific reserves are determined by management’s review of delinquent loans, impaired loans, non-accrual loans, loans classified as substandard, watch list loans, loans to industries experiencing economic difficulties and other selected large loans. The collectability of these loans is evaluated after considering the current financial position of the borrower, the estimated market value of the collateral, guarantees and Consumers’ collateral position versus other creditors. Judgments, which are necessarily subjective, as to the probability of loss and the amount of such loss, are formed on these loans, as well as other loans in the aggregate.

Failure to receive principal and interest payments when due on any loan results in efforts to restore such loan to a current status. Loans are classified as non-accrual when, in the opinion of management, full collection of principal and accrued interest is not expected. The loans must be brought and kept current for six sustained payments before being considered for removal from non-accrual status. Commercial and commercial real estate loans are classified as impaired if management determines that full collection of principal and interest, in accordance with the terms of the loan documents, is not probable. If a loan is impaired, a portion of the allowance is allocated so the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that not all principal and interest amounts will be collected according to the original terms of the loan. As of June 30, 2018, impaired loans totaled $2,060, of which $1,090 are included in non-accrual loans. Continued unsuccessful collection efforts generally lead to initiation of foreclosure or other legal proceedings.

The following schedule summarizes non-accrual, past due, impaired and restructured loans for the years ended June 30:

	2018	2017
Non-accrual loans	$1,090	$1,187
Accruing loans past due 90 days or more	—	—
Total non-performing loans	$1,090	$1,187
Other real estate owned	—	71
Total non-performing assets	$1,090	$1,258
Impaired loans	$2,060	$2,234
Accruing restructured loans	$971	$1,082

The non-performing loans are either in the process of foreclosure or efforts are being made to work with the borrower to bring the loan current. Properties acquired by Consumers as a result of foreclosure, or by deed in lieu of foreclosure, are classified as “other real estate owned” until they are sold or otherwise disposed of.

Potential Problem Loans. There were no loans, not otherwise identified above, included on management’s watch or troubled loan lists that management has serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Management’s watch and troubled loan lists includes loans which management has some doubt as to the borrowers’ ability to comply with the present repayment terms, loans which management is actively monitoring due to changes in the borrower’s financial condition and other loans which management wants to more closely monitor due to special circumstances. These loans and their potential loss exposure have been considered in management’s analysis of the adequacy of the allowance for loan losses.

The following table summarizes Consumers’ loan loss experience, and provides a breakdown of the charge-off, recovery and other activity for the years ended June 30:

	2018	2017
Allowance for loan losses at beginning of year	$3,086	$3,566
Loans charged off:
Commercial	—	6
Commercial real estate	4	1,061
1-4 Family residential real estate	33	44
Consumer loans	24	37
Total charge offs	61	1,148
Recoveries:
Commercial	17	1
Commercial real estate	41	—
1-4 Family residential real estate	14	38
Consumer loans	15	33
Total recoveries	87	72
Net charge-offs (recoveries)	(26)	1,076
Provision for loan losses charged to operations	310	596
Allowance for loan losses at end of year	$3,422	$3,086

The following schedule is a breakdown of the allowance for loan losses allocated by type of loan and related ratios:

	Allocation of the Allowance for Loan Losses
	Allowance Amount	% of Loan Type to Total Loans	Allowance Amount	% of Loan Type to Total Loans
	June 30, 2018		June 30, 2017
Commercial	$586	19.1%	$518	17.0%
Commercial real estate loans	2,277	59.2	2,038	59.9
1-4 Family residential real estate	499	20.2	473	21.2
Consumer loans	60	1.5	57	1.9
Total	$3,422	100.0%	$3,086	100.0%

While management’s periodic analysis of the adequacy of the allowance for loan loss may allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-off that may occur.

Funding Sources. Total deposits increased by $55,492, or 14.8%, from $374,471 at June 30, 2017 to $429,963 at June 30, 2018. During the quarter ended June 30, 2018, the nature of some of our public fund deposit account relationships changed. As a result, $21,163 in public funds previously reported as short-term borrowings are now reported as deposit accounts. If not for this change, deposits would have increased by $34,329, or 9.2%, for the 12-month period ended June 30, 2018 compared to June 30, 2017. For the fiscal year ended June 30, 2018, interest-bearing demand deposits increased by $27,176, or 50.2%, time deposits increased by $12,030, or 18.1%, savings deposits increased by $11,050, or 7.3% and noninterest-bearing demand deposits increased by $5,236, or 5.1% from the same prior year period. The increases in noninterest-bearing demand, savings and time deposits are primarily from business and public fund customer relationships as a result of the continued focus on attracting low cost core deposit account relationships and from the opening of the new branch location in Jefferson, Ohio.

Short-term borrowings decreased by $10,619, or 44.3%, from $23,986 at June 30, 2017 to $13,367 at June 30, 2018. As mentioned in the preceding paragraph, short-term borrowings declined primarily as a result of public fund sweep repurchase agreements that were previously reported as short-term borrowings are now reported as deposit accounts. This decline was partially offset by an $8,881 increase in federal funds purchased.

The following is a schedule of average deposit amounts and average rates paid on each category for the periods included:

	Years Ended June 30,
	2018		2017
	Amount	Rate	Amount	Rate
Noninterest-bearing demand deposit	$109,675	—	$103,017	—
Interest-bearing demand deposit	57,272	0.20%	49,832	0.15%
Savings	155,000	0.23	141,279	0.13
Certificates and other time deposits	71,404	1.04	66,761	0.79
Total	$393,351	0.31%	$360,889	0.22%

The following table summarizes time deposits issued in amounts of $100 or more as of June 30, 2018 by time remaining until maturity:

Maturing in:
Under 3 months	$3,090
Over 3 to 6 months	8,181
Over 6 to 12 months	7,366
Over 12 months	20,786
Total	$39,423

See Note 6—Short-Term Borrowings to the Consolidated Financial Statements on page F-24 for information concerning short-term borrowings.

Capital Resources

Total shareholders’ equity increased by $226 from $43,535 at June 30, 2017 to $43,761 at June 30, 2018. The increase was primarily the result of $3,581 of net income for the current fiscal year. This increase was partially offset by a net reduction of $2,080 in accumulated other comprehensive income from a shift in unrealized gains on the mark-to-market of available-for-sale securities to net unrealized losses and cash dividends paid of $1,351.

At June 30, 2018, management believes Consumers National complied with all regulatory capital requirements. Based on Consumers National’s computed regulatory capital ratios, the OCC has determined Consumers National to be well capitalized under the Federal Deposit Insurance Act as of its latest exam date. Consumers National’s actual and required capital amounts are disclosed in Note 11—Regulatory Matters to the Consolidated Financial Statements on page F-27. Management is not aware of any matters occurring subsequent to that exam that would cause Consumers National’s capital category to change.

Liquidity

Management considers the asset position of Consumers National to be sufficiently liquid to meet normal operating needs and conditions. Consumers National’s earning assets are divided primarily between loans and available-for-sale securities, with any excess funds placed in federal funds sold or interest-bearing deposit accounts with other financial institutions.

Net cash inflows from operating activities for the 2018 fiscal year were $5,851 and net cash inflows from financing activities were $42,958. Net cash outflows from investing activities were $50,949. The major sources of cash were a $55,492 net increase in deposits and an $18,262 net increase from sales, maturities or principal pay downs on available-for-sale securities. The major uses of cash were a $45,869 net increase in loans and the $23,878 purchase of available-for-sale securities. Total cash and cash equivalents were $7,772 as of June 30, 2018 compared to $9,912 at June 30, 2017.

Consumers National groups its loan portfolio into four major categories: commercial loans; commercial real estate loans; 1-4 family residential real estate loans; and consumer loans. Consumers National’s 1-4 family residential real estate loan portfolio primarily consists of fixed and variable rate mortgage loans for terms generally not longer than thirty years and variable rate home equity lines of credit. Commercial and commercial real estate loans consists of both variable rate notes subject to interest rate changes based on the prime rate or Treasury index, and fixed rate notes having maturities of generally not greater than twenty years. Consumer loans offered by Consumers National are generally written for periods of up to seven years, based on the nature of the collateral. These may be either installment loans having regular monthly payments or demand type loans for short periods of time.

Funds not allocated to Consumers National’s loan portfolio are invested in various securities having diverse maturity schedules. A majority of Consumers National’s securities are held in obligations of U.S. government-sponsored entities, mortgage-backed securities, and investments in tax-exempt municipal bonds.

Consumers National offers several forms of deposit products to its customers. Consumers’ management believes the rates offered by Consumers National and the fees charged for the deposit products are competitive with others currently available in the market area. While Consumers National continues to be under competitive pressures in its market area as financial institutions attempt to attract and keep new deposits, Consumers believes many commercial and retail customers have been continuing to turn to community banks. Compared to our peers, Consumers’ core deposits consist of a larger percentage of noninterest-bearing demand deposits resulting in the cost of funds remaining at a low level of 0.52%.

Jumbo time deposits (those with balances of $250 and over) were $23,018 and $14,252 at June 30, 2018 and 2017, respectively. These deposits are monitored closely by Consumers National and are typically priced on an individual basis. When these deposits are from a municipality, certain bank-owned securities are pledged to guarantee the safety of these public fund deposits as required by Ohio law. Consumers has the option to use a fee paid broker to obtain deposits from outside its normal service area as an additional source of funding. However, these deposits are not relied upon as a primary source of funding.

Dividends from Consumers National are the primary source of funds for payment of dividends to Consumers’ shareholders. However, there are statutory limits on the amount of dividends Consumers National can pay without regulatory approval. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. Additionally, Consumers National may not declare or pay any dividend if, after making the dividend, Consumers National would be “undercapitalized,” as defined in the federal regulations. As of June 30, 2018, Consumers National could, without prior approval, declare a dividend of approximately $4,448.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of Consumers are monetary in nature. Therefore, as a financial institution, interest rates have a more significant impact on Consumers’ performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity, maturity structure and quality of Consumers’ assets and liabilities are critical to the maintenance of acceptable performance levels.

Critical Accounting Policies and Use of Significant Estimates

The financial condition and results of operations for Consumers presented in the Consolidated Financial Statements, accompanying notes to the Consolidated Financial Statements and management’s discussion and analysis are, to a large degree, dependent upon Consumers’ accounting policies. The selection and application of these accounting policies involve judgments, estimates and uncertainties that are susceptible to change.

Presented below is a discussion of the accounting policies that management believes are the most important to the portrayal and understanding of Consumers’ financial condition and results of operations. These are the policies that require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. Also, see Note 1—Summary of Significant Accounting Policies to the Consolidated Financial Statements on page F-7 for additional information related to significant accounting policies.

Allowance for Loan Losses. Management periodically reviews the loan portfolio to establish an estimated allowance for loan losses (“allowance”) that are probable as of the respective reporting date. Additions to the allowance are charged against earnings for the period as a provision for loan losses. Actual loan losses are charged against the allowance when management believes the collection of principal will not occur. Unpaid interest for loans placed on non-accrual status is reversed against current interest income.

The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable incurred losses. If not, an additional provision is made to increase the allowance. This evaluation includes specific loss estimates on certain individually reviewed loans, loss estimates for loan groups or pools based on historical loss experience and general loss estimates based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions, among other things. The allowance is also subject to periodic examination by regulators whose review includes a determination as to its adequacy to absorb probable incurred losses.

Those judgments and assumptions that are most critical to the application of this accounting policy are the initial and on-going credit-worthiness of the borrower, the amount and timing of future cash flows of the borrower that are available for repayment of the loan, the sufficiency of underlying collateral, the enforceability of third-party guarantees, the frequency and subjectivity of loan reviews and risk grading, emerging or changing trends that might not be fully captured in the historical loss experience, and charges against the allowance for actual losses that are greater than previously estimated. These judgments and assumptions are dependent upon or can be influenced by a variety of factors, including the breadth and depth of experience of lending officers, credit administration and the loan review staff that periodically review the status of the loan, changing economic and industry conditions, changes in the financial condition of the borrower, and changes in the value and availability of the underlying collateral and guarantees.

While Consumers strives to reflect all known risk factors in our evaluations, judgment errors may occur. If different assumptions or conditions were to prevail, the amount and timing of interest income and loan losses could be materially different. These factors are most pronounced during economic downturns. Since, as described above, so many factors can affect the amount and timing of losses on loans, it is difficult to predict, with any degree of certainty, the effect on income if different conditions or assumptions were to prevail.

Contractual Obligations, Commitments and Contingent Liabilities

The following table presents, as of June 30, 2018, Consumers’ significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Note Reference	2019	2020	2021	2022	2023	Thereafter	Total
Certificates of deposit	5	$37,984	$24,575	$6,261	$7,528	$1,472	$721	$78,541
Short-term borrowings	6	13,367	—	—	—	—	—	13,367
Federal Home Loan advances	7	2,056	1,500	1,500	1,700	5,000	—	11,756
Salary continuation plan	8	77	146	146	146	146	1,660	2,321
Operating leases	4	83	85	78	71	65	—	382
Deposits without maturity		—	—	—	—	—	—	351,422

Note 12—Commitments with Off-Balance Sheet Risk to the Consolidated Financial Statements on page F-29 discusses in greater detail other commitments and contingencies and the various obligations that exist under those agreements. These commitments and contingencies consist primarily of commitments to extend credit to borrowers under lines of credit.

Off-Balance Sheet Arrangements

At June 30, 2018, Consumers had no unconsolidated, related special purpose entities, nor did Consumers engage in derivatives and hedging contracts, such as interest rate swaps, which may expose Consumers to liabilities greater than the amounts recorded on the consolidated balance sheet. Consumers’ investment policy prohibits engaging in derivative contracts for speculative trading purposes; however, in the future, Consumers may pursue certain contracts, such as interest rate swaps, to execute a sound and defensive interest rate risk management policy.

CONSUMERS’ MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS –MARCH 31, 2019

(Dollars in thousands, except per share data)

General

The following is Consumers’ management’s analysis of Consumers’ results of operations for the three- and nine-month periods ended March 31, 2019, compared to the same periods in 2018, and the consolidated balance sheet at March 31, 2019, compared to June 30, 2018. This discussion is designed to provide a more comprehensive review of the operating results and financial condition than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

Overview

Consumers, a bank holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common shares of Consumers National, a bank chartered under the laws of the United States of America. Consumers’ activities have been limited primarily to holding the common shares of Consumers National. Consumers National’s business involves attracting deposits from businesses and individual customers and using such deposits to originate commercial, mortgage and consumer loans in its market area, consisting primarily of Carroll, Columbiana, Jefferson, Stark, Summit, Wayne and contiguous counties in Ohio. Consumers National also invests in securities consisting primarily of U.S. government sponsored entities, municipal obligations, mortgage-backed and collateralized mortgage obligations issued by Fannie Mae, Freddie Mac and Ginnie Mae.

Results of Operations

Three- and Nine-Month Periods Ended March 31, 2019 and 2018

For the third quarter of fiscal year 2019, net income increased by $122, or 13.4% from the same period last year. Net income for the third quarter of fiscal year 2019 was $1,035, or $0.38 per common share, compared to $913, or $0.33 per common share for the three months ended March 31, 2018. The following are key highlights of our results of operations for the three months ended March 31, 2019:

●	net interest income increased by $275 to $4,242, or by 6.9%, in the third quarter of fiscal year 2019 from the same prior year period;
●	noninterest income increased by $58, or 7.2%, in the third quarter of fiscal year 2019 from the same prior year period; and
●	noninterest expenses increased by $231, or 6.5%, in the third quarter of fiscal year 2019 from the same prior year period.

For the nine months of fiscal year 2019, net income increased by $2,058, or 82.4% from the same period last year. Net income for the nine months ended March 31, 2019 was $4,557, or $1.67 per common share, compared to $2,499, or $0.92 per common share for the nine months ended March 31, 2018. The following are key highlights of our results of operations for the nine months ended March 31, 2019:

●	net interest income increased by $1,235 to $12,915, or by 10.6%, in the nine months of fiscal year 2019 from the same prior year period;
●	a negative provision for loan loss expense of $555 was recorded during the nine months of fiscal year 2019 compared with a $250 provision for loan loss expense during the same prior year period;
●

noninterest income increased by $786, or 31.3%, during the nine months of fiscal year 2019 from the same prior year period, which includes net securities gains of $561 in fiscal year 2019 compared to $33 in the same prior year period; and

●	noninterest expenses increased by $842, or 8.0%, during the nine months of fiscal year 2019 from the same prior year period.

Return on average equity and return on average assets were 13.34% and 1.19%, respectively, for the first nine months of fiscal year 2019 compared to 7.54% and 0.70%, respectively, for the same prior year period.

Net Interest Income

Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the largest component of Consumers’ earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities. Net interest margin is calculated by dividing net interest income on a fully tax equivalent basis (FTE) by total average interest-earning assets. FTE income includes tax-exempt income, restated to a pre-tax equivalent, based on the statutory federal income tax rate. The federal income tax rate in effect for the 2019 fiscal year was 21.0% compared with 27.55% for the same prior year period. A 21.0% federal tax rate went into effect on January 1, 2018 with the enactment of the Tax Cuts and Jobs Act. All average balances are daily average balances. Non-accruing loans are included in average loan balances.

Consumers’ net interest margin was 3.57% for the three months ended March 31, 2019, compared with 3.72% for the same period in 2018. FTE net interest income for the three months ended March 31, 2019 increased by $210, or 5.10%, to $4,312 from $4,102 for the same year ago period.

Tax-equivalent interest income for the three months ended March 31, 2019 increased by $660, or 14.6%, from the same year ago period. Interest income was positively impacted by a $41,554, or 9.3%, increase in average interest-earning assets from the same prior year period. Additionally, Consumers’ yield on average interest-earning assets increased to 4.30% for the three months ended March 31, 2019 from 4.11% for the same period last year. The increase in the yield on average interest-earning assets was primarily the result of an increase in the yield on loans and taxable securities as a result of higher interest rates. Additionally, the yield on average interest-earning assets was positively impacted by a change in the earning asset mix with higher yielding loans increasing faster than lower yielding securities.

Interest expense for the three months ended March 31, 2019 increased by $450 from the same period last year. Consumers’ cost of funds was 1.00% for the three months ended March 31, 2019 compared with 0.54% for the same period last year. The increase in short term market interest rates has impacted the rates paid on all interest-bearing deposit products and borrowings.

Consumers’ net interest margin was 3.63% for the nine months ended March 31, 2019, compared with 3.65% for the same period in 2018. FTE net interest income for the nine months ended March 31, 2019 increased by $1.094, or 9.1%, to $13,181 from $12,087 for the same period last year.

Tax-equivalent interest income for the nine months ended March 31, 2019 increased by $2,108, or 15.9%, from the same period last year. Interest income was positively impacted by a $39,774, or 9.0%, increase in average interest-earning assets from the same prior year period. Additionally, Consumers’ yield on average interest-earning assets increased to 4.23% for the nine months ended March 31, 2018 from 4.00% for the same period last year. The yield on average interest-earning assets increased despite a decline in the tax-equivalent yield on nontaxable securities that occurred as a result of the decline in the statutory federal tax rate. The increase in the yield on average interest-earning assets was primarily a result of an increase in interest rates as well as a positive change in the earning asset mix with higher yielding loans increasing faster than lower yielding securities.

Interest expense for the nine months ended March 31, 2019 increased by $1,014 from the same period last year. Consumers’ cost of funds was 0.83% for the nine months ended March 31, 2019 compared with 0.49% for the same period last year.

Average Balance Sheets and Analysis of Net Interest Income for the Three Months Ended March 31, (In thousands, except percentages)
	2019			2018
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:
Taxable securities	$85,932	$566	2.63%	$78,900	$454	2.30%
Nontaxable securities (1)	60,207	470	3.17	59,492	495	3.38
Loans receivable (1)	337,350	4,118	4.95	300,286	3,531	4.77
Federal bank and other restricted stocks	1,459	19	5.28	1,429	21	5.96
Interest bearing deposits and federal funds sold	3,085	16	2.10	6,372	28	1.78
Total interest-earning assets	488,033	5,189	4.30%	446,479	4,529	4.11%

Noninterest-earning assets	30,751			30,807

Total Assets	$518,784			$477,286

Interest-bearing liabilities:
NOW	$77,328	$124	0.65%	$55,126	$21	0.15%
Savings	158,476	188	0.48	154,234	85	0.22
Time deposits	97,123	437	1.82	73,514	194	1.07
Short-term borrowings	2,731	10	1.49	23,436	64	1.11
FHLB advances	19,588	118	2.44	15,753	63	1.62
Total interest-bearing liabilities	355,246	877	1.00%	322,063	427	0.54%

Noninterest-bearing liabilities:
Noninterest-bearing checking accounts	111,616			107,642
Other liabilities	4,331			3,802
Total liabilities	471,193			433,507
Shareholders’ equity	47,591			43,779

Total liabilities and shareholders’ equity	$518,784			$477,286

Net interest income, interest rate spread (1)		$4,312	3.30%		$4,102	3.57%

Net interest margin (net interest as a percent of average interest-earning assets) (1)			3.57%			3.72%

Federal tax exemption on non-taxable securities and loans included in interest income		$70			$135

Average interest-earning assets to interest-bearing liabilities	137.38%			138.63%

(1) Calculated on a fully taxable equivalent basis utilizing a statutory federal income tax rate of 21.0% in the 2019 fiscal year and 27.55% in the 2018 fiscal year.

Average Balance Sheets and Analysis of Net Interest Income for the Nine Months Ended March 31, (In thousands, except percentages)
	2019			2018
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:
Taxable securities	$85,679	$1,641	2.49%	$81,085	$1,385	2.27%
Nontaxable securities (1)	59,891	1,434	3.17	60,260	1,492	3.33
Loans receivable (1)	329,008	12,132	4.91	290,876	10,205	4.67
Federal bank and other restricted stocks	1,459	63	5.75	1,426	60	5.60
Interest bearing deposits and federal funds sold	4,544	73	2.14	7,160	93	1.73
Total interest-earning assets	480,581	15,343	4.23%	440,807	13,235	4.00%

Noninterest-earning assets	30,905			31,406

Total Assets	$511,486			$472,213

Interest-bearing liabilities:
NOW	$81,242	$387	0.63%	$54,071	$61	0.15%
Savings	161,406	501	0.41	152,788	243	0.21
Time deposits	85,771	993	1.54	68,868	497	0.96
Short-term borrowings	3,463	38	1.46	25,290	176	0.93
FHLB advances	16,883	243	1.92	13,847	171	1.65
Total interest-bearing liabilities	348,765	2,162	0.83%	314,864	1,148	0.49%

Noninterest-bearing liabilities:
Noninterest-bearing checking accounts	112,918			109,300
Other liabilities	4,310			3,881
Total liabilities	465,993			428,045
Shareholders’ equity	45,493			44,168

Total liabilities and shareholders’ equity	$511,486			$472,213

Net interest income, interest rate spread (1)		$13,181	3.40%		$12,087	3.51%

Net interest margin (net interest as a percent of average interest-earning assets) (1)			3.63%			3.65%

Federal tax exemption on non-taxable securities and loans included in interest income		$266			$407

Average interest-earning assets to interest-bearing liabilities	137.80%			140.00%

(1) Calculated on a fully taxable equivalent basis utilizing a statutory federal income tax rate of 21.0% in the 2019 fiscal year and 27.55% in the 2018 fiscal year.

Provision for Loan Losses

The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the estimated probable incurred credit losses in Consumers National’s loan portfolio that have been incurred at each balance sheet date. For the nine-month period ended March 31, 2019, a negative provision for loan loss expense of $555 was recognized compared to a provision for loan loss expense of $250 for the same prior year period.

Non-performing loans were $817 as of March 31, 2019 compared with $1,090 as of June 30, 2018 and $825 as of March 31, 2018. For the nine months ended March 31, 2019, net recoveries totaled $789 compared with net charge-offs of $13 for the same prior year period. A full principal recovery of a prior period commercial real estate loan charge-off was collected during the three-month period ended December 31, 2018. The allowance for loan losses as a percentage of loans was 1.05% at March 31, 2019 and 1.07% at June 30, 2018. The provision for loan losses for the period ended March 31, 2019 was considered sufficient by management for maintaining an appropriate allowance for probable incurred credit losses.

Noninterest Income

Noninterest income increased by $58, or 7.2%, for the third quarter of fiscal year 2019 from the same period last year and $786, or 31.3%, for the first nine months of fiscal year 2019 from the same period last year. Net securities gains in the first nine months of fiscal year 2019 totaled $561 compared to $33 in the same prior year period. During the 2019 fiscal year, the pooled trust preferred security was sold because of the significant increase in the value of this security resulting in a gain of $593. In addition, noninterest income was positively impacted by increases in debit card interchange income, gains from the sale of mortgage loans and service charges on deposit accounts.

Noninterest Expenses

Total noninterest expenses increased to $3,812, or by 6.5%, during the third quarter of fiscal year 2019, compared with $3,581 during the same period last year. Total non-interest expenses increased to $11,376, or by 8.0%, during the nine months of fiscal year 2019, compared with $10,534 during the same period last year. Total noninterest expenses were impacted by increases in salary, incentive compensation, and legal and consulting expenses.

Income Taxes

Income tax expense was $150 and $836 for the three- and nine-month periods ended March 31, 2019, respectively, compared to $175 and $910 for the three- and nine-month periods ended March 31, 2018, respectively. The effective tax rate was 12.7% and 15.5% for the three- and nine-month periods ended March 31, 2019 compared to 16.1% and 26.7% for the three- and nine-month periods ended March 31, 2018. Income tax expense and the effective tax rate were higher in the 2018 fiscal year periods primarily due to the enactment of the Tax Cuts and Jobs Act. As a result of the enactment of the Tax Cuts and Jobs Act, a one-time income tax expense of $348 was recorded in conjunction with Consumers writing down its net deferred tax assets. The effective tax rate was lower in the 2019 fiscal year as a result of the enactment of the Tax Cuts and Jobs Act, which lowered the federal corporate tax rate beginning on January 1, 2018. The federal corporate tax rate was 21.0% in the 2019 fiscal year compared to 27.55% in the 2018 fiscal year.

Financial Condition

Total assets at March 31, 2019 were $528,433 compared to $502,619 at June 30, 2018, an increase of $25,814, or an annualized 6.8%.

Total loans increased by $28,953, or an annualized 12.1%, from $318,509 at June 30, 2018 to $347,462 at March 31, 2019. The growth in the loan portfolio was primarily related to growth within the commercial real estate and 1-4 family residential real estate segments to borrowers within Consumers National’s primary market area. The loan growth was primarily funded by an increase of $29,326, or an annualized 9.1%, in total deposits.

Non-Performing Assets

The following table presents the aggregate amounts of non-performing assets and respective ratios as of the dates indicated.

	March 31, 2019	June 30, 2018	March 31, 2018
Non-accrual loans	$817	$1,090	$825
Loans past due over 90 days and still accruing	—	—	—
Total non-performing loans	817	1,090	825
Other real estate owned	—	—	—
Total non-performing assets	$817	$1,090	$825

Non-performing loans to total loans	0.24%	0.34%	0.27%
Allowance for loan losses to total non-performing loans	447.49%	313.94%	402.79%

As of March 31, 2019, impaired loans totaled $1,799, of which $817 are included in non-accrual loans. Commercial and commercial real estate loans are classified as impaired if management determines that full collection of principal and interest, in accordance with the terms of the loan documents, is not probable. Impaired loans and non-performing loans have been considered in management’s analysis of the appropriateness of the allowance for loan losses. Management and the Board of Directors are closely monitoring these loans and believe that the prospects for recovery of principal and interest, less identified specific reserves, are favorable.

Contractual Obligations, Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements

Liquidity

The objective of liquidity management is to ensure adequate cash flows to accommodate the demands of our customers and provide adequate flexibility for Consumers to take advantage of market opportunities under both normal operating conditions and under unpredictable circumstances of industry or market stress. Cash is used to fund loans, purchase investments, fund the maturity of liabilities, and at times to fund deposit outflows and operating activities. Consumers’ principal sources of funds are deposits; amortization and prepayments of loans; maturities, sales and principal receipts from securities; borrowings; and operations. Management considers the asset position of Consumers to be sufficiently liquid to meet normal operating needs and conditions. Consumers’ earning assets are mainly comprised of loans and investment securities. Management continually strives to obtain the best mix of loans and investments to both maximize yield and insure the soundness of the portfolio, as well as to provide funding for loan demand as needed.

For the nine months ended March 31, 2019, net cash inflow from operating activities was $5,275, net cash outflows from investing activities was $23,964 and net cash inflows from financing activities was $19,269. A major source of cash was a $29,326 increase in deposits and $21,391 from sales, maturities, calls and principal pay downs on available-for-sale securities. A major use of cash was a $28,239 increase in loans. Total cash and cash equivalents were $8,352 as of March 31, 2019, compared to $7,772 at June 30, 2018 and $17,833 at March 31, 2018.

Consumers National offers several types of deposit products to its customers. Consumers management believes the rates offered by Consumers National and the fees charged for the deposit products are competitive with the rates and fees charged by other banks for similar deposit products currently available in the market area. Deposits totaled $459,289 at March 31, 2019 compared with $429,963 at June 30, 2018.

To provide an additional source of liquidity, Consumers National has entered into a borrowing agreement with the FHLB of Cincinnati. At March 31, 2019, advances from the FHLB of Cincinnati totaled $12,106 compared with $11,756 at June 30, 2018. As of March 31, 2019, Consumers National had the ability to borrow an additional $32,169 from the FHLB of Cincinnati based on a blanket pledge of qualifying first mortgage and multi-family loans. Consumers considers the FHLB of Cincinnati to be a reliable source of liquidity funding, secondary to its deposit base.

Short-term borrowings consisted of repurchase agreements, which are financing arrangements that mature daily, and federal funds purchased from correspondent banks. Consumers National pledges securities as collateral for the repurchase agreements. Short-term borrowings totaled $4,025 at March 31, 2019 and $13,367 at June 30, 2018.

Jumbo time deposits (those with balances of $250 and over) totaled $35,137 at March 31, 2019 and $23,018 at June 30, 2018. These deposits are monitored closely by Consumers and are mainly priced on an individual basis. When these deposits are from a municipality, certain bank-owned securities are pledged to guarantee the safety of these public fund deposits as required by Ohio law. Consumers has the option to use a fee-paid broker to obtain deposits from outside its normal service area as an additional source of funding. Consumers, however, does not rely upon these deposits as a primary source of funding. Although management monitors interest rates on an ongoing basis, a quarterly rate sensitivity report is used to determine the effect of interest rate changes on the financial statements. In the opinion of management, enough assets or liabilities could be repriced over the near term (up to three years) to compensate for such changes. The spread on interest rates, or the difference between the average earning assets and the average interest-bearing liabilities, is monitored quarterly.

Off-Balance Sheet Arrangements

In the normal course of business, to meet the financial needs of our customers, we are a party to financial instruments with off-balance sheet risk. These financial instruments generally include commitments to originate mortgage, commercial and consumer loans, and involve to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the Consolidated Balance Sheets. The maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments. Since commitments to extend credit have a fixed expiration date or other termination clause, some commitments will expire without being drawn upon and the total commitment amounts do not necessarily represent future cash requirements. The same credit policies are used in making commitments as are used for on-balance sheet instruments and collateral is required in instances where deemed necessary. Undisbursed balances of loans closed include funds not disbursed but committed for construction projects. Unused lines of credit include funds not disbursed, but committed for home equity, commercial and consumer lines of credit. Financial standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Total unused commitments were $87,597 at March 31, 2019 and $63,854 at June 30, 2018.

Capital Resources

Total shareholders’ equity increased to $49,111 as of March 31, 2019 from $43,761 as of June 30, 2018. The increase was primarily the result of $4,557 of net income for the first nine months of fiscal year 2019 and was partially offset by cash dividends paid of $1,065.

Consumers National is subject to various regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective-action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on Consumers’ financial statements.

As of March 31, 2019, Consumers National’s common equity Tier 1 capital and Tier 1 capital ratios were 12.14% and the leverage and total capital ratios were 9.11% and 13.08%, respectively. This compares with common equity Tier 1 capital and Tier 1 capital ratios of 12.20% and leverage and total risk-based capital ratios of 8.74% and 13.15%, respectively, as of June 30, 2018. Consumers National exceeded minimum regulatory capital requirements to be considered well-capitalized for both periods. Management is not aware of any matters occurring subsequent to December 31, 2018 that would cause Consumers National’s capital category to change.

Critical Accounting Policies

The financial condition and results of operations for Consumers presented in the Consolidated Financial Statements, accompanying notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are, to a large degree, dependent upon Consumers’ accounting policies. The selection and application of these accounting policies involve judgments, estimates and uncertainties that are susceptible to change.

Consumers has identified the appropriateness of the allowance for loan losses as a critical accounting policy and an understanding of this policy is necessary to understand the financial statements. Critical accounting policies are those policies that require management’s most difficult, subjective or complex judgments often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Note One (Summary of Significant Accounting Policies—Allowance for Loan Losses), Note Three (Loans) and Management’s Discussion and Analysis of Financial Condition and Results of Operation (Critical Accounting Policies and Use of Significant Estimates) of the financial statements with respect to the fiscal year end June 30, 2018 provided elsewhere in this proxy statement/prospectus provide detail with regard to Consumers’ accounting for the allowance for loan losses. There have been no significant changes in the application of accounting policies since June 30, 2018.

DESCRIPTION OF CONSUMERS COMMON SHARES

The following description of Consumers’ capital stock is based upon Consumers’ Amended and Restated Articles of Incorporation (“Consumers’ Articles”), Consumers’ 2nd Amended and Restated Regulations (“Consumers’ Regulations”), and applicable provisions of law. Consumers has summarized certain portions of the Consumers’ Articles and the Consumers’ Regulations below. The summary is not complete. The Consumers’ Articles and the Consumers’ Regulations are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus forms a part. You should read the Consumers’ Articles and the Consumers’ Regulations for the provisions that are important to you.

Common Shares

Consumers is authorized to issue 3,500,000 common shares, without par value. There are 2,733,845 common shares outstanding as of August 9, 2019.

Dividend Rights. Holders of Consumers common shares are entitled to receive such dividends as may be declared by Consumers’ board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of Consumers common shares upon Consumers’ liquidation.

Voting Rights. Holders of Consumers common shares are entitled to vote on the election of directors and upon all other matters that may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Under the Ohio General Corporation Law, which this proxy statement/prospectus refers to as the “OGCL,” Consumers’ shareholders will have the right to cumulative voting if a shareholder provides written notice to Consumers’ President or Secretary not less than 48 hours before the time fixed for holding Consumers’ annual shareholder meeting. Upon announcement of this notice at Consumers’ annual meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder may cast as many votes for the election of directors as the number of directors to be elected multiplied by the number of shares held by such shareholder. The votes may be cast for one nominee or distributed among as many nominees as the shareholder desires.

Directors are elected by a plurality of the votes cast at the meeting (i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the meeting). Any other matter submitted to the shareholders at a meeting at which a quorum is present will be decided by the vote of the holders of a majority of the shares represented in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by applicable law, Consumers’ articles of incorporation, as amended and in effect at the time, or Consumers’ regulations, as amended and in effect at the time, in which case such express provision shall govern and control the decision of such matter. Vacancies on Consumers’ board may be filled by a majority of the directors then in office. Consumers’ Regulations authorize the removal of a director, only for cause, by a vote of the holders of a majority of the outstanding common shares entitled to vote in the election of directors, provided that no director shall be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all directors of a particular class, would be sufficient to elect at least one director.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of Consumers, the holders of Consumers common shares would be entitled to receive, after payment or provision for payment of all Consumers’ debts and liabilities, all of Consumers’ assets available for distribution. Holders of Consumers’ preferred stock, if any such shares are then outstanding, may have priority over the holders of common shares or may participate (which participation may be disproportionate) with the common shares in the event of any liquidation or dissolution. Consumers has no preferred stock currently outstanding.

Other Rights. As set forth in the Consumers’ Articles, holders of Consumers common shares have pre-emptive rights to purchase common shares that are offered or sold by Consumers for cash, unless the common shares offered or sold are: (1) treasury shares; (2) issued as a share dividend; (3) issued or agreed to be issued for consideration other than money; (4) issued by Consumers’ board of directors; (5) issued or agreed to be issued upon the conversion of convertible shares authorized in the Consumers’ Articles, or upon exercise of the conversion conferred and authorized by Consumers’ board of directors; (6) offered to shareholders in satisfaction of their pre-emptive rights and not purchased by such shareholders, and thereupon issued and agreed to be issued for a consideration not less than that at which the common shares are so offered to shareholders, less reasonable expenses, compensation, or discount paid or allowed for sale, underwriting, or purchase of the common shares, unless by the affirmative vote or written order of the holders of two-thirds of the common shares otherwise entitled to such pre-emptive rights, if pre-emptive rights are restored as to any of such shares not theretofore issued or agreed to be issued; (7) released from pre-emptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to such pre-emptive rights; or (8) released from pre-emptive rights by the affirmative vote or written consent of the holders of a majority of the common shares entitled to pre-emptive rights, for offering and sale, or the grant of options with respect thereto, to any or all employees of Consumers or its subsidiary corporations or to a trustee on their behalf, under a plan adopted or to be adopted by the board of directors for that purpose.

There are no redemption or conversion provisions applicable to Consumers common shares, and holders of Consumers common shares are not liable for any further capital call or assessment.

Transfer Agent and Registrar. The transfer agent and registrar for Consumers common shares is

Computershare Shareholder Services, P.O. Box 30170, College Station, Texas 77842-3170, telephone number 800-368-5948.

Preferred Shares

Consumers’ Articles authorize it to issue 350,000 preferred shares. As of the date of this proxy statement/prospectus, Consumers does not have any preferred shares outstanding.

Consumers’ board of directors is authorized to issue one or more classes, or one or more series within a class, of preferred shares in the future and to fix the designations, preferences, rights, powers, including voting powers, and par value, if any (or qualifications, limitations and restrictions) of such preferred shares. As a result, the board of directors could adversely affect the rights of the holders of common shares without a vote of such shareholders.

Anti–Takeover Effects of Consumers’ Articles of Incorporation and Regulations

There are provisions in Consumers’ corporate governance documents, and in the OGCL, which could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of Consumers common shares.

Classified Board of Directors. Consumers’ Articles provide for Consumers’ board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of Consumers’ board will be elected by the shareholders each year. This classification system makes it more difficult to replace a majority of the directors and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of Consumers. It also may maintain the incumbency of Consumers’ directors.

Business Combinations. Subject to certain exceptions, Consumers’ Articles prohibit it from consummating a “Business Combination” except with approval by the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power of the company. Consumers’ Articles define a “Business Combination” to mean any:

●	merger or consolidation of Consumers;

●	sale, lease, exchange or other disposition of all or substantially all of Consumers’ assets; or

●	issuance or transfer of any securities of Consumers to any other entity for cash.

Consumers’ Articles do not require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power for any transaction described above as a “Business Combination” that is:

●

with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered for this purpose as one class, is owned of record or beneficially by Consumers and/or its subsidiary;

●

with another corporation, person or other entity if the board of directors of Consumers shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of Consumers entitled to vote generally in the election of directors;

●	approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole board of directors of Consumers at any time prior to the consummation thereof;

●

with another corporation, person or other entity if, as of the date of the amendment of Consumers’ Articles to include these provisions, such corporation, person, or entity owned 10% or more of the outstanding shares of capital stock of Consumers entitled to vote in the election of directors; or

●

with another corporation, person or entity if such corporation, person or entity is an heir, devisee or assign of a shareholder described immediately above that, as a result of such inheritance, devise or assignment from a shareholder described immediately above, owns 10% or more of the capital stock of Consumers entitled to vote in the election of directors.

Ohio Merger Moratorium Statute. Consumers is an “issuing public corporation” as defined under Ohio law. Chapter 1704 of the OGCL governs transactions between an issuing public corporation and:

●

an “interested shareholder,” which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; or

●	persons affiliated or associated with an interested shareholder.

For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

●	the disposition or acquisition of any interest in assets;

●	mergers, consolidation, combinations and majority share acquisitions;

●	voluntary dissolutions or liquidations; and

●	the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied:

●

the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

●	the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4) of the OGCL, for their shares.

If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704’s prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

Chapter 1704 does not apply to a corporation if that corporation’s articles of incorporation or code of regulations state that it does not apply. Consumers has not opted out of the application of this statute.

Ohio Control Share Statute. Section 1701.831 of the OGCL requires the prior authorization of the shareholders of an issuing public corporation in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of one-fifth or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power.

A person proposing to make an acquisition of Consumers common shares subject to Section 1701.831 of the OGCL must deliver to the issuing public corporation a statement disclosing, among other things:

●	the identity of the acquiring person;

●	the number of shares owned, directly or indirectly, by the person;

●	the range of voting power that may result from the proposed acquisition; and

●	a description in reasonable detail of the proposed control share acquisition.

Within 10 days after receiving this statement, the issuing public corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting, excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs.

Section 1701.831 does not apply to a corporation if that corporation’s articles of incorporation or code of regulations state that it does not apply. Consumers has not opted out of the application of this statute.

For a description of significant differences between the rights of holders of Peoples common shares and holders of Consumers common shares, see “COMPARISON OF SHAREHOLDERS’ RIGHTS.”

INFORMATION ABOUT PEOPLES

Business

Peoples Bancorp of Mt. Pleasant, Inc., an Ohio corporation, is a registered bank holding company that conducts business through its wholly owned subsidiary, The Peoples National Bank of Mount Pleasant. Peoples National is a national bank headquartered in Mount Pleasant, Ohio. Peoples National is a member of the Federal Reserve System, is insured by the FDIC, and is chartered and regulated by the OCC.

Peoples National operates three bank branches in Mount Pleasant, Adena, and Dillonvale, Ohio. Peoples National provides customary retail and commercial banking services to its customers, including acceptance of deposits for checking, savings and time accounts, money market accounts, and individual retirement accounts, and servicing of such accounts; commercial, consumer and real estate lending, including construction loans, automobile loans, and installment loans; and safe deposit facilities. Peoples National offers loans and other financial services to customers located primarily in Jefferson County, Harrison County, and Belmont County, Ohio and the surrounding area.

Security Ownership of Certain Beneficial Holders of Peoples

The following table sets forth information with respect to Peoples common shares beneficially owned by each director of Peoples, by certain executive officers of Peoples, and by persons known to Peoples who may be beneficial owners of more than 5% of Peoples common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of August 9, 2019.  Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the Peoples common shares.  The business address of each director and executive officer of Peoples is 298 Union Street, Mount Pleasant, Ohio 43939.

Name and Position(s) of Director or Executive Officer	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding(2)

Elizabeth Walker Campbell	375	4.39%
Director

Robert C. Hargrave	130	1.52%
Director, Chief Executive Officer

Dale E. Featheringham(3)	155	1.81%
Director

Gail E. Fisher	50	0.59%
Director, President

John W. Parkinson	80	0.94%
Director

James A. Petrilla	50	0.59%
Director

Lawrence T. Piergallini	234	2.74%
Director

David W. Walker(4)	639	7.48%
Director

Directors and Executive Officers as a Group (8 persons)	1,713	20.04%

Beneficial Owners of More than 5%

David W. Walker(4) 298 Union Street Mount Pleasant, Ohio 43939	639	7.48%

Frances Ann Walker 5920 N. Camino Padre Isidoro Tucson, Arizona 85718	635	7.43%

Theodore A. Zitko 103 Jones Avenue Cadiz, Ohio 43907	500	5.85%

Marlin and Jean Goebel Trust 24885 Morrow Street Hillman, Michigan 49746	484	5.66%

       ____________________________________

(1)	Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the Peoples common shares reflected in the table.
(2)	Based on the sum of 8,547 Peoples common shares outstanding.
(3)	Includes 77 shares held jointly with Mr. Featheringham’s wife, of which he has shared voting and investment power.
(4)	Includes 589 shares held jointly with Mr. Walker’s wife, of which he has shared voting and investment power.

MARKET PRICE INFORMATION

Consumers common shares are quoted on the OTCQX® Best Market under the symbol “CBKM.” Peoples common shares are not listed or quoted on any market. On June 14, 2019, the last trading day before the Merger was announced, the closing price of Consumers common shares was $19.07. The closing price of Consumers common shares was $17.95 on the more recent date of September 3, 2019. The following table presents the implied value of Peoples common shares based on those prices for Consumers common shares and the 63.16 fixed exchange ratio. No assurance can be given of what the market price of Consumers common shares will be if and when the Merger is completed.

	Closing price of Consumers common shares on OTCQX® Best Market	Implied value per Peoples common shares at the 63.16 fixed exchange ratio

June 14, 2019	$19.07	$1,204.46

September 3, 2019	$17.95	1,133.72

DIVIDENDS

The payment of dividends by Consumers National to Consumers and by Consumers to its shareholders is subject to restrictions by regulatory agencies. Likewise, the payment of dividends by Peoples National to Peoples and by Peoples to its shareholders is subject to restrictions by regulatory agencies. These restrictions generally limit dividends to the sum of the current year and prior two years retained earnings. In addition, dividends may not reduce capital levels below minimum regulatory requirements.

The following table sets forth the amount of dividends paid per common share by both Consumers and Peoples in each quarter in 2017, 2018, and thus far in 2019:

2017	Consumers	Peoples
Quarter ended March 31, 2017	$0.12	$2.50
Quarter ended June 30, 2017	$0.12	$2.50
Quarter ended September 30, 2017	$0.12	$2.50
Quarter ended December 31, 2017	$0.125	$2.50

2018
Quarter ended March 31, 2018	$0.125	$2.50
Quarter ended June 30, 2018	$0.125	$2.50
Quarter ended September 30, 2018	$0.13	$2.50
Quarter ended December 31, 2018	$0.13	$2.50

2019
Quarter ended March 31, 2019	$0.13	$2.50
Quarter ended June 30, 2019	$0.13	$2.50
Through September 3, 2019	$0.00	$0.00

THE MERGER

The Proposed Merger

On June 14, 2019 Consumers and Consumers National entered into the Merger Agreement with Peoples and Peoples National. Upon the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the Merger, Peoples will merge with and into Consumers with Consumers being the surviving corporation and, pursuant to a separate merger agreement by and between the bank subsidiaries, followed immediately thereafter, Peoples National will merge with and into Consumers National in the Bank Merger. The Merger Agreement was unanimously approved and adopted by the board of directors of both Consumers and Peoples. After the Merger and the Bank Merger, Consumers National will be the sole banking subsidiary of Consumers.

Background of the Merger

As part of Peoples’ ongoing strategic planning process, the Peoples board of directors and senior management regularly review and assess Peoples and Peoples National’s strategic opportunities and challenges. The board of directors has considered the increasing difficulty of profitably growing and operating a community bank in light of today’s highly competitive market and demanding regulatory environment. Like many other small financial institutions, Peoples has experienced increased competition from large and small banks and non-bank financial services providers and increased costs for technology and regulatory compliance. Management and board succession planning, the general limited liquidity in Peoples common shares as a privately-held company with no listed or over-the-counter trading, and the importance of liquidity to its aging shareholder base were also discussed. The Peoples board has considered various strategies for improving Peoples’ profitability as an independent community bank, and has also discussed strategic alternatives to remaining independent, including merging with another institution.

Similarly, Consumers’ executive team and board of directors also regularly and actively consider Consumers’ business and strategic direction. While remaining committed to its core organic growth strategy, Consumers has explored opportunities to grow through strategic acquisitions in and around its existing market area. As part of its growth strategy, Consumers maintains contact with companies that it believes could enhance its core growth strategy through strategic partnerships. Consumers’ executive management gains knowledge of potential partnerships through independent research and by regularly meeting from time to time with financial advisors, including representatives from Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), to discuss various trends in the industry, the merger and acquisition market and particular financial institutions that could be strategic partners to further Consumers’ growth strategy. These discussions also include evaluations of different opportunities to expand Consumers’ presence in and around its existing markets. The executive management team regularly reported such information to the full board of directors to keep the directors properly knowledgeable and informed on Consumers’ strategic alternatives.

In February 2017, Consumers sent a letter to Peoples seeking to initiate preliminary discussions with Peoples regarding a possible business combination of the two companies. The Peoples board of directors had a meeting after receiving the letter where they discussed at length the letter from Consumers in light of the current situation of Peoples and Peoples Bank. The board evaluated the initial proposal, but it ultimately determined not to proceed forward at that time. While these initial communications between Peoples and Consumers did not result in any informal or formal agreement, the parties continued to discuss generally their respective businesses, the current state of the banking industry and challenges faced by banks in the general economic and regulatory environment.

Sixteen months later, in June 2018, Consumers sent another letter to Peoples providing updates to Consumers’ business operations and communicating its continued interest in a business combination of the two companies. The Peoples board of directors carefully considered the updated letter, noting that Consumers had expressed interest in acquiring Peoples over the course of almost one and a half years. The Peoples board also considered the management and board succession planning difficulties Peoples was facing, as well as the growing difficulties with remaining a small independent financial institution in the current economic and regulatory environment. In August 2018, several Peoples directors went to Consumers’ main office in Minerva, Ohio to meet with its senior management team. The primary focus of the discussion was the potential business combination and the ways that a business combination may benefit both Peoples’ and Consumers’ shareholders. The parties also discussed both companies’ markets, product offerings, growth opportunities as well as the general terms and structure of a potential offer from Consumers.

Between August 2018 and November 2018, Consumers performed its initial due diligence review (based on publicly available information) of the financial condition and operations of Peoples and Peoples National.

On November 7, 2018, Consumers prepared and submitted a written non-binding indication of interest to Peoples, which provided for proposed merger consideration in the range of $7.55 million to $8.33 million in addition to a special cash dividend by Peoples to its shareholders of approximately $1.9 million, immediately prior to closing. This resulted in an aggregate merger consideration range of $9.44 million to $10.23 million, or approximately $1,110.00 to $1,200.00 per Peoples common share. The consideration mix would be approximately 50% cash and 50% Consumers common shares. The proposed consideration was contingent upon a number of factors, including the results of Consumers’ due diligence of Peoples’ organization.

The board of directors of Peoples held three meetings in the fourth quarter of 2018 and early first quarter of 2019 to review the indication of interest submitted by Consumers. While the board of directors was considering the indication of interest and whether to accept its terms, the board also decided to engage Boenning & Scattergood, Inc. (“Boenning & Scattergood”), a nationally-recognized investment banking firm, as the board’s financial advisor on January 10, 2019, and Dinsmore, a law firm with extensive experience in merger and acquisition transactions amongst financial institutions, as its special counsel on January 10, 2019, to assist the board in considering the potential transaction and negotiating favorable terms for the Peoples shareholders. From January 2019 to May 2019, Consumers conducted additional due diligence on Peoples and Peoples National. During this period, Peoples provided Consumers’ executive team with confidential due diligence materials through a secure virtual data room and Peoples and Consumers and their respective advisors continued to negotiate the terms of a revised indication of interest.

As a result of the additional due diligence, on May 6, 2019, Consumers submitted a second indication of interest to Peoples, offering to acquire Peoples by merger for an aggregate purchase price of $9.948 million in the form of cash and Consumers common shares (equivalent to $1,163.86 per share), and that Consumers common shares would be approximately 50% of the transaction consideration. Over the next several days, the Peoples directors carefully considered the offer. On May 8, 2019, the Peoples board held a meeting during which it carefully reviewed and discussed the terms of the second indication of interest from Consumers and the possibility of going out and seeking alternative offers from other possible acquirers. As part of this discussion, Dinsmore explained the proposed structure of the transaction and the terms of the indication of interest and Boenning & Scattergood presented a financial analysis of the proposed offer and a comparative analysis of other bank acquisitions. In light of the increasing difficulties in remaining a small independent bank and other considerations discussed herein, the board authorized proceeding forward with the possible transaction with Consumers but asked Boenning & Scattergood to contact Consumers’ financial advisor requesting an increase in the proposed purchase price and other considerations discussed.

On May 11, 2019, Consumers submitted its third and final indication of interest, offering to acquire Peoples with an increased aggregate purchase price of $10.256 million (equivalent to $1,200.00 per share), which was an increase of over 3% from the purchase price offered in Consumers’ second indication of interest and substantially the same as the maximum purchase price offered in its initial indication of interest. Peoples’ board considered this revised offer and unanimously decided to proceed with negotiating the Merger Agreement with Consumers. Boenning & Scattergood then informed Consumers’ financial advisor of the board’s decision that same day.

Informed by initial due diligence and the written non-binding indication of interest, on May 23, 2019, Consumers and Tucker Ellis LLP (“Tucker Ellis”) provided Peoples and Dinsmore with an initial draft Merger Agreement for the proposed transaction. Over the course of the following weeks, the parties and their respective legal advisors exchanged drafts of the Merger Agreement and worked toward finalizing the terms of the transaction, due diligence issues requiring resolution prior to execution of a definitive agreement, treatment of Peoples’ benefit plans, terms of representations and warranties for both sides, covenants and closing conditions for both sides, termination rights and fees and the terms of the voting agreement with each Peoples director. In addition, each party prepared, distributed and prepared to finalize a set of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the Merger Agreement. While negotiating the Merger Agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and markets of the other party.

Throughout the month of May 2019 and into June 2019, Dinsmore and Boenning & Scattergood had several discussions with Peoples’ board and senior management to review the progress of negotiation of the Merger Agreement, the results of the ongoing due diligence investigation by Consumers, the likely process through and after signing of the Merger Agreement, the future meeting with the Peoples employees and revealing the transaction to them, and announcement and reporting of the transaction.

On June 7, 2019, members of Peoples’ board of directors and its advisors held telephonic interviews with a number of members of Consumers’ executive management to discuss Consumers’ current operations, financial condition and prospects. In addition, Peoples and its advisors reviewed information about Consumers that was publicly available, including reports and other materials filed with the SEC.

Once the Merger Agreement was in nearly final form, the board of directors of Peoples met on June 13, 2019. All of the members of the board of directors were present in person. Multiple representatives from Dinsmore and Boenning & Scattergood were also in attendance. The board had received the form of the Merger Agreement and a redline showing the changes that had been negotiated since Tucker Ellis’s initial draft of the Merger Agreement several days in advance of the meeting. At the meeting, Dinsmore provided a summary of the history and progress of the transaction to date, including the negotiation of the Merger Agreement, and reviewed the terms and conditions of the Merger Agreement in significant detail, confirming that the form of the Merger Agreement aligned with the terms established in the final indication of interest negotiated by Peoples and Consumers. As part of this discussion, the board reviewed the structure of the transaction, the representations and warranties of both Peoples and Consumers, the restrictions on the operations of Peoples and Peoples National between signing the Merger Agreement and closing the transaction, conditions to closing, and related matters. After the conclusion of Dinsmore’s presentation, Boenning & Scattergood reviewed the financial aspects of the proposed transaction and rendered to the board an oral opinion, which was confirmed the next day by a written opinion dated June 14, 2019, that as of such date the merger consideration to be provided to Peoples shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Peoples common shares. See “THE MERGER—Opinion of Peoples’ Financial Advisor in Connection with the Merger.”

After lengthy discussion and review of the Merger Agreement and numerous factors, which are set forth below under the heading “THE MERGER—Peoples’ Reasons for the Merger and Recommendation of the Peoples Board of Directors,” Peoples’ board unanimously determined that the terms of the Merger Agreement, including the consideration to be provided to Peoples’ shareholders, were fair to, and the Merger was advisable and in the best interests of, Peoples and its shareholders. The board unanimously adopted and approved the Merger Agreement, authorized Robert Hargrave to execute and deliver it, and directed that the Merger Agreement be submitted for consideration and adoption and approval by Peoples’ shareholders at the special meeting.  In addition, after the meeting, all Peoples directors entered into voting agreements (representing approximately 20.0% of the total shares outstanding) to vote their shares in favor of the Merger.

On June 13, 2019, Consumers’ board of directors also held a special meeting to discuss the proposed transaction and to review the final terms of Merger Agreement. Mr. Lober provided an overview of the process that led to the transaction. Representatives of Tucker Ellis reviewed in detail the terms of the agreement and also discussed a possible timetable for the transaction based on final approval of the Merger Agreement, as well as other legal issues including the board’s fiduciary duties owed to Consumers shareholders. Management also reported to the board the results of Consumers’ due diligence investigation of Peoples. Further, representatives of Sandler O’Neill reviewed with the board of directors its analysis of the financial terms contained in the Merger Agreement. The board discussed the advantages and rationales for proceeding with the transaction and determined that it was in the best interests of Consumers’ shareholders to proceed with the transaction on the terms provided in the Merger Agreement. Based on this and its previous discussions, the Consumers board of directors unanimously approved the Merger Agreement and the issuance of shares contemplated in the agreement. Representatives of Consumers reported the board’s actions to Peoples’ representatives following the meeting.

After their respective board meetings, Peoples and Consumers executed the Merger Agreement and, on the evening of June 14, 2019, issued a joint press release announcing the transaction.

Peoples’ Reasons for the Merger and Recommendation of the Peoples Board of Directors

Peoples’ board of directors believes that the proposed transaction with Consumers is consistent with Peoples’ goal of enhancing shareholder value and providing liquidity for the holders of Peoples common shares. In addition, the board of directors believes that the Merger with Consumers addresses the board’s desire that any potential transaction be deemed in the best interest of the customers and employees of Peoples National and the communities Peoples National serves.

In reaching its decision to adopt and approve the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the adoption of the Merger Agreement, Peoples’ board of directors consulted with Peoples’ management, as well as its financial and legal advisors, and considered a variety of factors, including the following:

●	the increase in liquidity to Peoples’ shareholders, as Peoples is very thinly traded and a privately-held company, while Consumers stock is quoted on the OTCQX® Best Market;

●	the expected results to Peoples’ shareholders from continuing to operate Peoples as an independent community bank compared with the value of the Merger consideration offered by Consumers;

●

that half of the Merger consideration would be paid to Peoples shareholders in the form of Consumers common shares, which would provide shareholders receiving such stock consideration with an opportunity to participate in any possible future earnings and appreciation in the value of the combined company;

●	that the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code, which may have tax benefits for certain holders of Peoples common shares;

●	the ability of Peoples’ shareholders to receive some cash instead of Consumers common shares, if they so choose;

●

the financial analysis prepared by Boenning & Scattergood and Boenning & Scattergood’s opinion dated as of June 14, 2019 that the Merger consideration was fair, as of such date, from a financial point of view, to the holders of Peoples common shares;

●	the expectation that the Merger should result in improved economies of scale, cost savings, and efficiencies to the combined company;

●

the board of directors’ view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry generally, and each of Peoples and Consumers in particular;

●	succession planning concerns for senior management and director positions at Peoples and Peoples National;

●

the expected benefit to Peoples’ customers resulting from the greater depth of banking services that would become available to them as a result of the combination with Consumers, including mobile banking, access to a national ATM network, and an expanded products and services offering;

●	the belief that Consumers shares Peoples’ community-focused banking philosophy;

●	Peoples’ favorable impression of the experience and capability of Consumers’ management team;

●	satisfactory results of Peoples’ due diligence review of Consumers;

●	the anticipated effect of the transaction on Peoples’ employees;

●	the anticipated effect on Peoples’ customers and the communities served by Peoples, including the benefit of having a significantly larger lending limit with which to serve Peoples’ customers;

●

the belief, based on historical information with respect to Consumers’ business, earnings, operations, financial condition, prospects, capital levels, and asset quality, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value over time; and

●	the expectation that the Merger would likely be approved by the necessary regulatory authorities and by the shareholders of Peoples in a timely manner.

The foregoing discussion of the information and factors considered by the Peoples board of directors is not intended to be exhaustive, but includes the material factors the directors considered in arriving at their determination to adopt and approve the Merger Agreement and the transactions it contemplates, and to recommend that the Peoples shareholders vote to approve the Merger Agreement as well. The Peoples board of directors did not assign any relative or specific weights to the above factors and individual directors may have given different weights to different factors.

Peoples shareholders should be aware that Peoples’ directors and executive officers have interests in the Merger that are different from, or in addition to, those of other Peoples shareholders generally. The board of directors of Peoples was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Agreement be approved by the shareholders of Peoples. See “INTERESTS OF PEOPLES’ EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER.”

This explanation of the board of directors’ reasoning and certain other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “FORWARD-LOOKING STATEMENTS” on page 25.

For the reasons set forth above, the board of directors of Peoples believes that the Merger is fair to and in the best interests of Peoples and its shareholders, and, as a result, the directors of Peoples unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of Peoples’ Financial Advisor in Connection with the Merger

Boenning & Scattergood is acting as financial advisor to Peoples in connection with the Merger. Boenning & Scattergood is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the Merger. As part of its investment banking activities, Boenning & Scattergood is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes.

On June 13, 2019, Boenning & Scattergood rendered its oral opinion, which was confirmed in writing the next day, to the Peoples board of directors that, as of June 14, 2019 and subject to the assumptions made, matters considered and limitations of the review undertaken by Boenning & Scattergood, the Merger consideration to be received by the holders of Peoples common shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Boenning & Scattergood’s written opinion dated June 14, 2019, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is included in the proxy statement/prospectus as Annex C and is a part hereof. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of Boenning & Scattergood’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Boenning & Scattergood’s opinion speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Merger.

No limitations were imposed by Peoples on the scope of Boenning & Scattergood’s investigation or the procedures to be followed by Boenning & Scattergood in rendering its opinion. Boenning & Scattergood was not asked to, and did not, make any recommendation to the Peoples board of directors as to the form or amount of the consideration to be paid to the Peoples shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Boenning & Scattergood did not ascribe a specific range of values to Peoples. Boenning & Scattergood’s opinion is based on the financial and comparative analyses described below.

In connection with its opinion, Boenning & Scattergood, among other things:

(i)

reviewed the historical financial performance, current financial position and general prospects of each of Peoples and Consumers and reviewed certain internal financial analyses prepared by the respective management teams of Peoples and Consumers;

(ii)	reviewed the proposed form of the Merger Agreement;
(iii)	reviewed and analyzed the stock performance and trading history of Consumers;
(iv)	studied and analyzed the consolidated financial and operating data of Peoples and Consumers;
(v)

prepared and reviewed a pro forma financial analysis of the impact of the Merger on Consumers, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of Peoples and Consumers;

(vi)	considered the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;
(vii)	met and communicated with certain members of each of Peoples’ and Consumers’ senior management to discuss their respective operations, historical financial statements and future prospects; and
(viii)	conducted such other financial analyses and considered such other factors as Boenning & Scattergood deemed appropriate.

Boenning & Scattergood’s opinion was given in reliance on information and representations made or given by Peoples and Consumers, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of Peoples and Consumers, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. Boenning & Scattergood did not independently verify the information or data concerning Peoples or Consumers nor any other data Boenning & Scattergood considered in its review and, for purposes of its opinion, Boenning & Scattergood assumed and relied upon the accuracy and completeness of all such information and data. Boenning & Scattergood assumed that information provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of Peoples and Consumers as to their most likely future financial performance. Boenning & Scattergood expressed no opinion as to any information or the assumptions on which they were based. Boenning & Scattergood did not conduct any valuation or appraisal of any assets or liabilities of Consumers or Peoples, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning & Scattergood assumed that the Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Peoples and Consumers, Boenning & Scattergood assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of Peoples and Consumers as to their most likely future performance. Boenning & Scattergood further relied on the assurances of the respective management teams of Peoples and Consumers that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning & Scattergood was not asked to and did not undertake an independent verification of any of such information, and Boenning & Scattergood did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning & Scattergood assumed that the allowance for loan losses indicated on the balance sheet of each of Peoples and Consumers was adequate to cover such losses; Boenning & Scattergood did not review loans or credit files of Peoples or Consumers. Boenning & Scattergood assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party under the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the conditions precedent in the Merger Agreement were not waived. Boenning & Scattergood has assumed that all parties will remain as going concerns for all periods relevant to its analysis. Boenning & Scattergood has assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning & Scattergood assumed that, in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

Boenning & Scattergood’s opinion is based upon quantitative analyses and information derived from publicly available information regarding Consumers and Boenning & Scattergood’s modeling assumptions discussed with the respective management teams of Peoples and Consumers, as well as other market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning & Scattergood does not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Boenning & Scattergood’s opinion does not address the relative merits of the Merger or the other business strategies or transactions that Peoples’ board of directors has considered or may be considering, nor does it address the underlying business decision of Peoples’ board of directors to proceed with the Merger. Boenning & Scattergood expresses no opinion as to the prices at which Consumers’ securities may trade at any time. Nothing in Boenning & Scattergood’s opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does Boenning & Scattergood’s opinion address any legal, tax, regulatory or accounting matters, as to which Boenning & Scattergood understands that Consumers has obtained such advice as it deemed necessary from qualified professionals. Boenning & Scattergood’s opinion is for the information of Peoples’ board of directors in connection with its evaluation of the Merger and does not constitute a recommendation to the board of directors of Peoples in connection with the Merger or a recommendation to any shareholder of Peoples as to how such shareholder should vote or act with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood’s part to any party or person.

In connection with rendering its opinion, Boenning & Scattergood performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning & Scattergood believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning & Scattergood considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning & Scattergood’s view of the actual value of Peoples.

In its analyses, Boenning & Scattergood made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Peoples or Consumers. Any estimates contained in Boenning & Scattergood’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning & Scattergood’s analyses was identical to Peoples or Consumers or the Merger. Accordingly, an analysis of the results described below is not simply mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses that Boenning & Scattergood performed was assigned a greater significance by Boenning & Scattergood than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning & Scattergood. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Peoples common shares or Consumers common shares may trade in the public markets, which may vary depending upon various factors, including, without limitation, changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Boenning & Scattergood employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning & Scattergood used in providing its oral opinion on June 13, 2019, which was followed up by its written opinion on June 14, 2019. Some of the summaries of financial analyses are presented in tabular format. In order to more fully understand the financial analyses that Boenning & Scattergood used, you should read the tables, together with the text of each summary. The tables alone do not constitute a complete description of Boenning & Scattergood’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation, could create a misleading or incomplete view of the financial analyses that Boenning & Scattergood performed. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Boenning & Scattergood with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning & Scattergood made its determination as to the fairness to the holders of Peoples common shares of the Merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Peoples should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses that Boenning & Scattergood performed.

In connection with rendering its opinion and based upon the terms of the proposed from of Merger Agreement it reviewed, Boenning & Scattergood assumed the effective aggregate indicated Merger consideration to be $10.3 million and the per share Merger consideration to be $1,202.23 (the “Offer Price”), based on Consumers’ closing stock price as of June 11, 2019 of $19.07.

Comparison of Selected Companies. Boenning & Scattergood reviewed and, as reflected in Table 1 below, compared the multiples and ratios of the Offer Price to Peoples’ book value, tangible book value, latest 12 months earnings per share, assets, and deposits, as well as the ratio of Peoples’ tangible book premium (defined as the difference of the aggregate Offer Price and Peoples’ tangible book value) to core deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices, after the application of a 28.5% assumed control premium, referred to as the adjusted trading price, of the common stocks of a peer group of 14 selected nationwide banks and thrifts with assets less than $150 million, tangible common equity / tangible assets between 8% and 14% and last 12 months core return on average tangible common equity between 1% and 10%, excluding mutuals and merger targets. The 28.5% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from S&P Global Market Intelligence.

Table 1

Adjusted Trading Price

Pricing Multiple	Offer Price	Median Statistics for Peer Group (1)

Price/Book Value	126.1%	115.0%

Price/Tangible Book Value	126.1%	115.0%
Price/Last 12 Months Earnings Per Share	19.2	x	23.8	x

Price/Assets	13.0%	14.2%
Premium over Tangible Book Value/Core Deposits	3.6%	4.4%

Price/Deposits	14.6%	17.3%

(1) Peer metrics are based on prices as of market close on June 11, 2019.

Analysis of Bank Merger Transactions. Boenning & Scattergood analyzed certain information relating to recent transactions in the banking industry, consisting of (i) 16 bank and thrift transactions announced since January 1, 2015 with targets headquartered in Ohio, assets less than $300 million, and disclosed pricing, excluding mergers of equals (as defined by S&P Global Market Intelligence) (“MOEs”), referred to below as Group A; (ii) 14 bank and thrift transactions announced since January 1, 2018 with targets headquartered in the Midwest and Mid-Atlantic, assets less than $125 million, tangible common equity / tangible assets < 20% and LTM return on average tangible common equity 0% - 10% and disclosed pricing, excluding MOEs. Pricing multiples were adjusted to reflect the performance of the SNL U.S. Bank and Thrift Index since the transaction announcement date, referred to below as Group B; and (iii) 23 nationwide bank and thrift deals announced since January 1, 2015 with target assets less than $125 million, tangible common equity / tangible assets 9% - 11.5%, LTM return on average equity 3% - 14% and disclosed pricing, excluding MOEs, referred to below as Group C. Boenning & Scattergood then reviewed and compared the pricing multiples of the Offer Price and the pricing multiples of the selected transaction values for Group A, Group B and Group C.

Table 2

Median for Selected Transactions
Pricing Multiple	Offer Price	Group A	Group B	Group C

Price/Book Value	126.1%	142.7%	118.6%	117.5%

Price/Tangible Book Value	126.1%	150.7%	118.6%	123.1%
Price/Last 12 Months Earnings Per Share	19.2	x	19.5	x	18.2	x	18.2	x

Price/Assets	13.0%	16.5%	14.8%	13.1%
Premium over Tangible Book Value/Core Deposits	3.6%	7.5%	3.1%	3.5%

Price/Deposits	14.6%	18.8%	18.0%	15.1%

Discounted Cash Flow Analysis. Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target’s dividendable cash flow in perpetuity. This analysis assumed a short-term earnings growth rate of 8.0% and a long-term growth rate of 2.5%, as well as a short-term balance sheet growth rate of 8.0% and a long-term growth rate of 2.5%, based on guidance from Peoples’ management. Estimated cost savings of 35.0% of estimated annual expenses, realized 75% in year 1 and fully phased in thereafter and transaction costs of $1.5 million pre-tax were based on guidance provided by Consumers. A discount rate of 14.0% was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 14.0%. Sensitivity analyses for discount rates and cost savings ranged from 12.0% to 16.0% and 25.0% to 45.0%, respectively. The present value of Peoples common shares calculated using discounted cash flow analysis ranged from $961.07 per share to $1,333.67 per share based on the cost savings estimates and discount rates used, compared to the Offer Price of $1,202.23 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which Peoples common shares may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Present Value Analysis. Applying present value analysis to Peoples’ theoretical future earnings, dividends and tangible book value, Boenning & Scattergood compared the Offer Price for one share of Peoples common shares to the present value of one share of Peoples common shares on a stand-alone basis. The analysis was based upon management’s projected earnings growth, a range of assumed price / earnings ratios, a range of assumed price / tangible book value ratios and a 14.0% discount rate, which was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 14.0%. The valuation was completed with a sensitivity analysis on the discount rate ranging from 12.0% to 16.0%. Boenning & Scattergood derived the terminal price / earnings multiple of 20.0x and terminal price / tangible book value multiple of 120.0% from the relative valuation multiples for comparable community banks. Sensitivity analyses for terminal price / earnings and price / tangible book ranged from 17.0x to 23.0x and 100.0% to 140.0%, respectively, each representing two standard deviations above or below the median. The present value of Peoples common shares on a standalone basis is $877.40 to $1,442.76 per share based on price / earnings multiples, and $672.66 to $1,137.55 per share based on price / tangible book value multiples, compared to the Offer Price of $1,202.23 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which Peoples common shares may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Pro Forma Merger Analysis. Boenning & Scattergood analyzed certain potential pro forma effects of the Merger, assuming the following: (i) the Merger is completed December 31, 2019; (ii) each Peoples common share will be eligible to receive consideration of either $1,200.00 in cash or 63.16 shares of Consumers stock for each Peoples share, subject to proration necessary to achieve a mix in which 50% of Peoples shares are exchanged for cash and 50% for Consumers stock; (iii) estimated pre-tax cost savings of approximately 35.0% of Peoples’ non-interest expense on an annual basis, recognized 75% in year 1 and 100% in year 2; (iv) estimated one-time transaction-related costs of approximately $1.5 million pre-tax are expensed prior to closing; (v) Peoples’ performance was calculated in accordance with earnings forecasts developed in conjunction with Peoples’ management; (vi) Consumers’ performance was calculated in accordance with Consumers’ management; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that the Merger (excluding transaction expenses) would be accretive to the combined company’s projected earnings per share in the full calendar year ending December 31, 2020, as well as Peoples’ per share equivalent earnings for the full calendar years 2020 and 2021 and accretive to Peoples’ per share equivalent tangible book value for full calendar years 2020 and 2021. Additionally, the combined company’s regulatory capital ratios would exceed regulatory guidelines for “well capitalized.” The actual results achieved by the combined company may vary from projected results, and the variations may be material.

As described above, Boenning & Scattergood’s opinion was just one of the many factors taken into consideration by the Peoples board of directors in making its determination to approve the Merger.

Boenning & Scattergood, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning & Scattergood’s business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, Peoples, Consumers, and their respective affiliates. In the ordinary course of business, Boenning & Scattergood may also actively trade the securities of Peoples and Consumers for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning & Scattergood is acting as Peoples’ financial advisor in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger. Boenning & Scattergood also received a fee for rendering the fairness opinion. Boenning & Scattergood’s fee for rendering the fairness opinion was not contingent upon any conclusion that Boenning & Scattergood reached or upon completion of the Merger. Peoples has also agreed to indemnify Boenning & Scattergood against certain liabilities that may arise out of Boenning & Scattergood’s engagement.

Prior Engagements by Peoples and Consumers. Except for the arrangements between Boenning & Scattergood and Peoples described in the preceding paragraph, Boenning & Scattergood has not had any material relationship with Peoples or Consumers during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood may provide services to Consumers in the future (and to Peoples if the Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

Boenning & Scattergood’s opinion was approved by Boenning & Scattergood’s fairness opinion committee. Boenning & Scattergood did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, or to any creditors or other constituencies of Peoples relative to the compensation to be received by the holders of Peoples common shares in the Merger.

Certain Unaudited Prospective Financial Information

For a number of reasons, including the inherent difficulty of predicting financial performance for future periods and the inherent uncertainty of underlying assumptions and estimates, neither Consumers nor Peoples as a matter of course routinely publicly discloses projections or internal forecasts of future performance, earnings, or other results. Nonetheless, in performing financial analyses in connection with its fairness opinion, Boenning & Scattergood used prospective financial information on a stand-alone, pre-merger basis provided by, at the direction of, or reviewed with senior management of Consumers or Peoples, about Consumers and Peoples on a standalone basis, without giving effect to the Merger. See “THE MERGER—Opinion of Peoples’ Financial Advisor in Connection with the Merger.” A summary of selected unaudited prospective financial information used by Boenning & Scattergood is therefore included below in this proxy statement/prospectus.

The inclusion of the unaudited prospective financial information for Consumers or Peoples should not be regarded as an indication that any of Consumers, Peoples, Boenning & Scattergood, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and it should not be relied on as such. The portion of this information provided to Boenning & Scattergood by senior management of Consumers or Peoples, or at their direction, was prepared solely for internal use.

Any unaudited prospective financial information provided, directly or indirectly, to Boenning & Scattergood by senior management of Consumers or Peoples was not prepared with the expectation of public disclosure or with the goal of complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for prospective financial information. Although presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that might not be realized and is subject to significant uncertainties and contingencies, many of which are beyond the control of Consumers and Peoples. For these reasons and because of the uncertainties inherent in such information, shareholders of both Consumers and Peoples should not unduly rely on the unaudited prospective financial information as predictions of future operating results.

Any unaudited prospective financial information prepared by Consumers included in this proxy statement/prospectus is the responsibility of Consumers’ management. Any unaudited prospective financial information prepared by Peoples included in this proxy statement/prospectus is the responsibility of Peoples’ management. Neither Consumers’ independent registered public accounting firm nor any other independent accounting firm examined, compiled, or performed any procedures on Consumers’ unaudited prospective financial information, and therefore express no opinion or any other form of assurance regarding the unaudited prospective financial information provided by Consumers’ management. Similarly, neither Peoples’ independent accounting firm nor any other independent accounting firm examined, compiled, or performed any procedures on Peoples’ unaudited prospective financial information, and therefore express no opinion or any other form of assurance regarding the unaudited prospective financial information provided by Peoples’ management.

None of Consumers, Peoples or Boenning & Scattergood, nor any of their respective affiliates, intends to, and each of them disclaims any obligation to, update, revise or correct the Consumers prospective financial information or the Peoples prospective financial information if they are or become inaccurate, even in the short term. Inclusion of the unaudited prospective financial information in this proxy statement/prospectus is not an admission or representation by either Consumers or Peoples that Consumers or Peoples consider the unaudited prospective financial information to be material information, particularly in light of the inherent risks and uncertainties associated with such information. The prospective financial information presented below is not meant to influence the decision of a Peoples shareholder whether to vote in favor of the Merger proposal or any other proposal to be considered at the special meeting but is presented solely because it was made available to and considered by Consumer’s and Peoples’ respective boards of directors and Boenning & Scattergood in connection with the Merger.

All of the unaudited prospective financial information is forward-looking. The estimates and assumptions underlying the unaudited prospective financial information summarized below involve judgments regarding future economic, competitive, regulatory, and financial market conditions and future business decisions. The estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive, and regulatory uncertainties, all of which are difficult to predict and many of which are beyond Consumers’ and Peoples’ control. Accordingly, no assurance is given that the projected results will be realized or that actual results will not differ materially from those presented in the unaudited prospective financial information. For other factors that could cause actual results to differ, please see “RISK FACTORS” and “FORWARD-LOOKING STATEMENTS.” Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Consumers nor Peoples can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Consumers and Peoples each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The following Consumers prospective financial information was utilized and relied upon by Boenning & Scattergood in performing financial analyses in connection with its opinion1:

	For the Year Ending June 30,
	2019	2020	2021	2022	2023
Net Income ($000s)	$5,646	$4,933	$5,415	$5,919	$6,463
Earnings Per Share	$2.07	$1.80	$1.98	$2.16	$2.36
Dividends Per Share	$0.52	$0.54	$0.59	$0.65	$0.71
Tangible Book Value Per Share	$18.23	$19.50	$20.88	$22.40	$24.05

1

This information on Consumers provided was prepared on Consumers fiscal year, which ends on June 30. Peoples has a calendar year end fiscal year and Boenning & Scattergood’s analysis and opinion accounted for the different fiscal year ends.

The following Peoples prospective financial information was utilized and relied upon by Boenning & Scattergood in performing financial analyses in connection with its opinion: current 2019 year-end budget as well as high level discussions of banking and macroeconomic trends. Peoples’ management provided Boenning & Scattergood a 2019 budget, which projected net income for 2019 at $605,000. The budget was developed in line with Peoples’ past performance and future expectations.

In light of the foregoing, and considering that the Peoples special meeting of shareholders will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders of both Consumers and Peoples are cautioned not to place unwarranted reliance on such information, and are urged to review Consumers’ most recent SEC filings for a description of Consumers’ reported financial results and the financial statements of Consumers in this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

Consumers’ Board of Directors Approval and Reasons for the Merger

In reaching its decision to unanimously approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, Consumers board of directors evaluated the Merger and the Merger Agreement in consultation with Consumers management, as well as Consumers’ financial and legal advisors, and considered a number of factors, including the following material factors:

●	each of Consumers’, Peoples’ and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

●

the complementary nature of the businesses of the two companies. Also significant was the belief of the Consumers board of directors that the combination would result in a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its strong market share;

●

the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels, and Consumers management’s expectation that the combined company will retain a strong capital position upon completion of the transaction;

●	the potential to increase loans and core deposits through expanded product offerings to Peoples’ customer base, both current customers and prospects;

●

its understanding of the current and prospective environment in which Consumers and Peoples operate and will operate, including national, regional and local economic conditions, the interest rate environment, the continuing consolidation of the industry, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

●	its review and discussions with Consumers’ management, its financial advisor, Sandler O’Neill, and legal advisor, Tucker Ellis, concerning the due diligence examination of Peoples;

●

its review with its legal advisor of the Merger Agreement and other transaction agreements, including the provisions of the Merger Agreement designed to enhance the probability that the transaction will be completed;

●

the synergies potentially available in the proposed transaction which create the opportunity for the combined company to have superior future earnings and prospects compared to Consumers’ earnings and prospects on a stand-alone basis;

●	the financial presentation, dated June 13, 2019, of Sandler O’Neill, Consumers’ financial advisor, to the Consumers board of directors;

●	that the Merger Agreement restricts the conduct of Peoples’ business between the date of the Merger Agreement and the date of the consummation of the Merger;

●	the perceived similarity in corporate cultures, which would facilitate integration and implementation of the transaction; and

●	the nature and amount of payments and other benefits to be received by Peoples employees in connection with the Merger.

Consumers board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

●

the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Peoples’ business, operations and workforce with those of Consumers, including the costs and risks of successfully integrating the differing business models of the two companies;

●	the potential risk of diverting management attention and resources from the operation of Consumers’ business and towards the completion of the Merger and the integration of the two companies;

●

the regulatory and other approvals required in connection with the Merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions; and

●	the possibility that the Merger might not be consummated and the effect of the resulting public announcement of the termination of the Merger on, among other things, the operations of Consumers.

The foregoing discussion of the information and factors considered by the Consumers board of directors is not intended to be exhaustive, but includes the material factors considered by the Consumers board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Consumers board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Consumers board of directors considered all of these factors as a whole, and overall considered the factors to be favorable to, and to support its determination to approve entry into the Merger Agreement.

This explanation of Consumers’ reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “FORWARD-LOOKING STATEMENTS” on page 25.

Consumers’ board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

Regulatory Approvals Required

The Merger cannot be completed unless Peoples and Consumers obtain all required regulatory approvals. The Merger consists of the merger of Peoples, a bank holding company, with and into Consumers, also a bank holding company. The Merger is subject to approval by the Federal Reserve, but Consumers believes that the Merger qualifies under Federal Reserve Board Rule 225.12(d) for waiver of the requirement of approval by the Federal Reserve. Consumers applied to the Federal Reserve for confirmation of such a waiver, and the Federal Reserve has indicated that it does not object to the waiver. The Bank Merger, which consists of the merger of Peoples National, a national banking association, with and into Consumers National, also a national banking association, cannot be completed unless approved by the OCC as required by the Bank Merger Act, codified at 12 U.S.C. 1828(c). Consumers submitted an application to the OCC, and the OCC has approved the application. Receipt of these regulatory approvals or waivers by the OCC and the Federal Reserve are conditions to the closing of the Merger. Approval of a regulatory application or waiver of an application requirement merely implies satisfaction of regulatory criteria for approval or waiver, which does not include review of the adequacy or fairness of the Merger consideration to Peoples shareholders or the satisfaction of the conditions to closing the Merger. Regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Material U.S. Federal Income Tax Consequences

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Peoples common shares. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of Peoples common shares that hold their Peoples shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Peoples shares in light of their individual circumstances or to holders of Peoples shares that are subject to special rules, such as: non-U.S. holders; financial institutions; pass-through entities or investors in pass-through entities; persons whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code; persons who may otherwise be subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Peoples shares as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; and holders who acquired their Peoples shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Peoples shares, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the Merger to them.

Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Dinsmore & Shohl LLP (“Dinsmore”) has delivered a legal opinion, dated August 15, 2019, and filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualifications and limitations set forth therein, (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) Peoples and Consumers will each be a party to such reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Additionally, it is a condition to Peoples’ and Consumers’ obligation to complete the Merger that each receive an opinion from Dinsmore, dated the closing date of the Merger, to that effect. This opinion is and will be based upon facts, representations and assumptions set forth or referred to in that opinion (including upon representation letters provided by Consumers and Peoples and upon customary factual assumptions). Neither Consumers nor Peoples has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the Merger Agreement, and the opinion described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of Consumers or Peoples. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following discussion summarizes the matters addressed in the tax opinion of Dinsmore filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Reorganization Treatment. The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and Consumers are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

U.S. Tax Consequences of the Merger for Peoples and Consumers. No gain or loss will be recognized by Peoples or Consumers as a result of the Merger. The tax basis of the assets of Peoples in the hands of Consumers will be the same as the tax basis of such assets in the hands of Peoples immediately prior to the Merger. The holding period of the assets of Peoples to be received by Consumers will include the period during which such assets were held by Peoples.

U.S. Tax Consequences of the Merger for U.S. holders of Peoples Shares. The U.S. federal income tax consequences of the Merger to a U.S. holder will depend on whether such U.S. holder receives cash, Consumers common shares or a combination of cash and shares in exchange for such U.S. holder’s Peoples shares. At the time a Peoples shareholder makes a cash or share election pursuant to the terms of the Merger Agreement, such shareholder will not know whether, and to what extent, the proration provisions of the Merger Agreement will alter the mix of consideration such shareholder will receive. As a result, the tax consequences to such shareholder will not be ascertainable with certainty until such shareholder knows the precise amount of cash and Consumers common shares that such shareholder will receive pursuant to the Merger.

Exchange of Peoples Shares solely for Consumers Common Shares. Except as discussed below, see “Cash in Lieu of Fractional Consumers Common Shares,” a U.S. holder that exchanges all of its Peoples shares solely for Consumers common shares pursuant to the Merger will not recognize gain or loss in connection with such exchange. A U.S. holder’s aggregate tax basis in Consumers common shares received in the Merger in exchange for its Peoples shares, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Consumers Common Shares,” generally will equal such U.S. holder’s aggregate tax basis in the Peoples shares surrendered by such U.S. holder in the Merger. The holding period for Consumers common shares received by such U.S. holder in the Merger in exchange for its Peoples shares, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Consumers Common Shares,” generally will include the holding period for the Peoples shares exchanged therefor.

Exchange of Peoples Shares Solely for Cash. A U.S. holder who exchanges all of its Peoples shares solely for cash pursuant to the Merger and who is not treated as constructively owning Consumers common shares after the Merger under the circumstances referred to below in “Possible Dividend Treatment” generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the Peoples shares exchanged therefor. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Peoples shares for more than one year at the effective time of the Merger.

Exchange of Peoples Shares for a Combination of Consumers Common Shares and Cash. Except as discussed below, a U.S. holder who exchanges its Peoples shares for a combination of Consumers common shares and cash pursuant to the Merger will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Consumers common shares received in the Merger, over such U.S. holder’s adjusted tax basis in the Peoples shares surrendered by such U.S. holder in the Merger and (ii) the amount of cash received by such U.S. holder in the Merger (other than cash received in lieu of fractional Consumers common shares).

For purposes of this calculation, the fair market value of Consumers common shares is based on the trading price of Consumers common shares on the date of the Merger, rather than the price negotiated between Consumers and Peoples in the Merger Agreement used to calculate the number of Consumers common shares to be issued to the shareholder. In the case of any U.S. holder who acquired different blocks of Peoples shares at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the Merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Prior to voting on the Merger, any U.S. holder potentially in that circumstance should consult its tax advisor with regard to identifying the basis or holding periods of the particular Consumers common shares received in the Merger.

Generally, a U.S. holder’s aggregate tax basis in Consumers common shares received by that U.S. holder in the Merger in exchange for its Peoples shares, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Consumers Common Shares,” will equal such U.S. holder’s aggregate tax basis in the Peoples shares surrendered in the Merger, increased by the amount of taxable gain (or dividend income as described below in “Possible Dividend Treatment”), if any, recognized by such U.S. holder in the Merger (other than with respect to cash received in lieu of fractional Consumers common shares) and decreased by the amount of cash, if any, received by such U.S. holder in the Merger (other than cash received in lieu of fractional Consumers common shares). The holding period for Consumers common shares received in the Merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Consumers Common Shares,” generally will include the holding period for the Peoples shares exchanged therefor.

Subject to possible dividend treatment as referred to below in “Possible Dividend Treatment,” any gain generally will be long-term capital gain if the U.S. holder held the Peoples shares for more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations.

Cash in Lieu of Fractional Consumers Common Shares. A U.S. holder that receives cash instead of fractional Consumers common shares will be treated as having received the fractional Consumers common share pursuant to the Merger and then as having exchanged the fractional Consumers common share for cash in a redemption by Consumers. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the Peoples shares allocable to such fractional interest. Subject to possible dividend treatment as referred to below in “Possible Dividend Treatment,” such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Peoples shares exchanged by such U.S. Holder is greater than one year as of the effective time of the Merger.

Possible Dividend Treatment. All or part of the gain that a particular U.S. holder of Peoples shares recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of Consumers or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Consumers after the Merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely Consumers common shares rather than a combination of cash and Consumers common shares in the Merger. This could happen, for example, because of ownership of additional Consumers common shares by such holder, ownership of Consumers common shares by a person related to such holder or a share repurchase by Consumers from other holders of Consumers common shares. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

A U.S. holder of Peoples shares, as a result of having received Consumers common shares in the Merger, will be required to retain records pertaining to the Merger. In addition, each U.S. holder of Peoples shares that is a “significant holder” will be required to file a statement with that holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth that holder’s basis in the Peoples shares surrendered and the fair market value of Consumers common shares and cash received in the Merger. A “significant holder” is a holder of Peoples shares that, immediately before the Merger, owned at least 1% of the voting power or value of the outstanding Peoples shares.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. You should consult with your own tax advisor regarding the specific tax consequences to you of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Peoples will be recorded and assumed at estimated fair values when the Merger is consummated. The excess of the estimated fair value of Consumers’ common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill is subject to an annual test for impairment and the amount impaired, if any, is charged as an expense at the time of impairment.

Resale of Consumers Common Shares

Consumers registered with the SEC under the Securities Act of 1933, as amended, Consumers common shares to be issued to Peoples’ shareholders in the Merger. No restrictions on the sale or other transfer of Consumers common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Consumers common shares issued to any Peoples shareholder who becomes an affiliate of Consumers for purposes of SEC Rule 144. The term “affiliate” is defined in Rule 144 and generally includes a company’s executive officers, directors, and shareholders beneficially owning 10% or more of the company’s outstanding shares.

ADJOURNMENT OF THE PEOPLES SPECIAL MEETING

If, as described in section “The Special Meeting of Shareholders of Peoples—Matters to be Considered” there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Peoples special meeting, the Peoples shareholders cannot adopt and approve the Merger Agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to Ohio law, no notice of a meeting adjourned for less than 30 days needs to be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting. The proposal to adjourn the special meeting must be approved by the holders of a majority of Peoples common shares represented, in person or by proxy, at the special meeting. In order to permit proxies that have been received by Peoples at the time of the special meeting to be voted for an adjournment, if necessary, Peoples has submitted the proposal to adjourn the special meeting to the Peoples shareholders as a separate matter for their consideration. The board of directors of Peoples recommends that you vote “FOR” the proposal to adjourn the special meeting.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included as Annex A and is an integral part of this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. This section is not intended to provide you with any factual information about Peoples or Consumers. Factual disclosures about Peoples and Consumers contained in this proxy statement/prospectus or in the public reports of Consumers filed with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this proxy statement/prospectus, may supplement, update or modify the factual disclosures about Peoples and Consumers contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Peoples, on the one hand, and by Consumers, on the other hand, each made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by Peoples and Consumers are qualified and subject to important limitations agreed to by Peoples and Consumers in connection with negotiating the terms of the Merger Agreement. In particular, it is important to bear in mind that the representations and warranties were negotiated by Consumers and Peoples with the principal purposes of (i) establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and (ii) allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality which differs from that generally applicable in other contexts, including reports and documents filed with the SEC. In addition, some of the representations and warranties were qualified by the matters contained in the confidential disclosure schedules that Peoples and Consumers each delivered in connection with the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Peoples or Consumers at the time they were made, on the date of this proxy statement/prospectus, or otherwise.

Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation

Effect of the Merger

The Merger Agreement provides for the merger of Peoples with and into Consumers, with Consumers surviving the Merger as the surviving corporation. Pursuant to a separate merger agreement by and between Consumers National and Peoples National, Peoples National will merge with and into Consumers National, with Consumers National surviving the merger as the surviving institution.  The separate corporate existence of Peoples will cease upon consummation of the Merger and the separate corporate existence of Peoples National will cease upon consummation of the Bank Merger. After the Merger and the Bank Merger, the surviving bank will be the sole banking subsidiary of Consumers.

Effective Time

On or before the closing date, Peoples and Consumers will file a certificate of merger with the Ohio Secretary of State with respect to the Merger.  The Merger will become effective as of the date and time specified in such certificate of merger, referred to as the “effective time.”  The Bank Merger will become effective immediately following the effective time.

Organizational Documents of the Surviving Corporation

The articles of incorporation and code of regulations of Consumers that are in effect immediately prior to the effective time will be the articles of incorporation and code of regulations of the surviving corporation until amended in accordance with their respective terms and applicable laws.

Merger Consideration

As a result of the Merger, each Peoples shareholder will have the right, with respect to each common share of Peoples held by such holder, to elect to receive Merger consideration consisting of either cash or common shares of Consumers or a combination of both, subject to proration as described below.

The value of the cash consideration to be received by each Peoples shareholder with respect to each Peoples common share is fixed at $1,200.00 per share. The implied value of the stock consideration will fluctuate as the market price of Consumers common shares fluctuates before completion of the Merger. The value of the stock consideration that a Peoples shareholder will actually receive following the closing will be based on the closing price on the OTCQX® Best Market of Consumers common shares upon completion of the Merger.

If you are a Peoples shareholder, you may specify different elections with respect to the different shares you hold. For example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares. Your election will, however, be subject to the proration mechanism described below.

Cash Election; Stock Election; Non-Election Shares

The Merger Agreement provides that each Peoples shareholder who makes a valid cash election will have the right to receive, in exchange for each Peoples common share held by such holder with respect to which a cash election has been made, $1,200.00. The Merger Agreement also provides that each Peoples shareholder who makes a valid stock election will have the right to receive, in exchange for each common share of Peoples held by such holder with respect to which a stock election has been made, 63.16 common shares of Consumers. All such elections will be subject to the proration mechanism described below.

If you are a Peoples shareholder and you do not make an election to receive either cash or Consumers common shares in the Merger, your elections are not received by the Exchange Agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election. In that situation, your common shares will be considered “non-election shares,” and you may be paid in only cash, only Consumers common shares or a mix of cash and common shares depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Peoples shareholders using the proration adjustment described below.

Fractional Shares

Consumers will not issue any fractional common shares of Consumers in the Merger. Instead, a Peoples shareholder who otherwise would have received a fraction of a Consumers common share will receive an amount in cash determined by multiplying (i) $19.00 by (ii) the fraction of a Consumers common share that such holder would otherwise have been entitled to receive.

Dissenting Shareholders

Peoples common shares for which the holder thereof properly exercises dissenters’ rights under Ohio law will not be converted into a right to receive the Merger consideration, and the dissenting shareholder will be entitled solely to the rights granted by Ohio Revised Code Section 1701.85. See “RIGHTS OF DISSENTING PEOPLES SHAREHOLDERS.”

Proration

The total number of Peoples common shares that will be converted into the right to receive the cash consideration is fixed at 50% (rounded down to the nearest whole share), which is referred to as the “cash conversion number.” The remaining Peoples common shares will be converted into the right to receive the stock consideration. As a result, if the aggregate number of Peoples common shares with respect to which cash elections have been made (the “cash election number”) exceeds the cash conversion number, (i) all Peoples common shares with respect to which a stock election, no election, or an invalid election was made will receive stock consideration and (ii) all Peoples common shares with respect to which a cash election was made will have such form of consideration proportionately reduced, and will instead receive a portion of their consideration as stock and a portion of their consideration as cash, so as to result in 50% (rounded down to the nearest whole share) of the total number of Peoples common shares being exchanged for cash consideration.

Correspondingly, if the cash election number is less than the cash conversion number, Peoples shareholders who have elected to receive stock consideration may have such form of consideration proportionately reduced, and may receive a portion of their consideration in cash consideration, despite their election, depending on the number of non-election shares. The amount by which the cash election number is less than the cash conversion number is referred to as the “shortfall number.”

If the shortfall number is less than or equal to the number of non-election shares, then (i) all Peoples common shares with respect to which a cash election was made will be exchanged for cash consideration, (ii) all Peoples common shares with respect to which a stock election was made will be exchanged for stock consideration, and (iii) a portion of the Peoples common shares with respect to which no election or an invalid election was made will be exchanged for stock consideration and a portion will be exchanged for cash consideration, so as to result in 50% (rounded down to the nearest whole share) of the total number of Peoples common shares being exchanged for cash consideration.

If the shortfall number exceeds the number of non-election shares, then (i) all Peoples common shares with respect to which a cash election was made will be exchanged for cash consideration, (ii) all Peoples common shares with respect to which no election or an invalid election was made will be exchanged for cash consideration, and (iii) a portion of the Peoples common shares with respect to which a stock election was made will be exchanged for stock consideration and a portion will be exchanged for cash consideration, so as to result in 50% (rounded down to the nearest whole share) of the total number of Peoples common shares being exchanged for cash consideration.

Procedures for Elections as to Form of Consideration

Peoples shareholders will initially be mailed an election form, including transmittal materials, shortly after the initial mailing of this proxy statement/prospectus so as to permit each Peoples shareholder to exercise its right to make an election prior to the election deadline. Each election form will allow you to make cash or stock elections or a combination of both with respect to your Peoples common shares. Following the initial mailing of the election form, Consumers will use all reasonable efforts to make available as promptly as possible an election form to any holder who requests such election form prior to the election deadline.

Unless otherwise agreed to in advance by Consumers and Peoples, the election deadline will be 5:00 p.m. Eastern Time, on the date that Consumers and Peoples agree is as near as practicable to two business days prior to the expected closing date of the Merger. If the election deadline is not stated in the transmitted materials included in the election form, Consumers and Peoples will cooperate to issue a press release announcing the date of the election deadline not more than 20 business days before, and at least 10 business days prior to, the election deadline.

If you wish to elect the type of merger consideration you will receive in the Merger, you should carefully review and follow the instructions that will be set forth in the election form. Shareholders who hold their shares of Peoples in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares. Peoples shares as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each Peoples shareholder must submit a properly completed and signed election form (including duly executed transmittal materials included in the election form), together with such shareholder’s stock certificates or an appropriate guarantee of delivery of such stock certificates, so that the documents are received by the Exchange Agent at or prior to the election deadline in accordance with the instructions accompanying the election form.

An election may be revoked or changed by written notice received by the Exchange Agent prior to the election deadline accompanied by a properly completed and signed revised election form or by withdrawal prior to the election deadline of the stock certificates or of the guarantee of delivery of such certificates that were previously deposited with the Exchange Agent. If you hold your shares in street name, you will need to obtain instructions from your bank, broker or other nominee as to how to revoke or change your election. You will not be entitled to revoke or change your election following the election deadline. All elections will automatically be deemed revoked upon receipt by the Exchange Agent of written notification that Consumers and Peoples have terminated the Merger Agreement in accordance with its terms.

Exchange and Payment Procedures

At or prior to the closing of the Merger, Consumers will deposit with the Exchange Agent sufficient cash and Consumers common shares to be exchanged as the Merger consideration in accordance with the Merger Agreement. Such cash and Consumers common shares are referred to as the “exchange fund.” As promptly as practicable after the effective time, but in no event later than seven business days thereafter, Consumers will cause the Exchange Agent to mail to each record holder of Peoples common shares that has not previously submitted its stock certificates or book entry shares with a form of election, a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable stock certificates or book entry shares in exchange for the Merger consideration. From and after the effective time and the completion of the allocation of the Merger consideration among the holders (which Consumers will cause the Exchange Agent to effect no later than five business days after the effective time), Peoples shareholders who properly surrender their stock certificates or book entry shares to the Exchange Agent, together with a properly completed and duly executed letter of transmittal or form of election, as applicable, will receive for each Peoples common share the stock consideration and/or the cash consideration they have become entitled to receive pursuant to the Merger Agreement (and any allocation adjustment as described above), plus any cash payable in lieu of any fractional shares of Consumers, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement. No interest will be paid or accrue on any Merger consideration or cash in lieu of fractional shares.

Distributions with Respect to Unsurrendered Shares

No dividends or other distributions declared with respect to Consumers common shares will be paid to the holder of any unsurrendered stock certificate or book entry share that evidenced ownership of Peoples common shares until such holder properly surrenders such shares. Subject to applicable law, after such surrender, the holder will be entitled to receive any such dividends or other distributions without interest.

Transfers Following the Effective Time

On the closing date, the stock transfer books of Peoples will be closed and there will be no further registration of transfers of Peoples common shares on the records of Peoples or the surviving company. Any bona fide stock certificates or book entry that evidence ownership of Peoples common shares presented to Consumers after the effective time will be cancelled and exchanged for the Merger consideration and other amounts, as applicable, in accordance with the Merger Agreement.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed by the shareholders of Peoples for one year following the effective time will be paid to Consumers unless Consumers directs the Exchange Agent otherwise. From and after such time, any former holders of Peoples common shares who have not properly surrendered their shares may thereafter seek only from Consumers the Merger consideration payable in respect of such shares, any cash payable in lieu of any fractional shares of Consumers and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing Peoples common shares is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if reasonably required by Consumers, the posting by such person of a bond in such amount as Consumers may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent or Consumers, as applicable, will issue in exchange for the lost, stolen or destroyed certificate the applicable Merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the Peoples common shares represented by that certificate pursuant to the Merger Agreement.

If your stock certificate representing Peoples common shares is currently lost, stolen or destroyed, you are encouraged to contact Peoples and follow the procedures required by Peoples to obtain a new stock certificate prior to the election deadline. In accordance with its Code of Regulations, Peoples may require you to make an affidavit that your stock certificate has been lost, stolen or destroyed, to file with Peoples an indemnity bond deemed reasonably sufficient as indemnity against any loss or liability that Peoples may incur in connection with the issuance of a new stock certificate, and to satisfy any other reasonable requirements which may be imposed by the Peoples board of directors in order to receive a new stock certificate. Please contact Peoples at the following address if these provisions apply to you: Peoples at Peoples Bancorp of Mt. Pleasant, Inc., Attn: Gail E. Fisher, President, 298 Union Street, Mount Pleasant, Ohio 43939.

Withholding Rights

Consumers will be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger consideration or other amounts payable pursuant to the Merger Agreement to any holder of Peoples common shares such amounts as Consumers or the Exchange Agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of Peoples common shares from whom such amounts were deducted or withheld.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Peoples and Consumers. These include, among other things, representations relating to:

●	valid corporate organization and existence;

●	capitalization;

●	authority to enter into the Merger and the binding nature of the Merger Agreement;

●	no breach of organizational documents, law or other agreements as a result of the Merger;

●	third party consents and approvals;

●	filing of necessary reports with regulatory authorities;

●	conformity of financial statements;

●	internal controls over financial reporting;

●	broker/finder fees;

●	operation in the ordinary course of business and absence of material adverse effects since December 31, 2018 (in the case of Peoples) and March 31, 2019 (in the case of Consumers);

●	involvement in litigation and orders issued by governmental authorities;

●	compliance with applicable laws;

●	material contracts;

●	agreements with regulatory agencies;

●	information technology;

●	related party transactions;

●	absence of any action, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

●	accuracy of the information supplied for inclusion in the registration statement/proxy statement/prospectus.

Consumers makes additional representations and warranties to Peoples in the Merger Agreement relating to, among other things:

●	compliance of loans;

●	funds necessary to satisfy its obligations under the Merger Agreement;

●	compliance with SEC filing requirements;

●	disclosure controls and procedures; and

●

sufficiency of Consumers’ authorized but unissued shares to satisfy Consumers’ obligation to issue Consumers common shares under the Merger Agreement, and compliance of such shares, when issued, with certain applicable laws, rules and regulations.

Peoples makes additional representations and warranties to Consumers in the Merger Agreement relating to, among other things:

●	certain tax matters;

●	certain employee benefit matters, including matters related to employee benefit plans;

●	labor relations and employment matters;

●	interest rate risk management instruments;

●	certain environmental matters;

●	Peoples’ investment and commodities portfolio;

●	matters relating to Peoples’ owned and leased property;

●	corporate records;

●	intellectual property;

●	information technology;

●	inapplicability of state takeover statutes and charter antitakeover provisions to the transactions contemplated by the Merger Agreement;

●

the receipt of an opinion from Peoples’ financial advisor regarding the fairness, as of the date of such opinion, from a financial point of view, of the consideration to be paid to holders of Peoples common shares in the Merger;

●	accuracy of documents filed with regulatory agencies;

●	Peoples’ loan portfolio;

●	Peoples’ deposit liabilities;

●	Peoples’ proper administration of accounts for which it and its subsidiaries act as fiduciaries;

●	insurance coverage; and

●	the fact that Peoples and its subsidiaries are not required to register as investment advisers.

Some of the representations and warranties contained in the Merger Agreement are qualified as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the company making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

For purposes of the Merger Agreement, a “material adverse effect” with respect to Consumers, Peoples or the surviving corporation, as the case may be, means any event, change, effect or development that has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the Merger Agreement.

However, in the case of clause (i) above, a material adverse effect will not be deemed to include the impact of:

●	changes after June 14, 2019 in GAAP, applicable regulatory accounting requirements, or changes in interest rates or general economic conditions;

●

changes after June 14, 2019 in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

●

changes after June 14, 2019 in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

●

the failure, in and of itself, to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common shares, but not including the underlying causes thereof;

●

disclosure or consummation of the transactions contemplated by the Merger Agreement (including any effect on a party’s relationship with its customers or employees) or actions expressly required by the Merger Agreement in contemplation of the transactions contemplated therein; or

●	actions or omissions taken pursuant to the written consent or request of Consumers, in the case of Peoples, or Peoples, in the case of Consumers.

so long as, in the case of the first, second, third and fourth bullets above, Peoples and its subsidiaries, on the one hand, or Consumers and its subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby as compared to other companies in the industry in which such party and its subsidiaries operate.

Conduct of Businesses of Peoples and Consumers Prior to Completion of the Merger

Under the Merger Agreement, Peoples has agreed to certain restrictions on its activities and the activities of Peoples National during the period from the date of the Merger Agreement to the closing date. In general, Peoples is required to, and to cause Peoples National to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

Each of Consumers and Peoples will not, and will cause their respective subsidiaries not to, (i) take any action that is intended to or would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby on a timely basis; or (ii) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The following is a summary of the more significant restrictions imposed upon Peoples, subject to the exceptions set forth in the Merger Agreement. Peoples will not, and will cause its subsidiaries not to, without Consumers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

●

incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any subsidiary of Peoples), in each case other than in the ordinary course of business;

●	adjust, split, combine or reclassify any capital stock;

●

make, declare or pay any dividend or other distribution on, or directly or indirectly redeem or otherwise acquire, any of its common shares, or any other securities or obligations convertible into or exchangeable for any of its common shares (subject to certain exceptions, including the payment of regular quarterly cash dividends by Peoples National to Peoples and Peoples’ regular quarterly cash dividends to its shareholders in an amount not to exceed $2.50 per share);

●	grant any equity-based awards or interests, or grant any rights to acquire any of its common shares;

●

issue, sell or otherwise permit to become outstanding any additional common shares or securities convertible or exchangeable into, or exercisable for, any common shares or any options, warrants, or other rights of any kind to acquire any common shares, except pursuant to the exercise of Peoples stock options in accordance with their terms;

●

other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person;

●

except for transactions in the ordinary course of business, (i) acquire any other person, business or any material assets, deposits or properties of any other person, or (ii) make any material investment, either by purchase of stock or securities, contributions of capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly owned subsidiary of Peoples;

●

terminate, materially amend, renew or waive any material provision of certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business, or enter into any contract, except in the ordinary course of business, that would constitute a material contract if it were in effect on June 14, 2019;

●

except as required under applicable law or the terms of any Peoples benefit plan existing on June 14, 2019, (i) enter into, adopt or terminate any material employee benefit or compensation plan for the benefit of any current or former employee, officer, director or individual independent contractor; (ii) amend any employee benefit or compensation plan for the benefit of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement; (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, other than increases in the ordinary course of business and consistent with Peoples’ past practices as disclosed in Peoples’ confidential disclosure schedule; (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for annual year-end bonuses consistent with past practice in an amount not to exceed the amount accrued for such bonuses by Peoples National as of the date such bonuses are awarded and bonuses disclosed to Consumers that do not in the aggregate exceed $25,000; (v) grant or accelerate the vesting of any equity-based awards or other compensation; (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement; (vii) fund any rabbi trust or similar arrangement; or (viii) hire any officer;

●

settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not more than $10,000 individually or $25,000 in the aggregate and that would not impose any material restriction on the business of Peoples or its subsidiaries or the surviving corporation in the Merger;

●	amend its organizational documents or the organizational documents of any of its subsidiaries;

●	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

●

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed or requested by any governmental entity;

●

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

●

enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

●

make any loans or extensions of credit (i) outside of the ordinary course of business consistent with past practice, (ii) involving a total credit relationship of more than $500,000 with a single borrower and its affiliates, or (iii) to a director or executive officer of Peoples or Peoples National except in compliance with Regulation O;

●	subject to certain exceptions, modify, renew or release any collateral on any aggregate loan relationship of $100,000 or more;

●

make additional advances, extensions of credit, releases of collateral, modifications, or waivers of covenants or defaults on loans that are delinquent by more than 60 days or classified by Peoples as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import;

●

sell a participation interest in a loan without first giving Consumers the opportunity to purchase the participation interest, or purchase a participation interest in a loan other than purchases of participation interests from Consumers;

●	purchase or otherwise acquire any interest in a loan held by a third party, or forgive, settle or sell any loan;

●

sell or otherwise transfer any real estate owned having a carrying value in excess of $25,000 or take into real estate owned any property having a carrying value in excess of $15,000, subject to certain exceptions;

●

make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, policies, orders or requests of any governmental entity;

●	make, or commit to make, any capital expenditures in excess of $10,000 in the aggregate;

●

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

●

make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Peoples or its subsidiaries or acquire or sell, or agree to acquire or sell, any branch office;

●	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

●	amend in a manner that adversely impacts in any material respect the ability to conduct its business pursuant to, terminate or allow to lapse any material permits;

●	establish or price deposits other than in the ordinary course of business consistent with Peoples’ past practice and in no event in excess of the FDIC national rate cap;

●

offer or establish any pricing, interest rates or terms on any category of deposits to any related person that is not also being offered to customers on substantially the same terms and conditions or as otherwise set forth in Peoples National’s posted or standard rate sheet; or

●	agree to take, make any commitments to take, or adopt any resolutions of the board or similar governing body in support of any of the actions described above.

Consumers has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the Merger Agreement to the closing date. Subject to the exceptions set forth in the Merger Agreement, Consumers will not, and will cause its subsidiaries not to, without Peoples’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

●

amend its organizational documents in a manner that would materially and adversely affect the former holders of Peoples common shares following consummation of the Merger or adversely affect the former holders of Peoples common shares relative to other holders of Consumers common shares following consummation of the Merger; or

●	agree to take, make any commitments to take, or adopt any resolutions of the board similar governing body in support of any of the actions described above.

Regulatory Matters

Consumers agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Peoples has prepared the portion of this proxy statement/prospectus constituting the proxy statement of Peoples. Consumers has agreed to use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing, and Peoples will thereafter mail or deliver this proxy statement/prospectus to its shareholders. Consumers also will use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” exemptions, permits, and approvals required to complete the Merger.

The Merger cannot be completed unless Peoples and Consumers obtain all required regulatory approvals. The Merger consists of the merger of Peoples, a bank holding company, with and into Consumers, also a bank holding company. The Merger is subject to approval by the Federal Reserve, but Consumers believes that the Merger qualifies under Federal Reserve Board Rule 225.12(d) for waiver of the requirement of approval by the Federal Reserve. Consumers applied to the Federal Reserve for confirmation of such a waiver, and the Federal Reserve has indicated that it does not object to the waiver. The Bank Merger, which consists of the merger of Peoples National, a national banking association, with and into Consumers National, also a national banking association, cannot be completed unless approved by the OCC as required by the Bank Merger Act, codified at 12 U.S.C. 1828(c). Consumers submitted an application to the OCC, and the OCC has approved that application. Receipt of these regulatory approvals or waivers by the OCC and the Federal Reserve are conditions to the closing the Merger. Approval of a regulatory application or waiver of an application requirement merely implies satisfaction of regulatory criteria for approval or waiver, which does not include review of the adequacy or fairness of the Merger consideration to Peoples shareholders or the satisfaction of the conditions to closing the Merger. Regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Peoples Shareholder Meeting; Change in Recommendation; Restructuring

The vote of Peoples shareholders required to approve the Merger is the affirmative vote of holders of at least a majority of outstanding Peoples common shares.

Pursuant to the Merger Agreement, Peoples agreed to take all action necessary to convene a meeting of its shareholders for the purpose of obtaining the vote of Peoples shareholders required to approve the Merger. The Peoples board must use its reasonable best efforts to obtain from Peoples shareholders such vote, including by communicating to Peoples shareholders its recommendation that the Peoples shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby.

At any time prior to the Peoples shareholder vote, if Peoples has received an acquisition proposal other than in connection with the Merger that Peoples’ board determines would result in a more favorable transaction than the Merger, the Peoples board may accept or approve such superior acquisition proposal, cancel or delay the Peoples shareholder meeting, change or withdraw its recommendation of the Merger Agreement and the Merger, and/or terminate the Merger Agreement; provided, however, that Peoples must first provide notice to Consumers and negotiate in good faith with Consumers to make such adjustments to the terms and conditions of the Merger Agreement so that the acquisition proposal would cease to be a superior proposal. See “Acquisition Proposals” below.

If Peoples fails to obtain the requisite Peoples shareholder vote at a duly convened Peoples shareholder meeting held for that purpose or any adjournment or postponement thereof, Consumers and Peoples will in good faith use their reasonable best efforts to negotiate a restructuring of the transaction provided for in the Merger Agreement and/or, in the case of Peoples, to resubmit the Merger Agreement or the transactions contemplated thereby to its shareholders for approval and adoption. However, neither Consumers nor Peoples will have any obligation to agree to (i) alter or change any material term of the Merger Agreement, including the amount or kind of the Merger consideration, or (ii) adversely affect the tax treatment of the Merger with respect to Peoples’ shareholders.

Acquisition Proposals

The Merger Agreement contains provisions prohibiting Peoples from seeking or discussing any alternative acquisition proposal to the Merger. In particular, Peoples has agreed that it will not, and will cause its subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to any person relating to, any offer to acquire Peoples or Peoples National other than as contemplated by the Merger Agreement, referred to as an “acquisition proposal.”

Notwithstanding the restrictions described above, the Merger Agreement provides that in the event Peoples receives an unsolicited bona fide written acquisition proposal prior to the receipt of the requisite Peoples shareholder approval, Peoples may furnish nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith that such action is reasonably required to comply with its fiduciary duties under applicable law. However, prior to providing any such nonpublic information, Peoples must provide such information to Consumers, and Peoples must have first entered into a confidentiality agreement with such third party.

Peoples must promptly (and in any event within two (2) business days) advise Consumers following the receipt of any acquisition proposal, and must promptly (and in any event within two (2) business days) advise Consumers of any related developments, discussions and negotiations on a current basis.

At any time prior to the Peoples shareholder vote, Peoples may accept or approve an acquisition proposal that Peoples’ board determines would result in a more favorable transaction than the Merger (a “superior proposal”), cancel or delay the Peoples shareholder meeting, change or withdraw its recommendation of the Merger Agreement and the Merger, and/or terminate the Merger Agreement; provided, however, that Peoples must first provide notice to Consumers and negotiate in good faith with Consumers to make such adjustments to the terms and conditions of the Merger Agreement so that the acquisition proposal would cease to be a superior proposal.

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement, the Bank Merger, and the transactions contemplated thereby will be paid by the party incurring such expenses.

Interests of Certain Peoples’ Directors and Officers in the Merger

As described below under “Board Arrangements”, “Indemnification and Insurance” and “Post-Closing Employment” some of Peoples’ directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Peoples’ shareholders generally. Peoples’ board of directors was aware of these interests and considered them in approving the Merger Agreement.

Board Arrangements

Pursuant to the Merger Agreement, as soon as practicable after the closing of the Merger, Consumers will select a member of Peoples’ board of directors to become a member of Consumers’ board of directors and Consumers National’s board of directors.

Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the effective time of the Merger, Consumers will indemnify each person who served as a director of Peoples, to the fullest extent permitted by law, from and against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, or liabilities in connection with any threatened or actual claim, action, suit, proceeding, or investigation arising from or pertaining to the fact that such person was a director of Peoples or one of its subsidiaries. In addition, Consumers has agreed to maintain, for a period of six years following the closing of the Merger, directors’ and officers’ liability insurance for claims against present and former directors and officers of Peoples and Peoples National. However, Consumers is not required to spend annually more than 150% of the annual premium paid by Peoples as of June 14, 2019 for such insurance (the “premium cap”). If such premiums would at any time exceed the premium cap, then Consumers will maintain policies of insurance that provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Peoples may, with Consumers’ consent (and at the request of Consumers, Peoples will use its reasonable best efforts to), obtain at or prior to the effective time a six-year “tail” policy under Peoples’ existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Post-Closing Employment

No Peoples executive officer nor any other employee of Peoples or Peoples National is covered by a change of control plan or agreement, or guaranteed employment with Consumers or Consumers National after the effective time of the Merger. However, pursuant to the Merger Agreement, Consumers and Consumers National have agreed to pay severance to any person who is an employee of Peoples or Peoples National at the effective time of the Merger whose employment does not continue with Consumers or Consumers National after the effective time of the Merger or whose employment is terminated within one year after the effective time of the Merger, except for employees terminated for cause and any employee who declined an offer, subject to certain exceptions, for employment with Consumers or Consumers National. As a condition to entitlement to severance pay, former Peoples and Peoples National employees must execute release of claims and confidentiality documents. The severance payable will be one week of base pay for each full year of service, with a minimum of twelve weeks and a maximum of twenty-six weeks of base pay.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to access to information, coordination with respect to litigation relating to the Merger, conversion and integration matters, and public announcements with respect to the transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger

Each of Consumers’ and Peoples’ obligations to complete the transactions contemplated by the Merger Agreement is subject to fulfillment of certain conditions, including:

●	approval of the Merger Agreement at the special meeting by the requisite vote of Peoples shareholders;

●	the common shares of Consumers that will be issuable pursuant to the Merger Agreement being eligible for quotation on the OTCQX® Best Market;

●

the common shares of Consumers that will be issuable pursuant to the Merger Agreement being eligible for exemption from registration under applicable “Blue Sky” laws or, if an exemption from registration is not available, Consumers having made a filing under that law as is in form and substance reasonably acceptable to Consumers;

●	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC;

●

no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger being in effect; and

●

all regulatory authorizations, consents, orders, waivers, or approvals from (i) the Federal Reserve Board and the OCC of the transactions contemplated by the Merger Agreement, including the Merger and the Bank Merger, and (ii) any other approvals set forth in the Merger Agreement that are necessary to consummate the transactions contemplated thereby (except for such approvals as would not be material to Consumers, or any other approvals the failure of which to be obtained would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Consumers) having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired.

Consumers’ obligation to complete the transactions contemplated by the Merger Agreement is also subject to fulfillment of certain conditions, including:

●

accuracy of representations and warranties of Peoples in the Merger Agreement as of the date of the Merger Agreement and as of the closing date, other than, in most cases, inaccuracies that in the aggregate do not have, and would not reasonably be likely to have, a material adverse effect on Peoples or Consumers;

●	performance in all material respects by Peoples of all of its obligations required to be performed under the Merger Agreement at or prior to the closing date;

●	delivery by Peoples of officers’ certificates as required by the Merger Agreement;

●	receipt of an opinion of Dinsmore, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

●	the number of dissenting shares in the Merger being not more than 10% of outstanding Peoples common shares.

Peoples’ obligation to complete the transactions contemplated by the Merger Agreement is also subject to fulfillment of certain conditions, including:

●

accuracy of representations and warranties of Consumers in the Merger Agreement as of the date of the Merger Agreement and as of the closing date, other than, in most cases, inaccuracies that in the aggregate do not have, and would not reasonably be likely to have, a material adverse effect on Consumers;

●	performance in all material respects by Consumers of all of its obligations required to be performed under the Merger Agreement at or prior to the closing date;

●	delivery by Consumers of officers’ certificates as required by the Merger Agreement; and

●	receipt of an opinion of Dinsmore, dated as of the closing date of the merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to completion of the Merger in the following circumstances:

●	by mutual written consent of Consumers and Peoples;

●

by either Consumers or Peoples, if any governmental entity that must grant a requisite regulatory approval has denied approval of the Merger or the Bank Merger, and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, or decree permanently enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

●

by either Consumers or Peoples, if the Merger has not been completed on or before April 30, 2020 (the “termination date”), unless the failure of the Merger to be completed by such termination date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

●

by either Consumers or Peoples if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which either individually or in the aggregate would constitute, if occurring or continuing on the closing date of the Merger, the failure of a closing condition of the terminating party and which is not cured by the earlier of the termination date and the date that is 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period;

●

by Consumers, if, prior to the approval of the Merger Agreement by Peoples shareholders, Peoples (i) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, (ii) accepts a superior proposal, or (iii) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals;

●

by Consumers, if a tender offer or exchange offer for 20% or more of the outstanding common shares of Peoples is commenced (other than by Consumers or one of its subsidiaries), and the Peoples board recommends that the shareholders of Peoples tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within 10 business days; or

●	by Peoples, immediately before Peoples enters into an agreement relating to a superior proposal.

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, except that (1) both Consumers and Peoples will remain liable for any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the Merger Agreement and (2) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

Peoples will be required to pay Consumers a termination fee of $410,240 if the Merger Agreement is terminated in any of the following circumstances:

●

in the event that after the date of the Merger Agreement a bona fide acquisition proposal has been made and thereafter the Merger Agreement is terminated (a)(1) by either Consumers or Peoples because the Merger has not been completed prior to the termination date and Peoples has failed to obtain the required vote of its shareholders, or (2) by Consumers based on a breach of the Merger Agreement by Peoples, and (b) within six months after the date of such termination, Peoples enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal;

●

in the event that the Merger Agreement is terminated by Consumers if, (x) prior to the approval of the Merger Agreement by Peoples shareholders, Peoples (i) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, (ii) accepts a superior proposal, or (iii) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals; or (y) a tender or exchange offer for 20% or more of the outstanding Peoples common shares is commenced and the Peoples board recommends that Peoples shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within 10 business days; or

●	in the event the Merger Agreement is terminated by Peoples, immediately before Peoples enters into an agreement relating to a superior proposal.

Amendment and Waiver

The Merger Agreement may be amended in a writing signed on behalf of each of the parties at any time before or after approval of the Merger Agreement proposal by the Peoples shareholders. However, after any approval of the transactions contemplated by the Merger Agreement by the Peoples shareholders, the parties may not amend the Merger Agreement without further shareholder approval, if required under applicable law.

At any time prior to the effective time of the Merger, the parties may, in writing, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. However, after any approval of the Merger Agreement proposal by the Peoples shareholders, the parties may not provide any extension or waiver of the Merger Agreement or any portion thereof without further shareholder approval, if required under applicable law.

Governing Law; Jurisdiction

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without regard to any applicable principles of conflicts of law. The parties agree that any action or proceeding in respect of any claim arising out of or related to the Merger Agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in Cleveland, Ohio.

Specific Performance

Consumers and Peoples agree that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each party will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity, except with regard to provisions concerning payment of the termination fee.

COMPARISON OF SHAREHOLDERS’ RIGHTS

               The rights of Peoples shareholders who receive Consumers common shares in the Merger will be governed by the Articles of Incorporation of Consumers, as amended four different times (the “Consumers’ Articles”), and its 2nd Amended and Restated Regulations (the “Consumers’ Regulations”). By contrast, the rights of Peoples shareholders are currently governed by its Articles of Incorporation and its Code of Regulations.  In addition, both Consumers and Peoples are governed by Ohio Revised Code Chapter 1701, known as the Ohio General Corporation Law (“OGCL”).  Although the rights of Consumers shareholders and the rights of Peoples shareholders are similar, there are some differences.  These differences relate to differences between provisions of Consumers’ Articles and Peoples’ Articles of Incorporation, and differences between provisions of Consumers’ Regulations and Peoples’ Code of Regulations.  The following comparison of shareholder rights is not a complete description of all differences individual Peoples shareholders might consider important.  The comparison is qualified in its entirety by reference to the OGCL and the governing corporate documents of Peoples and Consumers.

	Peoples Bancorp of Mt. Pleasant, Inc.	Consumers Bancorp, Inc.

Authorized Capital	Peoples’ Articles of Incorporation authorize 50,000 common shares, without par value.	Consumers’ Articles authorize 3,500,000 common shares, without par value, and 350,000 preferred shares, without par value. See “DESCRIPTION OF CONSUMERS’ COMMON SHARES—Preferred Shares.”

Calling Special Meetings of Shareholders	Peoples’ Code of Regulations allows special meetings of shareholders to be called by holders of at least 40% of all shares outstanding and entitled to vote.	Consumers’ Regulations allows special meetings of shareholders to be called by holders of not less than 25% of all shares outstanding and entitled to vote.

Shareholder Proposals for Business to be Conducted at a Meeting

Peoples’ Code of Regulations provides that the order of business at any meeting of Peoples’ shareholders is to be determined by the officer of Peoples acting as chairman at such meeting, unless otherwise determined by the vote of a majority of the shares of the corporation outstanding and entitled to vote.

Peoples’ Code of Regulations does not provide a specific method or form of providing notice of shareholder business to be conducted at a meeting.

Consumers’ Regulations provide that a shareholder who desires to propose business at a meeting must give the secretary of Consumers timely notice, which means that the notice must be delivered to, or mailed and received at, the principal executive offices of Consumers not less than 45 but no more than 120 days prior to the meeting, unless notice or public disclosure of the meeting itself is given to the shareholders more than 75 days in advance, in which case the shareholder’s notice of business to be conducted must be received by the secretary by close of business on the 15th day following the earlier of the day on which such meeting notice was mailed or such public disclosure was made.

For each matter a shareholder wishes to bring before the meeting, a shareholder’s notice must provide: (i) a brief description of the business and the reason for bringing the business before the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of Consumers shares that are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

	Peoples Bancorp of Mt. Pleasant, Inc.	Consumers Bancorp, Inc.

Required Vote to Pass Certain Actions

Peoples’ Articles of Incorporation provide that, unless otherwise expressly provided by statute, any action by Peoples shareholders requires a majority vote of the shares outstanding and entitled to vote. Additionally, absent a recommendation for approval by two-thirds of the authorized directors of Peoples, the following actions can only be taken upon an affirmative vote of 80% of the shares outstanding and entitled to vote:

(i) an amendment to the Articles of Incorporation;

(ii) an adoption of new regulations or an amendment or repeal of the Code of Regulations currently in effect;

(iii) an agreement of merger or consolidation of Peoples with or into one or more other corporations;

(iv) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval;

(v) a proposal to sell, lease or exchange all or substantially all of Peoples’ assets;

(vi) a proposed dissolution of Peoples; or

(vii) a proposal to fix or change the number of directors.

Consumers’ Articles provide that any action required by the OGCL to be taken only upon an affirmative vote of a majority of Consumers’ shares outstanding and entitled to vote thereon may instead only be taken upon an affirmative vote of two-thirds of Consumers’ shares outstanding and entitled to vote, except for (i) the actions discussed in the “Business Combinations” section below, or (ii) the amendment, alteration, addition to, or repeal of Articles Sixth (which concerns “Business Combinations” by Consumers) and Article Ninth (which imposes the two-thirds voting threshold discussed above), both of which require an affirmative vote of 80% of the outstanding shares authorized and entitled to vote.

Removal of Directors	Peoples’ Articles of Incorporation provide that directors may be removed only for cause by the affirmative vote of 80% of the shares outstanding and entitled to vote.

Consumers’ Regulations provide that directors may be removed only for cause by the affirmative vote of a majority of the shares outstanding and entitled to vote. However, no director will be removed if a number of Consumers’ shares are voted against such director’s removal that, if voted at an election of all directors of a particular class, would be sufficient to elect at least one director.

	Peoples Bancorp of Mt. Pleasant, Inc.	Consumers Bancorp, Inc.

Nomination of Directors by Shareholders

Peoples’ Code of Regulations permits a shareholder entitled to vote on the election of directors to submit a nomination for election of one or more directors of Peoples. Such nomination must be made in writing and must be delivered or mailed to the president of Peoples not less than 14 but no more than 50 days prior to the meeting of the Peoples shareholders called for such election, unless less than 20 days’ notice of the meeting is given to shareholders, in which case the nomination must be mailed or delivered to the president of Peoples not later than close of business on the 7th day following the date on which notice was mailed.

The notice of nomination must contain (i) the name and address of the proposed nominee, (ii) the principal occupation of each proposed nominee, (iii) the total number of shares of Peoples capital stock that will be voted for each proposed nominee, (iv) the name and residence address of the notifying shareholder, and (v) the number of shares of Peoples capital stock beneficially owned by the notifying shareholder.

Consumers’ Regulations permit a shareholder entitled to vote on the election of directors generally to submit a nomination for election of one or more directors of

Consumers. Such nomination must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of Consumers not later than (i) with respect to election at an annual meeting of the shareholders, 45 days prior to the current year’s date that corresponds to the preceding year’s annual meeting of shareholders, or (ii) with respect to an election at a special meeting of the shareholders, close of business on the 7th day following the date on which notice of such special meeting is first given to shareholders.

The notice of nomination must set forth (i) the name and address of the shareholder who intends to make the nomination and the person or persons who will be nominated, (ii) a representation that the shareholder is a record holder of Consumers stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the shareholder, each nominee, and any other person or persons (including the name of such person or persons) pursuant to which the nomination or nominations are to be made, and (iv) the consent of each nominee to serve as a director of Consumers if so elected.

Business Combinations

As discussed in the “Required Vote to Pass Certain Actions” section above, Peoples’ Articles of Incorporation provides that, absent a recommendation for approval by two-thirds of the authorized directors of Peoples, certain actions can only be taken upon an affirmative vote of 80% of the shares outstanding and entitled to vote, which include but are not limited to the following:

(i) an agreement of merger or consolidation of Peoples with or into one or more other corporations;

(ii) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; or

Subject to certain exceptions, Consumers’ Articles prohibits Consumers from consummating a “Business Combination” except with approval by an affirmative vote of the holders of Consumers shares entitling them to exercise at least 80% of Consumers’ voting power. Consumers’ Articles define a “Business Combination” to mean:

(i) any merger or consolidation of Consumers with or into another corporation;

(ii) any sale, lease, exchange or disposition of all or a substantial part of Consumers’ assets; or

Peoples Bancorp of Mt. Pleasant, Inc.	Consumers Bancorp, Inc.

(iii) a proposal to sell, lease or exchange all or substantially all of Peoples’ assets.

(iii) the issuance or transfer of any securities of Consumers by Consumers to any other corporation, person or other entity for cash.

Consumers’ Articles do not require the affirmative vote of the holders of shares entitling them to exercise at least 80% of the voting power for any transaction described above as a “Business Combination” that is:

(i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered for this purpose as one class, is owned of record or beneficially by Consumers and/or its subsidiary;

(ii) with another corporation, person or other entity if the board of directors of Consumers shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of Consumers entitled to vote generally in the election of directors;

(iii) approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole board of directors of Consumers at any time prior to the consummation thereof;

(iv) with another corporation, person or other entity if, as of the date of the amendment of Consumers’ Articles to include these provisions, such corporation, person, or entity owned 10% or more of the outstanding shares of capital stock of Consumers entitled to vote in the election of directors; or

(v) with another corporation, person or entity if such corporation, person or entity is an heir, devisee or assign of a shareholder described immediately above that, as a result of such inheritance, devise or assignment from a shareholder described immediately above, owns 10% or more of the capital stock of Consumers entitled to vote in the election of directors.

	Peoples Bancorp of Mt. Pleasant, Inc.	Consumers Bancorp, Inc.

Ohio Merger Moratorium Statute	In its Articles of Incorporation, Peoples opted out of the Ohio Merger Moratorium Statute, Chapter 1704 of the Ohio Revised Code.

Consumers did not opt out of the Ohio Merger Moratorium Statute, Chapter 1704 of the Ohio Revised Code.

Chapter 1704 governs transactions between an issuing public corporation (Consumers is an issuing public corporation) and:

(i) an “interested shareholder,” which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; or

(ii) persons affiliated or associated with an interested shareholder.

For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

(i) the disposition or acquisition of any interest in assets;

(ii) mergers, consolidation, combinations and majority share acquisitions;

(iii) voluntary dissolutions or liquidations; or

(iv) the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares.

Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied:

(i) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in Consumers’ Articles, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

Peoples Bancorp of Mt. Pleasant, Inc.	Consumers Bancorp, Inc.

(ii) the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4) of the Ohio Revised Code, for their shares.

If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704’s prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.

EXPERTS

The annual financial statements included in this proxy statement/prospectus and in this registration statement of which it is a part have been so included in reliance on the report of Crowe LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Prior to the effective time of the Merger Dinsmore & Shohl LLP will deliver its opinion to both Consumers and Peoples as to certain United States federal income tax consequences of the Merger. Please see the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences” beginning on page 90 of this proxy statement/prospectus. The validity of Consumers common shares to be issued in connection with the Merger will be passed upon for Consumers by its legal counsel, Tucker Ellis.

INDEX TO FINANCIAL STATEMENTS

Consumers Bancorp, Inc.

_____________

This proxy statement/prospectus does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement/prospectus, or referred to under “WHERE YOU CAN FIND MORE INFORMATION” on page 1 to vote your Peoples common shares at the special meeting. Consumers and Peoples have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or referred to under “WHERE YOU CAN FIND MORE INFORMATION” on page 1. This proxy statement/prospectus is dated September 10, 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and the mailing of this proxy statement/prospectus to shareholders does not create any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Consumers Bancorp, Inc.

Minerva, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Consumers Bancorp, Inc. (the “Company”) as of June 30, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

Crowe LLP

We have served as the Company’s auditor since 1998.

Cleveland, Ohio

September 12, 2018

CONSOLIDATED BALANCE SHEETS

As of June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	2018	2017
ASSETS:
Cash on hand and noninterest-bearing deposits in financial institutions	$7,615	$9,439
Federal funds sold and interest-bearing deposits in financial institutions	157	473
Total cash and cash equivalents	7,772	9,912
Certificate of deposits in financial institutions	2,973	3,921
Securities, available-for-sale	144,028	142,086
Securities, held-to-maturity (fair value 2018 $4,048 and 2017 $4,329)	4,024	4,259
Federal bank and other restricted stocks, at cost	1,459	1,425
Loans held for sale	1,448	1,252
Total loans	318,509	272,867
Less allowance for loan losses	(3,422)	(3,086)
Net loans	315,087	269,781
Cash surrender value of life insurance	9,335	9,065
Premises and equipment, net	13,315	13,398
Accrued interest receivable and other assets	3,178	2,784
Total assets	$502,619	$457,883

LIABILITIES:
Deposits:
Noninterest-bearing demand	$107,919	$102,683
Interest bearing demand	81,299	54,123
Savings	162,204	151,154
Time	78,541	66,511
Total deposits	429,963	374,471
Short-term borrowings	13,367	23,986
Federal Home Loan Bank advances	11,756	12,320
Accrued interest payable and other liabilities	3,772	3,571
Total liabilities	458,858	414,348
Commitments and contingent liabilities (Note 12)

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 350,000 shares authorized	—	—
Common shares, no par value; 3,500,000 shares authorized; 2,854,133 shares issued as of June 30, 2018 and 2017	14,630	14,630
Retained earnings	32,342	30,122
Treasury stock, at cost (124,489 and 130,606 common shares at June 30, 2018 and 2017, respectively)	(1,576)	(1,662)
Accumulated other comprehensive income (loss)	(1,635)	445
Total shareholders’ equity	43,761	43,535
Total liabilities and shareholders’ equity	$502,619	$457,883

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	2018	2017
Interest income:
Loans, including fees	$13,937	$12,333
Federal funds sold and interest-bearing deposits in financial institutions	151	122
Securities, taxable	1,997	1,678
Securities, tax-exempt	1,472	1,434
Total interest and dividend income	17,557	15,567
Interest expense:
Deposits	1,210	792
Short-term borrowings	240	90
Federal Home Loan Bank advances	221	226
Total interest expense	1,671	1,108
Net interest income	15,886	14,459
Provision for loan losses	310	596
Net interest income after provision for loan losses	15,576	13,863

Other income:
Service charges on deposit accounts	1,200	1,245
Debit card interchange income	1,333	1,161
Bank owned life insurance income	270	246
Gain on sale of mortgage loans	367	258
Securities gains, net	33	209
Loss on disposition of other real estate owned	(2)	(35)
Other	190	166
Total other income	3,391	3,250

Other expenses:
Salaries and employee benefits	7,692	7,136
Occupancy and equipment	1,867	1,888
Data processing expenses	601	583
Professional and director fees	523	608
Federal Deposit Insurance Corporation assessments	168	175
Franchise taxes	343	336
Marketing and advertising	308	267
Loan and collection expenses	117	155
Telephone and communications	307	305
Debit card processing expenses	754	636
Other	1,557	1,389
Total other expenses	14,237	13,478
Income before income taxes	4,730	3,635
Income tax expense	1,149	641
Net income	$3,581	$2,994
Basic and diluted earnings per share	$1.31	$1.10

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	2018	2017

Net income	$3,581	$2,994

Other comprehensive income, net of tax:
Net change in unrealized losses:
Unrealized losses arising during the period	(2,711)	(2,737)
Reclassification adjustment for gains included in income	(33)	(209)
Net unrealized loss	(2,744)	(2,946)
Income tax effect	650	1,002
Other comprehensive loss	(2,094)	(1,944)
Total comprehensive income	$1,487	$1,050

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	Common Shares	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, June 30, 2016	$14,630	$28,432	$(1,658)	$2,389	$43,793
Net income		2,994			2,994
Other comprehensive loss				(1,944)	(1,944)
231 Dividend reinvestment plan shares associated with expired and forfeited restricted stock awards retired to treasury		4	(4)		—
Cash dividends declared ($0.48 per share)		(1,308)			(1,308)
Balance, June 30, 2017	$14,630	$30,122	$(1,662)	$445	$43,535
Net income		3,581			3,581
Other comprehensive loss				(2,094)	(2,094)
Reclassification of disproportionate income tax effects		(14)		14	—
6,321 shares issued associated with stock awards			90		90
204 Dividend reinvestment plan shares associated with expired and forfeited restricted stock awards retired to treasury		4	(4)		—
Cash dividends declared ($0.495 per share)		(1,351)			(1,351)
Balance, June 30, 2018	$14,630	$32,342	$(1,576)	$(1,635)	$43,761

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

	2018	2017
Cash flows from operating activities:
Net income	$3,581	$2,994
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	771	781
Securities amortization and accretion, net	963	1,087
Provision for loan losses	310	596
(Gain) loss on disposal of fixed assets	(6)	2
Loss on disposition or direct write-down of other real estate owned	2	35
Net gain on sale of loans	(367)	(258)
Deferred income tax expense	462	128
Gain on sale of securities	(33)	(209)
Origination of loans held for sale	(22,336)	(24,379)
Proceeds from loans held for sale	22,760	24,775
Increase in cash surrender value of life insurance	(270)	(246)
Change in other assets and other liabilities	14	73
Net cash flows from operating activities	5,851	5,379

Cash flows from investing activities:
Securities available-for-sale:
Purchases	(23,878)	(41,752)
Maturities, calls and principal pay downs	15,618	21,869
Proceeds from sales of available-for-sale securities	2,644	7,342
Securities held-to-maturity:
Purchases	—	(1,000)
Principal pay downs	235	235
Net decrease in certificates of deposit with other financial institutions	948	1,985
Purchase of Federal Home Loan Stock	(34)	(29)
Net increase in loans	(45,869)	(18,120)
Purchase of Bank owned life insurance	—	(2,000)
Acquisition of premises and equipment	(688)	(598)
Disposal of premises and equipment	6	2
Proceeds from sale of other real estate owned	69	7
Net cash flows from investing activities	(50,949)	(32,059)

Cash flows from financing activities:
Net increase in deposit accounts	55,492	27,823
Proceeds from Federal Home Loan Bank advances	2,700	19,325
Repayments of Federal Home Loan Bank advances	(3,264)	(24,286)
Change in short-term borrowings	(10,619)	4,857
Dividends paid	(1,351)	(1,308)
Net cash flows from financing activities	42,958	26,411
Decrease in cash and cash equivalents	(2,140)	(269)
Cash and cash equivalents, beginning of year	9,912	10,181
Cash and cash equivalents, end of year	$7,772	$9,912

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018 and 2017

(Dollar amounts in thousands, except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Consumers Bancorp, Inc. (Consumers) and its wholly owned subsidiary, Consumers National Bank (Consumers National), together referred to as Consumers. All significant intercompany transactions have been eliminated in the consolidation.

Nature of Operations: Consumers Bancorp, Inc. is a bank holding company headquartered in Minerva, Ohio that provides, through its banking subsidiary, a broad array of products and services throughout its primary market area of Carroll, Columbiana, Jefferson, Stark, Summit, Wayne and contiguous counties in Ohio. Consumers National’s business involves attracting deposits from businesses and individual customers and using such deposits to originate commercial, mortgage and consumer loans in its primary market area.

Business Segment Information: Consumers is engaged in the business of commercial and retail banking, which accounts for substantially all of its revenues, operating income, and assets. Accordingly, all of its operations are reported in one segment, banking.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with original maturities of less than 90 days and federal funds sold.  Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions and short-term borrowings. Additional cash flow information was as follows:

	Year Ended June 30,
	2018	2017
Cash paid for interest	$1,643	$1,108
Cash paid for Federal income taxes	730	300
Non-cash transactions:
Transfer from loans to repossessed assets	—	113
Transfer from loans held for sale to portfolio	253	342
Issuance of treasury stock for stock awards	90	—
Expired and forfeited dividend reinvestment plan shares associated with restricted stock awards that were retired to treasury stock	4	4

Interest–Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Certificates of Deposit in Financial Institutions: Certificates of deposit in other financial institutions are carried at cost.

Cash Reserves: Consumers National is required to maintain cash on hand and noninterest-bearing balances on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. The required reserve balance at June 30, 2018 and 2017 was $329 and $304, respectively.

Securities: Securities are generally classified into either held-to-maturity or available-for-sale categories. Held-to-maturity securities are carried at amortized cost and are those that Consumers has the positive intent and ability to hold to maturity. Available-for-sale securities are those that Consumers may decide to sell before maturity if needed for liquidity, asset-liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included in other comprehensive income (loss) as a separate component of equity, net of tax.

Interest income includes amortization of purchase premiums and accretion of discounts. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or whether it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Federal Bank and Other Restricted Stocks: Consumers National is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock, included with Federal bank and other restricted stocks on the Consolidated Balance Sheet, is carried at cost, classified as a restricted security and periodically evaluated for impairment based on ultimate recovery of par value. Federal Reserve Bank stock is also carried at cost. Since these stocks are viewed as a long-term investment, impairment is based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Mortgage loans held for sale are generally sold with servicing rights released. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. The recorded investment in loans includes accrued interest receivable.

Interest income on commercial, commercial real estate and 1-4 family residential loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in the process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is determined by the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received on loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when the customer has exhibited the ability to repay and demonstrated this ability over at least a consecutive six-month period and future payments are reasonably assured.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when funded.

Concentrations of Credit Risk: Consumers National grants consumer, real estate and commercial loans primarily to borrowers in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties. Therefore, Consumers’ exposure to credit risk is significantly affected by changes in the economy in these counties. Automobiles and other consumer assets, business assets and residential and commercial real estate secure most loans.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is considered impaired when, based on current information and events, it is probable that Consumers will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified, resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is evaluated collectively for smaller-balance loans of similar nature such as residential mortgage, consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that not all principal and interest amounts will be collected according to the original terms of the loan. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective interest rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, Consumers determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by Consumers over the most recent two-year or three-year period, depending on loan segment. This actual loss experience is supplemented with economic and other factors based on the risks present for each portfolio segment. These factors include consideration of the following: levels of and trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified:

Commercial: Commercial loans are made for a wide variety of general business purposes, including financing for equipment, inventories and accounts receivable. The term of each commercial loan varies by its purpose. Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Current and projected cash flows are evaluated to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily made based on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and usually incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications in the areas where Consumers National operates.

Commercial Real Estate: Commercial real estate loans include mortgage loans to farmers, owners of multi-family investment properties, developers and owners of commercial real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing Consumers’ commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce Consumers’ exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans.

1-4 Family Residential Real Estate: Residential real estate loans are secured by one to four family residential properties and include both owner occupied, non-owner occupied and home equity loans. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment, an established credit record and an appropriately appraised value of the real estate securing the loan that generally requires that the residential real estate loan amount be no more than 85% of the purchase price or the appraised value of the real estate securing the loan unless the borrower provides private mortgage insurance.

Consumer: Consumers originates direct and indirect consumer loans, primarily automobile loans, personal lines of credit, and unsecured consumer loans in its primary market areas. Credit approval for consumer loans requires income sufficient to repay principal and interest due, stability of employment, an established credit record and sufficient collateral for secured loans. Consumer loans typically have shorter terms and lower balances with higher yields as compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less costs to sell at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If the fair value declines after acquisition, a valuation allowance is recorded as a charge to income. Operating costs after acquisition are expensed. Gains and losses on disposition are reported as a charge to income.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from Consumers, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and Consumers does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, generally over the lesser of the remaining term of the lease facility or the estimated economic life of the improvement. Useful lives range from three years for software to thirty-nine and one-half years for buildings.

Cash Surrender Value of Life Insurance: Consumers National has purchased single-premium life insurance policies to insure the lives of current and former participants in the salary continuation plan. As of June 30, 2018, Consumers National had policies with total death benefits of $19,776 and total cash surrender values of $9,335. As of June 30, 2017, Consumers National had policies with total death benefits of $19,728 and total cash surrender values of $9,065. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Tax-exempt income is recognized from the periodic increases in cash surrender value of these policies.

Long-Term Assets: Premises, equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities, which are classified as short-term borrowings, represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Retirement Plans: Consumers National maintains a 401(k) savings and retirement plan covering all eligible employees and matching contributions are expensed as made. Salary continuation plan expense allocates the benefits over years of service.

Income Taxes: Consumers files a consolidated federal income tax return. Income tax expense is the sum of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Consumers applies a more likely than not recognition threshold for all tax uncertainties in accordance with U.S. generally accepted accounting principles. A tax position is recognized as a benefit only if it is more likely than not that the position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit greater than 50% likely of being realized on examination. Consumers recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable upon the vesting of restricted stock awards.

Stock-Based Compensation: Compensation cost is recognized for restricted stock awards issued to employees over the required service period, generally defined as the vesting period. The fair value of restricted stock awards is estimated by using the market price of Consumers’ common stock at the date of grant. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, which are also recognized as a separate component of equity, net of tax.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on Consumers’ financial statements.

Fair Value of Financial Instruments: Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13 of the Consolidated Financial Statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, discounted cash flows, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by Consumers National to the holding company or by the holding company to shareholders.

Reclassifications: Certain reclassifications have been made to the June 30, 2017 financial statements to be comparable to the June 30, 2018 presentation. The reclassifications had no impact on prior year net income or shareholders’ equity.

Recently Issued Accounting Pronouncements Not Yet Effective: In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. Most of Consumers’ revenue is derived from loans and financial instruments, which is not part of the scope of this ASU. The adoption of this guidance on July 1, 2018 did not have a material impact on Consumers’ financial statements; however, the adoption of this standard will result in additional disclosures beginning with the first quarter of fiscal year 2019 Form 10-Q.

In January 2016, FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The main provisions of ASU 2016-01 address the valuation and impairment of certain equity investments along with simplified disclosures about those investments. For equity securities, the guidance requires equity investments to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of ASU 2016-01 on July 1, 2018 did not have a material impact on Consumers’ financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This ASU adds a new Topic 326 to the codification and removes the thresholds that companies apply to measure credit losses on financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity debt securities. Under current U.S. generally accepted accounting principles, companies generally recognize credit losses when it is probable that the loss has been incurred. The revised guidance will remove all current loss recognition thresholds and will require companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the corporation expects to collect over the instrument’s contractual life. ASU 2016-13 also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. The guidance in ASU 2016-13 is effective for “public business entities,” as defined, that are SEC filers for fiscal years and for interim periods within those fiscal years beginning after December 15, 2019. Early adoption of the guidance is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is currently evaluating the impact of the adoption of this guidance on Consumers’ consolidated financial statements and are in the midst of gathering critical data to evaluate the impact. However, it is too early to estimate the impact.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). This ASU will require all organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additional qualitative and quantitative disclosures will be required so that users can understand more about the nature of an entity’s leasing activities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on Consumers’ consolidated financial statements and expects to recognize an increase in other assets and other liabilities for the rights and obligations created by leasing of branch offices. Management also expects minimal impact in the income statement with respect to occupancy expense related to leases.

In March 2017, FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities. This ASU amends the guidance related to amortization for certain callable debt securities held at a premium, requiring the premium to be amortized to the earliest call date. The adoption of ASU 2017-08 will not have a material impact on Consumers’ financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU was issued in response to the U.S. federal government enacting the Tax Cuts and Jobs Act of 2017. The ASU will require reclassifying certain income tax effects from accumulated other comprehensive income to retained earnings. The amount of that reclassification is the difference between the amount initially charged or credited directly to other comprehensive income at the previously enacted U.S. federal corporate income tax rate that remains in accumulated other comprehensive income and the amount that would have been charged or credited directly to other comprehensive income using the newly enacted 21.0% U.S. federal corporate income tax rate, excluding the effect of any valuation allowance previously charged to income from continuing operations. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. Consumers adopted this ASU as of March 2018, which resulted in a $14 reclassification between retained earnings and accumulated other comprehensive income.

NOTE 2—SECURITIES

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at June 30, 2018 and 2017 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2018
Obligations of U.S. government-sponsored entities and agencies	$16,488	$6	$(372)	$16,122
Obligations of state and political subdivisions	56,964	339	(713)	56,590
U.S. Government-sponsored mortgage-backed securities - residential	65,062	6	(1,660)	63,408
U.S. Government-sponsored mortgage-backed securities - commercial	1,432	—	(17)	1,415
U.S. Government-sponsored collateralized mortgage obligations - residential	5,973	9	(216)	5,766
Pooled trust preferred security	178	549	—	727
Total available-for-sale securities	$146,097	$909	$(2,978)	$144,028

Held-to-maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
June 30, 2018
Obligations of state and political subdivisions	$4,024	$24	$—	$4,048
Total held-to-maturity securities	$4,024	$24	$—	$4,048

Available-for-sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2017
Obligations of U.S. government-sponsored entities and agencies	$12,571	$90	$(74)	$12,587
Obligations of state and political subdivisions	56,824	890	(254)	57,460
U.S. Government-sponsored mortgage-backed securities - residential	64,092	184	(438)	63,838
U.S. Government-sponsored mortgage-backed securities - commercial	1,459	—	(1)	1,458
U.S. Government-sponsored collateralized mortgage obligations - residential	6,310	1	(100)	6,211
Pooled trust preferred security	155	377	—	532
Total available-for-sale securities	$141,411	$1,542	$(867)	$142,086

Held-to-maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
June 30, 2017
Obligations of state and political subdivisions	$4,259	$73	$(3)	$4,329
Total held-to-maturity securities	$4,259	$73	$(3)	$4,329

Proceeds from sales and calls of available-for-sale securities during fiscal year 2018 and fiscal year 2017 were as follows:

	2018	2017
Proceeds from sales and calls	$2,644	$14,255
Gross realized gains	40	213
Gross realized losses	7	4

The income tax provision related to these net realized gains amounted to $12 in fiscal year 2018 and $71 in fiscal year 2017. During the first quarter of fiscal year 2019, the pooled trust preferred security was sold for gross proceeds of $771.

The amortized cost and fair values of debt securities at June 30, 2018 by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, collateralized mortgage obligations and the pooled trust preferred security are shown separately.

Available-for-sale	Amortized Cost	Fair Value
Due in one year or less	$3,087	$3,097
Due after one year through five years	20,787	20,645
Due after five years through ten years	27,462	27,235
Due after ten years	22,115	21,735
Total	73,451	72,712
U.S. Government-sponsored mortgage-backed and related securities	72,468	70,589
Pooled trust preferred security	178	727
Total	$146,097	$144,028

Held-to-maturity	Amortized Cost	Fair Value
Due after five years through ten years	$527	$527
Due after ten years	3,497	3,521
Total	$4,024	$4,048

Securities with a carrying value of approximately $71,673 and $55,932 were pledged at June 30, 2018 and 2017, respectively, to secure public deposits and commitments as required or permitted by law. At June 30, 2018 and 2017, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, with an aggregate book value greater than 10% of shareholders’ equity.

The following table summarizes the securities with unrealized and unrecognized losses at June 30, 2018 and 2017, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or more		Total
Available-for-sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2018
Obligations of U.S. government-sponsored entities and agencies	$12,400	$(224)	$2,747	$(148)	$15,147	$(372)
Obligations of states and political subdivisions	26,775	(369)	7,975	(344)	34,750	(713)
Mortgage-backed securities - residential	31,038	(581)	29,716	(1,079)	60,754	(1,660)
Mortgage-backed securities - commercial	1,415	(17)	—	—	1,415	(17)
Collateralized mortgage obligations - residential	—	—	4,821	(216)	4,821	(216)
Total temporarily impaired	$71,628	$(1,191)	$45,259	$(1,787)	$116,887	$(2,978)

	Less than 12 Months		12 Months or more		Total
Available-for-sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

June 30, 2017
Obligations of U.S. government-sponsored entities and agencies	$4,336	$(74)	$—	$—	$4,336	$(74)
Obligations of states and political subdivisions	13,881	(241)	834	(13)	14,715	(254)
Mortgage-backed securities - residential	42,071	(391)	2,805	(47)	44,876	(438)
Mortgage-backed securities - commercial	1,458	(1)	—	—	1,458	(1)
Collateralized mortgage obligations - residential	5,417	(88)	654	(12)	6,071	(100)
Total temporarily impaired	$67,163	$(795)	$4,293	$(72)	$71,456	$(867)

	Less than 12 Months		12 Months or more		Total
Held-to-Maturity	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2017
Obligations of states and political subdivisions	$933	$(3)	$—	$—	$933	$(3)
Total temporarily impaired	$933	$(3)	$—	$—	$933	$(3)

Management evaluates securities for other-than-temporary impairment (OTTI) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities are generally evaluated for OTTI under FASB ASC Topic 320, Accounting for Certain Investments in Debt and Equity Securities.

In determining OTTI under the ASC Topic 320 model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

As of June 30, 2018, Consumers’ securities portfolio consisted of 264 available-for-sale and three held-to-maturity securities. There were 189 securities in an unrealized loss position at June 30, 2018, 68 of which were in a continuous loss position for twelve or more months. The unrealized losses within the securities portfolio were primarily attributed to a change in market rates. At June 30, 2018, all the mortgage-backed securities and collateralized mortgage obligations held by Consumers were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Also, management monitors the financial condition of the individual municipal securities to ensure they meet minimum credit standards. Since Consumers does not intend to sell these securities and it is not likely that Consumers will be required to sell these securities at an unrealized loss position prior to any anticipated recovery in fair value, which may be maturity, management does not believe there is any OTTI related to these securities at June 30, 2018. Also, there was no OTTI recognized at June 30, 2017.

NOTE 3—LOANS

Major classifications of loans were as follows as of June 30:

	2018	2017
Commercial	$60,995	$46,380
Commercial real estate:
Construction	5,394	5,604
Other	183,383	158,225
1 – 4 Family residential real estate:
Owner occupied	47,433	41,411
Non-owner occupied	15,516	14,415
Construction	1,171	1,988
Consumer	4,873	5,138
Subtotal	318,765	273,161
Net Deferred loan fees and costs	(256)	(294)
Allowance for loan losses	(3,422)	(3,086)
Net loans	$315,087	$269,781

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending June 30, 2018:

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total

Allowance for loan losses:
Beginning balance	$518	$2,038	$473	$57	$3,086
Provision for loan losses	51	202	45	12	310
Loans charged-off	—	(4)	(33)	(24)	(61)
Recoveries	17	41	14	15	87
Total ending allowance balance	$586	$2,277	$499	$60	$3,422

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending June 30, 2017:

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total

Allowance for loan losses:
Beginning balance	$505	$2,518	$402	$141	$3,566
Provision for loan losses	18	581	77	(80)	596
Loans charged-off	(6)	(1,061)	(44)	(37)	(1,148)
Recoveries	1	—	38	33	72
Total ending allowance balance	$518	$2,038	$473	$57	$3,086

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of June 30, 2018. Included in the recorded investment in loans is $732 of accrued interest receivable.

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$29	$—	$—	$29
Collectively evaluated for impairment	586	2,248	499	60	3,393

Total ending allowance balance	$586	$2,277	$499	$60	$3,422

Recorded investment in loans:
Loans individually evaluated for impairment	$100	$1,562	$398	$—	$2,060
Loans collectively evaluated for impairment	60,979	187,191	64,135	4,876	317,181

Total ending loans balance	$61,079	$188,753	$64,533	$4,876	$319,241

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of June 30, 2017. Included in the recorded investment in loans is $581 of accrued interest receivable.

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$42	$2	$—	$44
Collectively evaluated for impairment	518	1,996	471	57	3,042

Total ending allowance balance	$518	$2,038	$473	$57	$3,086

Recorded investment in loans:
Loans individually evaluated for impairment	$444	$1,587	$203	$—	$2,234
Loans collectively evaluated for impairment	45,993	162,176	57,901	5,144	271,214

Total ending loans balance	$46,437	$163,763	$58,104	$5,144	$273,448

The following table presents information related to loans individually evaluated for impairment by class of loans as of and for the year ended June 30, 2018:

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized

With no related allowance recorded:
Commercial	$100	$100	$—	$111	$5	$5
Commercial real estate:
Other	1,330	1,330	—	1,102	17	17
1-4 Family residential real estate:
Owner occupied	101	101	—	71	—	—
Non-owner occupied	297	297	—	314	—	—
With an allowance recorded:
Commercial real estate:
Other	231	232	29	285	28	28
Total	$2,059	$2,060	$29	$1,883	$50	$50

The following table presents information related to loans individually evaluated for impairment by class of loans as of and for the year ended June 30, 2017:

	Unpaid		Allowance for	Average	Interest	Cash Basis
	Principal	Recorded	Loan Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized

With no related allowance recorded:
Commercial	$482	$444	$—	$207	$80	$80
Commercial real estate:
Construction	—	—	—	87	6	6
Other	1,928	1,039	—	951	105	105
1-4 Family residential real estate:
Owner occupied	104	103	—	119	—	—
Non-owner occupied	—	—	—	183	—	—
With an allowance recorded:
Commercial real estate:
Other	548	548	42	1,884	21	21
1-4 Family residential real estate:
Owner occupied	99	100	2	120	6	6
Total	$3,161	$2,234	$44	$3,551	$218	$218

The following table presents the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans as of June 30, 2018 and 2017:

	June 30, 2018		June 30, 2017
		Loans Past Due		Loans Past Due
		Over 90 Days		Over 90 Days
		Still		Still
	Non-accrual	Accruing	Non-accrual	Accruing
Commercial	$—	$—	$368	$—
Commercial real estate:
Other	702	—	729	—
1 – 4 Family residential:
Owner occupied	90	—	90	—
Non-owner occupied	298	—	—	—
Total	$1,090	$—	$1,187	$—

Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the aging of the recorded investment in past due loans as of June 30, 2018 by class of loans:

	Days Past Due
	30 - 59	60 - 89	90 Days or	Total	Loans Not
	Days	Days	Greater	Past Due	Past Due	Total
Commercial	$—	$—	$—	$—	$61,079	$61,079
Commercial real estate:
Construction	—	—	—	—	5,386	5,386
Other	238	—	—	238	183,129	183,367
1-4 Family residential:
Owner occupied	11	—	80	91	47,738	47,829
Non-owner occupied	—	—	—	—	15,514	15,514
Construction	—	—	—	—	1,190	1,190
Consumer	7	—	—	7	4,869	4,876
Total	$256	$—	$80	$336	$318,905	$319,241

The above table of past due loans includes the recorded investment in non-accrual loans of $249 in the 30-59 days, $80 in the 90 days or greater category and $761 in the loans not past due category.

The following table presents the aging of the recorded investment in past due loans as of June 30, 2017 by class of loans:

	Days Past Due
	30 - 59	60 - 89	90 Days or	Total	Loans Not
	Days	Days	Greater	Past Due	Past Due	Total
Commercial	$—	$—	$35	$35	$46,402	$46,437
Commercial real estate:
Construction	—	—	—	—	5,596	5,596
Other	—	—	130	130	158,037	158,167
1-4 Family residential:
Owner occupied	13	—	74	87	41,605	41,692
Non-owner occupied	—	—	—	—	14,416	14,416
Construction	—	—	—	—	1,996	1,996
Consumer	22	—	—	22	5,122	5,144
Total	$35	$—	$239	$274	$273,174	$273,448

The above table of past due loans includes the recorded investment in non-accrual loans of $239 in the 90 days or greater category and $948 in the loans not past due category.

Troubled Debt Restructurings (TDR):

Consumers has certain loans that have been modified in order to maximize collection of loan balances. A modified loan is classified as a TDR if, for economic reasons, management grants a concession to the original terms and conditions of the loan to a borrower who is experiencing financial difficulties that it would not have otherwise considered.

At June 30, 2018 and 2017, Consumers had $1,269 and $1,740, respectively, of loans classified as TDRs which are included in impaired loans above. At June 30, 2018 and 2017, Consumers had $29 and $33, respectively, of specific reserves allocated to these loans.

There were no loan modifications completed during the 2018 fiscal year that were classified as troubled debt restructurings. As of June 30, 2018, Consumers had committed to lend an additional $174 to customers with outstanding loans that were classified as troubled debt restructurings.

During the fiscal year ended June 30, 2017, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included a combination of an extension of the maturity date and the extension of additional credit to provide operating funds. The following table presents loans by class modified as troubled debt restructurings that occurred during the year ended June 30, 2017:

		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Loans	Investment	Investment
Commercial	2	$518	$518
Commercial real estate:
Other	1	512	512
Total	3	$1,030	$1,030

The troubled debt restructurings described above did not increase the allowance for loan losses or result in any charge-offs during the twelve months ended June 30, 2017. As of June 30, 2017, Consumers had committed to lend an additional $175 as part of the restructurings described above. There were no loans classified as troubled debt restructurings that were modified within the last twelve months for which there was a payment default.

Credit Quality Indicators:

Consumers categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Consumers analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with a total outstanding loan relationship greater than $100 and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a monthly basis. Consumers uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $100 or are included in groups of homogeneous loans. These loans are evaluated based on delinquency status, which was discussed previously.

As of June 30, 2018, and based on the most recent analysis performed, the recorded investment by risk category of loans by class of loans is as follows:

		Special			Not
	Pass	Mention	Substandard	Doubtful	Rated
Commercial	$59,214	$288	$1,162	$—	$415
Commercial real estate:
Construction	5,386	—	—	—	—
Other	172,471	7,061	1,878	702	1,255
1-4 Family residential real estate:
Owner occupied	2,577	—	27	11	45,214
Non-owner occupied	14,025	195	417	298	579
Construction	8	—	—	—	1,182
Consumer	93	—	—	—	4,783
Total	$253,774	$7,544	$3,484	$1,011	$53,428

As of June 30, 2017, and based on the most recent analysis performed, the recorded investment by risk category of loans by class of loans is as follows:

		Special			Not
	Pass	Mention	Substandard	Doubtful	Rated
Commercial	$44,435	$907	$642	$—	$453
Commercial real estate:
Construction	4,514	1,035	—	4	43
Other	150,460	5,110	1,566	470	561
1-4 Family residential real estate:
Owner occupied	2,668	—	11	30	38,983
Non-owner occupied	13,633	210	261	187	125
Construction	1,223	—	—	—	773
Consumer	145	—	—	—	4,999
Total	$217,078	$7,262	$2,480	$691	$45,937

NOTE 4—PREMISES AND EQUIPMENT

Major classifications of premises and equipment were as follows as of June 30:

	2018	2017
Land	$1,469	$1,469
Land improvements	344	340
Building and leasehold improvements	12,636	12,180
Furniture, fixture and equipment	5,164	5,023
Total premises and equipment	19,613	19,012
Accumulated depreciation and amortization	(6,298)	(5,614)
Premises and equipment, net	$13,315	$13,398

Depreciation expense was $771 and $781 for the years ended June 30, 2018 and 2017, respectively.

Consumers is obligated under non-cancelable operating leases for facilities and equipment. The approximate minimum annual rentals and commitments under these non-cancelable agreements and leases with remaining terms in excess of one year are as follows:

Twelve Months Ending June 30
2019	$83
2020	85
2021	78
2022	71
Thereafter	65
Total	$382

Rent expense incurred was $159 and $158 during the years ended June 30, 2018 and 2017, respectively.

NOTE 5—DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $250 was $23,018 and $14,252 as of June 30, 2018 and 2017, respectively.

Scheduled maturities of time deposits at June 30, 2018 were as follows:

Twelve Months Ending June 30
2019	$37,984
2020	24,575
2021	6,261
2022	7,528
2023	1,472
Thereafter	721
$78,541

NOTE 6—SHORT-TERM BORROWINGS

Short-term borrowings consisted of repurchase agreements and federal fund purchased. Information concerning all short-term borrowings at June 30, 2018 and 2017, maturing in less than one year is summarized as follows:

	2018	2017
Balance at June 30	$13,367	$23,986
Average balance during the year	24,422	21,053
Maximum month-end balance	28,621	28,073
Average interest rate during the year	0.98%	0.43%
Weighted average rate, June 30	1.02%	0.82%

Securities sold under agreements to repurchase are utilized to facilitate the needs of our customers. Physical control is maintained for all securities pledged to secure repurchase agreements. Securities available-for-sale pledged for repurchase agreements as of June 30, 2018 and 2017 are presented in the following table:

	Overnight and Continuous
	2018	2017
U.S. government-sponsored entities and agencies pledged	$—	$2,015
Residential mortgage-backed securities pledged	5,294	20,923
Collateralized mortgage obligations pledged	—	2,355
Total pledged	$5,294	$25,293
Repurchase agreements	$4,486	$23,986

Total interest expense on short-term borrowings was $240 and $90 for the years ended June 30, 2018 and 2017, respectively.

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES

A summary of Federal Home Loan Bank (FHLB) advances were as follows:

			June 30, 2018		June 30, 2017
	Stated Interest Rate Range			Weighted Average		Weighted Average
Advance Type	From	To	Amount	Rate	Amount	Rate
Fixed-rate, amortizing	4.30%	4.30%	$56	4.30%	$120	4.30%
Fixed-rate	1.16	1.78	11,700	1.46	12,200	1.47

Each fixed rate advance has a prepayment penalty equal to the present value of 100% of the lost cash flow based upon the difference between the contract rate on the advance and the current rate on a comparable new advance. The following table is a summary of the scheduled principal payments for all advances:

Twelve Months Ending June 30	Principal Payments
2019	$2,056
2020	1,500
2021	1,500
2022	1,700
Thereafter	5,000
Total	$11,756

Pursuant to collateral agreements with the FHLB, advances are secured by all the stock invested in the FHLB and certain qualifying first mortgage and multi-family loans. The advances were collateralized by $53,572 and $49,023 of first mortgage and multi-family loans under a blanket lien arrangement at June 30, 2018 and 2017, respectively. Based on this collateral and Consumers’ holdings of FHLB stock, Consumers National was eligible to borrow up to a total of $14,892 in additional advances at June 30, 2018.

NOTE 8—EMPLOYEE BENEFIT PLANS

Consumers National maintains a 401(k) savings and retirement plan that permits eligible employees to make before- or after-tax contributions to the plan, subject to the dollar limits from Internal Revenue Service regulations. Consumers National matches 100% of the employee’s voluntary contributions to the plan based on the amount of each participant’s contributions up to a maximum of 4% of eligible compensation. All regular full-time and part-time employees who complete six months of service and are at least 21 years of age are eligible to participate. Amounts charged to operations were $206 and $190 for the years ended June 30, 2018 and 2017, respectively.

Consumers National maintains a nonqualified Salary Continuation Plan (SCP) to reward and encourage certain Consumers National executives to remain employees of Consumers National. The SCP is considered an unfunded plan for tax and Employee Retirement Income Security Act (ERISA) purposes and all obligations arising under the SCP are payable from the general assets of Consumers. The estimated present value of future benefits to be paid to certain current and former executives totaled $2,321 as of June 30, 2018 and $2,152 as of June 30, 2017 and is included in other liabilities. For purposes of calculating the present value of future benefits, the discount rate in effect at June 30, 2018 and 2017 was 4.5%. For the years ended June 30, 2018 and 2017, $225 and $196, respectively, have been charged to expense in connection with the SCP. Distributions to participants were $56 and $64 for the years ending June 30, 2018 and 2017, respectively.

The 2010 Omnibus Incentive Plan (2010 Plan) is a nonqualified share based compensation plan. The 2010 Plan was established to promote alignment between key employees’ performance and Consumers’ shareholder interests by motivating performance through the award of stock-based compensation. The 2010 Plan is intended to attract, retain and motivate talented employees and compensate outside directors for their service to Consumers. The 2010 Plan has been approved by Consumers’ shareholders. The Compensation Committee of Consumers’ Board of Directors has sole authority to select the employees, establish the awards to be issued, and approve the terms and conditions of each award contract.

Under the 2010 Plan, Consumers may grant, among other things, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, or any combination thereof to any employee and outside director. Each award is evidenced by an award agreement that specifies the number of shares awarded, the vesting period, the performance requirements, and such other provisions as the Compensation Committee determines. Upon a change-in-control of Consumers, as defined in the 2010 Plan, all outstanding awards immediately vest.

Consumers has granted restricted stock awards to certain employees and directors. Restricted stock awards are issued at no cost to the recipient and can be settled only in shares at the end of the vesting period. If certain specified performance targets as established by the Compensation Committee are achieved, awards vest at the end of the measurement period of the specified performance targets and on each anniversary date of the award over a three-year period. Restricted stock awards provide the holder with full voting rights and dividends during the vesting period. Cash dividends are reinvested into shares of stock and are subject to the same restrictions and vesting as the initial award. All dividends are forfeitable in the event the shares do not vest. The fair value of the restricted stock awards, which is used to measure compensation expense, is the closing market price of Consumers’ common stock on the date of the grant and compensation expense is recognized over the vesting period of the awards. Restricted stock awarded during the period presented vest under a graduated schedule over a three-year period.

The following table summarizes the status of the restricted stock awards:

	Restricted Stock Awards	Weighted- Average Grant Date Fair Value Per Share
Outstanding at June 30, 2017	1,429	$15.75
Granted	6,321	21.00
Vested	(4,259)	21.00
Expired	(1,429)	15.75
Non-vested at June 30, 2018	2,062	$21.00

There was $101 in expense recognized in the 2018 fiscal year in connection with the restricted stock awards. There was no expense recognized in the 2017 fiscal year in connection with the restricted stock awards since grants scheduled to vest expired due to not meeting the performance target. As of June 30, 2018, there was $43 of total unrecognized compensation expense related to non-vested shares and the expense is expected to be recognized over the next two years.

NOTE 9—INCOME TAXES

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (Tax Act). The Tax Act significantly revised the future ongoing U.S. corporate income tax structure by, among other things, decreasing U.S. corporate income tax rates to 21.0% from a maximum of 35.0%. As Consumers has a June 30 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a blended U.S. statutory federal rate of approximately 27.55% for Consumers’ fiscal year ending June 30, 2018, and 21.0% for subsequent fiscal years. The provision for income taxes consisted of the following for the years ended June 30, calculated utilizing a statutory federal income tax rate of 27.55% in the 2018 fiscal year and 34.0% in the 2017 fiscal year:

	2018	2017
Current income taxes	$687	$513
Deferred income tax expense	114	128
Change in corporate tax rate	348	—
Total income tax expense	$1,149	$641

The reduction of the corporate tax rate required Consumers to revalue its deferred tax assets and liabilities based on the lower federal tax rate of 21.0%. As a result of the new legislation, during the quarter ended December 31, 2017, Consumers recorded a charge to income tax expense of $348 in conjunction with writing down its net deferred tax assets. The net deferred income tax asset consisted of the following components at June 30:

	2018	2017
Deferred tax assets:
Allowance for loan losses	$632	$919
Deferred compensation	514	771
Recognized loss on impairment of security	164	265
AMT credit carryforward	—	220
Deferred income	68	131
Other real estate owned write down	—	10
Non-accrual loan interest income	42	58
Net unrealized securities loss	435	—
Gross deferred tax asset	1,855	2,374

Deferred tax liabilities:
Depreciation	(489)	(788)
Loan fees	(238)	(320)
FHLB stock dividends	(102)	(166)
Prepaid expenses	(56)	(89)
Net unrealized securities gain	—	(229)
Gross deferred tax liabilities	(885)	(1,592)
Net deferred asset	$970	$782

The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 27.55% for 2018 and 34% for 2017 to income before taxes consisted of the following for the years ended June 30:

	2018	2017
Income taxes computed at the statutory rate on pretax income	$1,303	$1,236
Tax exempt income	(408)	(498)
Cash surrender value income	(75)	(83)
Tax credit	(27)	(25)
Change in corporate tax rate	348	—
Other	8	11
Total income tax expense	$1,149	$641

The effective tax rate was 24.3% for the year ended June 30, 2018 compared to 17.6% for the year ended June 30, 2017. At June 30, 2018 and June 30, 2017, Consumers had no unrecognized tax benefits recorded. Consumers does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months. There were no interest or penalties recorded for the years ended June 30, 2018 and 2017 and there were no amounts accrued for interest and penalties at June 30, 2018 and 2017.

Consumers and Consumers National are subject to U.S. federal income tax as an income-based tax and a capital-based franchise tax in the State of Ohio. Consumers and Consumers National are no longer subject to examination by taxing authorities for years before 2014.

NOTE 10—RELATED PARTY TRANSACTIONS

In the ordinary course of business, Consumers National has granted loans to certain executive officers, directors and their affiliates. A summary of activity during the year ended June 30, 2018 of related party loans were as follows:

Principal balance, July 1	$9,487
New loans	3,786
Repayments	(2,135)
Principal balance, June 30	$11,138

Deposits from executive officers, directors and their affiliates totaled $5,897 at June 30, 2018 and $4,828 at June 30, 2017.

NOTE 11—REGULATORY MATTERS

Consumers National is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective-action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. Management believes as of June 30, 2018, Consumers National has met all capital adequacy requirements to which it is subject.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

As of fiscal year-end 2018 and 2017, Consumers met the definition of a small bank holding company and, therefore, was exempt from consolidated risk-based and leverage capital adequacy guidelines for bank holding companies. The Basel III Capital Rules became effective for Consumers National on January 1, 2015 and certain provisions are subject to a phase-in period. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The capital conservation buffer for 2018 is 1.875%. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

The following table presents actual and required capital ratios as of June 30, 2018 and June 30, 2017 for Consumers National:

	Actual		Minimum Capital Required – Basel III (1)		Minimum Required To Be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2018
Common equity Tier 1 to risk-weighted assets	$43.7	12.20%	$16.1	4.50%	$23.3	6.50%
Tier 1 capital to risk weighted assets	43.7	12.20	21.5	6.00	28.7	8.00
Total Capital to risk weighted assets	47.1	13.15	28.7	8.00	35.8	10.00
Tier 1 capital to average assets	43.7	8.74	20.0	4.00	25.0	5.00

	Actual		Minimum Capital Required - Basel III (1)		Minimum Required To Be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2017
Common equity Tier 1 to risk-weighted assets Bank	$41.4	13.21%	$18.0	4.50%	$20.4	6.50%
Tier 1 capital to risk weighted assets	41.4	13.21	22.7	6.00	25.1	8.00
Total Capital to risk weighted assets	44.5	14.20	29.0	8.00	31.4	10.00
Tier 1 capital to average assets	41.4	9.06	18.3	4.00	22.9	5.00
(1)	These amounts exclude the capital conservation buffer.

As of the latest regulatory examination, Consumers National was categorized as well capitalized. There are no conditions or events since that examination that management believes may have changed Consumers National’s category.

Consumers’ principal source of funds for dividend payment is dividends received from Consumers National. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. As of June 30, 2018 Consumers National could, without prior approval, declare a dividend of approximately $4,448.

NOTE 12—COMMITMENTS WITH OFF-BALANCE SHEET RISK

Consumers National is a party to commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments are agreements to lend to customers providing that there are no violations of any condition established in the contract. Commitments to extend credit have a fixed expiration date or other termination clause. These instruments involve elements of credit and interest rate risk more than the amount recognized in the statements of financial position. Consumers National uses the same credit policies in making commitments to extend credit as it does for on-balance sheet instruments.

Consumers National evaluates each customer’s credit on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. The amount of commitments to extend credit and the exposure to credit loss for non-performance by the customer was $62,764 and $53,029 as of June 30, 2018 and 2017, respectively. Of the June 30, 2018 commitments, $53,082 carried variable rates and $9,682 carried fixed rates of interest ranging from 3.375% to 6.50% with maturity dates from August 2018 to June 2048. Of the June 30, 2017 commitments, $41,167 carried variable rates and $11,862 carried fixed rates of interest ranging from 2.45% to 6.50%. Financial standby letters of credit were $1,090 as of June 30, 2018 and $713 as of June 30, 2017. In addition, commitments to extend credit of $8,493 and $8,121 as of June 30, 2018 and 2017, respectively, were available to checking account customers related to the overdraft protection program. Since some loan commitments expire without being used, the amount does not necessarily represent future cash commitments.

NOTE 13—FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Financial assets and financial liabilities measured at fair value on a recurring basis include the following:

Securities available-for-sale: When available, the fair values of available-for-sale securities are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). For securities where quoted market prices are not available, fair values are calculated based on market prices of similar securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other unobservable inputs (Level 3 inputs).

Assets and liabilities measured at fair value on a recurring basis are summarized below, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

		Fair Value Measurements at June 30, 2018 Using
	Balance at June 30, 2018	Level 1	Level 2	Level 3
Assets:
Securities available-for-sale:
Obligations of government-sponsored entities	$16,122	$—	$16,122	$—
Obligations of states and political subdivisions	56,590	—	56,590	—
Mortgage-backed securities - residential	63,408	—	63,408	—
Mortgage-backed securities - commercial	1,415	—	1,415	—
Collateralized mortgage obligations	5,766	—	5,766	—
Pooled trust preferred security	727	—	727	—

		Fair Value Measurements at June 30, 2017 Using
	Balance at June 30, 2017	Level 1	Level 2	Level 3
Securities available-for-sale:
Obligations of government-sponsored entities	$12,587	$—	$12,587	$—
Obligations of states and political subdivisions	57,460	—	57,460	—
Mortgage-backed securities - residential	63,838	—	63,838	—
Mortgage-backed securities - commercial	1,458	—	1,458	—
Collateralized mortgage obligations	6,211	—	6,211	—
Pooled trust preferred security	532	—	532	—

There were no transfers between Level 1 and Level 2 during the 2017 or the 2018 fiscal year.

Certain financial assets and financial liabilities are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. Financial assets and financial liabilities measured at fair value on a non-recurring basis include the following:

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses or are charged down to their fair value. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

There were no financial assets measured at fair value on a non-recurring basis at June 30, 2018. Financial assets and financial liabilities measured at fair value on a non-recurring basis at June 30, 2017 are summarized below:

		Fair Value Measurements at June 30, 2017 Using
	Balance at June 30, 2017	Level 1	Level 2	Level 3
Impaired loans:
Commercial Real Estate - Other	$130	$—	$—	$130
Other Real Estate Owned:
1-4 Family residential real estate	$71	$—	$—	$71

There were no impaired loans measured at fair value on a non-recurring basis at June 30, 2018 and the resulting impact to the provision for loan losses was a decrease of $17 being recorded for the twelve months ended June 30, 2018. Impaired loans, measured for impairment using the fair value of the collateral, had a recorded investment of $130, with no valuation allowance at June 30, 2017. The resulting impact to the provision for loan losses was an increase of $314 being recorded for the year ended June 30, 2017.

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $71, which was made up of the outstanding balance of $103, net of a valuation allowance of $32 at June 30, 2017, resulting in a provision for other real estate owned losses of $32 for the year ended June 30, 2017. There was no other real estate owned at June 30, 2018.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2017:

	Fair Value	Valuation Technique	Unobservable Inputs	Range	Weighted Average
Impaired loans:
Commercial Real Estate – Other	$130	Bid Indication	N/A	0.0%	0.0%
Other Real Estate Owned:
1-4 Family residential real estate	$71	Bid Indication	N/A	0.0%	0.0%

The following table shows the estimated fair values of financial instruments that are reported at amortized cost in Consumers’ consolidated balance sheets, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	2018		2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Level 1 inputs:
Cash and cash equivalents	$7,772	$7,772	$9,912	$9,912
Level 2 inputs:
Certificates of deposits in other financial institutions	2,973	2,976	3,921	3,927
Loans held for sale	1,448	1,474	1,252	1,286
Accrued interest receivable	1,404	1,404	1,212	1,212
Level 3 inputs:
Securities held-to-maturity	4,024	4,048	4,259	4,329
Loans, net	315,087	311,642	269,781	266,041
Financial Liabilities:
Level 2 inputs:
Demand and savings deposits	351,422	351,422	307,960	307,960
Time deposits	78,541	78,332	66,511	66,535
Short-term borrowings	13,367	13,367	23,986	23,986
Federal Home Loan Bank advances	11,756	11,146	12,320	12,054
Accrued interest payable	68	68	40	40

  The assumptions used to estimate fair value are described as follows:

Cash and cash equivalents: The carrying value of cash, deposits in other financial institutions and federal funds sold were considered to approximate fair value resulting in a Level 1 classification.

Certificates of deposits in other financial institutions: Fair value of certificates of deposits in other financial institutions was estimated using current rates for deposits of similar remaining maturities resulting in a Level 2 classification.

Accrued interest receivable and payable, demand and savings deposits and short-term borrowings: The carrying value of accrued interest receivable and payable, demand and savings deposits and short-term borrowings were considered to approximate fair value due to their short-term duration resulting in a Level 2 classification.

Loans held for sale: The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

Loans: Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans that reprice at least annually and for fixed rate commercial loans with maturities of six months or less which possess normal risk characteristics, carrying value was determined to be fair value. Fair value of other types of loans (including adjustable rate loans which reprice less frequently than annually and fixed rate term loans or loans which possess higher risk characteristics) was estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar anticipated maturities resulting in a Level 3 classification. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Securities held-to-maturity: The held-to-maturity securities are general obligation and revenue bonds issued by local municipalities. The fair value of these securities are calculated using a spread to the applicable municipal fair market curve resulting in a Level 3 classification.

Time deposits: Fair value of fixed-maturity certificates of deposit was estimated using the rates offered at June 30, 2018 and 2017 for deposits of similar remaining maturities, resulting in Level 2 classification. Estimated fair value does not include the benefit that results from low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Federal Home Loan Bank advances: Fair value of Federal Home Loan Bank advances was estimated using current rates at June 30, 2018 and 2017 for similar financing resulting in a Level 2 classification.

Federal bank and other restricted stocks, at cost: Federal bank and other restricted stocks include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock that are accounted for at cost due to restrictions placed on their transferability, and, therefore, are not subject to the fair value disclosure requirements.

Off-balance sheet commitments: Consumers’ lending commitments have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the above table.

NOTE 14—PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial information of Consumers Bancorp. Inc. (parent company only) follows:

	June 30, 2018	June 30, 2017
Condensed Balance Sheets
Assets
Cash	$46	$36
Securities, available-for-sale	1,622	1,651
Other assets	73	61
Investment in subsidiary	42,089	41,843
Total assets	$43,830	$43,591
Liabilities
Other liabilities	$69	$56
Shareholders’ equity	43,761	43,535
Total liabilities & shareholders’ equity	$43,830	$43,591

	Year Ended June 30, 2018	Year Ended June 30, 2017
Condensed Statements of Income and Comprehensive Income
Cash dividends from Bank subsidiary	$1,400	$1,065
Other income	39	51
Other expense	222	213
Income before income taxes and equity in undistributed net income of subsidiary	1,217	903
Income tax benefit	(52)	(53)
Income before equity in undistributed net income of Bank subsidiary	1,269	956
Equity in undistributed net income of subsidiary	2,312	2,038
Net income	$3,581	$2,994
Comprehensive income	$1,487	$1,050

	Year Ended June 30, 2018	Year Ended June 30, 2017
Condensed Statements of Cash Flows
Cash flows from operating activities
Net income	$3,581	$2,994
Equity in undistributed net income of Bank subsidiary	(2,312)	(2,038)
Securities amortization and accretion, net	(10)	(10)
Gain on sale of securities	—	(11)
Change in other assets and liabilities	12	6
Net cash flows from operating activities	1,271	941
Cash flows from investing activities
Proceeds from the sale of available-for-sale securities	—	357
Net cash flows from investing activities	—	357
Cash flows from financing activities
Dividend paid	(1,351)	(1,308)
Issuance of treasury stock for stock awards	90	—
Net cash flows from financing activities	(1,261)	(1,308)
Change in cash and cash equivalents	10	(10)
Beginning cash and cash equivalents	36	46
Ending cash and cash equivalents	$46	$36

NOTE 15–EARNINGS PER SHARE

Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period and is equal to net income divided by the weighted average number of shares outstanding during the period.  Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares that may be issued upon the vesting of restricted stock awards.  There were 1,828 shares of restricted stock that were anti-dilutive for the year ending June 30, 2018. There were no equity instruments that were anti-dilutive for the year ending June 30, 2017. The following table details the calculation of basic and diluted earnings per share:

	For the year Ended June 30,
	2018	2017
Basic:
Net income available to common shareholders	$3,581	$2,994
Weighted average common shares outstanding	2,726,926	2,724,293
Basic income per share	$1.31	$1.10

Diluted:
Net income available to common shareholders	$3,581	$2,994
Weighted average common shares outstanding	2,726,926	2,724,293
Dilutive effect of restricted stock	—	32
Total common shares and dilutive potential common shares	2,726,926	2,724,325
Dilutive income per share	$1.31	$1.10

NOTE 16–ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of other comprehensive income related to unrealized gains and losses on available-for-sale securities for the periods ended June 30, 2018 and June 30, 2017, were as follows:

	Pretax	Tax Effect	After-tax	Affected Line Item in Consolidated Statements of Income

Balance as of June 30, 2016	$3,621	$(1,232)	$2,389
Unrealized holding loss on available-for-sale securities arising during the period	(2,737)	931	(1,806)
Amounts reclassified from accumulated other comprehensive income	(209)	71	(138)	(a)(b)
Net current period other comprehensive loss	(2,946)	1,002	(1,944)
Balance as of June 30, 2017	$675	$(230)	$445
Unrealized holding loss on available-for-sale securities arising during the period	(2,711)	638	(2,073)
Amounts reclassified from accumulated other comprehensive income	(33)	12	(21)	(a)(b)
Net current period other comprehensive loss	(2,744)	650	(2,094)
Reclassification of disproportional tax effect	—	14	14
Balance as of June 30, 2018	$(2,069)	$434	$(1,635)

(a) Securities gain, net

(b) Income tax expense

UNAUDITED FINANCIAL STATEMENTS FOR THE

THREE MONTH PERIOD ENDED MARCH 31, 2019 AND 2018

CONSUMERS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share data)	March 31, 2019	June 30, 2018
ASSETS
Cash on hand and noninterest-bearing deposits in financial institutions	$8,147	$7,615
Federal funds sold and interest-bearing deposits in financial institutions	205	157
Total cash and cash equivalents	8,352	7,772
Certificates of deposit in other financial institutions	1,983	2,973
Securities, available-for-sale	141,652	144,028
Securities, held-to-maturity (fair value of $3,861 at March 31, 2019 and $4,048 at June 30, 2018)	3,824	4,024
Federal bank and other restricted stocks, at cost	1,459	1,459
Loans held for sale	844	1,448
Total loans	347,462	318,509
Less allowance for loan losses	(3,656)	(3,422)
Net loans	343,806	315,087
Cash surrender value of life insurance	9,538	9,335
Premises and equipment, net	14,260	13,315
Accrued interest receivable and other assets	2,715	3,178
Total assets	$528,433	$502,619

LIABILITIES
Deposits
Noninterest-bearing demand	$116,673	$107,919
Interest bearing demand	79,773	81,299
Savings	160,713	162,204
Time	102,130	78,541
Total deposits	459,289	429,963

Short-term borrowings	4,025	13,367
Federal Home Loan Bank advances	12,106	11,756
Accrued interest and other liabilities	3,902	3,772
Total liabilities	479,322	458,858
Commitments and contingent liabilities

SHAREHOLDERS’ EQUITY
Preferred stock (no par value, 350,000 shares authorized, none outstanding)	—	—
Common stock (no par value, 3,500,000 shares authorized; 2,854,133 shares issued as of March 31, 2019 and June 30, 2018)	14,628	14,630
Retained earnings	35,834	32,342
Treasury stock, at cost (120,288 and 124,489 common shares as of March 31, 2019 and June 30, 2018, respectively)	(1,515)	(1,576)
Accumulated other comprehensive income (loss)	164	(1,635)
Total shareholders’ equity	49,111	43,761
Total liabilities and shareholders’ equity	$528,433	$502,619

See accompanying notes to consolidated financial statements

CONSUMERS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months ended March 31,		Nine Months ended March 31,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018

Interest and dividend income
Loans, including fees	$4,115	$3,526	$12,123	$10,191
Securities, taxable	566	455	1,641	1,385
Securities, tax-exempt	403	365	1,177	1,099
Federal bank and other restricted stocks	19	20	63	60
Federal funds sold and other interest-bearing deposits	16	28	73	93
Total interest and dividend income	5,119	4,394	15,077	12,828
Interest expense
Deposits	749	300	1,881	801
Short-term borrowings	10	64	38	176
Federal Home Loan Bank advances	118	63	243	171
Total interest expense	877	427	2,162	1,148
Net interest income	4,242	3,967	12,915	11,680
Provision for loan losses	105	100	(555)	250
Net interest income after provision for loan losses	4,137	3,867	13,470	11,430

Noninterest income
Service charges on deposit accounts	298	286	935	895
Debit card interchange income	338	327	1,065	975
Bank owned life insurance income	66	66	203	202
Securities gains (losses), net	1	(5)	561	33
Other	157	128	535	408
Total noninterest income	860	802	3,299	2,513

Noninterest expenses
Salaries and employee benefits	2,129	1,950	6,203	5,726
Occupancy and equipment	543	481	1,546	1,401
Data processing expenses	154	153	461	448
Debit card processing expenses	182	186	565	554
Professional and director fees	140	131	481	370
FDIC assessments	38	42	114	134
Franchise taxes	89	84	266	252
Marketing and advertising	87	86	322	225
Telephone and network communications	65	76	201	233
Other	385	392	1,217	1,191
Total noninterest expenses	3,812	3,581	11,376	10,534
Income before income taxes	1,185	1,088	5,393	3,409
Income tax expense	150	175	836	910
Net income	$1,035	$913	$4,557	$2,499

Basic and diluted earnings per share	$0.38	$0.33	$1.67	$0.92

See accompanying notes to consolidated financial statements

CONSUMERS BANCORP, INC.

Consolidated statements of comprehensive income (loss)

(Unaudited)

(Dollars in thousands)
	Three Months ended March 31,		Nine Months ended December 31,
	2019	2018	2019	2018

Net income	$1,035	$913	$4,557	$2,499

Other comprehensive income (loss), net of tax:
Net change in unrealized gains (losses) on securities available-for-sale:
Unrealized gains (losses) arising during the period	1,946	(1,821)	2,840	(2,348)
Reclassification adjustment for (gains) losses included in income	(1)	5	(561)	(33)
Net unrealized gains (losses)	1,945	(1,816)	2,279	(2,381)
Income tax effect	(410)	381	(480)	574
Other comprehensive income (loss)	1,535	(1,435)	1,799	(1,807)

Total comprehensive income (loss)	$2,570	$(522)	$6,356	$692

See accompanying notes to consolidated financial statements.

CONSUMERS BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands, except per share data)
	Three Months ended March 31,		Nine Months ended March 31,
	2019	2018	2019	2018

Balance at beginning of period	$46,896	$44,171	$43,761	$43,535

Net income	1,035	913	4,557	2,499
Other comprehensive income (loss)	1,535	(1,435)	1,799	(1,807)
4,201 and 6,321 shares issued associated with stock awards during the nine months ended March 31, 2019 and 2018, respectively	—	—	61	90
204 Dividend reinvestment plan shares associated with forfeited and expired restricted stock awards retired to treasury stock during the nine months ended March 31, 2018	—	—	(2)	—
Common cash dividends	(355)	(342)	(1,065)	(1,010)

Balance at the end of the period	$49,111	$43,307	$49,111	$43,307

Common cash dividends per share	$0.13	$0.125	$0.39	$0.37

See accompanying notes to consolidated financial statements.

CONSUMERS BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)	Nine Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net cash from operating activities	$5,275	$4,970

Cash flow from investing activities
Securities available-for-sale
Purchases	(16,778)	(12,356)
Maturities, calls and principal pay downs	13,721	12,588
Proceeds from sales	7,670	2,644
Securities held-to-maturity
Principal pay downs	200	198
Net decrease in certificate of deposit in other financial institutions	990	948
Purchase of Federal Reserve Bank stock, at cost	—	(34)
Net increase in loans	(28,239)	(30,759)
Acquisition of premises and equipment	(1,528)	(223)
Disposal of premises and equipment	—	6
Sale of other real estate owned	—	69
Net cash from investing activities	(23,964)	(26,919)

Cash flow from financing activities
Net increase in deposit accounts	29,326	29,585
Net change in short-term borrowings	(9,342)	1,843
Proceeds from Federal Home Loan Bank advances	2,400	2,700
Repayments of Federal Home Loan Bank advances	(2,050)	(3,248)
Dividends paid	(1,065)	(1,010)
Net cash from financing activities	19,269	29,870

Increase in cash or cash equivalents	580	7,921

Cash and cash equivalents, beginning of period	7,772	9,912
Cash and cash equivalents, end of period	$8,352	$17,833

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$2,102	$1,123
Federal income taxes	645	505
Non-cash items:
Transfer from loans held for sale to portfolio	75	172
Issuance of treasury stock for stock awards	59	90
Expired and forfeited dividend reinvestment plan shares associated with restricted stock awards that were retired to treasury stock	—	4

See accompanying notes to consolidated financial statements.

CONSUMERS BANCORP, INC.

Notes to the Consolidated Financial Statements

(Unaudited)

(Dollars in thousands, except per share amounts)

Note 1 – Summary of Significant Accounting Policies:

Nature of Operations: Consumers Bancorp, Inc. (Consumers) is a bank holding company headquartered in Minerva, Ohio that provides, through its banking subsidiary, Consumers National Bank (Consumers National), a broad array of products and services throughout its primary market area of Carroll, Columbiana, Jefferson, Stark, Summit, Wayne and contiguous counties in Ohio. Consumers National’s business involves attracting deposits from businesses and individual customers and using such deposits to originate commercial, mortgage and consumer loans in its primary market area.

Basis of Presentation: The consolidated financial statements for interim periods are unaudited and reflect all adjustments (consisting of only normal recurring adjustments), which, in the opinion of management, are necessary to present fairly the financial position and results of operations and cash flows for the periods presented. The unaudited financial statements are presented in accordance with the requirements of Form 10-Q and do not include all disclosures normally required by accounting principles generally accepted in the United States of America. The financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended June 30, 2018. The results of operations for the interim period disclosed herein are not necessarily indicative of the results that may be expected for a full year.

The consolidated financial statements include the accounts of Consumers and Consumers National. All significant inter-company transactions and accounts have been eliminated in consolidation.

Segment Information: Consumers is a bank holding company engaged in the business of commercial and retail banking, which accounts for substantially all the revenues, operating income, and assets. Accordingly, all its operations are recorded in one segment, banking.

Reclassifications: Certain items in prior financial statements have been reclassified to conform to the current presentation. Any reclassifications had no impact on prior year net income or shareholders’ equity.

Recently Issued Accounting Pronouncements Not Yet Effective: In June 2016, FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  This ASU adds a new Topic 326 to the codification and removes the thresholds that companies apply to measure credit losses on financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity debt securities. Under current U.S. generally accepted accounting principles, companies generally recognize credit losses when it is probable that the loss has been incurred. The revised guidance will remove all current loss recognition thresholds and will require companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the corporation expects to collect over the instrument’s contractual life. ASU 2016-13 also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. The guidance in ASU 2016-13 is effective for “public business entities,” as defined in the guidance, that are SEC filers for fiscal years and for interim periods within those fiscal years beginning after December 15, 2019. Early adoption of the guidance is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is currently evaluating the impact of the adoption of this guidance on Consumers’ consolidated financial statements and is in the midst of gathering critical data to evaluate the impact. However, it is too early to estimate the impact.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). This ASU will require all organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additional qualitative and quantitative disclosures will be required so that users can understand more about the nature of an entity’s leasing activities. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. Consumers has several lease agreements, such as branch locations, which are currently considered operating leases, and therefore, not recognized on Consumers’ consolidated condensed statements of financial condition. Consumers expects the new guidance to require these lease agreements to now be recognized on the consolidated condensed statements of financial condition as a right-of-use asset and a corresponding lease liability. Therefore, Consumers’ preliminary evaluation indicates the provisions of ASU No. 2016-02 are expected to impact Consumers’ consolidated condensed statements of financial condition, along with our regulatory capital ratios. The definition of a lease and the cash flows required to be evaluated will change. Consumers continues to evaluate the extent of the potential impact the new guidance will have on Consumers’ consolidated financial statements. At March 31, 2019, Consumers had contractual operating lease commitments of approximately $470, before considering renewal options that are generally present.

Note 2 – Securities

Available –for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2019
Obligations of U.S. government-sponsored entities and agencies	$18,315	$124	$(122)	$18,317
Obligations of state and political subdivisions	56,583	988	(183)	57,388
U.S. Government-sponsored mortgage-backed securities–residential	58,950	296	(867)	58,379
U.S. Government-sponsored mortgage-backed securities– commercial	1,781	—	(50)	1,731
U.S. Government-sponsored collateralized mortgage obligations– residential	5,813	75	(51)	5,837
Total available-for-sale securities	$141,442	$1,483	$(1,273)	$141,652

Held-to-Maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
March 31, 2019
Obligations of state and political subdivisions	$3,824	$37	$—	$3,861
Total held-to-maturity securities	$3,824	$37	$—	$3,861

Available–for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2018
Obligations of U.S. government-sponsored entities and agencies	$16,488	$6	$(372)	$16,122
Obligations of state and political subdivisions	56,964	339	(713)	56,590
U.S. Government-sponsored mortgage-backed securities – residential	65,062	6	(1,660)	63,408
U.S. Government-sponsored mortgage-backed securities – commercial	1,432	—	(17)	1,415
U.S. Government-sponsored collateralized mortgage obligations - residential	5,973	9	(216)	5,766
Pooled trust preferred security	178	549	—	727
Total available-for-sale securities	$146,097	$909	$(2,978)	$144,028

Held-to-Maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
June 30, 2018
Obligations of state and political subdivisions	$4,024	$24	$—	$4,048
Total held-to-maturity securities	$4,024	$24	$—	$4,048

Proceeds from the sale of available-for-sale securities were as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Proceeds from sales	$2,772	$1,058	$7,670	$2,644
Gross realized gains	12	1	606	40
Gross realized losses	11	6	45	7

The income tax provision related to the net realized gains amounted to $118 for the nine months ended March 31, 2019. The income tax benefit related to the net realized losses amounted to $1 for the three months ended March 31, 2018 and the income tax provision related to the net realized gains amounted to $9 for the nine months ended March 31, 2018.

The amortized cost and fair values of debt securities at March 31, 2019, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities are shown separately.

Available-for-Sale	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,591	$3,597
Due after one year through five years	18,177	18,290
Due after five years through ten years	25,489	25,708
Due after ten years	27,641	28,110
Total	74,898	75,705

U.S. Government-sponsored mortgage-backed and related securities	66,544	65,947
Total available-for-sale securities	$141,442	$141,652

Held-to-Maturity

Due after five years through ten years	489	501
Due after ten years	3,335	3,360
Total held-to-maturity securities	$3,824	$3,861

The following table summarizes the securities with unrealized losses at March 31, 2019 and June 30, 2018, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or more		Total
Available-for-sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2019
Obligations of US government-sponsored entities and agencies	$—	$—	$11,897	$(122)	$11,897	$(122)
Obligations of states and political subdivisions	—	—	12,850	(183)	12,850	(183)
Mortgage-backed securities – residential	859	(3)	40,422	(864)	41,281	(867)
Mortgage-backed securities – commercial	—	—	1,731	(50)	1,731	(50)
Collateralized mortgage obligations – residential	—	—	2,542	(51)	2,542	(51)
Total temporarily impaired	$859	$(3)	$69,442	$(1,270)	$70,301	$(1,273)

	Less than 12 Months		12 Months or more		Total
Available-for-sale	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2018
Obligations of US government-sponsored entities and agencies	$12,400	$(224)	$2,747	$(148)	$15,147	$(372)
Obligations of states and political subdivisions	26,775	(369)	7,975	(344)	34,750	(713)
Mortgage-backed securities – residential	31,038	(581)	29,716	(1,079)	60,754	(1,660)
Mortgage-backed securities – commercial	1,415	(17)	—	—	1,415	(17)
Collateralized mortgage obligation – residential	—	—	4,821	(216)	4,821	(216)
Total temporarily impaired	$71,628	$(1,191)	$45,259	$(1,787)	$116,887	$(2,978)

Management evaluates securities for other-than-temporary impairment (OTTI) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities are generally evaluated for OTTI under FASB ASC Topic 320, Accounting for Certain Investments in Debt and Equity Securities.

In determining OTTI under the ASC Topic 320 model, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The unrealized losses within the securities portfolio as of March 31, 2019 have not been recognized into income because the decline in fair value is not attributed to credit quality and management does not intend to sell, and it is not likely that management will be required to sell, the securities prior to their anticipated recovery. The decline in fair value within the securities portfolio is largely due to changes in interest rates and the fair value is expected to recover as the securities approach maturity. The mortgage-backed securities and collateralized mortgage obligations were primarily issued by Fannie Mae, Freddie Mac and Ginnie Mae, institutions which the government has affirmed its commitment to support. Consumers does not own any private label mortgage-backed securities.

Note 3 – Loans

Major classifications of loans were as follows:

	March 31, 2019	June 30, 2018
Commercial	$69,706	$60,995
Commercial real estate:
Construction	11,250	5,394
Other	192,899	183,383
1 – 4 Family residential real estate:
Owner occupied	52,844	47,433
Non-owner occupied	15,044	15,516
Construction	1,950	1,171
Consumer	3,995	4,873
Subtotal	347,688	318,765
Net Deferred loan fees and costs	(226)	(256)
Allowance for loan losses	(3,656)	(3,422)
Net Loans	$343,806	$315,087

The following table presents the activity in the allowance for loan losses by portfolio segment for the three months ended March 31, 2019:

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total

Allowance for loan losses:
Beginning balance	$622	$2,397	$496	$54	$3,569
Provision for loan losses	—	102	5	(2)	105
Loans charged-off	—	(25)	—	(9)	(34)
Recoveries	—	7	2	7	16
Total ending allowance balance	$622	$2,481	$503	$50	$3,656

The following table presents the activity in the allowance for loan losses by portfolio segment for the nine months ended March 31, 2019:

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total

Allowance for loan losses:
Beginning balance	$586	$2,277	$499	$60	$3,422
Provision for loan losses	36	(591)	(2)	2	(555)
Loans charged-off	—	(80)	—	(30)	(110)
Recoveries	—	875	6	18	899
Total ending allowance balance	$622	$2,481	$503	$50	$3,656

The following table presents the activity in the allowance for loan losses by portfolio segment for the three months ended March 31, 2018:

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total

Allowance for loan losses:
Beginning balance	$555	$2,144	$461	$65	$3,225
Provision for loan losses	4	96	15	(15)	100
Loans charged-off	—	(4)	—	(11)	(15)
Recoveries	—	1	2	10	13
Total ending allowance balance	$559	$2,237	$478	$49	$3,323

The following table presents the activity in the allowance for loan losses by portfolio segment for the nine months ended March 31, 2018:

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$518	$2,038	$473	$57	$3,086
Provision for loan losses	39	178	35	(2)	250
Loans charged-off	—	(4)	(33)	(19)	(56)
Recoveries	2	25	3	13	43
Total ending allowance balance	$559	$2,237	$478	$49	$3,323

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2019. Included in the recorded investment in loans is $872 of accrued interest receivable.

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$7	$—	$—	$7
Collectively evaluated for impairment	622	2,474	503	50	3,649
Total ending allowance balance	$622	$2,481	$503	$50	$3,656

Recorded investment in loans:
Loans individually evaluated for impairment	$112	$1,320	$367	$—	$1,799
Loans collectively evaluated for impairment	69,694	202,868	69,977	3,996	346,535
Total ending loans balance	$69,806	$204,188	$70,344	$3,996	$348,334

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of June 30, 2018. Included in the recorded investment in loans is $732 of accrued interest receivable.

			1-4 Family
		Commercial	Residential
		Real	Real
	Commercial	Estate	Estate	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$29	$—	$—	$29
Collectively evaluated for impairment	586	2,248	499	60	3,393
Total ending allowance balance	$586	$2,277	$499	$60	$3,422

Recorded investment in loans:
Loans individually evaluated for impairment	$100	$1,562	$398	$—	$2,060
Loans collectively evaluated for impairment	60,979	187,191	64,135	4,876	317,181
Total ending loans balance	$61,079	$188,753	$64,533	$4,876	$319,241

The following table presents information related to unpaid principal balance, recorded investment and interest income associated with loans individually evaluated for impairment by class of loans as of March 31, 2019 and for the nine months ended March 31, 2019:

	As of March 31, 2019			Nine Months ended March 31, 2019
	Unpaid		Allowance for Loan	Average	Interest	Cash Basis
	Principal	Recorded	Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$112	$112	$—	$100	$5	$5
Commercial real estate:
Other	1,315	1,097	—	1,176	28	28
1-4 Family residential real estate:
Owner occupied	126	95	—	98	—	—
Non-owner occupied	302	272	—	283	—	—
With an allowance recorded:
Commercial real estate:
Other	222	223	7	227	10	10
Total	$2,077	$1,799	$7	$1,884	$43	$43

The following table presents information related to average recorded investment and interest income associated with loans individually evaluated for impairment by class of loans for the three months ended March 31, 2019:

	Average	Interest	Cash Basis
	Recorded	Income	Interest
	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$116	$2	$2
Commercial real estate:
Other	1,019	9	9
1-4 Family residential real estate:
Owner occupied	96	—	—
Non-owner occupied	275	—	—
With an allowance recorded:
Commercial real estate:
Other	224	3	3
Total	$1,730	$14	$14

The following table presents information related to unpaid principal balance, recorded investment and interest income associated with loans individually evaluated for impairment by class of loans as of June 30, 2018 and for the nine months ended March 31, 2018:

	As of June 30, 2018			Nine Months ended March 31, 2018
	Unpaid		Allowance for Loan	Average	Interest	Cash Basis
	Principal	Recorded	Losses	Recorded	Income	Interest
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$100	$100	$—	$119	$5	$5
Commercial real estate:
Other	1,330	1,330	—	1,082	24	24
1-4 Family residential real estate:
Owner occupied	101	101	—	61	—	—
Non-owner occupied	297	297	—	318	—	—
With an allowance recorded:
Commercial real estate:
Other	231	232	29	302	8	8
Total	$2,059	$2,060	$29	$1,882	$37	$37

The following table presents information related to average recorded investment and interest income associated with loans individually evaluated for impairment by class of loans for the three months ended March 31, 2018:

	Average	Interest	Cash Basis
	Recorded	Income	Interest
	Investment	Recognized	Recognized
With no related allowance recorded:
Commercial	$122	$2	$2
Commercial real estate:
Other	1,131	8	8
1-4 Family residential real estate:
Owner occupied	23	—	—
Non-owner occupied	309	—	—
With an allowance recorded:
Commercial real estate:
Other	234	3	3
Total	$1,819	$13	$13

The following table presents the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans as of March 31, 2019 and June 30, 2018:

	March 31, 2019		June 30, 2018
		Loans Past Due		Loans Past Due
		Over 90 Days		Over 90 Days
		Still		Still
	Non-accrual	Accruing	Non-accrual	Accruing
Commercial real estate:
Other	$458	$—	$702	$—
1 – 4 Family residential:
Owner occupied	87	—	90	—
Non-owner occupied	272	—	298	—
Total	$817	$—	$1,090	$—

Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the aging of the recorded investment in past due loans as of March 31, 2019 by class of loans:

	Days Past Due
	30 - 59	60 - 89	90 Days or	Total	Loans Not
	Days	Days	Greater	Past Due	Past Due	Total
Commercial	$27	$—	$—	$27	$69,779	$69,806
Commercial real estate:
Construction	—	—	—	—	11,236	11,236
Other	654	22	—	676	192,276	192,952
1-4 Family residential:
Owner occupied	15	—	80	95	53,228	53,323
Non-owner occupied	—	—	—	—	15,047	15,047
Construction	—	—	—	—	1,974	1,974
Consumer	1	—	—	1	3,995	3,996
Total	$697	$22	$80	$799	$347,535	$348,334

The above table of past due loans includes the recorded investment in non-accrual loans of $18 in the 30-59 days category, $80 in the 90 days or greater category and $719 in the loans not past due category.

The following table presents the aging of the recorded investment in past due loans as of June 30, 2018 by class of loans:

	Days Past Due
	30 - 59	60 - 89	90 Days or	Total	Loans Not
	Days	Days	Greater	Past Due	Past Due	Total
Commercial	$—	$—	$—	$—	$61,079	$61,079
Commercial real estate:
Construction	—	—	—	—	5,386	5,386
Other	238	—	—	238	183,129	183,367
1-4 Family residential:
Owner occupied	11	—	80	91	47,738	47,829
Non-owner occupied	—	—	—	—	15,514	15,514
Construction	—	—	—	—	1,190	1,190
Consumer	7	—	—	7	4,869	4,876
Total	$256	$—	$80	$336	$318,905	$319,241

The above table of past due loans includes the recorded investment in non-accrual loans of $249 in the 30-59 days, $80 in the 90 days or greater category and $761 in the loans not past due category.

Troubled Debt Restructurings (TDR):

Consumers has certain loans that have been modified in order to maximize collection of loan balances. A modified loan is classified as a TDR if, for economic reasons, management grants a concession to the original terms and conditions of the loan to a borrower who is experiencing financial difficulties that it would not have otherwise considered.

At March 31, 2019 and June 30, 2018, Consumers had $1,314 and $1,269, respectively, of loans classified as TDRs which are included in impaired loans above. As of March 31, 2019 and June 30, 2018, Consumers had committed to lend an additional $73 and $174, respectively, to customers with outstanding loans that were classified as troubled debt restructurings. At March 31, 2019 and June 30, 2018, Consumers had $7 and $29, respectively, of specific reserves allocated to these loans.

During the three-month period ended March 31, 2019, the terms of a loan to one borrower were modified as a troubled debt restructuring. The modification of the terms of the loan included a combination of forgiveness of a portion of the principal amount owed, which resulted in a reduction in the monthly payment amount. The following table presents loans by class modified as troubled debt restructurings that occurred during the period ended March 31, 2019:

		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded
	Loans	Investment	Investment
Commercial real estate:
Other	1	$161	$59
Total	1	$161	$59

The troubled debt restructuring described above increased the allowance for loan losses and resulted in a charge-off of $80 during the period ended March 31, 2019. During the three and nine-month periods ended March 31, 2018, there were no loan modifications completed that were classified as troubled debt restructurings. There were no charge offs from troubled debt restructurings that were completed during the three and nine-month periods ended March 31, 2018.

There were no loans classified as troubled debt restructurings for which there was a payment default within 12 months following the modification during the three and nine-month periods ended March 31, 2019 and 2018. A loan is considered in payment default once it is 90 days contractually past due under the modified terms.

Credit Quality Indicators:

Consumers categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends and other relevant information. Consumers analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with a total outstanding loan relationship greater than $100 and non-homogeneous loans, such as commercial and commercial real estate loans. Management monitors the loans on an ongoing basis for any changes in the borrower’s ability to service their debt and affirms the risk ratings for the loans and leases in their respective portfolio on an annual basis. Consumers uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $100 or are included in groups of homogeneous loans. These loans are evaluated based on delinquency status, which are disclosed in the previous table within this footnote. Based on the most recent analysis performed, the recorded investment by risk category of loans by class of loans was as follows:

	As of March 31, 2019
		Special			Not
	Pass	Mention	Substandard	Doubtful	Rated
Commercial	$63,208	$5,215	$1,037	$—	$346
Commercial real estate:
Construction	11,171	65	—	—	—
Other	177,340	7,132	6,232	458	1,790
1-4 Family residential real estate:
Owner occupied	2,248	89	25	7	50,954
Non-owner occupied	13,834	184	325	272	432
Construction	—	—	—	—	1,974
Consumer	27	—	—	—	3,969
Total	$267,828	$12,685	$7,619	$737	$59,465

	As of June 30, 2018
		Special			Not
	Pass	Mention	Substandard	Doubtful	Rated
Commercial	$59,214	$288	$1,162	$—	$415
Commercial real estate:
Construction	5,386	—	—	—	—
Other	172,471	7,061	1,878	702	1,255
1-4 Family residential real estate:
Owner occupied	2,577	—	27	11	45,214
Non-owner occupied	14,025	195	417	298	579
Construction	8	—	—	—	1,182
Consumer	93	—	—	—	4,783
Total	$253,774	$7,544	$3,484	$1,011	$53,428

Note 4 - Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Financial assets and financial liabilities measured at fair value on a recurring basis include the following:

Securities available-for-sale: When available, the fair values of available-for-sale securities are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). For securities where quoted market prices are not available, fair values are calculated based on market prices of similar securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other unobservable inputs (Level 3 inputs).

Assets and liabilities measured at fair value on a recurring basis are summarized below, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

		Fair Value Measurements at March 31, 2019 Using
	Balance at March 31, 2019	Level 1	Level 2	Level 3
Assets:
Obligations of U.S. government-sponsored entities and agencies	$18,317	$—	$18,317	$—
Obligations of states and political subdivisions	57,388	—	57,388	—
Mortgage-backed securities – residential	58,379	—	58,379	—
Mortgage-backed securities – commercial	1,731	—	1,731	—
Collateralized mortgage obligations - residential	5,837	—	5,837	—

		Fair Value Measurements at June 30, 2018 Using
	Balance at June 30, 2018	Level 1	Level 2	Level 3
Assets:
Obligations of U.S. government-sponsored entities and agencies	$16,122	$—	$16,122	$—
Obligations of states and political subdivisions	56,590	—	56,590	—
Mortgage-backed securities - residential	63,408	—	63,408	—
Mortgage-backed securities - commercial	1,415	—	1,415	—
Collateralized mortgage obligations - residential	5,766	—	5,766	—
Pooled trust preferred security	727	—	727	—

There were no transfers between Level 1 and Level 2 during the three- or nine-month periods ended March 31, 2019 or 2018.

Certain financial assets and financial liabilities are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. Financial assets and financial liabilities measured at fair value on a non-recurring basis include the following:

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses or are charged down to their fair value. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly. There was no other real estate owned being carried at fair value as of March 31, 2019 or June 30, 2018.

There were no financial assets measured at fair value on a non-recurring basis at June 30, 2018. Financial assets measured at fair value on a non-recurring basis at March 31, 2019 are summarized below:

		Fair Value Measurements at March 31, 2019 Using
	Balance at March 31, 2019	Level 1	Level 2	Level 3
Impaired loans:
Commercial Real Estate - Other	$59	$—	$—	$59

The resulting impact to the provision for loan losses was an increase of $25 being recorded for the three months ended March 31, 2019 and $80 for the nine months ended March 31, 2019. There was no impact to the provision for loan losses for the three months ended March 31, 2018. The resulting impact to the provision for loan losses was a decrease of $17 being recorded for the nine months ended March 31, 2018.

The following table shows the estimated fair values of financial instruments that are reported at amortized cost in Consumers’ consolidated balance sheets, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	March 31, 2019		June 30, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Level 1 inputs:
Cash and cash equivalents	$8,352	$8,352	$7,772	$7,772
Level 2 inputs:
Certificates of deposits in other financial institutions	1,983	1,981	2,973	2,976
Loans held for sale	844	862	1,448	1,474
Accrued interest receivable	1,707	1,707	1,404	1,404
Level 3 inputs:
Securities held-to-maturity	3,824	3,861	4,024	4,048
Loans, net	343,806	342,195	315,087	311,642
Financial Liabilities:
Level 2 inputs:
Demand and savings deposits	357,159	357,159	351,422	351,422
Time deposits	102,130	102,458	78,541	78,332
Short-term borrowings	4,025	4,025	13,367	13,367
Federal Home Loan Bank advances	12,106	11,860	11,756	11,146
Accrued interest payable	128	128	68	68

The assumptions used to estimate fair value are described as follows:

Cash and cash equivalents: The carrying value of cash, deposits in other financial institutions and federal funds sold were considered to approximate fair value resulting in a Level 1 classification.

Certificates of deposits in other financial institutions: Fair value of certificates of deposits in other financial institutions was estimated using current rates for deposits of similar remaining maturities resulting in a Level 2 classification.

Accrued interest receivable and payable, demand and savings deposits and short-term borrowings: The carrying value of accrued interest receivable and payable, demand and savings deposits and short-term borrowings were considered to approximate fair value due to their short-term duration resulting in a Level 2 classification.

Loans held for sale: The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors resulting in a Level 2 classification.

Loans: Effective for the period ended September 30, 2018, the fair value of loans were determined using an exit price methodology as prescribed by ASU 2016-01. The exit price estimation of fair value is based on the future value of expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a current market rate based on the relative credit risk of the loan. In addition, an incremental liquidity discount is applied resulting in a Level 3 classification. In comparison, loan fair values as of June 30, 2018 were estimated based on an entrance price methodology. As a result, the fair value adjustments as of March 31, 2019 and June 30, 2018 are not comparable.

Securities held-to-maturity: The held-to-maturity securities are general obligation and revenue bonds made to local municipalities. The fair values of these securities are estimated using a spread to the applicable municipal fair market curve resulting in a Level 3 classification.

Time deposits: Fair value of fixed-maturity certificates of deposit was estimated using the rates offered at March 31, 2019 and June 30, 2018, for deposits of similar remaining maturities, resulting in a Level 2 classification. Estimated fair value does not include the benefit that results from low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Federal Home Loan Bank advances: Fair value of Federal Home Loan Bank advances was estimated using current rates at March 31, 2019 and June 30, 2018 for similar financing resulting in a Level 2 classification.

Federal bank and other restricted stocks, at cost: Federal bank and other restricted stocks include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock that are accounted for at cost due to restrictions placed on their transferability; and therefore, are not subject to the fair value disclosure requirements.

Off-balance sheet commitments: Consumers’ lending commitments have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair values of these items are not significant and are not included in the above table.

Note 5 – Earnings Per Share

Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period and is equal to net income divided by the weighted average number of shares outstanding during the period.  Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares that may be issued upon the vesting of restricted stock awards. There were 7,121 and 999 shares of restricted stock that were anti-dilutive for the three-and nine-month periods ended March 31, 2019, respectively. There were 1,805 and 1,976 shares of restricted stock that were anti-dilutive for the three-and nine-month periods ended March 31, 2018, respectively. The following table details the calculation of basic and diluted earnings per share:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2019	2018	2019	2018
Basic:
Net income available to common shareholders	$1,035	$913	$4,557	$2,499
Weighted average common shares outstanding	2,730,376	2,727,837	2,730,887	2,726,538
Basic income per share	$0.38	$0.33	$1.67	$0.92

Diluted:
Net income available to common shareholders	$1,035	$913	$4,557	$2,499
Weighted average common shares outstanding	2,730,429	2,727,837	2,730,850	2,726,538
Dilutive effect of restricted stock	—	—	—	—
Total common shares and dilutive potential common shares	2,730,429	2,727,837	2,730,850	2,726,538
Dilutive income per share	$0.38	$0.33	$1.67	$0.92

Note 6 –Accumulated Other Comprehensive Income (Loss)

The components of other comprehensive income related to unrealized gains and losses on available-for-sale securities for the three- and nine-month periods ended March 31, 2019 and 2018, were as follows:

	Pretax	Tax Effect	After-tax	Affected Line Item in Consolidated Statements of Income
Balance as of December 31, 2018	$(1,735)	$364	$(1,371)
Unrealized holding gain on available-for-sale securities arising during the period	1,946	(410)	1,536
Amounts reclassified from accumulated other comprehensive income	(1)	—	(1)	(a)(b)
Net current period other comprehensive income	1,945	(410)	1,535
Balance as of March 31,2019	$210	$(46)	$164

Balance as of December 31, 2017	$110	$(37)	$73
Reclassification of disproportional tax effect	—	14	14
Sub-total	110	$(23)	$87
Unrealized holding loss on available-for-sale securities arising during the period	(1,821)	382	(1,439)
Amount reclassified from accumulated other comprehensive income	5	(1)	4
Net current period other comprehensive income	(1,816)	381	(1,435)
Balance as of March 31, 2018	$(1,706)	$358	$(1,348)

(a) Securities (gains) losses, net

(b) Income tax expense

	Pretax	Tax Effect	After-tax	Affected Line Item in Consolidated Statements of Income
Balance as of June 30, 2018	$(2,069)	$434	$(1,635)
Unrealized holding gain on available-for-sale securities arising during the period	2,840	(598)	2,242
Amounts reclassified from accumulated other comprehensive income	(561)	118	(443)	(a)(b)
Net current period other comprehensive income	2,279	(480)	1,799
Balance as of March 31, 2019	$210	$(46)	$164

Balance as of June 30, 2017	$675	$(230)	$445
Unrealized holding loss on available-for-sale securities arising during the period	(2,348)	$562	$(1,786)
Amount reclassified from accumulated other comprehensive income	(33)	12	(21)
Net current period other comprehensive income	(2,381)	574	(1,807)
Balance as of March 31, 2018	$(1,706)	344	(1,362)
Reclassification of disproportional tax effect	—	$14	$14
Balance as of March 31, 2018	$(1,706)	$358	$(1,348)

(a) Securities (gains) losses, net

(b) Income tax expense

Note 7 – Revenue Recognition

On July 1, 2018, Consumers adopted ASU 2014-09 "Revenue from Contracts with Customers" (Topic 606) and all subsequent ASUs that modified Topic 606. Interest income, net securities gains (losses), gains from the sale of mortgage loans and bank-owned life insurance are not included within the scope of Topic 606. For the revenue streams in the scope of Topic 606, service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of Consumers’ revenue from contracts with customers is recognized within noninterest income.

Service charges on deposit accounts: Consumers earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as stop payment charges, statement rendering and other fees, are recognized at the time the transaction is executed as that is the point in time Consumers fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which Consumers satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer's account balance.

Interchange income: Consumers earns interchange income from cardholder transactions conducted through the various payment networks. Interchange income from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The gross amount of these fees is processed through noninterest income.

The following table presents Consumers’ sources of noninterest income for the three and nine months ended March 31, 2019 and 2018.

	For the three months ended March 31,		For the nine months ended March 31,
	2019	2018	2019	2018
Noninterest income
In scope of Topic 606:
Service charges on deposit accounts	$298	$286	$935	$895
Debit card interchange income	338	327	1,065	975
Other income	66	46	196	139

Noninterest income (in scope of Topic 606)	702	659	2,196	2,009
Noninterest income (out-of-scope of Topic 606)	158	143	1,103	504

Total noninterest income	$860	$802	$3,299	$2,513

ANNEX A

Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

Consumers Bancorp, Inc.,

Consumers National Bank,

Peoples Bancorp of Mt. Pleasant, Inc.

and

The Peoples National Bank of Mount Pleasant

Dated as of June 14, 2019

Table of Contents

Page

ARTICLE I. THE MERGER		1

1.1	The Merger.	1
1.2	Closing.	2
1.3	Effective Time.	2
1.4	Effects of the Merger.	2
1.5	Parent Stock.	2
1.6	Conversion of Seller Common Stock.	2
1.7	Articles of Incorporation of Surviving Corporation.	4
1.8	Regulations of Surviving Corporation.	5
1.9	Tax Consequences.	5
1.1	Bank Merger.	5

ARTICLE II. EXCHANGE OF SHARES		5

2.1	Proration.	5
2.2	Election Procedures.	7
2.3	Parent to Make Merger Consideration Available.	8
2.4	Exchange of Shares.	9

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER		11

3.1	Corporate Organization.	12
3.2	Capitalization.	13
3.3	Authority; No Violation.	14
3.4	Consents and Approvals.	15
3.5	Reports.	15
3.6	Financial Statements.	16
3.7	Broker’s Fees.	17
3.8	Absence of Certain Changes or Events.	18
3.9	Legal Proceedings.	18
3.10	Taxes and Tax Returns.	19
3.11	Employees.	20
3.12	Compliance with Applicable Law.	23
3.13	Certain Contracts.	25
3.14	Agreements with Regulatory Agencies.	26
3.15	Risk Management Instruments.	27
3.16	Environmental Matters.	27
3.17	Investment Securities and Commodities.	28
3.18	Real Property.	28
3.19	Corporate Records.	29
3.20	Intellectual Property.	29
3.21	Information Technology.	29

3.22	Related Party Transactions.	29
3.23	Takeover Provisions.	30
3.24	Reorganization.	30
3.25	Opinion.	30
3.26	Seller Information.	30
3.27	Loan Portfolio.	31
3.28	Insurance.	32
3.29	No Investment Adviser Subsidiary.	32
3.30	No Broker-Dealer Subsidiary.	32
3.31	No Insurance Subsidiary.	33
3.32	Deposits.	33
3.33	No Other Representations or Warranties.	33

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT		33

4.1	Corporate Organization.	34
4.2	Capitalization.	35
4.3	Authority; No Violation.	36
4.4	Consents and Approvals.	37
4.5	Reports.	37
4.6	Financial Statements.	38
4.7	Broker’s Fees.	39
4.8	Absence of Certain Changes or Events.	40
4.9	Legal Proceedings.	40
4.1	Compliance with Applicable Law.	40
4.11	Loans.	41
4.12	Certain Contracts.	41
4.13	Agreements with Regulatory Agencies.	42
4.14	Information Technology.	42
4.15	Related Party Transactions.	42
4.16	Reorganization.	43
4.17	Parent Information.	43
4.18	Financing.	43
4.19	Parent Common Stock Matters.	43
4.20	No Other Representations or Warranties.	43

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS		44

5.1	Conduct of Business Prior to the Effective Time.	44
5.2	Seller Forbearances.	44
5.3	Parent Forbearances.	48
5.4	Provision of Financial Statements.	49

ARTICLE VI. ADDITIONAL AGREEMENTS		50

6.1	Regulatory Matters.	50
6.2	Access to Information.	52

6.3	Seller Shareholder Approval.	54
6.4	Legal Conditions to Merger.	55
6.5	Employees; Employee Benefit Plans.	55
6.6	Indemnification; Directors’ and Officers’ Insurance.	57
6.7	Non-Renewal of Agreements.	58
6.8	Advice of Changes.	58
6.9	Board Member.	58
6.10	Acquisition Proposals.	59
6.11	Public Announcements.	61
6.12	Change of Method.	61
6.13	Restructuring Efforts.	62
6.14	Takeover Provisions.	62
6.15	Exemption from Liability Under Section 16(b).	62
6.16	Litigation and Claims.	62

ARTICLE VII. CONDITIONS PRECEDENT		63

7.1	Conditions to Each Party’s Obligation to Effect the Merger.	63
7.2	Conditions to Obligations of Parent.	63
7.3	Conditions to Obligations of Seller.	64

ARTICLE VIII. TERMINATION		65

8.1	Termination.	65
8.2	Effect of Termination.	67

ARTICLE IX. GENERAL PROVISIONS		68

9.1	Nonsurvival of Representations, Warranties and Agreements.	68
9.2	Amendment.	68
9.3	Extension; Waiver.	69
9.4	Expenses.	69
9.5	Notices.	69
9.6	Interpretation.	70
9.7	Counterparts.	71
9.8	Entire Agreement.	71
9.9	Governing Law; Jurisdiction.	71
9.10	Waiver of Jury Trial.	72
9.11	Assignment; Third Party Beneficiaries.	72
9.12	Specific Performance.	72
9.13	Severability.	73
9.14	Delivery by Facsimile or Electronic Transmission.	73
9.15	Further Assurances.	73
EXHIBIT A – Individuals Subject to Voting Agreement
EXHIBIT B – Form of Voting Agreement
EXHIBIT C – Bank Merger Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	60
Affiliate	70
Agreement	1
Bank Merger	5
Bank Merger Act	15
Bank Merger Agreement	5
Bank Merger Filings	5
BHC Act	12
Business Day	70
Cash Consideration	3
Cash Conversion Number	5
Cash Election	2
Cash Election Number	5
Cash Election Shares	3
Certificate of Merger	2
Chosen Courts	71
Closing	1
Closing Date	2
Code	1
Computershare	8
Confidentiality Agreement	53
Conversion	53
Dissenting Shareholder	4
Dissenting Shares	4
Effective Time	2
Election	7
Election Deadline	7
Election Period	7
Enforceability Exceptions	14
Environmental Law	27
ERISA	20
Exception Shares	2
Exchange Act	15
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
Excluded Shares	2
Federal Reserve Board	15
Form of Election	7
GAAP	12
Governmental Entity	15
Hazardous Materials	27
Holder	7
Intellectual Property	29

Investment Advisers Act	32
IRS	19
Knowledge of Parent	70
Knowledge of Seller	70
Liens	13
Loans	31
Made Available	70
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	51
Merger	1
Merger Consideration	2
Multiemployer Plan	21
Multiple Employer Plan	21
New Certificates	3
New Plans	55
Non-Election Shares	3
Notice Period	60
OCC	15
OGCL	1
Ohio Secretary	2
Old Certificate	3
OTC Market	43
Parent	1
Parent Articles	4
Parent Bank	1
Parent Common Stock	2
Parent Contract	41
Parent Disclosure Schedule	33
Parent Regulations	5
Parent Regulatory Agreement	42
Parent Restricted Stock Award	35
Parent SEC Reports	38
Parent Stock Plans	35
Parent Subsidiary	34
Permitted Encumbrances	28
Person	70
Premium Cap	57
Regulatory Agencies	15
Related Person	48
Representatives	59
Requisite Regulatory Approvals	63
Requisite Seller Vote	14
S-4	15
SEC	15
Securities Act	30
Seller	1

v

Seller Articles	12
Seller Bank	1
Seller Bank Deposit Liabilities	33
Seller Bank Financial Statements	16
Seller Benefit Plans	20
Seller Common Stock	2
Seller Contract	26
Seller Disclosure Schedule	11
Seller ERISA Affiliate	20
Seller Financial Statements	16
Seller Holding Company Financial Statements	16
Seller Indemnified Parties	57
Seller Leased Properties	28
Seller Meeting	54
Seller Owned Properties	28
Seller Qualified Plans	20
Seller Real Property	28
Seller Regulations	12
Seller Regulatory Agreement	26
Seller Subsidiary	12
Shortfall Number	6
Simultaneous Conversion Election	53
SRO	15
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subsidiary	12
Superior Proposal	61
Surviving Corporation	1
Takeover Provisions	30
Tax	19
Tax Return	19
Termination Date	66
Termination Fee	67
Treasury Stock	2
Updated Financial Statements	49

[Page Intentionally Blank]

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2019 (this “Agreement”), is entered into by and between Consumers Bancorp, Inc., an Ohio corporation (“Parent”); Parent’s wholly owned subsidiary, Consumers National Bank, a national bank chartered under the National Bank Act (“Parent Bank”); Peoples Bancorp of Mt. Pleasant, Inc., an Ohio corporation (“Seller”); and Seller’s wholly owned subsidiary, The Peoples National Bank of Mount Pleasant, a national bank chartered under the National Bank Act (“Seller Bank”).

RECITALS:

WHEREAS, the Boards of Directors of Parent and Seller have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, each of the individuals and entities listed on Exhibit A have entered into a Voting Agreement substantially in the form of Exhibit B hereto and dated as of the date of this Agreement; and

WHEREAS for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.  THE MERGER

1.1     The Merger.

Subject to the terms and conditions of this Agreement, in accordance with Ohio Revised Code Chapter 1701, the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Seller shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

1.2     Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Tucker Ellis LLP or be held remotely by electronic or facsimile transmissions (with originals promptly to follow), on a date that shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3     Effective Time.

Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Seller shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio (the “Ohio Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger or, if no such date and time are specified, shall become effective upon filing of the Certificate of Merger (such date and time, the “Effective Time”).

1.4     Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCL.

1.5     Parent Stock.

At and after the Effective Time, each common share, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.

1.6     Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Seller or the holder of any of the following securities:

(a)     Subject to Sections 2.1, 2.2 and 2.4(e), each common share, without par value, of Seller issued and outstanding immediately prior to the Effective Time (the “Seller Common Stock”), except for (1) Dissenting Shares, (2)  shares of Seller Common Stock owned by Seller as treasury stock (“Treasury Stock”) or (3) shares of Seller Common Stock owned by Seller or Parent (together with the Treasury Stock, the “Excluded Shares”) (in the case of (2) and (3) other than shares of Seller Common Stock held in any Seller Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following (the “Merger Consideration”), without interest:

(i)

For each share of Seller Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), $1,200.00 in cash (the “Cash Consideration”);

2

(ii)

For each share of Seller Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), 63.16 (the “Exchange Ratio”) common shares (the “Stock Consideration”) of Parent, it being understood that upon the Effective Time, pursuant to Section 1.5, the Parent Common Stock, including the shares issued to former holders of Seller Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation; and

(iii)

For each share of Seller Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b)     All of the shares of Seller Common Stock converted into the right to receive the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, an “Old Certificate”; it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry accounts evidencing ownership of shares of Seller Common Stock) shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (ii) cash in lieu of any fractional shares that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.6 and Section 2.4(e), without any interest thereon and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.4(b). Old Certificates previously representing shares of Seller Common Stock shall be exchanged for evidence of shares in book entry form unless a Holder expressly requests a paper certificate (such book entry form and paper certificates, if any, being collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and/or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Seller Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3

(c)     Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Excluded Shares (other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(d)     Each outstanding share of Seller Common Stock, the holder of which has complied with all requirements under OGCL Section 1701.85 to be entitled to relief as a dissenting shareholder and has not effectively withdrawn or lost such dissenters’ rights as of the Effective Time (the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, and the holder thereof will be entitled solely to the rights granted by applicable law. Seller will give Parent prompt notice upon receipt by Seller of any demand for payment of the fair cash value of shares of Seller Common Stock and of withdrawals of demand for payment and any other related communications (any shareholder duly making a demand being hereinafter called a “Dissenting Shareholder”). Parent may participate in all discussions, negotiations, and proceedings relating to a demand for payment of the fair cash value of shares of Seller Common Stock. Without prior written consent of Parent, Seller will not voluntarily make any payment on, settle or offer to settle a demand for payment, or waive a failure of timely delivery of a written demand for payment of fair cash value or of the taking of any other action by the Dissenting Shareholder as may be necessary to perfect dissenting shareholders’ rights under applicable law. Any payments made for Dissenting Shares will be made by the Surviving Corporation.

(e)     If at or before the Effective Time, whether through failure to comply with applicable requirements or otherwise, a Dissenting Shareholder withdraws or loses the right to payment, the Dissenting Shareholder’s Dissenting Shares will be converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If after the Effective Time of the Merger, whether through failure to comply with applicable requirements or otherwise, a Dissenting Shareholder withdraws or loses the right to payment, such Dissenting Shares shall be deemed to be converted into the right to receive Cash Consideration and/or Stock Consideration, as determined by Parent in its sole discretion.

1.7     Articles of Incorporation of Surviving Corporation.

At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

4

1.8     Regulations of Surviving Corporation.

At the Effective Time, the Code of Regulations of Parent, as amended (the “Parent Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.9     Tax Consequences.

It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10     Bank Merger.

Subject to Section 6.12, immediately following the Merger, Seller Bank will merge with and into Parent Bank (the “Bank Merger”) pursuant to an agreement and plan of merger, the form of which is attached hereto as Exhibit C (the “Bank Merger Agreement”). Subject to Section 6.12, Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, Seller shall cause Seller Bank, and Parent shall cause Parent Bank, to execute such documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Filings”) immediately following the Effective Time.

ARTICLE II. EXCHANGE OF SHARES

2.1     Proration.

(a)     Notwithstanding any other provision contained in this Agreement (other than Section 2.4(e)), the total number of shares of Seller Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.6(a) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time. For purposes of this Section 2.1, the foregoing clause (ii) shall include the Exception Shares, but shall exclude the Excluded Shares and Dissenting Shares (the “Cash Conversion Number”). All other shares of Seller Common Stock (including Exception Shares) shall be converted into the right to receive the Stock Consideration.

(b)     Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock and Exception Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)

If the aggregate number of shares of Seller Common Stock (including Exception Shares) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

5

(ii)

If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)

If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)

If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

6

2.2     Election Procedures.

Each holder of record of shares of Seller Common Stock and Exception Shares to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a) and 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures: Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Seller Common Stock and Exception Shares owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Seller Common Stock and Exception Shares owned by such Holder with respect to which such Holder desires to make a Cash Election. Parent shall prepare a form reasonably acceptable to Seller, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to Seller (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(a)     Parent (i) shall initially make available and mail the Form of Election not less than thirty (30) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(b)     Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. If the transmittal materials included in the Form of Election do not specify the date of the Election Deadline, the Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than twenty (20) business days before, and at least ten (10) business days prior to, the Election Deadline.

7

(c)     Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Old Certificates (or of the guarantee of delivery of such Old Certificates) previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If any Election is not properly made with respect to any shares of Seller Common Stock (none of Parent, Seller nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(d)     Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Seller Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3     Parent to Make Merger Consideration Available.

At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A., a national banking association and Computershare Inc., a Delaware corporation (collectively “Computershare”) or another bank or trust company designated by Parent and reasonably acceptable to Seller (Computershare or such other bank trust company being referred to as the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates (which will be in the form of evidence of book entry ownership unless a Holder expressly requests a paper certificate) representing the aggregate Stock Consideration to be issued pursuant to Section 1.6 and exchanged pursuant to Section 2.4(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Seller Common Stock and Exception Shares, and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable. Any interest and other income resulting from such investments shall be paid to Parent. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Parent Common Stock held by it hereunder, except that it shall receive and hold in trust such Parent Common Stock for the benefit of the recipients of the Parent Common Stock until distributed thereto pursuant to the provisions of this Agreement.

8

2.4     Exchange of Shares.

(a)     As promptly as practicable after the Effective Time, but in no event later than seven (7) business days thereafter, Parent shall cause the Exchange Agent to mail to each Holder that has not theretofore submitted its Old Certificates with a Form of Election, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration to which such Holder shall have become entitled in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, and (iii) any cash in lieu of fractional shares that the shares represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the Holder shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such Holder shall have become entitled to receive in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2 and/or (ii) a check representing the amount of (A) the Cash Consideration that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (B) any cash in lieu of fractional shares that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(e) and (C) any dividends or distributions that the Holder has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares, or dividends payable to Holders. Until surrendered as contemplated by Sections 2.2 and 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b)     No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Old Certificate until such Holder surrenders such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to the Stock Consideration that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)     If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such transfer Tax has been paid or is not payable.

9

(d)     After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)     Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent; provided that, when determining the fractional shares to be cashed out, all resulting fractional shares held by the same Holder shall, to the extent practicable, be combined into the greatest number of whole shares of Parent Common Stock as possible, and thereafter the holder shall receive cash in lieu of any remaining fractional share. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $19.00 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.6 and subject to Section 2.1.

(f)     Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for one (1) year after the Effective Time shall be paid to the Surviving Corporation unless Parent directs the Exchange Agent otherwise. If the unclaimed portion of the Exchange Fund has been paid to Parent, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Seller Common Stock or Exception Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

10

(g)     Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of Seller Common Stock or Exception Shares such amounts as is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock or Exception Shares in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h)     In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent as set forth in this Article III, except as disclosed in the disclosure schedule delivered by Seller to Parent concurrently herewith (the “Seller Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

11

3.1     Corporate Organization.

(a)     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and has not elected to be treated as financial holding company under the BHC Act. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Seller or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or changes in interest rates or general economic conditions, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the failure, in and of itself, to meet earnings projections or internal financial forecasts, (E) any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (F) disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (G) actions or omissions taken pursuant to the written consent or request of Parent, in the case of Seller, or Seller, in the case of Parent; except, with respect to subclauses (A), (B), (C), (D) or (E), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, that is (x) consolidated with such party for financial reporting purposes or (y) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent by such party. True and complete copies of the Articles of Incorporation of Seller (the “Seller Articles”) and the Code of Regulations of Seller (the “Seller Regulations”), as in effect as of the date of this Agreement, have previously been made available by Seller to Parent.

(b)     Each Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Seller other than the Seller Subsidiaries.

12

3.2     Capitalization.

(a)     The authorized capital stock of Seller consists of 50,000 shares of Seller Common Stock, without par value. No shares or other voting securities of Seller are issued, reserved for issuance or outstanding, other than (i) 8,547 shares of Seller Common Stock issued and outstanding, and (ii) 1,453 shares of Seller Common Stock held in treasury. Since December 31, 2018 through the date hereof, Seller has not repurchased any Seller Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Seller Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Seller Common Stock, any shares of its capital stock or other voting securities of Seller. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote are issued or outstanding. There are no contractual obligations of Seller or its Subsidiaries pursuant to which Seller or its Subsidiaries could be required to register shares of capital stock or other securities of Seller or its Subsidiaries under the Securities Act. No trust preferred or subordinated debt securities of Seller or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of capital stock or voting securities of Seller or any security exercisable for, exchangeable for, or convertible into shares of capital stock or voting securities of Seller. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Seller or any of its Subsidiaries) are outstanding.

(b)     There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Seller or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Seller Common Stock or other equity interests of Seller. As of the date of this Agreement, Seller does not have in effect a shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c)     Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Seller Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

13

3.3     Authority; No Violation.

(a)     Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Seller’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of holders of Seller Common Stock who are entitled to cast at least a majority of the total votes that all holders of Seller Common Stock are entitled to cast on the matter (the “Requisite Seller Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as its sole shareholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions and their holding companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)     Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any material law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) above for such violations, conflicts, defaults, breaches, terminations, losses of benefits, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Seller.

14

3.4     Consents and Approvals.

Except for (i) the filing of applications, filings, waiver requests, and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, and approval of, or nonobjection to, such applications, filings, waiver requests, and notices, (ii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of Currency (“OCC”) in connection with the Bank Merger, including under 12 U.S.C. 1828(c) (the “Bank Merger Act”), and approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which a proxy statement relating to the meeting of Seller’s Shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as part of a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and the filing of the Bank Merger Filings, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5     Reports.

(a)     Seller and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2015 with (i) Federal Reserve Board, (ii) the FDIC, (iii) the OCC, (iv) any other applicable regulatory authority and (v) any SRO ((i)-(v), collectively “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.

(b)     Except for completed examinations of Seller and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, investigation into the business or operations of Seller or any of its Subsidiaries since December 31, 2015. There is no material unresolved violation, criticism, matter requiring attention, matter requiring immediate attention or exception by any Regulatory Agency with respect to any report or statement relating to any previously completed examinations of Seller or any of its Subsidiaries.

15

3.6     Financial Statements.

(a)     Seller has furnished to Parent copies of (i) the unaudited financial statements of Seller Bank, consisting of the balance sheets of Seller Bank as of December 31, 2017 and 2018, and the related statements of income and changes in shareholders’ equity for each of the two years ended December 31, 2017 and 2018, and (ii) the unaudited financial statements of Seller Bank, consisting of the balance sheet of Seller Bank as of March 31, 2019 and the related statements of income and changes in shareholders’ equity for the three month period then ended (collectively, all of such unaudited financial statements being referred to as the “Seller Bank Financial Statements”). The Seller Bank Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the results of operations, changes in shareholders’ equity and financial position of Seller Bank for the respective fiscal periods or as of the respective dates therein set forth (subject to year-end adjustments normal in nature and amount), and (iii) have been prepared in accordance with an accrual-based method of accounting applying GAAP principles in all material respects, subject to the following exceptions: (x) no statement of changes in shareholders’ equity is prepared, (y) no statement of cash flows is prepared, and (z) notes and necessary disclosures to the financial statements are not prepared, consistently applied during the periods involved, and except, in each case, as otherwise indicated in such statements (the effect of which exceptions are not, individually or in the aggregate, material). The books and records of Seller and its Subsidiaries have been since December 31, 2015, and are being, maintained in all material respects in accordance with an accrual-based method of accounting applying GAAP principles in all material respects and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of, or in connection with, any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Seller maintains accurate books and records and such books and records have been, and are currently being, in all material respects, maintained in the ordinary course of business and in accordance with an accrual-based method of accounting applying GAAP principles in all material respects and any other applicable law and accounting requirements.

(b)     Seller has made available to Parent its filings on Form FR Y-9SP, Parent Company Only Financial Statements for Small Bank Holding Companies, as of December 31, 2017 and December 31, 2018 and for the years then ended (the “Seller Holding Company Financial Statements” and, together with the Seller Bank Financial Statements, the “Seller Financial Statements”). The Seller Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Seller, (ii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of Seller for the respective fiscal periods or as of the respective dates therein set forth (subject to year-end adjustments normal in nature and amount), and (iii) complied, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto.

16

(c)     Neither Seller nor any of its Subsidiaries has any material liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the balance sheet of Seller or Seller Bank, except for those liabilities that are reflected or reserved against on the balance sheet of Seller or Seller Bank as of March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(d)     The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom). The internal accounting controls of Seller and its Subsidiaries are free of any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information.

(e)     Since December 31, 2015, (i) neither Seller nor any of its Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to the knowledge of Seller, to any director or officer of Seller.

3.7     Broker’s Fees.

Neither Seller, nor any Subsidiary of Seller, nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Boenning & Scattergood, Inc. pursuant to a letter agreement, a true and complete copy of which has been previously provided to Parent.

17

3.8     Absence of Certain Changes or Events.

(a)     Since December 31, 2018, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)     Since December 31, 2018, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Seller and its Subsidiaries have carried on their respective businesses in the ordinary course.

3.9     Legal Proceedings.

(a)     Neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries or any of their current or former directors or executive officers (i) other than routine foreclosures and collection actions or (ii) that, if adversely determined against Seller or Seller Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b)     There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) other than regulatory restrictions imposed generally on all such financial institutions.

18

3.10     Taxes and Tax Returns.

(a)     Each of Seller and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Seller nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return that has not yet been filed. All material Taxes of Seller and its Subsidiaries that are due have been fully and timely paid or accurately accrued as liabilities on the Seller Financial Statements, and each of Seller and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid to the appropriate taxing authorities as required by law to be withheld and paid. Neither Seller nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and its Subsidiaries for the six years up to and including December 31, 2015 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Since January 1, 2014, to the knowledge of Seller, no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Seller or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Seller and its Subsidiaries or the assets of Seller and its Subsidiaries. Since January 1, 2014, neither Seller nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Seller or any of its Subsidiaries was required to file any Tax Return that was not filed. Seller has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed since January 1, 2014. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Neither Seller nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of its Subsidiaries has been, since January 1, 2014 or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time since January 1, 2014, has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code, executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(b)     As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)     As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

19

3.11     Employees.

(a)     Section 3.11(a) of the Seller Disclosure Schedule lists all Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether or not written, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements with respect to which Seller or any Subsidiary or any trade or business of Seller or any of its Subsidiaries, whether or not incorporated, all of which together with Seller or any of its Subsidiaries would be deemed a “controlled group” within the meaning of Section 4001 of ERISA or a “single employer” with the meaning of Section 414 of the Code (each a “Seller ERISA Affiliate”), has any current or future obligation or that are maintained, contributed to or sponsored by Seller or any of its Subsidiaries or any Seller ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Seller or any of its Subsidiaries or any Seller ERISA Affiliate.

(b)     Seller has heretofore made available to Parent true and complete copies of each Seller Benefit Plan and the following related documents, to the extent applicable, (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Seller Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, or, in the case of a prototype plan, an opinion letter on which Seller can rely relating to a Seller Benefit Plan, (iv) the actuarial report for each Seller Benefit Plan (if applicable) for each of the last two years, and (v) a written description of any unwritten plan.

(c)     Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA, the Code, the Affordable Care Act and any applicable state and local laws except as would not result in any material liability. None of Seller, any of its Subsidiaries, or any Seller ERISA Affiliates has, within the past three years, taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Seller Benefit Plan, and none of Seller, any of its Subsidiaries, or any Seller ERISA Affiliates has any knowledge of any material plan defect that would qualify for correction under any such program.

(d)     Section 3.11(d) of the Seller Disclosure Schedule separately identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination letter (or in the case of a prototype plan, a favorable opinion letter on which Seller may rely) with respect to each Seller Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would have an adverse effect on the qualified status of any Seller Qualified Plan or the related trust or increase the costs relating thereto.

20

(e)     Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Section 3.11 of the Seller Disclosure Schedule separately identifies each such nonqualified deferred compensation plan.

(f)     None of Seller, any of its Subsidiaries, or any Seller ERISA Affiliate has, at any time since January 1, 2013, contributed to or been obligated to any plan that is, or was at the relevant time, subject to Title IV or Section 302 of ERISA or Section 412, 430, or 4971 of the Code, and none of Seller, any of its Subsidiaries, or any Seller ERISA Affiliate has any liability with respect to any such plan was terminated prior to January 1, 2013.

(g)     None of Seller and its Subsidiaries nor any Seller ERISA Affiliate has, at any time since January 1, 2013, contributed to or been obligated to contribute to any plan that is, or was at the relevant time, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan that has, or had at the relevant time, two or more contributing sponsors at least two of whom were at the relevant time not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller and its Subsidiaries nor any Seller ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h)     None of Seller, any of its Subsidiaries, and any Seller ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)     All material contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, at any time since January 1, 2013, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller.

(j)     There are no pending or, to Seller’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Seller’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans that would, in any case, reasonably be expected to result in any material liability of Seller or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Seller Benefit Plan or any other party.

21

(k)     None of Seller, its Subsidiaries, nor any Seller ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Seller Benefit Plans or their related trusts, Seller, any of its Subsidiaries, any Seller ERISA Affiliate or any person that Seller or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)     Except as set forth in Section 6.5, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase the amount or value of, any payment, right or other benefit, or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Seller or any of its Subsidiaries, or result in any funding of, or limitation on the right of Seller or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Seller Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m)     No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual entitled to a “parachute payment” as that phrase is used in Section 280G of the Code. Such calculations identify the preparer and the date of such calculations.

(n)     No Seller Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(o)     There are no pending or, to Seller’s knowledge, threatened in writing material labor grievances or material unfair labor practice claims or charges against Seller or any of its Subsidiaries, or any strikes or other material labor disputes against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of its Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other applicable law.

22

(p)     Section 3.11(p) of the Seller Disclosure Schedule gives the following information for each employee of Seller and Seller Bank as of May 31, 2019: job location, job title, current annual base salary, most recent cash bonus, eligible and unused paid time off, outstanding equity awards held by the employee and year of hire, and there have not been any material changes to this information from May 31, 2019 until the date of this Agreement.

(q)     No Seller Benefit Plan has any provision that would prevent Parent or Parent Bank from amending, merging or terminating such plan. Each Seller Benefit Plan can be amended, terminated or otherwise discontinued (other than for limitations on the ability to terminate a 401(k) plan while maintaining another such plan) after the Closing in accordance with its terms, without material liabilities to either Parent or Parent Bank other than ordinary administrative expenses typically incurred in such an event. None of Seller, any of its Subsidiaries, or any Seller ERISA Affiliate has any commitment, intention, or understanding to create or modify any Seller Benefit Plan. Nothing has occurred, to the knowledge of Seller, and nothing is anticipated by Seller, that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Seller Benefit Plan from the level of benefits or the expenses incurred for 2018.

(r)     No Seller Benefit Plan (other than any Seller Qualified Plan) is funded through a trust (including any voluntary employees beneficiary association qualified under Section 501(c)(9) of the Code) or any taxable trust.

(s)     None of Seller, any of its Subsidiaries, or any Seller ERISA Affiliate has, at any time since January 1, 2013, contributed to, or been obligated to contribute to, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

3.12     Compliance with Applicable Law.

(a)     Seller and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith). To the knowledge of Seller, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened (in writing). Seller and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Seller or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the OCC, FDIC, Federal Reserve Board, SEC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X thereunder, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. To the knowledge of Seller, neither Seller nor Seller Bank is subject to any obligations with respect to potential refunds, redisclosures, or penalties based on violations of law or applicable documents.

23

(b)     Seller and Seller Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Seller Bank has a Community Reinvestment Act rating of “satisfactory” or better. Neither Seller nor any of its Subsidiaries, or to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Seller or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Seller or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Seller or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)     Seller and each of its Subsidiaries has properly administered all accounts for which Seller or any of its Subsidiaries acts as a fiduciary, including but not limited to accounts for which Seller or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. None of Seller or any of its Subsidiaries, or, to Seller’s knowledge, any director, officer, or employee of Seller or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

24

3.13     Certain Contracts.

(a)     Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Seller Benefit Plan:

(i)	that would be a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii)

that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Seller or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Seller and its Subsidiaries, taken as a whole;

(iii)	with or to a labor union or guild (including any collective bargaining agreement);

(iv)	that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or its Subsidiaries, taken as a whole;

(v)	that is a partnership agreement, joint venture or other similar contract;

(vi)

that relates to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii)

that is any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Seller or its Subsidiaries for the borrowing of money by Seller or its Subsidiaries or the deferred purchase price of property by Seller or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(viii)

under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events);

25

(ix)

that creates future payments or obligations in excess of $10,000 annually and that (A) by its terms does not terminate or is not terminable without penalty or payment upon notice of 30 days or less, or (B) that would be terminable by a person other than Seller or any of its Subsidiaries, but not including any loan agreement or similar agreement pursuant to which Seller Bank is a lender; or

(x)	that has a term that does not expire within two years from the date of this Agreement, without any right of any other party to unilaterally extend the term.

(b)     Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a) is referred to herein as a “Seller Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received written, or to Seller’s knowledge, oral notice of, any violation of the above by any of the other parties thereto that would reasonably be likely to be, either individually or in the aggregate, material to Seller and its Subsidiaries taken as a whole.

(c)     In each case, (i) each Seller Contract is valid and binding on Seller or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Contract, (iii) to Seller’s knowledge, each third-party counterparty to each Seller Contract has in all material respects performed all obligations required to be performed by it to date under such Seller Contract, and (iv) to Seller’s knowledge, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Seller or any of its Subsidiaries under any such Seller Contract.

3.14     Agreements with Regulatory Agencies.

Neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015, a recipient of any supervisory letter from, or since December 31, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Seller Regulatory Agreement to Parent, nor has Seller or any of its Subsidiaries been advised in writing since December 31, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting its disclosure to Parent.

26

3.15     Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of its Subsidiaries or for the account of a customer of Seller or one of its Subsidiaries (which are set forth in Section 3.15 of the Seller Disclosure Schedule) were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and currently and are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Seller and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16     Environmental Matters.

Seller and its Subsidiaries are in compliance in all material respects, and at all times since December 31, 2015, have complied in all material respects, with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Seller, investigations by any Governmental Entity or other person pending, or, to the knowledge of Seller, threatened against Seller of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, and, to the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or investigation. Seller is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To knowledge of Seller and its Subsidiaries, there has been no release of Hazardous Materials in violation of Environmental Law on any real property owned or leased by Seller or its Subsidiaries. Seller and its Subsidiaries have provided to Parent all environmental reports, including Phase I and Phase II assessments, on any real property owned or leased by Seller or its Subsidiaries. With regard to any commercial real property of which Seller or its Subsidiaries have taken a security interest, ownership or control, Seller or its Subsidiaries have not taken any action that would result in liability under any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller. As used in Sections 3.16 and 5.1, “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws (including common law), statutes, regulations, rules, ordinances, imposing liability or establishing standards of conduct for protection of the environment; and “Hazardous Materials” shall mean without regard to amount and/or concentration (a) any element, compound, chemical material, liquid or gas that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive material; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

27

3.17     Investment Securities and Commodities.

(a)     Each of Seller and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Seller Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)     Seller and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses and comply therewith in all material respects.

3.18     Real Property.

Seller or a Subsidiary of Seller (a) has good and marketable title to all the real property reflected in the latest balance sheet included in the Seller Financial Statements as being owned by Seller or a Subsidiary of Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Seller Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all real property leasehold estates reflected in the latest financial statements included in the Seller Financial Statements (the “Seller Leased Properties” and, collectively with the Seller Owned Properties, the “Seller Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to Seller’s knowledge, the lessor. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Seller Real Property. To the knowledge of Seller, all Seller Real Property is in material compliance with the Americans with Disabilities Act of 1990.

28

3.19     Corporate Records.

True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Parent. The stock record books of Seller and Seller Bank, all of which have been made available to Parent, are complete and correct in all material respects. The respective minute books of Seller and Seller Bank accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors (including standing committees) through the date of this Agreement, except for minutes regarding the discussion and/or approval of this Agreement or the transactions contemplated hereby, and any minutes of board meetings held since April 30, 2019 that have not yet been finalized.

3.20     Intellectual Property.

To Seller’s knowledge, Seller and each of its Subsidiaries owns or is licensed to use, free and clear of any material Liens, other than Permitted Encumbrances, all Intellectual Property owned by or licensed to or purported to be owned by or licensed to such entity and (i) (A) to Seller’s knowledge, Seller and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, and (B) no person has asserted in writing, or to Seller’s knowledge, orally, to Seller or any of its Subsidiaries, or brought any claim, action or proceeding alleging, that (x) Seller or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or (y) that any Intellectual Property right of Seller or any of its Subsidiaries is invalid or unenforceable, and (ii) to the knowledge of Seller, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Seller or its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, corporate names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; confidential information and know-how; copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, including any renewals or extensions thereof.

3.21     Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, since December 31, 2015, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Seller and its Subsidiaries.

3.22     Related Party Transactions.

Except as otherwise set forth in Section 3.22 of the Seller Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Seller) on the other hand, of the type that would be required to be reported in any Seller SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if Seller currently had securities registered under the Exchange Act.

29

3.23     Takeover Provisions.

The Board of Directors of Seller has, by no less than two-thirds of the whole authorized number of directors of Seller, approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any “merger moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or provision of the governance documents of Seller (any such laws and provisions, “Takeover Provisions”).

3.24     Reorganization.

Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25     Opinion.

Prior to the execution of this Agreement, Seller has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Boenning & Scattergood, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Seller Common Stock.

3.26     Seller Information.

The information relating to Seller and its Subsidiaries that is provided by Seller or its representatives specifically for inclusion in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Seller Common Stock or at the time of the Seller Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), (c) the documents and any financial data of Seller included in the Proxy Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Seller and its Subsidiaries and other portions within the reasonable control of Seller and its Subsidiaries will, to the knowledge of Seller, comply in all material respects with the requirements of Form S-4. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

30

3.27     Loan Portfolio.

(a)     As of the date hereof, except as set forth in Section 3.27(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor that as of May 31, 2019, had an outstanding balance of $25,000 or more and under the terms of which the obligor was, as of May 31, 2019, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Seller or any of its Subsidiaries, or to the knowledge of Seller, any Affiliate of any of the foregoing. Section 3.27(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Seller and its Subsidiaries that, as of May 31, 2019, had an outstanding balance of $25,000 or more and were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on all such Loans as of May 31, 2019.

(b)     Each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, that have been and remain perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $25,000 does not comply with the forgoing representations provided that Loans in the aggregate of less than $100,000 fail to comply with the forgoing representations.

(c)     Each outstanding Loan of Seller and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $25,000 does not comply with the forgoing representations or if Loans in the aggregate of less than $100,000 do not comply with the forgoing representations.

(d)     None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein other than repurchase obligations arising upon breach of representations, warranties, covenants and other obligations of Seller or its Subsidiaries, as applicable, all of which are usual and customary in their scope and nature.

31

(e)     There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)     Neither Seller nor any of its Subsidiaries is now nor has it ever been since December 31, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)     There are no outstanding Loans made by Seller or any of its Subsidiaries that are secured, in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority.

3.28     Insurance.

(a)     Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent, and Seller and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and its Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.28 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies of Seller currently in effect.

3.29     No Investment Adviser Subsidiary.

(a)     Neither Seller nor any Subsidiary of Seller is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b)     Except as set forth in Section 3.29(b) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller is a party to an arrangement of the type referred to in the Interagency Statement on Retail Sales of Nondeposit Investment Products for the provision of investment advisory services by a third party.

3.30     No Broker-Dealer Subsidiary.

No Subsidiary of Seller is a securities broker-dealer required to be registered under the Exchange Act with the SEC.

32

3.31     No Insurance Subsidiary.

Except as otherwise set forth in Section 3.31 of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller acts as an insurance agency or employs or contracts with any person for the purpose of offering insurance products.

3.32     Deposits.

All of the Seller Bank Deposit Liabilities and related accounts have been administered and originated in compliance with the documents in Seller Bank’s files and records, and in compliance with all applicable rules, regulations and laws governing the relevant types(s) of account, and fairly reflect, in all material respects, the substance of events and transactions that should be included therein. The Seller Bank Deposit Liabilities and related accounts are insured by the FDIC through the Deposit Insurance Fund, up to the current applicable maximum limits, all premiums and assessments required to be paid in connection therewith have been paid when due, and no action is pending, or to Seller’s knowledge, threatened by the FDIC with respect to the termination of such insurance. None of the deposits of Seller Bank are brokered deposits, as defined in 12 C.F.R. Section 337.6(a)(2). The term “Seller Bank Deposit Liabilities” means all of Seller Bank’s obligations, duties and duties of every type and character that are directly related to Seller Bank’s deposit accounts.

3.33     No Other Representations or Warranties.

(a)     Except for the representations and warranties made by Seller in this Article III (including the related portions of the Disclosure Schedules), none of Seller, any of its Subsidiaries, Seller or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding Seller and its Subsidiaries furnished or made available to Parent and its representatives (including any information, documents or material made available to Parent in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Parent has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b)     Seller acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Seller as set forth in this Article IV, except as disclosed in the disclosure schedule delivered by Parent to Seller concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) an item is required to be set forth as an exception to a representation or warranty if its absence would result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections:

33

4.1     Corporate Organization.

(a)     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to Seller.

(b)     Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.

(c)     As of the date of this Agreement, Parent does not beneficially own any shares of Seller Common Stock.

34

4.2     Capitalization.

(a)     The authorized capital stock of Parent consists of 3,500,000 shares of Parent Common Stock and 350,000 shares of preferred stock, without par value. No shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 2,854,133 shares of Parent Common Stock issued and 2,733,845 shares of Parent Common Stock outstanding, including 3,649 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (a “Parent Restricted Stock Award”), (ii) 120,288 shares of Parent Common Stock held in treasury, (iii) 88,787 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans, (iv) 211,535 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Dividend Reinvestment Plan, and (v) no shares of Parent Preferred Stock issued and outstanding. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. Since March 31, 2019 through the date hereof, except in the ordinary course of business, Parent has not (A) issued or repurchased any Parent Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Parent Common Stock, any shares of its capital stock or other voting securities of Parent other than (1) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the vesting or settlement of Parent Restricted Stock Awards that were outstanding on March 31, 2019, in accordance with their terms (without amendment or waiver since March 31, 2019), or (2) the issuance or sale of shares of Parent Common Stock in connection with the reinvestment of regular quarterly cash dividends paid by Parent on Parent Common Stock, or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Parent Stock Plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. There are no contractual obligations of Parent or its Subsidiaries pursuant to which Parent or its Subsidiaries could be required to register shares of capital stock or other securities of Parent or its Subsidiaries under the Securities Act. As of the date of this Agreement, no trust preferred or subordinated debt securities of Parent or any of its Subsidiaries are issued or outstanding. Other than the Parent Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.

(b)     There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent. As of the date of this Agreement, Parent does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

35

(c)     Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank and its other Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3     Authority; No Violation.

(a)     Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as sole shareholder of Parent Bank, and the adoption of resolutions to give effect to the provisions of Sections 6.5, 6.9, 6.12. 6.13 and 6.15 (in each case to the extent applicable), no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be (i) validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof and (ii) will be issued in compliance with all applicable state and federal securities laws. No vote or approval of the shareholders of Parent is required in connection with the adoption of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(b)     Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

36

4.4     Consents and Approvals.

Except for (i) the filing of applications, filings, waiver requests, and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of, or nonobjection to, such applications, filings and notices, (ii) the filing of applications, filings, waiver requests, and notices, as applicable, with the OCC in connection with the Bank Merger, and approval of such applications, filings and notices, (iii) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (iv) the filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (v) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, and the filing of the Bank Merger Filings, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5     Reports.

(a)     Parent and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2015 with any Regulatory Agencies (including, without limitation, with the SEC and those required under the federal securities laws), and have paid all fees and assessments due and payable in connection therewith. All such reports, registrations and statements, together with any amendments made with respect thereto, complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such reports, registrations and statements were filed, contained in all material respects the information required to be stated therein, and none of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015.

37

(b)     An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be since January 1, 2015 (the “Parent SEC Reports”), is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6     Financial Statements.

(a)     The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in each Parent SEC Report (including the related notes, where applicable): (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2015, no accounting firm engaged by Parent or any of its Subsidiaries has resigned (or informed Parent that it intends to resign) or been dismissed as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

38

(b)     Neither Parent nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Parent, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2018 or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c)     Parent and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Parent’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2015, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices; and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent

4.7     Broker’s Fees.

Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P.

39

4.8     Absence of Certain Changes or Events.

(a)     Since March 31, 2019, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)     Since March 31, 2019, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9     Legal Proceedings.

(a)     Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers, (i) that would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent or (ii) if adversely determined against Parent or Parent Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b)     There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) other than regulatory restrictions imposed generally on all such financial institutions.

4.10     Compliance with Applicable Law.

Parent and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the OCC, the FDIC, Federal Reserve Board, SEC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and each of Parent’s Subsidiaries that is an insured depository institution is “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Each of Parent’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. None of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

40

4.11     Loans.

As of the date hereof, all loans owned by Parent Bank, or in which Parent Bank has an interest, have been made or acquired in accordance, in all material respects, with policies and procedures then in effect approved by the Board of Directors of Parent Bank or within exceptions granted in the ordinary course of business and comply in all material respects with all applicable laws, rules, and regulations, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder.

4.12     Certain Contracts.

(a)     Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received written, or to Parent’s knowledge, oral notice of, any violation of any Parent Contract by any of the other parties thereto.

41

(b)     (i) Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.13     Agreements with Regulatory Agencies.

Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller, nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller.

4.14     Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2015, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.15     Related Party Transactions.

There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

42

4.16     Reorganization.

Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17     Parent Information.

The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Seller Common Stock or at the time of the Seller Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Seller or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18     Financing.

Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder, and Parent acknowledges that Parent’s obligations under this Agreement are not subject to any financing contingency.

4.19     Parent Common Stock Matters.

There are a sufficient number of authorized but unissued shares of Parent Common Stock to satisfy Parent’s obligation to issue Parent Common Stock under this Agreement. The Parent Common Stock to be issued in the Merger has been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the S-4, and (iii) insofar as in the control of Parent, eligible for quotation on the OTCQX market operated by OTC Markets Group Inc. (the “OTC Market”).

4.20     No Other Representations or Warranties.

(a)     Except for the representations and warranties made by Parent in this Article IV (including the related portions of the Disclosure Schedules), none of Parent, any of its Subsidiaries, Parent or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding Parent and its Subsidiaries furnished or made available to Seller and its representatives or as to the future revenue, profitability or success of Parent or Parent’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Seller has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

43

(b)     Parent acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business Prior to the Effective Time.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule), as required by law, regulation or order of a Governmental Entity, or as consented to in writing by Parent (or, in the case of clause (b) below, Seller) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Parent and Seller shall, and shall cause their respective Subsidiaries to, take no action that is intended to or would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby (including the Bank Merger) on a timely basis.

5.2     Seller Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, regulation or order of a Governmental Entity, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(a)     other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of Seller);

(b)     adjust, split, combine or reclassify any capital stock;

(i)

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends by Seller Bank to Seller and Seller’s regular quarterly cash dividends in an amount not to exceed $2.50 per share; provided, however, that Seller and Parent shall coordinate Seller’s dividend schedule for the quarter in which Closing occurs so that any holder of Seller Common Stock does not receive dividends on both Parent and Seller Common Stock attributable to the same calendar quarter);

44

(ii)

grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iii)

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Seller Stock Options in accordance with their terms;

(c)     other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person;

(d)     except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly-owned Subsidiary of Seller;

(e)     (i) terminate, materially amend, renew or waive any material provision of, any Seller Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) enter into any contract, except in the ordinary course of business, that would constitute a Seller Contract if it were in effect on the date of this Agreement;

45

(f)     except as required under applicable law or the terms of any Seller Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement, (iii) increase the compensation or benefits payable to current or former employees, officers, directors or consultants, other than increases in the ordinary course of business and consistent with past practice, which past practices are set forth in Section 5.2(f) of the Seller Disclosure Schedule, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) annual year-end bonuses consistent with past practice in an amount not to exceed the amount accrued for such bonuses by Seller Bank as of the date such bonuses are awarded and (B) discretionary bonuses at times, in amounts, and to persons, who it selects in its sole discretion and as it discloses to Parent so long as the aggregate amount of such bonuses does not exceed $25,000, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, or (viii) hire any officer;

(g)     settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $10,000 individually or $25,000 in the aggregate and that would not impose any material restriction on the business of Seller or its Subsidiaries or the Surviving Corporation;

(h)     take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)     amend the Seller Articles or the Seller Regulations or comparable governing documents of Seller’s Subsidiaries;

(j)     merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)     materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

46

(m)     (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation, policies, order or request of any Governmental Entity, (ii) make any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice, (B) involving a total credit relationship of more than $500,000 with a single borrower and its Affiliates or (C) to a director or executive officer of Seller or Seller Bank except in compliance with Regulation O, or (iii) modify, renew or release any collateral on any aggregate Loan relationship of $100,000 or more (except in the event of whole or partial refinancings or payoffs of any Loan, and in the case of any partial refinancing or partial payoff, collateral shall not be released if the resulting collateral coverage ratio would be less favorable to Seller Bank than it was at the time of loan origination or immediately prior to the release, whichever is more favorable to Seller Bank), or (iv) make any additional advances, extensions of credit, releases of collateral, modifications, or waivers of covenants or defaults on Loans that are delinquent by more than 60 days or classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import;

(n)     sell a participation interest in a Loan without first giving Parent the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Parent;

(o)     purchase or otherwise acquire any interest in a Loan held by a third party, or forgive, settle or sell any Loan;

(p)     sell or otherwise transfer any real estate owned having a carrying value on Seller Bank’s balance sheet in excess of $25,000 or take into real estate owned any property having a carrying value in excess of $15,000, provided that, notwithstanding the foregoing, Seller will use commercially reasonably efforts to sell the property identified on Schedule 5.2(p) of the Seller Disclosure Schedule; provided, further, that such sale shall not be deemed a Material Adverse Effect and shall not be considered when determining whether the existence of any other fact, event or circumstance has had or is reasonably likely to have a Material Adverse Effect.

(q)     make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, policies, orders or requests of any Governmental Entity;

(r)     make, or commit to make, any capital expenditures that in the aggregate exceed $10,000;

(s)     make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

47

(t)     make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office;

(u)     materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(v)     amend in a manner that adversely impacts in any material respect the ability to conduct its business pursuant to, terminate or allow to lapse, any material permits;

(w)     knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(x)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2;

(y)     establish or price deposits other than in the ordinary course of business consistent with Seller’s past practices, consistent with safe and sound pricing guidelines and, in no event in excess of the FDIC’s national rate cap; or

(z)     offer or establish any pricing, interest rates or terms on any category of deposits to any Related Person that is not also being offered by Seller Bank to customers on substantially the same terms and conditions or as otherwise set forth in Seller Bank’s posted or standard rate sheet used to price or establish terms on any category of deposits. “Related Person” means any “insider” as defined in Regulation O of the Federal Reserve Board and any “company” as defined in Regulation O of the Federal Reserve Board in which such an insider has any ownership interest, equity interest, or other beneficial interest of ten percent (10%) or more.

5.3     Parent Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit Parent Bank to, without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed):

(a)     amend the Parent Articles or Parent Regulations in a manner that would materially and adversely affect the former holders of Seller Common Stock following the consummation of the Merger or adversely affect the former holders of Seller Common Stock relative to other holders of Parent Common Stock following the consummation of the Merger;

48

(b)     knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(c)     take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4     Provision of Financial Statements.

For monthly periods ending during the period from the date of this Agreement to the last day of the month immediately preceding the month in which either the Effective Time occurs or this Agreement is terminated, Seller shall deliver to Parent copies of monthly unaudited balance sheets and related statements of income and changes in stockholders’ equity of Seller Bank for the month then ended (the “Updated Financial Statements”). The Updated Financial Statements shall be prepared in a manner consistent with past practices and the Seller Financial Statements. The Updated Financial Statements shall fairly and accurately present in all material respects the financial position and results of operations of Seller Bank as of their respective dates and for the periods covered thereby and the other financial information purported to be shown therein, represent bona fide transactions and have been prepared from, and are in accordance with, the books and records of Seller and Seller Bank. Seller shall deliver the Updated Financial Statements to Parent promptly once they are available. Promptly after Seller files any report on Form FR Y-9SP, Seller shall deliver a copy to Parent. Any such Form FR Y-9SP shall (i) have been prepared from, and be in accordance with, the books and records of Seller, (ii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of Seller for the respective fiscal periods or as of the respective dates therein set forth (subject to year-end adjustments normal in nature and amount), and (iii) comply, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto.

49

ARTICLE VI.  ADDITIONAL AGREEMENTS

6.1     Regulatory Matters.

(a)     Parent and Seller shall promptly prepare, no later than 45 business days after of the date of this Agreement, the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included. Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Seller shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” exemptions, permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. Seller shall, at Seller’s expense, use reasonable efforts to cause its legal counsel to issue an opinion to be filed as an exhibit to the S-4 in satisfaction of the requirements of Item 6.01(b)(8) of Regulation S-K. Parent shall allow Seller to review and comment on the S-4 prior to filing it with the SEC and Parent shall reasonably cooperate with Seller to incorporate appropriate Seller’s comments in the S-4.

(b)     The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and Seller shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, waiver requests, and filings required in order to obtain the Requisite Regulatory Approvals. Parent and Seller shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications, notices, waiver requests, and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. Parent agrees that, as to any material of Seller that is required to be included in any application, notice or other filing made by Parent, which information is reasonably identified by Seller to Parent in writing as competitively sensitive material, Parent shall request confidential treatment of such information in writing to the extent permitted by applicable law, will permit Seller to control at its expense the defense of any challenge to such confidential treatment request and will not disclose publicly any such information without Seller’s prior consent. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other parties in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give each other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

50

(c)     In furtherance and not in limitation of the foregoing, each of Parent and Seller shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, Seller and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Seller or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or on Seller and its Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”).

(d)     Parent and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice, waiver request, or application made by or on behalf of Parent, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and Seller agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Seller’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (iii) any statement, filing, notice, waiver request, or application filed with any Governmental Entities to obtain the Requisite Regulatory Approvals will contain, at the time each is filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Parent and Seller further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform each other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

51

(e)     Parent and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2     Access to Information.

(a)     Upon reasonable notice and subject to applicable laws, each of Parent and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, legal counsel, advisors and other representatives of each other party, access, during normal business hours during the period prior to the Effective Time and in a manner as to not interfere with the other party’s normal business operations, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with each other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or each other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Parent and Seller shall, and shall cause its respective Subsidiaries to, make available to each other party such information concerning its business, properties and personnel as such party may reasonably request. Parent may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity testing and monitoring, including any penetration testing, (based on a mutually-agreeable project scope) in order to confirm that Seller and Seller Bank’s security systems are free of, and not vulnerable to, security breaches and, if necessary, provide remediation and notices related thereto; provided, that any such remediation shall be agreed to by Seller and shall be performed for the benefit of Seller; provided, further, that cost of any such testing, monitoring, remediation and notices shall not be deemed a Material Adverse Effect and shall not be considered when determining whether the existence of any other fact, event or circumstance has had or is reasonably likely to have a Material Adverse Effect unless either (i) the testing and monitoring demonstrate circumstances triggering an incident response (in which case the costs of the incident response shall be borne by Seller) or (ii) the cost of remediation other than for an incident response, as reasonably determined by Seller, exceeds the amount indicated in Section 6.2(a) of the Seller Disclosure Schedule. Parent and Seller shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. Each party shall use commercially reasonable efforts to minimize any interference with each other party’s regular business operations during any such access. Neither Parent nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

52

(b)     Each of Parent and Seller shall hold all information furnished by or on behalf of any other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure Agreement between Parent and Seller (the “Confidentiality Agreement”).

(c)     No investigation by any of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of another party set forth herein, except to the extent it is shown by clear and convincing evidence that the investigating party had knowledge of the specific breach of the representation or warranty in question prior to the date of this Agreement. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)     Without limiting the generality of Section 6.2(a), after filing of the S-4 pursuant to Section 6.1(a) and filing of all necessary applications and other documentation to obtain the Requisite Regulatory Approvals, Seller shall use reasonable best efforts to provide data processing, item processing and other processing support to assist in performing all tasks reasonably required and requested by Parent to result in a successful conversion of the data and other files and records of Seller and its Subsidiaries to Parent’s production environment (the “Conversion”). The parties shall use reasonable best efforts to ensure that a successful Conversion will occur at (x) the time that is immediately following the Merger and the Bank Merger (such an election in this clause (x), a “Simultaneous Conversion Election”) or (y) such later date as may be specified by Parent, in each case, subject to any applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without limiting the generality of the foregoing, Seller shall, subject to any such applicable laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Conversion; (ii) use its commercially reasonable efforts to have Seller’s outside contractors continue to support, at Seller’s expense, both the Conversion effort and Seller’s incremental Conversion needs until the Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent, at Seller’s expense, for use in planning the Conversion; (iv) provide reasonable access to Seller’s personnel and facilities and, with the consent of its outside contractors and at Parent’s expense, its outside contractors’ personnel and facilities, to the extent necessary to enable the Conversion effort to be completed on schedule and so long as Seller is given reasonable opportunity to participate in any such discussions and is provided with all information gained from such access; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Seller or any of its Subsidiaries are bound if requested to do so by Parent to the extent permitted by such contracts; provided, that Seller shall not be required to take any action that would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Parent shall promptly reimburse Seller for any reasonable out of pocket expenses incurred in connection with the actions described in this Section 6.2(d).

53

6.3     Seller Shareholder Approval.

(a)     Subject to Section 6.10, Seller shall take, in accordance with applicable law and the Seller Articles and Seller Regulations, all action necessary to convene a meeting of its shareholders (the “Seller Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Seller Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. Subject to Section 6.10, the Board of Directors of Seller shall use its reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.

(b)     Subject to Section 6.10, Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote; provided, that Seller shall not be required to adjourn or postpone the Seller Meeting more than two times pursuant to this Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, including in accordance with Section 6.10, the Seller Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby.

54

6.4     Legal Conditions to Merger.Subject in all respects to Section 6.1 and Section 6.3 of this Agreement, each of Parent and Seller shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with each other party to obtain) any consent, authorization, order, waiver, or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5     Employees; Employee Benefit Plans.

(a)     Parent shall use its reasonable good faith efforts to minimize the impact of the Merger and the Bank Merger on employees of Seller and Seller Bank, consistent with Parent’s and Parent Bank’s plans for the operations of the business of the combined entities following the Effective Time; provided, however, that this Agreement shall not be construed to limit the ability of Parent or Parent Bank to close a branch or terminate the employment of any employee. Parent and Parent Bank will offer Seller and Seller Bank employees whose jobs are eliminated as a result of the Bank Merger the opportunity to apply for open positions within Parent and Parent Bank.

(b)     With respect to any employee benefit plans of Parent or Parent Bank in which any employees of Seller or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent or Parent Bank shall: (i) to the extent permitted by the New Plans as determined by the plan carrier(s), waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) to the extent permitted by the New Plans as determined by the plan carrier(s), and commercially practicable, provide each such employee and their eligible dependents with credit for any deductibles paid prior to the Effective Time under a Seller Benefit Plan (to the same extent that such credit was given under the analogous Seller Benefit Plan prior to the Effective Time) in satisfying any applicable deductible under any New Plans, and (iii) recognize all service of such employees with Seller and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, or (B) to any benefit plan that is a frozen plan or provides grandfathered benefits.

55

(c)     Parent or Parent Bank will pay severance as provided in this Section 6.5(c) to any person who is an employee of Seller or its Subsidiaries at the Effective Time but whose employment does not continue with Parent or its Subsidiaries after the Effective Time or whose employment is terminated within one year after the Effective Time, excluding any employee terminated for cause and any employee who declined an offer for employment with Parent or Parent Bank unless such employee (i) was offered a position that is not a similar position to his or her position with Seller or Seller Bank, (ii) was offered a position at a location more than twenty-five (25) miles from such employee’s current place of employment, or (iii) was offered a salary or hourly wage less than his or her current salary or hourly wage. As a condition to entitlement to severance pay, employees must execute appropriate release of claims and confidentiality documents. For purposes of this provision, cause means termination because of material neglect of or material refusal to perform any duty or responsibility as an employee other than as a result of sickness, accident, or similar cause beyond an employee’s reasonable control, dishonesty, commission of a crime (other than minor traffic violations), misconduct, or any other violations as stated in Parent’s or Parent Bank’s Employee Handbook. Severance under this Section 6.5(c) is one (1) week of base pay for each full year of service (including service with Seller, Parent, or a Subsidiary of either), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks of base pay. For purposes of this provision, base pay means base salary before pre-tax deductions for a salaried employee, and for an hourly employee the employee’s total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the 12 full calendar months preceding the month in which the Effective Time occurs. In addition to severance under this Section 6.5(c), Parent may pay retention or other incentive bonuses to employees of Seller or its Subsidiaries identified by Parent after consulting with Seller, as critical to data processing or other transition tasks or who are otherwise determined by Parent to be key officers or employees. Retention bonuses, if any, would be in addition to any bonus for which any former officer or employee or Seller or its Subsidiaries may be eligible as an employee of Parent or Parent Bank.

(d)     Seller shall reasonably cooperate with Parent Bank’s efforts to have certain employees of Seller Bank (previously identified to Seller in writing by Parent Bank) enter into agreements in form and substance reasonably satisfactory to Parent Bank, relating to non-competition and non-solicitation of customers and employees of Parent Bank.

(e)     Seller and Seller Bank shall take all actions as are necessary, including the adoption of Board of Directors or compensation committee resolutions or consents, to terminate Seller Bank’s 401(k) plan, effective no later than the day immediately prior to the Effective Time, with such termination to be subject to the occurrence of the Effective Time. Prior to taking any such action, Seller shall provide Parent with a copy of such resolutions or consent in connection with such plan termination, and shall consider any comments provided by Parent in good faith. Parent shall cause the 401(k) plans of Parent or its Affiliates to accept as soon as practicable rollover distributions from current and former employees of Seller and its Subsidiaries with respect to such individuals’ account balances (including loans), if elected by any such individuals.

(f)     Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates any right to continue in the employ or service of Seller, Parent, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of Seller, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any or all Seller Benefit Plans, New Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

56

6.6     Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director of Seller and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director of Seller or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Seller Indemnified Party to the fullest extent permitted by applicable law; provided that the Seller Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined upon a final adjudication by a court of competent jurisdiction that such Seller Indemnified Party is not entitled to indemnification.

(b)     For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of its Subsidiaries arising from facts or events that occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 150% of the aggregate annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, Seller shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. Seller will terminate all indemnification agreements prior to the Effective Time.

57

(c)     The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then, in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

(d)     Following the Effective Time, the obligations of the Surviving Corporation, Parent and Seller under this Section 6.6 shall not be terminated or modified in a manner so as to adversely affect any Seller Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Seller Indemnified Party.

6.7     Non-Renewal of Agreements.

Between the date hereof and the Effective Time, Parent and Seller will confer in good faith in an effort to identify (i) any agreements of Seller or Seller Bank that should be terminated as a result of the transactions contemplated by this Agreement and (ii) when and how those agreements should be terminated.

6.8     Advice of Changes.

Parent and Seller shall each promptly advise each other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.9     Board Member.

As soon as practicable following the Effective Time, Parent shall choose a current member of Seller’s Board of Directors (to be identified by the Corporate Governance/Nominating Committee of Parent’s Board of Directors) as a member of the Parent Board of Directors and of the Parent Bank Board of Directors.

58

6.10     Acquisition Proposals.

(a)     From May 11, 2019 to the date hereof, Seller has, and has caused its Representatives to, cease and cause to be terminated any activities, discussions or negotiations conducted before May 11, 2019 with any person other than Parent with respect to any Acquisition Proposal. From and after the date hereof, Seller shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to any person relating to, any Acquisition Proposal.

(b)     Notwithstanding the foregoing Section 6.10(a), in the event that, after the date hereof and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data, participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes, or is reasonably capable of becoming, a Superior Proposal, and that such action is reasonably required to comply with its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section 6.10(b), Seller shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to Seller than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller.

(c)     Seller will promptly (and in any event within two (2) business days) advise Parent of the receipt of any Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within two (2) business days) advise Parent of any related developments, discussions and negotiations, including any amendments to, or revisions of, the terms of such inquiry or Acquisition Proposal. Seller shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Seller, to enforce any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(d)     Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Requisite Shareholder Vote, Seller may accept or approve a Superior Proposal, cancel or delay the Seller Meeting, change or withdraw its recommendation of this Agreement and the Merger and/or terminate this Agreement; provided, that Seller’s Board of Directors may not do any of the foregoing unless:

(i)

the Board of Directors of Seller has concluded in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes a Superior Proposal, and that such action is reasonably required for Seller’s Board of Directors to comply with its fiduciary duties under applicable law;

59

(ii)

Seller shall have provided prior written notice to Parent at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that Seller has received a Superior Proposal, and specifying the material terms and conditions of such Superior Proposal (including the identity of the person or group making the Superior Proposal);

(iii)

during the Notice Period, Seller shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)

Seller’s Board of Directors shall have concluded in good faith (after consultation with Seller’s financial advisors and outside legal counsel) that, after considering the results of such negotiations, if any, and after giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

(e)     Other than pursuant to this Section 6.10, Seller shall not, and shall cause its Subsidiaries and their respective officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal.

(f)     As used in this Agreement:

(i)

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and its Subsidiaries or 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange or other business combination involving Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller.

60

(ii)

“Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Seller Board of Directors determines in good faith, after consultation with Seller’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, the interests of Seller Bank’s employees and customers, and community and societal considerations, would, if consummated, result in a transaction that is more favorable to the holders of Seller Common Stock than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “50% or more.”

6.11     Public Announcements.

Seller and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Seller and Parent agree to consult with each other and to obtain the advance approval of each other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12     Change of Method.

Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Parent Bank with and into Seller Bank) if and to the extent requested by Parent, and Seller agrees to enter into such amendments to this Agreement and the Bank Merger Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders or cause the Merger to no longer qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or (iv) otherwise adversely affect the holders of Seller Common Stock.

61

6.13     Restructuring Efforts.

Subject to Section 6.10, if Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement, or (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders).

6.14     Takeover Provisions.

Neither Parent nor Seller shall take any action that would cause any Takeover Provision to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Seller shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Provision now or hereafter in effect. If any Takeover Provision may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Provision on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Provision in any litigation initiated by a third party either directly or derivatively.

6.15     Exemption from Liability Under Section 16(b).

Parent shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article I and Article II and any other acquisitions of equity securities of Parent by any insiders of Seller in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16     Litigation and Claims.

Each of Parent and Seller shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Seller, as applicable, threatened against Parent, Seller or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Seller or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Seller shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Seller and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably delayed or withheld.

62

ARTICLE VII. CONDITIONS PRECEDENT

7.1     Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)     Shareholder Approval. This Agreement shall have been adopted by the shareholders of Seller by the Requisite Seller Vote.

(b)     OTC Eligibility. The Parent Common Stock that shall be issuable pursuant to this Agreement shall be eligible for quotation on the OTC Market.

(c)     Registration Exemption; Required Filing. The issuance of Parent Common Stock as contemplated hereby shall be eligible for exemption from registration under applicable “Blue Sky” laws or, if an exemption from registration is not available under any applicable “Blue Sky” law, Parent shall have made a filing under that law as is in form and substance reasonably acceptable to Parent.

(d)     S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(f)     Regulatory Approvals. (i) All regulatory authorizations, consents, orders, waivers, or approvals related to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, which shall include the approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger (except for such approvals as would not be material to the Surviving Corporation, or any other approvals the failure of which to be obtained would not reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect on the Surviving Corporation) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2     Conditions to Obligations of Parent.

The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

63

(a)     Representations and Warranties. The representations and warranties of Seller set forth (i) in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1, 3.2(b), 3.3(a) and 3.5(b) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Seller or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to the foregoing effect.

(b)     Performance of Obligations of Seller. Seller shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

(c)     Federal Tax Opinion. Parent shall have received the opinion of Dinsmore & Shohl LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, legal counsel will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

(d)     Dissenters’ Rights. The number of Dissenting Shares shall be not more than 10% of the Seller Common Stock.

7.3     Conditions to Obligations of Seller.

The obligation of Seller to effect the Merger is also subject to the satisfaction, or waiver by Seller, at or prior to the Effective Time of the following conditions:

64

(a)     Representations and Warranties. The representations and warranties of Parent set forth (i) in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)     Performance of Obligations of Parent. Parent shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)     Federal Tax Opinion. Seller shall have received the opinion of Dinsmore & Shohl LLP, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, legal counsel will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

ARTICLE VIII. TERMINATION

8.1     Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Seller:

(a)     by mutual consent of Parent and Seller in a written instrument;

65

(b)     by either Parent or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)     by either Parent or Seller if the Merger shall not have been consummated on or before April 30, 2020 (the “Termination Date”), unless the failure of the Closing to occur by the applicable termination date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)     by Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by Seller (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 and that is not cured by the earlier of the Termination Date and the date that is 30 days following written notice to Seller, or by its nature or timing cannot be cured during such period;

(e)     by Seller (provided, that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Parent, which breach or failure to be true, either individually or in the aggregate with all other breaches by Parent (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3 and that is not cured by the earlier of the Termination Date and the date that is 30 days following written notice to Parent, or by its nature or timing cannot be cured during such period;

(f)     by Parent, if (i) prior to such time as the Requisite Seller Vote is obtained, Seller or the Board of Directors of Seller (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), recommends to its shareholders an Acquisition Proposal other than the Merger, or Seller has accepted a Superior Proposal, or (B) materially breaches its obligations under Section 6.3 or 6.10; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Seller recommends that the shareholders of Seller tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days of the date such tender offer is first publicly commenced; or

66

(g)     by Seller, immediately before Seller enters into an agreement relating to a Superior Proposal in accordance with Section 6.10.

The party desiring to terminate this Agreement other than pursuant to clause (a) of this Section 8.1 shall give written notice of such termination to each other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2     Effect of Termination.

(a)     In the event of termination of this Agreement by either Parent or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.7, 4.6, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)

(i)

In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Seller or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Seller and (x) (A) thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (y) prior to the date that is six (6) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $410,240 (the “Termination Fee”).

(ii)

In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or by Seller pursuant to Section 8.1(g), then Seller shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event within three (3) business days thereafter).

67

(c)     Each of Parent and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in either a judgment against Seller or a settlement payment by Seller for the Termination Fee or any portion thereof, Seller shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2, then Seller shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which such payment was required to be made plus one percentage point (1.0%) for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Seller pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful material misconduct, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX. GENERAL PROVISIONS

9.1     Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.5, 6.6 and 6.9, and for those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2     Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after the adoption of this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

68

9.3     Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4     Expenses.

Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Seller, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the BHC Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5     Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Seller or Seller Bank, to:

Peoples Bancorp of Mt. Pleasant, Inc.

298 Union Street

Mt. Pleasant, Ohio 43939

Attention:      Gail E. Fisher

Facsimile:      (740) 769-2686

Email:           gfisher@peoplesnbmp.com

69

With a copy (which shall not constitute notice) to:

Dinsmore & Shohl LLP

191 West Nationwide Boulevard

Columbus, Ohio 43215

Attention:      Christian Gonzalez

Facsimile:      (614) 628-6890

Email:            Christian.gonzalez@dinsmore.com

And

(b) if to Parent or Parent Bank, to:

Consumers Bancorp, Inc.

614 East Lincoln Way

Minerva, Ohio 44657

Attention:      Ralph Lober

Facsimile:     (330) 868-6304

Email:            rlober@consumersbank.com

andaffiliat

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Attention:      Glenn E. Morrical

Facsimile:      (216) 592-5009

Email:            Glenn.Morrical@tuckerellis.com

9.6     Interpretation.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller means the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which national banks in Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to any other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Seller Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

70

9.7     Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means as set forth in Section 9.14), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8     Entire Agreement.

This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable principles of conflicts of law.

(b)     Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Cleveland, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

71

9.10     Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11     Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Seller Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12     Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity except with respect to matters addressed in Section 8.2(b). Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

72

9.13     Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14     Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a .pdf format data file or other image file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15     Further Assurances.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

[Signature Page Follows]

73

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CONSUMERS BANCORP, INC. By: /s/ Ralph Lober Name: Ralph Lober Title: President and Chief Executive Officer
CONSUMERS NATIONAL BANK By: /s/ Ralph Lober Name: Ralph Lober Title: President and Chief Executive Officer
PEOPLES BANCORP OF MT. PLEASANT, INC. By: /s/ Robert Hargrave Name: Robert Hargrave Title: Chief Executive Officer
THE PEOPLES NATIONAL BANK OF MOUNT PLEASANT By: /s/ Robert Hargrave Name: Robert Hargrave Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Name	Common Shares of Seller Owned
Elizabeth Walker Campbell	375
Robert C. Hargrave	130
Dale E. Featheringham	78
Dale E. & Maryann Featheringham	77
Gail E. Fisher	50
John W. Parkinson	80
James A. Petrilla	50
Lawrence T. Piergallini	234
David W. Walker	50
David W. & Barbara Walker	589

TOTAL	1,713

Exhibit A

EXHIBIT B

________ __, 2019

Consumers Bancorp, Inc.

614 East Lincoln Way

Minerva, Ohio 44657

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (this “Voting Agreement”), Consumers Bancorp, Inc. (“Parent”), Consumers National Bank (“Parent Bank”), Peoples Bancorp of Mt. Pleasant, Inc. (“Seller”), and The Peoples National Bank of Mount Pleasant (“Seller Bank”) are entering into an Agreement and Plan of Merger dated the date of this Voting Agreement (the “Merger Agreement”), whereby Seller will merge into Parent (the “Merger”) and shareholders of Seller will receive cash and Parent common shares on terms stated in the Merger Agreement, subject to the closing of the Merger. All capitalized terms used but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

In order to induce Parent to execute and deliver the Merger Agreement to Seller and Seller Bank and to proceed with the consummation of the Merger, the undersigned (hereafter referred to as “Shareholder”) is executing and delivering this Voting Agreement to Parent. If more than one person executes this Voting Agreement below as Shareholder, all references to “Shareholder” shall mean all of those persons jointly and severally.

Shareholder has reviewed the terms of the Merger and the Merger Agreement and, therefore, intending to be legally bound, Shareholder agrees and represents as follows:

(a)     As of the date of this Voting Agreement Shareholder has, and at all times during the term of this Voting Agreement will have, beneficial ownership of, and good and valid title to, [INSERT NUMBER] Seller common shares, without par value. Shareholder also has the right to acquire [INSERT NUMBER] Seller common shares. All of Shareholder’s Seller common shares are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of Shareholder’s common shares of Seller or rights, if any, to acquire Seller common shares are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting Agreement beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(b)     Except for Seller common shares and rights, if any, to acquire Seller common shares (collectively, the “Subject Securities”), in the amounts listed in paragraph (a) above, as of the date of this Voting Agreement, Shareholder does not beneficially own any (x) common shares, other equity securities, or voting securities of Seller, (y) securities of Seller convertible into or exchangeable for common shares, other equity securities, or other voting securities of Seller or (z) options or other rights to acquire any common shares, other equity securities, other voting securities, or securities convertible into or exchangeable for common shares, other equity securities, or other voting securities of Seller. The Subject Securities enumerated in paragraph (a), together with all Subject Securities Shareholder acquires during the term of this Voting Agreement (including through exercise of rights, if any, to acquire Seller common shares) are subject to the terms of this Voting Agreement.

Exhibit B

(c)     At the Seller Shareholder Meeting at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of shareholders of Seller regarding the same, Shareholder will vote or cause to be voted all common shares over which Shareholder has voting power (other than shares held in a fiduciary capacity of which Shareholder is not the beneficial owner, if any) in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement. Notwithstanding the foregoing, nothing in this Voting Agreement requires, or shall be deemed to require, Shareholder to exercise any right to acquire Seller common shares or to convert any convertible security held by the Shareholder.

(d)     During the term of this Voting Agreement, Shareholder will not voluntarily, directly or indirectly, offer, sell, transfer, pledge, encumber, or otherwise dispose of (collectively, “Transfer”) any of Shareholder’s Subject Securities (or interest therein), and Shareholder will use Shareholder’s best efforts to not permit the Transfer of any of Shareholder’s Subject Securities, except as may be permitted by paragraph (f).

(e)     Shareholder has the legal capacity to enter into this Voting Agreement. Shareholder has duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exceptions. No consent of Shareholder’s spouse (if any) is necessary under any community property or other law in order for Shareholder to enter into and perform Shareholder’s obligations under this Voting Agreement.

(f)     Notwithstanding anything herein to the contrary, Shareholder may Transfer any or all of Shareholder’s Subject Securities to Shareholder’s spouse, children, or grandchildren; provided, however, that in any such case, prior to and as a condition to the effectiveness of the Transfer, the person to whom Shareholder may Transfer the Subject Securities must execute and deliver to Parent an agreement to be bound by the terms of this Voting Agreement and such person must have the legal capacity to enter into such agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to Parent is not valid or effective and will not be honored.

Shareholder is signing this Voting Agreement solely in Shareholder’s capacity as a shareholder of Seller and, if applicable, as a holder of rights to acquire Seller common shares. Shareholder is not signing this Voting Agreement in any other capacity, such as a director or officer of Seller, or as a fiduciary holding any Subject Securities in trust (unless Shareholder is the beneficial owner of such Subject Securities). Shareholder makes no agreement in this Voting Agreement in any capacity other than in Shareholder’s capacity as a beneficial owner of Seller common shares and, if applicable, a holder of rights to acquire Seller common shares. Nothing in this Voting Agreement limits or affects any action or inaction by Shareholder or any of Shareholder’s representatives, as applicable, as a director or officer of Seller or affects the rights of any director of Seller to exercise the director’s fiduciary duties, in connection with the Merger Agreement.

Exhibit B

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Seller shareholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Parent and Shareholder entering into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that termination is without prejudice to Parent’s rights if termination is a result of Shareholder’s breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at the addresses contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

Shareholder agrees and acknowledges that Parent may be irreparably harmed by, and that there is no adequate remedy at law for, a violation of this Voting Agreement by Shareholder. Without limiting other remedies, Parent is entitled to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

This Voting Agreement may be executed and delivered (including by electronic delivery and by facsimile and e-mail transmission of a scanned signature, .pdf or image file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

Exhibit B

Very truly yours,

_____________________________

[Shareholder]

[By:    _____________________

Its:      _____________________]

Address:       _____________________

       _____________________

       _____________________

      _____________________

[Include signatures for all entities and trusts for which the same individual may sign.]

Acknowledged and Agreed:

CONSUMERS BANCORP, INC.

By:     __________________________________________

Ralph Lober,

President and Chief Executive Officer

Address:           614 East Lincoln Way

Minerva, Ohio 44657

Exhibit B

EXHIBIT C

AGREEMENT AND PLAN OF MERGER OF THE PEOPLES NATIONAL BANK OF MT. PLEASANT WITH AND INTO CONSUMERS NATIONAL BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of _________ __, 2019, is made by and between Consumers National Bank, a national bank chartered under the National Bank Act, (“Consumers Bank”) and The Peoples National Bank of Mount Pleasant, a national bank chartered under the National Bank Act (“Peoples Bank”).

ARTICLE I. WITNESSETH:

WHEREAS, Consumers Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Minerva, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Consumers Bancorp, Inc., an Ohio corporation (“Parent”), has authorized capital stock consisting of 24,000 common shares, each of $100 par value;

WHEREAS, Peoples Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Mt. Pleasant, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Peoples Bancorp of Mt. Pleasant, Inc., an Ohio corporation (“Seller”), has authorized capital stock consisting of __________________;

WHEREAS, Parent, Consumers Bank, Seller, and Peoples Bank, have entered into an Agreement and Plan of Merger, dated as of June 14, 2019 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Seller will merge with and into Parent, with Parent surviving the merger as the surviving corporation (the “Parent Merger”);

WHEREAS, contingent upon consummation of the Parent Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Peoples Bank with and into Consumers Bank, with Consumers Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the board of directors of Consumers Bank and the board of directors of Peoples Bank deem the Bank Merger desirable and in the best interests of their respective banks, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby;

 NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

Exhibit C

ARTICLE II. ARTICLE I. BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Peoples Bank shall be merged with and into Consumers Bank in accordance with the provisions of 12 U.S.C. § 215a and 12 U.S.C. § 1828(c). At the Effective Time, the separate existence of Peoples Bank shall cease, and Consumers Bank as the surviving entity (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. All rights, franchises, and interests of Peoples Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer. The Surviving Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests in every capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Peoples Bank at the time of the Bank Merger, subject to applicable provisions of 12 U.S.C. § 215a. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Peoples Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of the Surviving Bank to close, relocate or otherwise make any change regarding any such branch.

Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the effectiveness of the Parent Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03 Effective Time. In accordance with applicable law, Consumers Bank shall notify the Office of the Comptroller of the Currency (“OCC”) of the date and time that the Bank Merger is consummated (such date and time being herein referred to as the “Effective Time”), and the Bank Merger shall be effective as of the Effective Time as thereafter certified by the OCC.

Section 1.04 Articles of Association and By-laws. The national bank charter, articles of association and bylaws of Consumers Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05 Board of Directors. At the Effective Time, the board of directors of Consumers Bank shall consist of those persons serving as directors of Consumers Bank immediately prior to the Effective Time.

Section 1.06 Officers. At the Effective Time, the officers of Consumers Bank shall continue to serve in their respective capacities as officers of the Surviving Bank. The board of directors of the Surviving Bank or an appropriately authorized committee thereof may appoint certain officers of Peoples Bank selected at its sole discretion as officers of the Surviving Bank, and such officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the board of directors of the Surviving Bank or an appropriately authorized committee thereof.

Exhibit C

Section 1.07 Name and Main Office. The name of the Surviving Bank shall be “Consumers National Bank” and the main office of the Surviving Bank shall be at 614 East Lincoln Way, Minerva, Ohio 44657.

Section 1.08 Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE III. ARTICLE II. CONSIDERATION

Section 2.01 Effect on Peoples Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Peoples Bank, all shares of Peoples Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Consumers Bank Capital Stock. Each share of Consumers Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger, resulting in the Surviving Corporation having capital stock of $2,400,000 upon completion of the Bank Merger.

ARTICLE IV. ARTICLE III. COVENANTS

Section 3.01 During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V. ARTICLE IV. CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent. The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.

The approval of the OCC under 12 U.S.C. § 215a and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

Exhibit C

b.	The Parent Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.

No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d.	This Agreement shall have been ratified and confirmed by the sole shareholder of each of Consumers Bank and Peoples Bank.

ARTICLE VI. ARTICLE V. TERMINATION AND AMENDMENT

Section 5.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement.

Section 5.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VII. ARTICLE VI. GENERAL PROVISIONS

Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03 Notices. All notices and other communications between the parties in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Consumers Bank, to:

Consumers National Bank

614 East Lincoln Way

Minerva, Ohio 44657

Attention:      Ralph Lober

Facsimile:     (330) 868-6304

Exhibit C

with a copy to:

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Attention:      Glenn E. Morrical

Facsimile:     (216) 592-5009

If to Peoples Bank, to:

The Peoples National Bank of Mount Pleasant

298 Union Street

Mt. Pleasant, Ohio 43939

Attention:      Gail E. Fisher

Facsimile:      (740) 769-2686

with a copy to:

Dinsmore & Shohl LLP

191 West Nationwide Boulevard

Columbus, Ohio 43215

Attention:      Christian Gonzalez

Facsimile:     (614) 628-6890

Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Exhibit C

Section 6.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.08 shall be null and void.

[Signature Page Follows]

Exhibit C

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES NATIONAL BANK OF MOUNT PLEASANT By: _______________________________ Name: Robert Hargrave Title: Chief Executive Officer
CONSUMERS NATIONAL BANK By: _______________________________ Name: Ralph Lober Title: President and Chief Executive Officer

Exhibit C

ANNEX B

Ohio Revised Code - Section 1701.85

Dissenting shareholder’s demand for fair cash value of shares

(A)         (1)     A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2)     If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3)     Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation's shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a)     A copy of this section;

(b)     A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c)     A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4)     If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder's address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5)     If the corporation does not notify the corporation's shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder's address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6)     If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory's authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation's written request for evidence.

(7)     The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A) (4) of this section.

(8)     In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9)     If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder's demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver the certificates terminates the dissenting shareholder's rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B)     Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)         (1)     If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a)     Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b)     Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2)      For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a)     Immediately before the effective time of a merger or consolidation;

(b)     Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c)     Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)         (1)      The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a)     The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b)     The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c)     The dissenting shareholder withdraws the dissenting shareholder's demand, with the consent of the corporation by its directors;

(d)     The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2)      For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E)        From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Annex C

Boenning & Scattergood Fairness Opinion

C-1

June 14, 2019

Board of Directors

Peoples Bancorp of Mt. Pleasant, Inc.

298 Union Street

P.O. Box 217

Mount Pleasant, OH 43939

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received by the holders of shares of issued and outstanding common stock, no par value (the “Company Common Shares”), of Peoples Bancorp of Mt. Pleasant, Inc., an Ohio corporation (“Peoples”), in connection with the proposed merger (“Proposed Merger”) of Peoples with and into Consumers Bancorp, Inc., an Ohio corporation (“Consumers”), with Consumers surviving the Proposed Merger, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 14, 2019 (the “Merger Agreement”). As detailed in the Merger Agreement, each Company Common Share, issued and outstanding immediately prior to the effective time of the Proposed Merger, will be converted into, at the election of the holder thereof (subject to the cash/stock allocation provisions of the Merger Agreement), the right to receive $1,200.00 in cash or 63.1600 shares of Consumers common stock, no par value (the “Merger Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of Peoples and Consumers and reviewed certain internal financial analyses prepared by the respective management teams of Peoples and Consumers, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of Consumers, (iv) studied and analyzed the consolidated financial and operating data of Peoples and Consumers, (v) reviewed the pro forma financial impact of the Proposed Merger on Consumers, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of Peoples and Consumers, (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and communicated with certain members of each of Peoples’ and Consumers’ senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other analyses and considered such other factors as we deemed appropriate.

4 Tower Bridge  ●  200 Barr Harbor Drive  ●  West Conshohocken  ●   PA   19428-2979

phone (610) 832-1212   ●  fax (610) 832-5301  ●  www.boenninginc.com  ●  Member FINRA/SIPC

Board of Directors

Peoples Bancorp of Mt. Pleasant, Inc.

June 14, 2019

Our opinion is given in reliance on information and representations made or given by Peoples and Consumers, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of Peoples and Consumers, including, without limitation, financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning Peoples or Consumers nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective management teams of Peoples and Consumers as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Consumers or Peoples, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Peoples and Consumers, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of Peoples and Consumers as to their most likely future performance. We have further relied on the assurances of the respective management teams of Peoples and Consumers that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of Peoples and Consumers is adequate to cover such losses; we have not reviewed loans or credit files of Peoples or Consumers. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including, without limitation, the cost savings and related expenses expected to result from the Proposed Merger.

Board of Directors

Peoples Bancorp of Mt. Pleasant, Inc.

June 14, 2019

Our opinion is based upon information provided to us by the respective management teams of Peoples and Consumers, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger or the other business strategies or transactions that Peoples’ Board of Directors has considered or may be considering, nor does it address the underlying business decision of Peoples’ Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which Consumers’ securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Consumers has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of Peoples’ Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of Peoples in connection with the Proposed Merger or a recommendation to any shareholder of Peoples as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. This opinion is directed solely to Peoples's Board of Directors and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by Consumers in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Consumers, Peoples, and/or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of Consumers for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as Peoples’ financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. Peoples has also agreed to indemnify us against certain liabilities that may arise out of our engagement.

Except for the arrangements between Boenning & Scattergood, Inc. and Peoples described in the preceding paragraph, Boenning & Scattergood, Inc. has not had any material relationship with either Peoples or Consumers during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. may provide services to Consumers in the future (and to Peoples if the Proposed Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

Board of Directors

Peoples Bancorp of Mt. Pleasant, Inc.

June 14, 2019

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely, Boenning & Scattergood, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers.

Ohio Revised Code

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

2nd Amended and Restated Code of Regulations

The Registrant’s 2nd Amended and Restated Regulations (the “Consumers’ Regulations”) provides for the indemnification of each director and each officer of the Registrant and each person employed by the Registrant who serves at the written request of the Chairman, the CEO or President of the Registrant as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. In addition, under the Consumers’ Regulations, the Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

Directors and Officers Insurance

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

Item 21.          Exhibits and Financial Statements.

(a)     Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated June 14, 2019 (previously filed)

3.1	Amended and Restated Articles of Incorporation of Consumers. Reference is made to Form 10-K (File No. 033-79130) of Consumers filed September 22, 2010, which is incorporated herein by reference

3.2	2nd Amended and Restated Regulations of Consumers. Reference is made to Form 10-K (File No. 033-79130) of Consumers filed September 15, 2008, which is incorporated herein by reference

4	Form of Certificate of Common Shares. Reference is made to Form 10-KSB (File No. 033-79130) of Consumers filed September 30, 2002, which is incorporated herein by reference

Exhibit	Description

5.1	Opinion of Tucker Ellis LLP concerning the legality of the securities being registered (previously filed)

8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matters (previously filed)

10.1*

Amendment No. 3, October 3, 2016 to the Salary Continuation agreement entered into with Mr. Lober on February 11, 2011. Reference is made to Form 10-Q (File No. 033-79130) filed on February 14, 2017, which is incorporated herein by reference

10.2*	Salary Continuation agreement entered into with Mr. Dodds on November 4, 2016. Reference is made to Form 8-K of Consumers filed November 9, 2016, which is incorporated herein by reference

10.3

Lease Agreement entered into between Furey Holdings, LLC and Consumers National Bank on December 23, 2005. Reference is made to Form 10-Q (File No. 033-79130) of Consumers filed February 14, 2006, which is incorporated herein by reference

10.4*

2011 Amendment and Restatement of Salary Continuation agreement entered into with Mr. Lober on February 11, 2011. Reference is made to Form 10-Q (File No. 033-79130) of Consumers filed February 11, 2011, which is incorporated herein by reference

10.5*

Consumers Bancorp 2010 Omnibus Incentive Plan Form of Restricted Stock Award Agreement. Reference is made to Form 8-K (File No. 033-79130) of Consumers filed September 16, 2011, which is incorporated herein by reference

10.6*	Salary Continuation Agreement with Ms. Wood on December 30, 2015. Reference is made to Form 8-K of Consumers filed on December 30, 2015, which is incorporated herein by reference

10.7

First Amendment dated June 13, 2018, to Lease Agreement entered into between Furey Holdings, LLC and Consumers National Bank on December 23, 2005. Reference is made to Form 8-K (File No. 033-79130) of Consumers filed June 15, 2018, which is incorporated herein by reference

21	Subsidiaries of Consumers (incorporated by reference to the Form 10-K filed by Consumers on September 12, 2018 with the SEC)

23.1	Consent of Crowe LLP (previously filed)

23.2	Consent of Tucker Ellis LLP (previously filed as part of its opinion filed as Exhibit 5.1)

23.3	Consent of Dinsmore & Shohl LLP (previously filed as part of its opinion filed as Exhibit 8.1)

24.1	Power of Attorney (previously filed)

99.1	Form of Proxy Card to be used by the shareholders of Peoples (previously filed)

99.2	Fairness Opinion of Boenning & Scattergood (filed herewith as Annex C)

99.3	Consent of Boenning & Scattergood (filed herewith)

101	F-pages formatted in XBRL (previously filed)

*          Management contract or compensatory plan or arrangement

(b)     Financial Statement Schedules

All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes included in this registration statement.

Item 22.         Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      (1)     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)     Every prospectus that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minerva, State of Ohio, on September 4, 2019.

Consumers Bancorp, Inc.

By:	/s/ Ralph J. Lober II
Ralph J. Lober II
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to  registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ralph J. Lober II	September 4, 2019
Ralph J. Lober II, Director, President and Chief Executive Officer
(principal executive officer)

/s/ Laurie L. McClellan*	September 4, 2019
Laurie L. McClellan, Chairman of the Board of Directors

/s/ Renee K. Wood*	September 4, 2019
Renee K. Wood, Chief Financial Officer and
Treasurer (principal financial officer and principal accounting officer)

/s/ Bradley Goris*	September 4, 2019
Bradley Goris, Director

/s/ David W. Johnson*	September 4, 2019
David W. Johnson, Director

Thomas M. Kishman, Director

/s/ Frank L. Paden*	September 4, 2019
Frank L. Paden, Director

/s/ John P. Furey*	September 4, 2019
John P. Furey, Director

/s/ Richard T. Kiko, Jr.*	September 4, 2019
Richard T. Kiko, Jr., Director

/s/ Phillip R. Mueller*	September 4, 2019
Phillip R. Mueller, Director

/s/ Harry W. Schmuck, Jr.*	September 4, 2019
Harry W. Schmuck, Jr., Director

* This Registration Statement has been signed on behalf of the above officers and directors by Ralph J. Lober II, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Ralph J. Lober II